As filed with the Securities and Exchange Commission on June 29, 2001
Registration No. 333-62230

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 2
TO
FORM S-4
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

E*TRADE Group, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or other jurisdiction of incorporation or organization)	6211 (Primary Standard Industrial Classification Code Number)	94-2844166 (I.R.S. Employer Identification Number)

4500 Bohannon Drive
Menlo Park, CA 94025
(650) 331-6000
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Christos M. Cotsakos
Chairman of the Board and Chief Executive Officer
E*TRADE Group, Inc.
4500 Bohannon Drive
Menlo Park, CA 94025
(650) 331-6000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Daniel G. Kelly, Jr., Esq. Davis Polk & Wardwell 1600 El Camino Real Menlo Park, CA 94025 (650) 752-2001	Joseph J. Fox Co-Chairman of the Board of Directors and Co-Chief Executive Officer Web Street, Inc. 510 Lake Cook Road Deerfield, IL 60015 (847) 444-4700	Jeffrey R. Patt, Esq. Katten Muchin Zavis 525 West Monroe Street Suite 1600 Chicago, IL 60661-3693 (312) 902-5200

          Approximate date of commencement of proposed sale to the public:    The offer commenced on June 4, 2001, the date the prospectus and tender offer materials were first filed and distributed to stockholders.

          If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

          If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

          If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

          The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PRELIMINARY PROSPECTUS DATED JUNE 29, 2001

E*TRADE Group, Inc.

Offer to Exchange
Each Outstanding Share
of Common Stock

of

Web Street, Inc.

for

0.1864 Share of Common Stock

of

E*TRADE Group, Inc.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT,
NEW YORK CITY TIME, ON JUNE 29, 2001 UNLESS EXTENDED. SHARES
TENDERED PURSUANT TO THIS OFFER MAY BE WITHDRAWN AT ANY TIME
PRIOR TO THE EXPIRATION OF THE OFFER, BUT NOT DURING ANY
SUBSEQUENT OFFERING PERIOD.

          On May 20, 2001, we entered into an Agreement and Plan of Merger with Web Street for E*TRADE to acquire all of the outstanding shares of Web Street common stock. The members of the Web Street board of directors unanimously approved the merger agreement, determined that the offer is fair to, and in the best interests of, Web Street stockholders and recommend that Web Street stockholders accept the offer and tender their shares pursuant to the offer.

          Through Opus Acquisition Corp., our wholly owned subsidiary, we are offering to exchange 0.1864 share of E*TRADE common stock for each outstanding share of Web Street common stock that is validly tendered and not properly withdrawn.

          Our obligation to exchange E*TRADE common stock for Web Street common stock is subject to the conditions listed under “The Offer—Conditions of the Offer.” E*TRADE’s common stock is listed for trading on the New York Stock Exchange under the symbol “ET,” and Web Street’s common stock is quoted on the Nasdaq National Market under the symbol “WEBS.”

           See “Risk Factors” beginning on page 17 for a discussion of important factors that you should consider in connection with the offer.

          We are not asking you for a proxy and you are requested not to send us a proxy. Any request for proxies will be made only pursuant to separate proxy solicitation materials complying with the requirements of Section 14(a) of the Securities Exchange Act of 1934.

          Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under this prospectus or determined if this prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.

The date of this prospectus is June 29, 2001.

The information in this prospectus may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

LIST OF ANNEXES
Annex A Agreement and Plan of Merger	A-1
Annex B Stockholder Agreement	B-1
Annex C Opinion of Houlihan Smith & Company	C-1

          THIS DOCUMENT INCORPORATES IMPORTANT BUSINESS AND FINANCIAL INFORMATION ABOUT E*TRADE FROM DOCUMENTS FILED WITH THE SEC THAT HAVE NOT BEEN INCLUDED IN OR DELIVERED WITH THIS DOCUMENT. THIS INFORMATION IS AVAILABLE AT THE INTERNET WEB SITE THE SEC MAINTAINS AT HTTP://WWW.SEC.GOV, AS WELL AS FROM OTHER SOURCES. SEE “WHERE YOU CAN FIND MORE INFORMATION ABOUT E*TRADE AND WEB STREET” ON PAGE 3.

          YOU ALSO MAY REQUEST COPIES OF THESE DOCUMENTS FROM US, WITHOUT CHARGE, UPON WRITTEN OR ORAL REQUEST TO INNISFREE M&A INCORPORATED, 501 MADISON AVENUE, 20TH FLOOR, NEW YORK, NY 10022, BANKS AND BROKERS CALL COLLECT: (212) 750-5833, ALL OTHERS CALL TOLL FREE: (888) 750-5834. IN ORDER TO RECEIVE TIMELY DELIVERY OF THE DOCUMENTS, YOU MUST MAKE YOUR REQUESTS NO LATER THAN JUNE 15, 2001.

QUESTIONS AND ANSWERS ABOUT THE PROPOSED COMBINATION

Q:	What are E*TRADE and Web Street proposing?

A:
E*TRADE proposes to acquire all outstanding shares of Web Street common stock. E*TRADE has entered into a Merger Agreement with Web Street pursuant to which we are offering, through Opus Acquisition Corp., our wholly-owned subsidiary, to exchange shares of E*TRADE common stock for each outstanding share of Web Street common stock. After the offer is completed, subject to approval by the stockholders of Web Street if necessary, Opus Acquisition Corp. will merge with Web Street. As a result of the offer and the merger, Web Street will become a wholly-owned subsidiary of E*TRADE.

Q:	What would I receive in exchange for my Web Street shares?

A:	We are offering to exchange 0.1864 share of E*TRADE common stock for each outstanding share of common stock of Web Street that is validly tendered and not properly withdrawn.

Q:	How long will it take to complete the offer and merger?

A:
We hope to complete the offer at the end of the second quarter of 2001, or soon thereafter. We expect to complete the merger shortly after we complete the offer, or if stockholder approval for the merger is required, shortly after the special meeting of the stockholders to approve the merger, if we obtain the required stockholder approvals at that meeting. We must also obtain regulatory clearance prior to completion of the merger.

Q:	Do I have to pay any fees or commissions?

A:
If you are the record owner of your shares and you tender your shares in the offer, you will not incur any brokerage fees. If you own your shares through a broker or other nominee who tenders the shares on your behalf, your broker may charge you a fee for doing so. You should consult your broker or nominee to determine whether any charges will apply.

Q:	Does Web Street support the offer and the merger?

A:
Yes. The members of the Web Street board of directors determined by unanimous vote that the offer is fair to, and in the best interests of, Web Street and its stockholders, and recommend that Web Street stockholders accept the offer and tender their shares pursuant to the offer. Web Street’s board of directors has approved by unanimous vote of the directors the merger agreement, the offer and the merger. Information about the recommendation of Web Street’s board of directors is more fully set forth in Web Street’s Solicitation/Recommendation Statement on Schedule 14D-9, which is being mailed to Web Street stockholders together with this prospectus.

Q:	Has Web Street received a fairness opinion in connection with the offer and the merger?

A:
Yes. Web Street has received an opinion from Houlihan Smith & Company dated May 20, 2001, to the effect that, as of that date, the consideration to be received by Web Street stockholders pursuant to the merger agreement is fair, from a financial point of view, to the stockholders of Web Street. The opinion is included as Annex C to this prospectus.

Q:	Have any Web Street stockholders agreed to tender their shares?

A:
Yes. Joseph J. Fox and Avi Fox, the Co-Chairmen and Co-Chief Executive Officers of Web Street have agreed to tender into the offer outstanding shares representing approximately 40.7% of the outstanding common stock of Web Street as of May 20, 2001.

Q:	What percentage of E*TRADE common stock will Web Street stockholders own after the offer and the merger?

A:
If we obtain all of the shares of Web Street pursuant to the offer and the merger, former stockholders of Web Street would own approximately 1.5% of the shares of common stock of E*TRADE, based upon the number of shares of E*TRADE common stock and of Web Street common stock outstanding on May 31, 2001.

Q:	What are the conditions to the acceptance of Web Street shares in the offer?

A:	The acceptance of Web Street shares in the offer is subject to several conditions, including:

•	a majority of the outstanding Web Street shares, on a fully-diluted basis, having been validly tendered and not properly withdrawn, which we refer to as the minimum tender condition,
•	approval of the National Association of Securities Dealers in accordance with the NASD’s registration rule 1017 having been obtained,
•	the registration statement of which this prospectus is a part having been declared effective by the SEC, and
•	Web Street having not breached any covenant, representation or warranty in a material manner.

These and other conditions to the offer are discussed in this prospectus under “The Offer —Conditions of the Offer” beginning on page 68.

Q:	How do I participate in the offer?

A:	To tender your shares, you should do the following:

•
If you hold your shares in your own name, complete and sign the enclosed letter of transmittal and return it with your share certificates to American Stock Transfer & Trust Company, the exchange agent for the offer, at its address on the back cover of this prospectus.

•	If you hold your shares in “street name” through a broker, ask your broker to tender your shares.

For more information about the timing of the offer, extensions of the offer period and your rights to withdraw your shares from the offer before the expiration date, please refer to “The Offer” beginning on page 56.

Q:	Will I be taxed on the E*TRADE shares I receive?

A:
A Web Street stockholder’s receipt of E*TRADE common shares in the offer or the merger will be tax-free for United States federal income tax purposes (except for taxes resulting from the receipt of cash instead of any fraction of an E*TRADE common share). You are urged to carefully read the discussion under “The Offer—Material Federal Income Tax Consequences” beginning on page 66, and to consult your tax advisor on the consequences of participation in the offer or the merger.

Q:	Do the statements on the cover page regarding this prospectus being subject to change and the registration statement filed with the SEC not yet being effective mean that the offer has not commenced?

A:
No. The offer has commenced and change of this prospectus and effectiveness of the registration statement are not necessary for you to tender Web Street shares. The SEC rules permit exchange offers to begin before the related registration statement has become effective, and we are relying on these rules, with the goal of quickly combining E*TRADE and Web Street, subject to the SEC declaring the registration statement effective.

Q:	Is E*TRADE’s financial condition relevant to my decision to tender my shares in the offer?

A:
Yes. Shares of Web Street accepted in the offer will be exchanged for shares of E*TRADE and so you should consider our financial condition before you decide to become one of our shareowners through the offer. In considering E*TRADE’s financial condition, you should review the documents incorporated by reference in this prospectus, because they contain detailed business, financial and other information about us.

Who should I contact if I have more questions about the offer and the merger?

The Information Agent

Innisfree M&A Incorporated
501 Madison Avenue, 20th Floor
New York, NY 10022
Banks and Brokers Call Collect: (212) 750-5833
All Others Call Toll-Free: (888) 750-5834

The Exchange Agent

American Stock Transfer & Trust Company
59 Maiden Lane
New York, NY 10038
Telephone: (800) 937-5449
Facsimile: (718) 259-1144

WHERE YOU CAN FIND MORE INFORMATION
ABOUT E*TRADE AND WEB STREET

          E*TRADE and Web Street file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission under the Securities Exchange Act of 1934. You may read and copy this information at the following locations of the SEC:

Public Reference Room 450 Fifth Street, N.W. Suite 1024 Washington, D.C. 20549	North East Regional Office 7 World Trade Center Room 1300 New York, New York 10048	Midwest Regional Office 500 West Madison Street Suite 1400 Chicago, Illinois 60661-2511

          You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates.

          The SEC also maintains an Internet worldwide website that contains reports, proxy statements and other information about issuers, like E*TRADE and Web Street, who file electronically with the SEC. The address of that site is http://www.sec.gov.

          We filed a registration statement on Form S-4 to register with the SEC the E*TRADE common shares to be issued pursuant to the offer and the merger. This prospectus is a part of that registration statement. As allowed by SEC rules, this prospectus does not contain all the information you can find in the registration statement or the exhibits to the registration statement. In addition, we also filed with the SEC a statement on Schedule TO pursuant to Rule 14d-3 under the Securities Exchange Act of 1934 to furnish additional information about the offer. You may obtain copies of the Form S-4 and the Schedule TO, and any amendments to those documents, in the manner described above.

          The SEC allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information contained directly in this prospectus. This prospectus incorporates by reference the documents set forth below that we have previously filed with the SEC. These documents contain important information about us and our financial condition.

           The following documents listed below that E*TRADE has previously filed with the SEC are incorporated by reference:

Period
Annual Report on Form 10-K, as amended	Year ended September 30, 2000, as filed on November 9, 2000, as amended on November 22, 2000
Quarterly Report on Form 10-Q Transition Report	Transition Period from October 1, 2000 to December 31, 2000, as filed on February 14, 2001
Quarterly Report on Form 10-Q	Quarter ended March 31, 2001, as filed on May 15, 2001
The description of E*TRADE common stock set
     forth in E*TRADE’s registration statement on
     Form 8-A filed by E*TRADE pursuant to Section
     12 of the Securities Exchange Act of 1934,
     including any amendment or report filed for
purposes of updating the description	Filed on July 12, 1996 Amended on February 12, 2001
Current Reports on Form 8-K and amendments to those Reports	Filed on: January 19, 2001 January 23, 2001 January 25, 2001 February 12, 2001 May 21, 2001 May 22, 2001 June 15, 2001

          All documents we file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 from the date of this prospectus to the date that shares are accepted for exchange pursuant to our offer, or the date that our offer is terminated, will also be deemed to be incorporated by reference into this prospectus.

          DOCUMENTS INCORPORATED BY REFERENCE ARE AVAILABLE FROM US WITHOUT CHARGE UPON REQUEST TO OUR INFORMATION AGENT, INNISFREE M&A INCORPORATED, 501 MADISON AVENUE, 20TH FLOOR, NEW YORK, NY 10022, BANKS AND BROKERS CALL COLLECT: (212) 750-5833, ALL OTHERS CALL TOLL FREE: (888) 750-5834. IN ORDER TO ENSURE TIMELY DELIVERY, ANY REQUEST SHOULD BE SUBMITTED NO LATER THAN JUNE 15, 2001. IF YOU REQUEST ANY INCORPORATED DOCUMENTS FROM US, WE WILL MAIL THEM TO YOU BY FIRST CLASS MAIL, OR ANOTHER EQUALLY PROMPT MEANS, WITHIN ONE BUSINESS DAY AFTER WE RECEIVE YOUR REQUEST.

          We have not authorized anyone to give any information or make any representation about our offer that is different from, or in addition to, that contained in this prospectus or in any of the materials that we have incorporated by reference into this prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this document are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.

SUMMARY

          This brief summary does not contain all of the information that should be important to you. You should carefully read this entire document and the other documents to which this document refers you to fully understand the offer. See “Where You Can Find More Information About E*Trade and Web Street” on page 3.

The Offer and the Merger

          We are proposing an acquisition by E*TRADE Group, Inc. of Web Street, Inc. under which E*TRADE will acquire all outstanding shares of Web Street common stock. We are offering to exchange 0.1864 share of E*TRADE common stock for each share of Web Street common stock validly tendered and not properly withdrawn on or prior to the expiration date of the offer. The expiration date is currently June 29, 2001 but we may extend the offer as described in “The Offer—Extension, Termination and Amendment” on page 56.

          We intend, promptly after completion of the offer, to merge Opus Acquisition Corp., a wholly owned subsidiary of E*TRADE and the purchaser in the offer, with and into Web Street. Each share of Web Street common stock which has not been exchanged or accepted for exchange in the offer would be converted in the merger into the same number of E*TRADE shares being paid in the offer. E*TRADE seeks to acquire ownership of 100% of the Web Street stock through the offer and the merger.

The Companies

E*TRADE Group, Inc.
4500 Bohannon Drive
Menlo Park, CA 94025
Telephone: (650) 331-6000

          We, through our wholly-owned subsidiaries, including E*TRADE Securities, Incorporated, referred to in this prospectus as E*TRADE Securities, TIR (Holdings) Limited, referred to in this prospectus as TIR, and E*TRADE Bank, provide online financial services and have established a popular, branded destination Web site for self-directed investors. We offer financial products and services in the following three primary categories: domestic retail brokerage, banking, and global and institutional brokerage services. In addition, we provide asset gathering and other services consisting primarily of our mutual fund operations and stock option and stock purchase plan services provided to corporations. We offer automated order placement and execution, financial products and services that can be personalized, including portfolio tracking, charting and quote applications, “real-time” market commentary and analysis, news, professional research reports and other information services. Our products also include mutual funds, proprietary mutual funds, bond trading, banking, automated teller machine services, and access to participate in initial public offerings. We provide our services 24 hours a day, seven days a week by means of the Internet, touch-tone telephone (including interactive voice recognition) and direct modem access.

Opus Acquisition Corp.
c/o E*TRADE Group, Inc.
4500 Bohannon Drive
Menlo Park, CA 94025
Telephone: (650) 331-6000

          Opus Acquisition Corp. is a wholly owned subsidiary of E*TRADE. Opus Acquisition Corp. was organized on May 16, 2001 for the purpose of acquiring the Web Street shares tendered in response to our offer and merging with Web Street in the merger. It has not carried on any activities other than in connection with the merger agreement.

Web Street, Inc.
510 Lake Cook Road
Deerfield, IL 60015
Telephone: (847) 444-4700

          Web Street provides online securities brokerage services to individual investors, primarily in the United States and Europe. Through its web site, located at www.webstreet.com, Web Street’s customers can quickly execute equity, option and mutual fund trades at a low cost, and conveniently access real-time trading information, financial market data and account information. Web Street’s customers have access to personalized investment tools, including portfolio tracking; historical and intra-day stock charting; market-maker information; financial market and company news; and third-party investment research. Web Street provides these services 24 hours a day, seven days a week through the Internet. During the year ended December 31, 2000, online transactions constituted over 90% of Web Street’s transaction volume. Web Street also offers toll-free telephone access for customers who want to enter orders through a licensed broker. In addition, Web Street provides customer service 24 hours a day, seven days a week through a toll-free telephone number, 1-800-WEBTRADe, as well as online help.

Reasons for the Offer

          We believe that the offer and merger represent a compelling opportunity to enhance value for both E*TRADE and Web Street stockholders. We believe the offer and merger would achieve the following benefits:

•	help us to continue growing our customer base,

•	contribute to our profitability,

•	further expand our physical presence strategy, and

•	better position us as a provider of online financial services.

          Achieving these objectives depends on successfully integrating companies that have previously operated independently and on the other uncertainties described under “Risk Factors” on page 17.

          To review the reasons for the offer and merger in greater detail, see “The Offer—E*TRADE’s Reasons for the Offer and Merger” on page 63.

Web Street’s Recommendation

          Web Street’s board of directors has determined by unanimous vote of the directors that the offer is fair to, and in the best interests of, Web Street and its stockholders, and recommends that Web Street stockholders accept the offer and tender their shares pursuant to the offer. Web Street’s board of directors has determined by unanimous vote of the directors to approve the merger agreement, the offer and the merger. Information about the recommendation of Web Street’s board of directors is more fully set forth in Web Street’s Solicitation/Recommendation Statement on Schedule 14D-9, which is being mailed to Web Street stockholders together with this prospectus.

The Offer

          We have attached the merger agreement governing the offer and the merger as Annex A to this prospectus. We encourage you to read this agreement because it is the legal document that governs the offer and the merger.

What Web Street Stockholders Will Receive

          We are offering, upon the terms and conditions set forth in this prospectus and the related letter of transmittal, 0.1864 E*TRADE common share for each Web Street common share that is validly tendered on or prior to the expiration date of the offer and not properly withdrawn.

          Each share of Web Street common stock which has not been exchanged or accepted for exchange in the offer would be converted in the merger into the same number of E*TRADE shares being paid in the offer.

          E*TRADE will not issue any fractional common shares in connection with the offer and the merger. Web Street stockholders will instead receive cash for any E*TRADE fractional common shares owed to them.

Example:

•
If you currently own 500 Web Street common shares, after the offer and the merger you will receive 93 E*TRADE common shares and a check for the value of 20% of an E*TRADE common share, rounded to the nearest one cent. The value of the E*TRADE common shares that you receive will fluctuate as the price of an E*TRADE common share changes.

•
On May 31, 2001, the most recent practicable date prior to the filing of this document, the last sale price of E*TRADE common stock on the New York Stock Exchange was $7.50. Applying the 0.1864 exchange ratio to the E*TRADE closing price on that date, each holder of Web Street common shares would be entitled to receive E*TRADE common shares with a market value of approximately $1.40 for each Web Street share. The actual value of the E*TRADE common shares to be issued in the merger, however, will depend on the market price at that time, and may be more or less than the value given in this example. We urge you to obtain current price quotations for Web Street and E*TRADE common shares.

          The E*TRADE common shares to be issued to Web Street stockholders in the merger will be listed on the New York Stock Exchange.

Timing of the Offer

          Our offer is currently scheduled to expire on June 29, 2001, but we are obligated, with some exceptions, to extend our offer from time to time as necessary until all the conditions to the offer have been satisfied or, where permissible, waived. See “The Offer—Extension, Termination and Amendment” on page 56.

Extension, Termination and Amendment

          We expressly reserve the right, in our sole discretion, but subject to the provisions of the merger agreement, at any time or from time to time, to extend the period of time during which our offer remains open, and we can do so by giving oral or written notice of an extension to the exchange agent. We are not making any assurance that we will exercise our right to extend our offer, although we are obligated, with certain exceptions, to do so until all conditions have been satisfied or, where permissible, waived. During any extension, all Web Street shares previously tendered and not properly withdrawn will remain subject to the offer, subject to your right to properly withdraw your Web Street shares.

          Subject to the SEC’s applicable rules and regulations, we also reserve the right, in our sole discretion, at any time or from time to time prior to expiration of the offer, to terminate our offer and not accept for exchange or exchange any Web Street shares not previously accepted for exchange or exchanged, upon the failure of any of the conditions of the offer to be satisfied. We also reserve our right, but subject to the provisions of the merger agreement, to waive prior to expiration of the offer any condition (other than the condition relating to regulatory clearances and the conditions relating to the absence of an injunction and the effectiveness of the registration statement for the E*TRADE shares to be issued in our offer) or otherwise to amend the offer in any respect, by giving oral or written notice of any waiver or amendment to the exchange agent and by making a public announcement. All conditions to the offer will be satisfied or waived prior to expiration of the offer.

          We intend to request effectiveness of the registration statement filed with the SEC at least five business days before the initial expiration date of the offer, which would mean on or before Friday, June 22, 2001. If the registration statement has not been declared effective at the initial expiration of the offer, we intend to extend the offer and announce the extension via the Dow Jones News Service no later than 9:00 a.m., New York City time, on Monday July 2, 2001.

          We will follow any extension, termination, amendment or delay, as promptly as practicable, with a public announcement. Any announcement about an extension will be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date. Subject to applicable law (including Rules 14d-4(d) and 14d-6(c) under the Securities Exchange Act of 1934, which require that any material change in the information published, sent or given to the stockholders in connection with the offer be promptly sent to stockholders in a manner reasonably designed to inform stockholders of the change) and without limiting the manner in which we may choose to make any public announcement, we assume no obligation to publish, advertise or otherwise communicate the public announcement other than by making a release to the Dow Jones News Service.

Exchange of Shares; Delivery of E*TRADE Common Stock

          Upon the terms and subject to the conditions of our offer, including, if the offer is extended or amended, the terms and conditions of any extension or amendment, we will accept for exchange, and will exchange, shares validly tendered and not properly withdrawn promptly after the expiration date and promptly after they are tendered during any subsequent offering period.

Withdrawal Rights

          Your tender of Web Street shares pursuant to the offer is irrevocable, except that Web Street shares tendered pursuant to the offer may be properly withdrawn at any time prior to the expiration date, and, unless we previously accepted them for exchange pursuant to the offer, may also be properly withdrawn at any time after August 3, 2001.

Subsequent Offering Period

          We may elect to provide a subsequent offering period of three to 20 business days after the acceptance of Web Street shares pursuant to the offer if the requirements under Rule 14d-11 of the Securities Exchange Act of 1934 have been met. You will not have the right to withdraw any Web Street shares that you tender in the subsequent offering period.

Procedure for Tendering Shares

          For you to validly tender Web Street shares pursuant to our offer, either:

•
a properly completed and duly executed letter of transmittal (or manually executed facsimile of that document), along with any required signature guarantees, or an agent’s message in connection with a book-entry transfer, and any other required documents, must be transmitted to and received by the exchange agent at one of its addresses set forth on the back cover of this prospectus. In addition, certificates for tendered Web Street shares must be received by the exchange agent at one of those addresses, or those Web Street shares must be tendered pursuant to the procedures for book-entry tender, in each case before the expiration date. See the procedures for tendering shares on page 59 under “The Offer—Procedure for Tendering” for more details; or

•	you must comply with the guaranteed delivery procedures set forth in “The Offer—Guaranteed Delivery.”

Material Federal Income Tax Consequences (see page 66)

          The offer and merger have been structured as a “tax-free reorganization” for federal income tax purposes. Accordingly, holders of Web Street common shares will generally not recognize any gain or loss for federal income tax purposes on the exchange of their Web Street shares for E*TRADE common shares in the offer and merger, except for any gain or loss recognized in connection with any cash received for a fractional E*TRADE share. The companies themselves, as well as current holders of E*TRADE common shares, will not recognize gain or loss as a result of the offer and merger.

          The federal income tax consequences described above may not apply to all holders of Web Street common shares, including certain holders specifically referred to on page 66. Your tax consequences will depend on your own situation. You should consult your tax advisor to determine the particular tax consequences of the offer and merger to you.

Comparative Per Share Market Price and Dividend Information (see page 74)

          E*TRADE common shares are listed for trading on the New York Stock Exchange under the symbol “ET” and Web Street common shares are quoted on the Nasdaq National Market under the symbol “WEBS.” On May 18, 2001, the last full trading day before the public announcement of the proposed merger, the last sale price per E*TRADE common share on the NYSE was $9.20 and the last sale price per Web Street common share on the Nasdaq National Market was $0.80. On May 31, 2001, the most recent practicable date prior to the filing of this document, the last sale price per E*TRADE common share was $7.50 and the last sale price per Web Street common share was $1.33.

What E*TRADE Shareowners Will Hold After the Merger

          E*TRADE shareowners will continue to own their existing E*TRADE common shares after the merger. E*TRADE shareowners should not send in their stock certificates in connection with the merger.

Ownership of E*TRADE After the Merger

          E*TRADE will issue approximately 4,910,947 E*TRADE common shares to Web Street stockholders in the offer and merger, excluding E*TRADE common shares issuable for outstanding Web Street warrants to be assumed by E*TRADE in the merger. These E*TRADE common shares will represent approximately 1.5% of the outstanding E*TRADE common shares after the merger. This information is based on the number of E*TRADE and Web Street common shares outstanding on May 31, 2001 and does not take into account stock options or warrants of Web Street or E*TRADE.

Stockholder Vote Required After the Offer to Approve the Merger

          The merger requires the affirmative vote of at least a majority of the shares of Web Street common stock outstanding on the record date for the meeting to approve the merger, unless we have acquired 90% or more of these outstanding shares in which case the merger can be accomplished without a vote.

          If the minimum tender condition and other conditions are satisfied and we purchase the tendered Web Street shares, we will own a majority of the Web Street common stock and approval of the merger by Web Street stockholders will be assured, subject to the other conditions to the merger.

          As of the date of the merger agreement, certain stockholders of Web Street have agreed to tender 10,739,254 outstanding shares of Web Street common stock, which represented approximately 40.7% of the outstanding common stock of Web Street. See “The Merger Agreement and the Stockholder Agreement—Stockholder Agreement” on page 82.

No Appraisal or Dissenters’ Rights (see page 68)

          The offer does not entitle you to appraisal rights with respect to your Web Street shares.

          If at the end of the offer, we have received between a majority and 90% of the outstanding Web Street shares, we will effect a long form merger as permitted under Delaware law, which would require notice to and approval by Web Street stockholders. Web Street stockholders who did not tender their Web Street shares during the offer would not have appraisal rights in connection with a long form merger.

          If at the end of the offer, however, we have received 90% or more of the outstanding Web Street shares, we will effect a short form merger as permitted under Delaware law. In the event of a short form merger, stockholders who did not tender their Web Street shares would have the right under Delaware law to dissent and demand appraisal rights with respect to their Web Street shares, but only if they comply with certain statutory requirements. Dissenting stockholders who comply with the applicable statutory procedures will be entitled to receive a judicial determination of the fair value of their Web Street shares (exclusive of any element of value arising from the accomplishment or expectation of the merger) and to receive payment of this fair value in cash, together with a fair rate of interest, if any. In the event of a short form merger, information regarding these requirements will be provided to Web Street stockholders who have not tendered their Web Street shares.

Web Street Board

          The merger agreement provides that upon acceptance for payment of Web Street shares, E*TRADE will be entitled to designate a number of directors of Web Street (rounded up to the next whole number) equal to the product of the total number of directors on Web Street’s board and the percentage of outstanding shares of Web Street common stock beneficially owned by us.

Interests of Web Street’s Officers and Directors in the Merger (see page 80)

          When you consider the Web Street board’s recommendation that Web Street stockholders tender their shares in the offer, you should be aware that some Web Street directors and executive officers may have interests in the offer and the merger that may be different from, or in addition to, yours.

Accounting Treatment (see page 72)

          E*TRADE will account for the merger as a purchase for financial reporting purposes.

Regulatory Clearances (see page 70)

          Other than NASD approval for the acquisition of Web Street by E*TRADE, the SEC declaring effective of the registration statement of which this prospectus is a part and the filing of a certificate of merger under the Delaware General Corporation Law with respect to the merger, we do not believe that any additional material governmental filings are required with respect to the offer and the merger.

Conditions of the Offer (see page 68)

          We shall complete the offer only if, prior to expiration of the offer, all conditions are satisfied or, in some cases, waived, including the following:

•	a majority of the outstanding Web Street shares, on a fully-diluted basis, having been tendered and not properly withdrawn;

•	absence of any law, court order or regulatory action seeking to delay or prohibit the offer or the merger;

•	the registration statement of which this prospectus is a part having been declared effective by the SEC;

•	the shares of E*TRADE common stock to be issued in the offer and the merger having been approved for inclusion on the NYSE, subject to official notice of issuance;

•	Web Street having not breached any covenant, representation or warranty in a material manner;

•	approval of the acquisition of Web Street by the NASD;

•	all Web Street options having been exercised, cancelled or repurchased;

•	each of seven senior executives of Web Street having executed an Escrow Agreement and each of Joseph J. Fox and Avi Fox having executed a Non-Competition Agreement;

•	the waiver of any registration rights previously granted by Web Street (other than registration rights pursuant to warrants of Web Street to be assumed by E*TRADE); and

•	the merger agreement not having been terminated in accordance with its terms.

          We also reserve our right, but subject to the provisions of the merger agreement, to waive any condition (other than the condition relating to regulatory clearances and the conditions relating to the absence of an injunction and the effectiveness of the registration statement for the E*TRADE shares to be issued in our offer) or otherwise to amend the offer in any respect, by giving oral or written notice of any waiver or amendment to the exchange agent and by making a public announcement.

Escrow Agreement

          Each of Joseph Fox, Avi Fox, Joseph Barr, Stuart Cohn, William Mania, D.J. Rosenberg and Harleigh Mandel has agreed, prior to the first acceptance for exchange of shares, to enter into an escrow agreement with E*TRADE. The total escrow fund is $5 million, which will be funded out of payments otherwise due to the seven executives named above under their employment agreements. Amounts in the escrow fund will be released to the seven executives or to E*TRADE during the six months following the first acceptance for exchange of shares based on the satisfaction of certain tests involving the transition of Web Street operations in the merger, the retention of active accounts and cash remaining in Web Street after termination-related payments.

Termination of the Merger Agreement (see page 85)

          E*TRADE’s and Web Street’s boards of directors can jointly agree to terminate the merger agreement at any time prior to the first acceptance of shares of Web Street in the offer. In addition, either E*TRADE or Web Street can terminate the merger agreement if:

•	we do not consummate the offer by September 30, 2001 (a party in material breach of its obligations under the merger agreement cannot terminate it for this reason);

•	a law or court order prohibits the merger;

•
the offer has expired or been terminated in accordance with the merger agreement without our having accepted any shares of Web Street common stock pursuant to the offer (a party in material breach of its obligations under the merger agreement cannot terminate it for this reason); or

•	any representation or warranty of the other party having become inaccurate in a material manner, or the other party failing to perform a covenant.

          E*TRADE can terminate the merger agreement if, prior to acceptance of shares for exchange pursuant to the offer:

•	Web Street’s board of directors approves or recommends an acquisition proposal, as defined in the merger agreement;

•
Web Street’s board of directors withdraws, or amends or modifies in any way adverse to E*TRADE its recommendation to the Web Street stockholders that they accept the offer and approve and adopt the merger agreement and the merger;

•	Web Street fails to include its board’s recommendation in certain documents related to the offer; or

•	Web Street does not recommend rejection of a competing tender or exchange offer for 40% or more of Web Street’s shares.

Termination Fees (see page 86)

          Web Street must pay E*TRADE a termination fee of $1.35 million in cash if:

•
the merger agreement is terminated by E*TRADE, for any of the reasons described in the immediately preceding four bullet points, where Web Street’s board of directors has adversely changed its recommendation of the merger agreement proposal or has recommended an alternative transaction; or

•
the merger agreement is terminated in circumstances where the offer is not completed and Web Street enters into an agreement to be acquired by another party within 12 months of the termination of the merger agreement.

Opinion of Web Street Financial Advisor (see page 75)

          In deciding to approve the merger, Web Street’s board of directors considered the opinion of its financial advisor, Houlihan Smith & Company, Inc., to the effect that the exchange ratio is fair to the Web Street stockholders from a financial point of view.

SELECTED HISTORICAL FINANCIAL DATA

Selected Historical Financial Data of E*TRADE

          All selected historical consolidated financial data of E*TRADE contained herein should be read in conjunction with E*TRADE’s consolidated financial statements and the related notes and E*TRADE’s “Management’s Discussion and Analysis of Financial Condition and Results of Operations” that are incorporated herein by reference. On January 22, 2001, E*TRADE changed its fiscal year end from September 30 to December 31.

	Three Months Ended December 31, 2000	Years Ended September 30,
		2000	1999	1998	1997	1996
	(in thousands, except per share amounts)
Consolidated Statement Of Operations Data:
Gross revenues	$569,032	$1,973,183	$ 889,683	$482,244	$316,132	$198,824
Net revenues	$333,766	$1,368,318	$ 671,448	$361,005	$254,022	$160,369
Operating income (loss)	$ 6,909	$ (80,326)	$(149,193)	$ (7,661)	$ 28,979	$ 6,312
Gain on sale of investments	$ 3,582	$ 211,149	$ 54,093	$ —	$ —	$ —
Income (loss) before cumulative effect of accounting change and extraordinary loss(1)(2)	$ 1,436	$ 19,152	$ (54,315)	$ (402)	$ 18,311	$ 4,700
Net income (loss)	$ 1,353	$ 19,152	$ (56,769)	$ (402)	$ 18,311	$ 4,700
Income (loss) per share before cumulative effect of accounting change and extraordinary loss(1)(2):
Basic	$ 0.00	$ 0.06	$ (0.20)	$ 0.00	$ 0.12	$ 0.05
Diluted	$ 0.00	$ 0.06	$ (0.20)	$ 0.00	$ 0.11	$ 0.03
Income (loss) per share:
Basic	$ 0.00	$ 0.06	$ (0.21)	$ (0.01)	$ 0.12	$ 0.05
Diluted	$ 0.00	$ 0.06	$ (0.21)	$ (0.01)	$ 0.11	$ 0.03
Shares used in computation of per share data:
Basic	311,413	301,926	272,832	195,051	147,168	92,797
Diluted	321,430	319,336	272,832	195,051	167,818	134,781
Ratio of Earnings to Fixed Charges(3)	1.01x	1.18x	—	—	1.46x	1.14x
Deficiency of earnings to fixed charges	—	—	$ 80,651	$ 4,528	—	—

(1)
The cumulative effect of change in accounting principle resulted from the implementation by ETFC of Statement of Position 98-5, Reporting on the Cost of Start-up Activities, which requires that the cost of start-up activities be expensed as incurred rather than capitalized, with the initial application reported as the cumulative effect of a change in accounting principle. In June 1999, ETFC redeemed all of its outstanding debt. ETFC wrote off both the related premium and the remaining discount as an extraordinary loss on the early extinguishment of debt, totaling approximately $2.0 million, net of tax.

(2)
The cumulative effect of accounting change resulted from the adoption of Statement of Financial Accounting Standard (“SFAS”) No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended, on October 1, 2000. The adoption of SFAS No. 133 resulted in an $82,500 charge, net of tax, from a cumulative effect of a change in accounting principle and a $6.2 million decrease, net of tax, in shareowner’s equity in the quarter ending December 31, 2000.

(3)
The ratio of earnings to fixed charges is computed by dividing fixed charges into income (loss) before income taxes, minority interest, extraordinary items and the cumulative effect of accounting change less equity in the income (losses) of investments plus fixed charges. Fixed charges include, as applicable, interest expense, amortization of debt issuance costs and the estimated interest component of rent expense.

	December 31, 2000	September 30,
		2000	1999	1998	1997	1996
	(in thousands)
Consolidated Balance Sheet Data:
Cash and equivalents	$ 212,430	$ 175,443	$ 157,705	$ 76,409	$ 144,752	$ 46,237
Brokerage receivables— net	$ 4,639,078	$ 6,542,508	$2,982,076	$1,451,468	$ 877,004	$ 279,388
Mortgage-backed securities	$ 5,058,919	$ 4,188,553	$1,426,053	$1,012,163	$ 319,203	$ 184,743
Loans receivable—net	$ 5,039,602	$ 4,172,754	$2,154,509	$ 904,854	$ 540,704	$ 351,821
Total assets	$17,741,110	$17,317,437	$8,032,174	$4,448,140	$2,295,804	$1,076,194
Convertible subordinated notes and capital lease liability	$ 673,842	$ 676,903	$ —	$ —	$ —	$ —
Mandatorily redeemable preferred securities	$ 30,747	$ 31,531	$ 30,584	$ 38,385	$ 42,186	$ 19,586
Shareowners’ equity	$ 1,746,048	$ 1,856,833	$1,451,795	$ 853,059	$ 354,550	$ 117,979

	Three Months Ended March 31, 2001	Three Months Ended March 31, 2000
	(in thousands, except per share amounts)
Consolidated Statement of Operations Data:
Gross revenues	$550,125	$564,565
Net revenues	$329,581	$416,700
Operating income (loss)	$ 2,926	$(25,266)
Gain (loss) on sale of investments	$ (2,531)	$ 10,915
Income (loss) before extraordinary loss(1)	$ (7,166)	$(25,466)
Net income (loss)	$ (9,203)	$(25,466)
Income (loss) per share before extraordinary loss(1)
Basic	$ (0.02)	$ (0.09)
Diluted	$ (0.02)	$ (0.09)
Net Income (loss) per share:
Basic	$ (0.03)	$ (0.09)
Diluted	$ (0.03)	$ (0.09)
Shares used in computation of income (loss) per share before extraordinary loss and net income (loss) per share:
Basic	317,242	298,026
Diluted	317,242	298,026
Deficiency of Earnings to Fixed Charges	$ 17,031	$ 33,240

March 31, 2001
(in thousands)
Consolidated Balance Sheet Data:
Cash and equivalents	$ 156,094
Brokerage receivables—net	$ 4,562,003
Mortgage-backed securities	$ 3,970,223
Loans receivable—net	$ 6,345,377
Total assets	$18,415,535
Convertible subordinated notes and capital lease liability	$ 672,082
Mandatorily redeemable preferred securities	$ 30,763
Shareowners’ equity	$ 1,723,092

(1)
Extraordinary loss on the early extinguishment of debt was $2.0 million, net of tax, for the three months ended March 31, 2001, and was recorded as a result of the early redemption of $400 million of adjustable and fixed rate advances with the Federal Home Loan Bank of Atlanta.

Selected Historical Financial Data of Web Street

          The following selected historical financial data should be read in conjunction with Web Street’s financial statements, and “Information Regarding Web Street—Management’s Discussion and Analysis of Financial Condition and Results of Operations,” included elsewhere in this prospectus. The statement of operations data for the period from inception to December 31, 1997 and the balance sheet data as of December 31, 1996, December 31, 1997 and December 31, 1998, have been derived from Web Street’s audited financial statements not included herein. The statement of operations data for the years ended December 31, 1998, 1999 and 2000 and the balance sheet data as of December 31, 1999 and 2000 are derived from the audited financial statements included in this prospectus. The statement of operations data for the three month periods ended March 31, 2000 and 2001 and the balance sheet data as of March 31, 2001 are derived from Web Street’s unaudited financial statements included in this prospectus. In the opinion of Web Street’s management, such unaudited financial statements include all adjustments, consisting of only normal recurring adjustments, necessary for a fair presentation of the information when read in conjunction with the audited financial statements and notes thereto. Results for the three months ended March 31, 2001 are not necessarily indicative of the expected results for the full year.

	Year Ended December 31,				Period from September 3, 1996 (Date of Inception) to December 31, 1996	Three Months Ended March 31,
	2000	1999	1998	1997		2001	2000
	(in thousands, except per share data)					(unaudited)
Consolidated Statement of Operations Data:
Gross Revenues	$ 33,916	$25,476	$ 7,891	$ 329	$ —	$ 5,614	$13,057
Net revenues	$ 32,269	$25,472	$ 7,891	$ 329	$ —	$ 5,249	$13,055
Loss from operations	$(19,190)	$(6,763)	$(11,818)	$(3,267)	$ (116)	$ (3,948)	$(3,792)
Gain from settlement of litigation	$ 925	$ —	$ —	$ —	$ —	$ —	$ —
Net loss	$(18,265)	$(6,763)	$(11,818)	$(3,267)	$ (116)	$ (3,948)	$(3,792)
Basic and diluted net loss per common share	$ (0.71)	$ (0.32)	$ (0.71)	$ (0.25)	$ (0.01)	$ (0.15)	$ (0.15)
Shares used in computation of basic and diluted net loss per common share (thousands of shares)	25,755	21,203	16,741	12,872	12,309	25,866	25,674

	As of December 31,					As of March 31, 2001
	2000	1999	1998	1997	1996
	(in thousands)					(unaudited)
Consolidated Balance Sheet Data:
Cash and cash equivalents	$ 25,502	$39,189	$1,580	$1,272	$ 3	$13,883
Total assets	$100,961	$47,791	$4,496	$1,514	$ 3	$81,453
Total liabilities	$ 75,618	$ 4,828	$3,345	$ 412	$ —	$60,036
Redeemable common stock	$ —	$ —	$ 624	$ 278	$ —	$ —
Total stockholders’ equity	$ 25,344	$42,963	$ 527	$ 824	$ 3	$21,418

Comparative Per Share Data

          In the following table, we provide you with historical per share data and combined per share data on an unaudited pro forma basis. The pro forma information below assumes that the acquisition of Web Street and the issuance of $325 million of our 6 3 /4% convertible subordinated notes due 2008 (the “6 3 /4% Convertible Subordinated Notes”) occurred at the beginning of fiscal 2000, and that a 0.1864 share of E*TRADE common stock was issued in exchange for each share of Web Street common stock. This data should be read along with the selected historical consolidated financial data included in this prospectus and the historical consolidated financial statements of E*TRADE and the related notes thereto that are incorporated herein by reference and the financial statements of Web Street and the related notes thereto that are included elsewhere in this prospectus. The pro forma information is presented for illustrative purposes only. You should not rely on the pro forma financial information as an indication of the combined financial position or results of operations for future periods or the results that actually would have been realized had the entities been a single entity during the periods presented.

	Three Months Ended March 31, 2001	Three Months Ended December 31, 2000	Year Ended September 30, 2000
E*TRADE Historical:
Income (loss) per share before extraordinary loss—basic	$(0.02)	$ 0.00	$ 0.06
Income (loss) per share before extraordinary loss—diluted	$(0.02)	$ 0.00	$ 0.06
Income (loss) per share—basic	$(0.03)	$ 0.00	$ 0.06
Income (loss) per share—diluted	$(0.03)	$ 0.00	$ 0.06
Book value per share	$ 5.35	$ 5.59	$ 5.99

	Three Months Ended March 31, 2001	Three Months Ended December 31, 2000	Year Ended December 31, 2000
Web Street Historical:
Net loss per share—basic	$(0.15)	$(0.15)	$(0.71)
Net loss per share—diluted	$(0.15)	$(0.15)	$(0.71)
Book value per share	$ 0.83	$ 0.98	$ 0.98

	Three Months Ended March 31, 2001	Three Months Ended December 31, 2000	Fiscal Year 2000
Pro Forma Combined Income (Loss) Per Share Before Extraordinary Loss (1):
Per E*TRADE share—basic	$(0.04)	$(0.02)	$(0.04)
Per E*TRADE share—diluted	$(0.04)	$(0.02)	$(0.04)
Per equivalent Web Street share—basic (2)	$(0.01)	$(0.00)	$(0.01)
Per equivalent Web Street share—diluted (2)	$(0.01)	$(0.00)	$(0.01)

Pro Forma Combined Income (Loss) Per Share (1):
Per E*TRADE share—basic	$(0.05)	$(0.02)	$(0.04)
Per E*TRADE share—diluted	$(0.05)	$(0.02)	$(0.04)
Per equivalent Web Street share—basic (2)	$(0.01)	$(0.00)	$(0.01)
Per equivalent Web Street share—diluted (2)	$(0.01)	$(0.00)	$(0.01)

Pro Forma Combined Book Value Per Share (3):
Per E*TRADE share	$ 5.33	$ 5.59	$ 5.98
Per equivalent Web Street share	$ 0.99	$ 1.04	$ 1.11

(1)
The unaudited pro forma combined per share information combines financial information of E*TRADE for the fiscal year ended September 30, 2000 with the financial information of Web Street for the year ended December 31, 2000 and assumes the $325 million of our 6 3 /4% Convertible Subordinated Notes had been issued at the beginning of fiscal year 2000, and gives effect to interest that would have accrued on the 6 3 /4% Convertible Subordinated Notes during the periods presented. On January 22, 2001, E*TRADE changed its fiscal year end from September 30 to December 31.

(2)
The unaudited equivalent Web Street pro forma per share amounts are calculated by multiplying the E*TRADE combined pro forma per share amounts by the share exchange ratio of 0.1864 E*TRADE share for each outstanding share of Web Street Common Stock.

(3)
Historical book value per share is computed by dividing shareowners’ equity by the number of shares of common stock and the exchangeable shares outstanding at the end of each period. Pro forma book value per share is computed by dividing pro forma shareowners’ equity by the pro forma number of shares of common stock and the exchangeable shares outstanding at the end of the period less amounts attributable to preferred shareowners.

Comparative Market Price Information

          The following table sets forth the last sale prices per share of E*TRADE common stock and Web Street common stock on the NYSE and The Nasdaq National Market, respectively, on May 18, 2001, the last trading day prior to the public announcement of the proposed merger, and on May 31, 2001, the most recent date for which prices were practically available prior to printing this document. The table also sets forth the value of the E*TRADE common shares that a Web Street stockholder would have received for one Web Street common share, assuming that the merger had taken place on those dates. These numbers have been calculated by multiplying 0.1864, the exchange ratio of E*TRADE shares for each Web Street share, by the last sale price per E*TRADE common share on those dates. The actual value of the E*TRADE common shares a stockholder will receive on the date of the merger may be higher or lower than the prices set forth below.

	Last Sale Price of E*TRADE Common Stock	Last Sale Price of Web Street Common Stock	Value of E*TRADE Common Stock Received
May 18, 2001	$9.20	$ .80	$1.71
May 31, 2001	$7.50	$1.33	$1.40

          See “Comparative Per Share Market Price and Dividend Information” on page 74 for additional market price information.

RISK FACTORS

          Web Street’s stockholders should consider the following matters in deciding whether to tender their shares of common stock in the offer. You should consider these matters in connection with the other information that we have included or incorporated by reference in this prospectus.

Risks Relating to the Proposed Offer and Merger

The E*TRADE common shares to be received by Web Street stockholders in the merger will fluctuate in value

          The market price of our common shares to be issued in the offer and merger for the Web Street common shares may change as a result of changes in the business, operations or prospects of E*TRADE or Web Street, market assessments of the impact of the offer and merger or general market conditions. Our results of operations, as well as the market price of our common shares may be affected by factors different from those affecting Web Street’s results of operations, and the market price of Web Street common shares. Because the market price of our common shares fluctuates, the value of our shares to be received by Web Street stockholders will depend upon the market price of the shares at the time of the acceptance of shares in the offer and at the time of the merger. There can be no assurance as to this value. For historical and current market prices of our shares, see “Comparative Per Share Market Price and Dividend Information” on page 74. On May 31, 2001, the last practicable date prior to the filing of this document, the last sale price of our common stock on the New York Stock Exchange was $7.50. On the basis of this price, the hypothetical value of the merger consideration for each Web Street common share would be $1.40.

We may face challenges in integrating E*TRADE and Web Street and, as a result, may not realize the expected benefits of the anticipated merger

          We may not be successful in integrating E*TRADE and Web Street. Integrating our operations with Web Street will be a complex process. The integration may not be completed rapidly or achieve the anticipated benefits of the merger. In particular, our ability to retain the approximately 34,000 active customer accounts of Web Street will be a key factor in achieving the expected benefits of the transaction. The diversion of the attention of management and any difficulties encountered in the process of combining the companies could cause the disruption of, or a loss of momentum in, the activities of the combined company’s business. Further, the process of combining E*TRADE and Web Street could negatively affect employee morale and our ability to retain some key employees after the merger.

Officers and directors of Web Street have potential conflicts of interest in the merger

          Web Street stockholders should be aware of potential conflicts of interest and the benefits available to Web Street directors when considering Web Street’s board of directors’ recommendation to approve the merger. Web Street officers and directors have employment agreements and/or benefit plans that provide them with interests in the merger that are different from, or in addition to, interests of Web Street stockholders. See “Interests of Web Street Officers and Directors in the Merger” on page 80.

Forward-looking statements may prove inaccurate

          We have made forward-looking statements in this prospectus about E*TRADE, Web Street and the combined company that are subject to risks and uncertainties. Forward-looking statements include information regarding:

•	synergies

•	efficiencies

•	cost savings

•	revenue enhancements

•	product integration

•	capital productivity

•	capital spending

•	the timetable for completing the merger

•	allocation of intangibles

•	integration of operations

          The sections in this document that have forward-looking statements include “Questions and Answers About the Proposed Combination,” “Summary,” “Selected Historical Financial Data,” “The Offer—Background of the Offer,” “The Offer—Reasons for the Offer and Merger,” “Information Regarding Web Street—Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Opinion of Web Street Financial Advisor.” Our forward-looking statements are also identified by such words as “anticipates,” “believes,” “estimates,” “expects,” “intends” or similar expressions.

          The safe harbor provided by the Private Securities Litigation Reform Act of 1995 is not available for forward-looking statements made in the context of the offer. In making these statements, we believe that our expectations are based on reasonable assumptions. Yet you should understand that the following important factors (some of which are beyond E*TRADE’s and Web Street’s control), in addition to those discussed elsewhere in this prospectus and in the documents that we have incorporated by reference, could affect the future results of E*TRADE and Web Street, and of the combined company after completion of the merger. These factors could also cause the results or other outcomes to differ materially from those expressed in our forward-looking statements:

    Economic and Industry Conditions

•  materially adverse changes in economic or industry conditions generally or in the markets served by our companies

•  product and labor prices, fluctuations in exchange rates and currency values

•  capital expenditure requirements

•  volatility in the stock market

    Transaction or Commercial Factors

•  our ability to integrate the business of E*TRADE and Web Street successfully after the merger

• our ability to retain Web Street’s active customer accounts

•  the challenges inherent in diverting management’s focus and resources from other strategic opportunities and from operational matters during the integration process

Operating Factors

•  changes in operating conditions and costs

•  interest rates

•  access to capital markets

Political/Governmental Factors

•  political developments and law and regulations

•  political stability in relevant areas of the world

Competitive Factors and Technology Advances

•  the actions of competitors

•  the development and use of new technology

We will incur large depreciation and amortization expenses

          In connection with the offer and the merger, large non-cash charges may make our results of operations more difficult to interpret and may be viewed unfavorably by investors and the financial community. We expect to record identifiable intangible assets of approximately $45 million as a result of the transaction which will be amortized over an estimated life of seven years following completion of the merger.

Need for regulatory approvals may affect consummation of the merger

          We are subject to bank and broker-dealer regulation, and Web Street is subject to broker-dealer regulation. Other than NASD approval for the acquisition of Web Street by E*TRADE, the SEC declaring effectiveness of the registration statement of which this prospectus is a part and the filing of a certificate of merger under the Delaware General Corporation Law with respect to the merger, we do not believe that any additional material governmental filings are required with respect to the offer and the merger. We and Web Street will seek, where necessary, the approval of any other governmental agencies with respect to the offer and the merger. You should be aware that we may not be able to obtain required regulatory approvals in a timely manner, and this could potentially delay consummation of the offer and the merger.

Partners or customers may react unfavorably to the proposed combination

          Both E*TRADE and Web Street partner with numerous other brokerage firms to offer our and Web Street’s services to their customers, particularly in international markets. Some of these partners may feel that the combined company poses new competitive threats to their businesses and as a result may break their relationships with us or Web Street. For example, Web Street has entered into an arrangement with ConSors Discount-Broker AG which provides that Web Street, through a co-branded website, may offer its products and services to customers of ConSors. ConSors may seek to terminate this arrangement if it views the combined company, including our existing and proposed German operations, as a competitor.

          We intend to offer our products and services to the customers of Web Street whose accounts we will acquire. There can be no assurance that Web Street’s customers will have an interest in our products and services or will want to become or remain E*TRADE customers or actively use our products and services even if they remain customers.

Failure to complete the merger could negatively impact Web Street stock price and future business and operations

          If the merger is not completed for any reason, Web Street may be subject to a number of material risks, including the following:

•	Web Street may be required under limited circumstances to pay us a termination fee of up to $1,350,000;

•	the price of Web Street common stock may decline to the extent that the current market price of Web Street common stock reflects a market assumption that the merger will be completed; and

•
costs incurred by Web Street related to the merger, such as legal and accounting fees as well as a portion of the financial advisor fees that would be payable upon completion of the merger, must be paid by Web Street even if the merger is not completed.

The market price of our common stock may decline as a result of the merger

          If the benefits of the merger do not exceed the costs associated with these transactions, including the dilution to our shareowners resulting from the issuance of shares in connection with these transactions, our financial results, including earnings per share, could be adversely affected.

Risks Relating to the Nature of the Online Financial Services Business

We face competition from competitors, some of whom have significantly greater financial, technical, marketing and other resources, which could cause us to lower our prices or to lose a significant portion of our market share

          The market for financial services over the Internet is new, rapidly evolving and intensely competitive. We expect competition to continue and intensify in the future. We face direct competition from financial institutions, brokerage firms, banks, mutual fund companies, Internet portals and other organizations, including among others:

•	American Express Company

•	AOL Time Warner Inc.

•	Ameritrade, Inc.

•	Bank of America Corporation

•	Charles Schwab & Co., Inc.

•	CSFBdirect (formerly DLJ direct)

•	J.P. Morgan Chase & Co.

•	Citigroup Inc.

•	Datek Online Holdings Corporation

•	Fidelity Investments

•	FleetBoston Financial Corporation

•	Intuit Inc.

•	Merrill Lynch, Pierce, Fenner & Smith Incorporated

•	Microsoft MoneyCentral

•	Morgan Stanley Dean Witter & Co.

•	National Discount Brokers Corporation (which is owned by Deutsche Bank)

•	NetBank, Inc.

•	PaineWebber Group, Inc. (which is owned by UBS AG)

•	Salomon Smith Barney, Inc. (which is owned by Citigroup)

•	TD Waterhouse Group, Inc.

•	Wells Fargo & Company

•	WingspanBank.com (a division of First USA Bank, N.A.)

•	Yahoo! Inc.

          Many of our competitors have longer operating histories and significantly greater financial, technical, marketing and other resources than we do. In addition, many of our competitors offer a wider range of investment banking, advisory and other financial services and products than we do, and thus may be able to respond more quickly to new or changing opportunities, technologies and customer preferences and requirements. Many of our competitors also have greater name recognition and larger customer bases that could be leveraged, thereby gaining market share from us. These competitors may conduct more extensive promotional activities and offer better terms and lower prices to customers than we do, possibly even sparking a price war in the online financial services industry. Moreover, some of our competitors have established cooperative relationships among themselves or with third parties to enhance their services and products. It is possible that new competitors or alliances among existing competitors may significantly reduce our market share.

          General financial success within the financial services industry over the past several years has strengthened existing competitors and may continue to attract new competitors, such as software development companies, insurance companies and others, as such companies expand their financial product lines. Commercial banks and other financial institutions have become more competitive with our brokerage operations by offering their customers certain corporate and individual financial services traditionally provided by securities firms. The current trend toward consolidation in the commercial banking industry could further increase competition in all aspects of our business. While we cannot predict the type and extent of competitive services that commercial banks and other financial institutions ultimately may offer, we may be adversely affected by such competition. To the extent our competitors are able to attract and retain customers, our business or ability to grow could be adversely affected.

          There can be no assurance that we will be able to compete effectively with current or future competitors or that this competition will not significantly harm our business.

The security of our computers or confidential customer information transmitted over public networks could be breached, which could deter customers from using our services and significantly damage our reputation

          Because we rely heavily on electronic communications and secure transaction processing in our securities, banking and ATM businesses, we must protect our computer systems and network from physical break-ins, security breaches and other disruptions caused by unauthorized access. We must also provide for the secure transmission of confidential information over public networks. The open nature of the Internet makes protecting against these threats more difficult. Unauthorized access to our computers could jeopardize the security of information stored in and transmitted through our computer systems and network, which could harm our ability to retain or attract customers, damage our reputation and subject us to litigation and financial losses. We have in the past, and could in the future, be subject to denial of service, vandalism and other attacks on our systems. We rely on encryption and authentication technology, including cryptography technology licensed from RSA Data Security, Inc., to provide secure transmission of confidential information over public networks. Advances in computer and decryption capabilities or other developments could compromise the methods we use to protect customer transaction data, which could harm our ability to retain or attract customers. In addition, we must guard against damage by persons with authorized access to our computer systems. The security and encryption technology and the operational procedures we implement to prevent break-ins, damage and failures may be unable to prevent future disruptions of our operations. Our insurance coverage may be insufficient to cover losses that may result from these events.

As a significant portion of our revenues come from online investing services, downturns in the securities industry have harmed and could further significantly harm our business, including by reducing transaction volumes and margin borrowing and increasing our dependence on our more active customers who receive lower prices

          A significant portion of our revenues in recent years has been from online investing services, and although we continue to diversify our revenue sources we expect this business to continue to account for a significant portion of our revenues in the foreseeable future. We, like other financial services firms, are directly affected by economic and political conditions, broad trends in business and finance and changes in volume and price levels of securities and futures transactions. The U.S. securities markets are characterized by considerable fluctuation and downturns in these markets have harmed our operating results, including our transaction volume and the rate of growth of new accounts, and could continue to do so in the future. Significant downturns in the U.S. securities markets occurred in October 1987 and October 1989, and a significant downturn has been occurring since March 2000. Consequently, transaction volume has decreased industry-wide including a substantial decrease in the past quarter, and many broker-dealers, including E*TRADE Securities, have been adversely affected. The decrease in transaction volume has been more significant with respect to our less active customers, increasing our dependence on our more active Power E*TRADE customers who receive more favorable pricing based on their transaction volume. When transaction volume is low, our operating results are harmed in part because some of our overhead costs remain relatively fixed. We cannot assure you that U.S. securities markets will not continue to be volatile or that prices and transaction volumes will not continue to move downward, either of which could harm our business going forward. Some of our competitors with more diverse product and service offerings might withstand such a downturn in the securities industry better than we would. See “Risk Factors—We face competition from competitors, some of whom have significantly greater financial, technical, marketing and other resources, which could cause us to lower our prices or to lose a significant portion of our market share.”

Downturns in the securities markets increase the risk that parties to margin lending transactions with us will fail to honor their commitments and that the value of the collateral we hold in connection with those transactions will not be adequate, increasing our risk of losses from our margin lending activities

          We sometimes allow customers to purchase securities on margin, and we are therefore subject to risks inherent in extending credit. This risk is especially great when the market is rapidly declining and the value of the collateral we hold could fall below the amount of a customer’s indebtedness. Under specific regulatory guidelines, any time we borrow or lend securities, we must correspondingly disburse or receive cash deposits. If we fail to maintain adequate cash deposit levels at all times, we run the risk of loss if there are sharp changes in market values of many securities and parties to the borrowing and lending transactions fail to honor their commitments. Any such losses could harm our financial position and results of operations.

Our inability to retain and hire skilled personnel and senior management could seriously harm our ability to maintain and grow our business

          Over the past year, we hired a significant number of additional skilled personnel, including persons with experience in the computer, brokerage and banking industries, and persons with Series 7 or other broker-dealer licenses. If the number of accounts and transaction volume increases significantly over current volume, there could be a shortage of qualified and, in some cases, licensed personnel that we may then be seeking to hire which could cause a backlog in the handling of banking transactions or the processing of brokerage orders that need review, and that could harm our business, financial condition and operating results. Competition for such personnel is intense when trading volumes are high, and there can be no assurance that we will be able to retain or hire technical persons or licensed representatives in the future.

          In addition, our future success depends to a significant degree on the skills, experience and efforts of our Chief Executive Officer, President and Chief Operating Officer, Chief Financial Officer, and other key management personnel. The loss of the services of any of these individuals could compromise our ability to effectively operate our business.

If our ability to correctly process customer transactions is slowed or interrupted, we could be subject to customer litigation and our reputation could be harmed

          We process customer transactions mostly through the Internet, online service providers, touch-tone telephones and our computer systems, and we depend heavily on the integrity of the communications and computer systems supporting these transactions, including our internal software programs and computer systems. A degradation or interruption in the operation of these systems could subject us to significant customer litigation and could materially harm our reputation. Our systems or any other systems in the transaction process could slow down significantly or fail for a variety of reasons including:

•	undetected errors in software programs or computer systems,

•	our inability to effectively resolve any errors in our internal software programs or computer systems once they are detected, or

•	heavy stress placed on systems in the transaction process during certain peak trading times.

           If our systems or any other systems in the transaction process slow down or fail even for a short time, our customers could suffer delays in transaction processing, which could cause substantial customer losses and may subject us to claims for these losses or to litigation. The National Association of Securities Dealers Regulation, Inc., referred to in this prospectus as the NASDR, defines a “system failure” as a shutdown of our mission critical systems (defined as those necessary for the acceptance and execution of online securities orders) which causes the customers’ use of these systems to equal or exceed system capacity during regular market hours, or a shutdown of any system application necessary for the acceptance and execution of online securities orders for a period of 15 continuous minutes that affects 25% or more of the customers on the system from effecting securities transactions during regular market hours. We have experienced systems failures and degradation in the past. Systems failures and degradations could occur with respect to U.S. markets or foreign markets where we must implement new transaction processing infrastructures. To date, during our systems failures, we were able to take orders by telephone; however, with respect to our brokerage transactions, only associates with securities brokers’ licenses can accept telephone orders. An adequate number of such associates may not be available to take customer calls in the event of a future systems failure, and we may not be able to increase our customer service personnel and capabilities in a timely and cost-effective manner. To promote customer satisfaction and protect our brand name, we have, on certain occasions, compensated customers for verifiable losses from such failures.

Increases in prevailing and anticipated interest rates would reduce the value of E*TRADE Bank’s fixed rate investments and may decrease E*TRADE Bank’s profitability by increasing the expense of variable rate interest-bearing liabilities without a corresponding increase in income from assets bearing a fixed rate of interest

          The results of operations for E*TRADE Bank depend in large part upon the level of its net interest income, that is, the difference between interest income from interest-earning assets, such as loans and mortgage-backed securities, and interest expense on interest-bearing liabilities, such as deposits and borrowings. Changes in market interest rates (and the yield curve) could reduce the value of E*TRADE Bank’s financial assets and thereby reduce net interest income. Fixed-rate investments, mortgage-backed and related securities and mortgage loans generally decline in value as interest rates rise. Many factors cause changes in interest rates, including governmental monetary policies and domestic and international economic and political conditions.

          E*TRADE Bank attempts to mitigate this interest rate risk by using derivative contracts that are designed to offset, in whole or in part, the variability in value or cash flow of various assets or liabilities caused by changes in interest rates. There can be no assurances that these derivative contracts move either directionally or proportionately as intended. SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, which the Company adopted on October 1, 2000, requires that the hedge ineffectiveness, or the change in value of the hedged item versus the change in value of the hedging instruments, be recognized in earnings as of the reporting date. Our financial results may prove to be more volatile due to this new reporting requirement.

          If we are unsuccessful in managing the effects of changes in interest rates, our financial condition and results of operations could suffer.

E*TRADE Bank’s asset diversification to include higher yielding investments which carry a higher inherent risk of default in its portfolio may increase the risk of charge-offs which could reduce our profitability

          As E*TRADE Bank diversifies its investment portfolio through purchases of new higher yielding investment classes, we will have to manage assets that carry a higher inherent risk of default than experienced with our existing portfolio. Consequently, the level of charge-offs associated with these assets may be higher than previously experienced. If expectations of future charge-offs increase, a simultaneous increase in the amount of our loss reserves would be required. The increased level of charge-offs recorded to meet additional reserve requirements could harm the results of our operations if those higher yields do not cover the charge-offs.

We rely on a number of third parties to process our transactions, and their inability to expand their technology to meet our needs, or our inability to expand our own technology in the event of a significant increase in demand, could impair our ability to acquire new customers and otherwise grow our business

          We rely on a number of third parties to process our transactions, including online and Internet service providers, back office processing organizations, other service providers and market-makers, all of which may need to expand the scope of the operations they perform for us. Any backlog caused by a third party’s inability to expand sufficiently to meet our needs could harm our business. In addition, in the past rapid growth in the use of our services has strained our own ability to adequately expand technologically to meet increased demand.

If we are unable to quickly introduce new products and services that satisfy changing customer needs, we could lose customers and have difficulty attracting new customers

          Our future profitability depends significantly on our ability to develop and enhance our services and products. There are significant challenges to such development and enhancement, including technical risks. There can be no assurance that we will be successful in achieving any of the following:

•	effectively using new technologies,

•	adapting our services and products to meet emerging industry standards,

•	developing, introducing and marketing service and product enhancements, or

•	developing, introducing and marketing new services and products to meet customer demand.

          Additionally, these new services and products, if they are developed, may not adequately meet the requirements of the marketplace or achieve market acceptance. If we are unable to develop and introduce enhanced or new services and products quickly enough to respond to market or customer requirements, or if they do not achieve market acceptance, our business could be harmed.

If our Business Solutions Group products fail or produce inaccurate results we could be subject to litigation and our reputation may be harmed

          E*TRADE Business Solutions Group, Inc., referred to in this prospectus as BSG, provides products and services to assist companies to work effectively with their own professional legal, accounting and tax advisors to comply with the laws, regulations, and rules pertaining to equity compensation. BSG provides products and services that, by their nature, are highly technical and intricate, and that deal with issues which could result in significant accounting and tax reporting inaccuracies. If BSG’s efforts to protect itself from liability arising from product design limitations and/or potential human error prove inadequate, these inaccuracies could subject BSG to customer litigation and damage our reputation.

The size of our market and our results of operations depend heavily upon the growing acceptance of the Internet as a commercial marketplace for financial services

          Because the electronic provision of financial services is currently the most significant part of our business, sales of most of our services and products will depend on consumers continuing to adopt the Internet as a method of doing business and, in particular, as a method of obtaining financial services. Several factors could adversely affect the acceptance and growth of online commerce. For example, there can be no assurance that the Internet infrastructure will continue to be able to support the demands placed on it by growing usage. In addition, the Internet could be adversely affected by the slow development or adoption of standards and protocols to handle increased Internet activity or by increased governmental regulation. Moreover, critical Internet issues including privacy, security, reliability, cost, ease of use, accessibility and quality of service remain unresolved, which could negatively affect the growth of Internet use or commerce on the Internet.

          Even if Internet commerce grows generally, the online market for financial services could grow more slowly or even shrink in size. Adoption of online commerce for financial services by individuals who have relied upon traditional delivery channels in the past will require such individuals to accept new and different methods of conducting business. Consumers who trade with traditional brokerage firms, or even discount brokers, may be reluctant or slow to change to obtaining brokerage services over the Internet. Also, concerns about security and privacy on the Internet may hinder the growth of online investing and banking, which could harm our business.

If our international efforts are not successful, our business growth will be harmed and our resources will not have been used efficiently

          One component of our strategy is a planned increase in efforts to attract more international customers. To date, we have limited experience in providing brokerage services internationally, and E*TRADE Financial Corporation, referred to in this prospectus as ETFC, has had only limited experience providing banking services to customers outside the United States. There can be no assurance that we and/or our international licensees will be able to market our branded services and products successfully in international markets.

          In order to expand our services globally, we must comply with the regulatory controls of each specific country in which we conduct business. Our international expansion could be limited by the compliance requirements of other regulatory jurisdictions, including the European Union’s Privacy Directive regulating the use and transfer of customer data. We intend to rely primarily on local third parties and our subsidiaries for regulatory compliance in foreign jurisdictions.

          In addition, there are certain risks inherent in doing business in international markets, particularly in the heavily regulated brokerage and banking industries, such as:

•	unexpected changes in regulatory requirements and trade barriers,

•	difficulties in staffing and managing foreign operations,

•	the level of investor interest in cross-border trading,

•	authentication of online customers,

•	political instability,

•	fluctuations in currency exchange rates,

•	reduced protection for intellectual property rights in some countries,

•	seasonal reductions in business activity during the summer months in Europe and certain other parts of the world,

•	the level of adoption of the Internet in international markets, and

•	potentially adverse tax consequences.

          Any of the foregoing could harm our international operations. In addition, because some of these international markets are served through license arrangements with others, we rely upon these third parties for a variety of business and regulatory compliance matters. We have limited control over the management and direction of these third parties. We run the risk that their action or inaction could harm our operations and/or our reputation. Additionally, certain of our international licensees have the right to grant sublicenses. Generally, we have less control over sublicensees than we do over licensees. As a result, the risk to our operations and goodwill is higher.

Our failure to successfully integrate the companies that we acquire into our existing operations could harm our business

          We recently acquired ETFC, TIR, E*TRADE Access, Inc., referred to in this prospectus as E*TRADE Access, Electronic Investing Corporation, referred to in this prospectus as eInvesting, Private Accounts Inc., renamed E*TRADE Advisory Services, Inc. on January 2, 2001, E*TRADE Technologies Corporation, referred to in this prospectus as E*TRADE Technologies, Loans Direct and several of our international affiliates. We may also acquire other companies or technologies in the future, and we regularly evaluate such opportunities in the financial services and related areas. While no significant acquisition is currently probable, we are in various stages of discussion with respect to a number of possible acquisitions. The three most significant of these could, in the aggregate, involve the issuance of approximately 10-15% of our currently outstanding common shares. There can be no assurance that any of these acquisitions will occur. Acquisitions entail numerous risks, including, but not limited to:

•	difficulties in the assimilation and integration of acquired operations and products,

•	diversion of management’s attention from other business concerns,

•	failure to achieve anticipated cost savings,

•	amortization of acquired intangible assets, with the effect of reducing our reported earnings, and

•	potential loss of key associates of acquired companies.

          No assurance can be given as to our ability to integrate successfully any operations, technology, personnel, services or new businesses or products that might be acquired in the future. Failure to successfully assimilate acquired organizations could harm our business. In addition, there can be no assurance that we will realize a positive return on any of these investments.

Any failure to maintain our relationships with strategic partners or loss in value of the investments we make could harm our business

          We have established a number of strategic relationships with online and Internet service providers, as well as software and information service providers and retail companies. There can be no assurance that any such relationships will be maintained, or that if they are maintained, they will be successful or profitable. Additionally, we may not be able to develop new relationships of this type in the future.

          We also make investments, either directly or through affiliated private investment funds, in equity securities of other companies without acquiring control of those companies. There may be no public market for the securities of the companies in which we invest, and we may not be able to sell these securities at a profit, or at all.

If we fail to protect our intellectual property rights or face a claim of intellectual property infringement by a third party, we could lose our intellectual property rights, be liable for significant damages, or incur significant costs and expenses regardless of the merits of the claims against us

          Our ability to compete effectively is dependent to a significant degree on our brand and proprietary technology. We rely primarily on copyright, trade secret and trademark law to protect our technology and our brand. Effective trademark protection may not be available for our trademarks. Although we have registered the trademark “E*TRADE” in the United States and a number of other countries, and have other registered trademarks, there can be no assurance that we will be able to secure significant protection for these trademarks. Our competitors or others may adopt product or service names similar to “E*TRADE,” thereby impeding our ability to build brand identity and possibly leading to customer confusion. Our inability to adequately protect the name “E*TRADE” could harm our business. Despite any precautions we take, a third party may be able to copy or otherwise obtain and use our software or other proprietary information without authorization or to develop similar software independently. Policing unauthorized use of our technology is made especially difficult by the global nature of the Internet and difficulty in controlling the ultimate destination or security of software or other data transmitted on it. The laws of other countries may afford us little or no effective protection for our intellectual property. There can be no assurance that the steps we take will prevent misappropriation of our technology or that agreements entered into for that purpose will be enforceable. In addition, litigation may be necessary in the future to:

•	enforce our intellectual property rights,

•	protect our trade secrets,

•	determine the validity and scope of the proprietary rights of others, or

•	defend against claims of infringement or invalidity.

          Such litigation, whether successful or unsuccessful, could result in substantial costs and divert resources, either of which could harm our business.

          We have received in the past, and may receive in the future, notices of claims of infringement of other parties’ proprietary rights. There can be no assurance that claims for infringement or invalidity—or any indemnification claims based on such claims—will not be asserted or prosecuted against us. Any such claims, with or without merit, could be time consuming and costly to defend or litigate, divert our attention and resources or require us to enter into royalty or licensing agreements. There can be no assurance that such licenses would be available on reasonable terms, if at all.

Anti-Takeover provisions in our charter documents and Delaware law could prevent or delay a change in control

          Certain provisions of our certificate of incorporation and bylaws may discourage, delay or prevent a merger or acquisition that a shareowner may consider favorable. Such provisions include:

•	authorizing the issuance of “blank check” preferred stock,

•	providing for a classified board of directors with staggered, three-year terms,

•	prohibiting cumulative voting in the election of directors,

•	requiring super-majority voting to effect business combinations or certain amendments to our certificate of incorporation and bylaws,

•	limiting the persons who may call special meetings of shareowners,

•	prohibiting shareowner action by written consent, and

•	establishing advance notice requirements for nominations for election to the board of directors or for proposing matters that can be acted on by shareowners at shareowner meetings.

          Certain provisions of Delaware law and our stock incentive plans may also discourage, delay or prevent someone from acquiring or merging with us.

Risks Relating to the Regulation of our Business

If changes in government regulation favor our competition or restrict our business practices, our ability to attract customers and our profitability may suffer

          The securities industry in the United States is subject to extensive regulation under both federal and state laws. The banking industry in the United States is subject to extensive federal regulation. Broker-dealers are subject to regulations covering all aspects of the securities business, including:

•	sales methods,

•	recommendations of securities,

•	trading practices among broker-dealers,

•	execution of customers’ orders,

•	use and safekeeping of customers’ funds and securities,

•	capital structure,

•	record keeping,

•	advertising,

•	conduct of directors, officers and employees, and

•	supervision.

          Because we are a self-clearing broker-dealer, we have to comply with many additional laws and rules. These include rules relating to possession and control of customer funds and securities, margin lending and execution and settlement of transactions. Our ability to comply with these rules depends largely on the establishment and maintenance of a qualified compliance system.

          Similarly, we and ETFC, as savings and loan holding companies, and E*TRADE Bank, as a federally chartered savings bank and subsidiary of ETFC, are subject to extensive regulation, supervision and examination by the Office of Thrift Supervision, referred to in this prospectus as the OTS, and, in the case of E*TRADE Bank, the Federal Deposit Insurance Corporation, referred to in this prospectus as the FDIC. Such regulation covers all aspects of the banking business, including lending practices, safeguarding deposits, capital structure, record keeping, and conduct and qualifications of personnel.

          Because of our international presence, we are also subject to the regulatory controls of each specific country in which we conduct business.

          Because we operate in an industry subject to extensive regulation, the competitive landscape in our industry can change significantly as a result of new regulation, changes in existing regulation, or changes in the interpretation or enforcement of existing laws and rules. For example, in November 1999, the Gramm-Leach-Bliley Act was enacted into law. This act reduces the legal barriers between banking, securities and insurance companies, and will make it easier for financial holding companies to compete directly with our securities business, as well as for our competitors in the securities business to diversify their revenues and attract additional customers through entry into the banking and insurance businesses. The Gramm-Leach-Bliley Act may have a material impact on the competitive landscape that we face.

          There can be no assurance that federal, state or foreign agencies will not further regulate our business. We anticipate that we may be required to comply with record keeping, data processing and other regulatory requirements as a result of proposed federal legislation or otherwise. We may also be subject to additional regulation as the market for online commerce evolves. Because of the growth in the electronic commerce market, Congress has held hearings on whether to regulate providers of services and transactions in the electronic commerce market. As a result, federal or state authorities could enact laws, rules or regulations affecting our business or operations. We may also be subject to federal, state or foreign money transmitter laws and state and foreign sales or use tax laws. If such laws are enacted or deemed applicable to us, our business or operations could be rendered more costly or burdensome, less efficient or even impossible. Any of the foregoing could harm our business, financial condition and operating results.

If we fail to comply with applicable securities and banking regulations, we could be subject to disciplinary actions, damages, penalties or restrictions that could significantly harm our business

          The SEC, the NASDR or other self-regulatory organizations and state securities commissions can censure, fine, issue cease-and-desist orders or suspend or expel a broker-dealer or any of its officers or employees. The OTS may take similar action with respect to our banking activities. Our ability to comply with all applicable laws and rules is largely dependent on our establishment and maintenance of a system to ensure such compliance, as well as our ability to attract and retain qualified compliance personnel. Our growth has placed considerable strain on our ability to ensure such compliance. We could be subject to disciplinary or other actions due to claimed noncompliance in the future, which could harm our business.

If we do not maintain the capital levels required by regulators, we may be fined or forced out of business

          The SEC, NASDR, OTS and various other regulatory agencies have stringent rules with respect to the maintenance of specific levels of net capital by securities broker-dealers and regulatory capital by banks. Net capital is the net worth of a broker or dealer (assets minus liabilities), less deductions for certain types of assets. If a securities firm fails to maintain the required net capital it may be subject to suspension or revocation of registration by the SEC and suspension or expulsion by the NASDR, and could ultimately lead to the firm’s liquidation. In the past, our broker-dealer subsidiaries have depended largely on capital contributions by us in order to comply with net capital requirements. If such net capital rules are changed or expanded, or if there is an unusually large charge against net capital, operations that require the intensive use of capital could be limited. Such operations may include investing activities, marketing and the financing of customer account balances. Also, our ability to withdraw capital from brokerage subsidiaries could be restricted, which in turn could limit our ability to pay dividends, repay debt and redeem or purchase shares of our outstanding stock. A large operating loss or charge against net capital could adversely affect our ability to expand or even maintain our present levels of business, which could harm our business.

          The table below summarizes the minimum net capital requirements for our domestic broker-dealer subsidiaries as of March 31, 2001 (in thousands):

	Required Net Capital	Net Capital	Excess Net Capital
E*TRADE Securities Incorporated	$48,123	$414,103	$365,980
E*TRADE Institutional Securities, Inc.	$ 250	$ 2,779	$ 2,529
E*TRADE Investor Select, Inc.	$ 5	$ 230	$ 225
Marquette Securities, Inc.	$ 250	$ 795	$ 545
E*TRADE Capital Markets, Inc.	$ 174	$ 14,126	$ 13,952
E*TRADE Canada Securities Corporation	$ 56	$ 192	$ 136

          Similarly, banks, such as E*TRADE Bank, are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could harm a bank’s operations and financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, a bank must meet specific capital guidelines that involve quantitative measures of a bank’s assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. A bank’s capital amounts and classification are also subject to qualitative judgments by the regulators about the strength of components of the bank’s capital, risk weightings of assets and off-balance-sheet transactions, and other factors.

          Quantitative measures established by regulation to ensure capital adequacy require a bank to maintain minimum amounts and ratios of total and Tier 1 capital to risk-weighted assets and of Tier 1 capital to average assets. To be categorized as well capitalized, a bank must maintain minimum total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the following table.

           The table below summarizes the capital adequacy requirements for E*TRADE Bank as of March 31, 2001 (dollars in thousands):

	Actual		To Be Well Capitalized Under Prompt Corrective Action Provision
	Amount	Ratio	Amount	Ratio
Core Capital (to adjusted tangible assets)	$682,943	5.66%	>$603,741	> 5.0%
Tier 1 Capital (to risk weighted assets)	$682,943	11.57%	>$354,124	> 6.0%
Total Capital (to risk weighted assets)	$696,595	11.80%	>$590,206	>10.0%

Restrictions on the ability of or decreased willingness of third parties to make payments for order flow could reduce our profitability

          Order flow revenue is comprised of rebate income from various market makers and market centers for processing transactions through them. There can be no assurance that payments for order flow will continue to be permitted by the SEC, the NASDR or other regulatory agencies, courts or governmental units. In addition, the listed marketplaces other than Nasdaq moved from trading using fractional share prices to trading using decimals in January 2001 and the Nasdaq initiated decimalization in March 2001. With the advent of decimalization, certain market makers have announced plans to reduce payments for order flow, while others are taking a “wait and see” approach. As a majority of our order flow revenues is derived from Nasdaq listed securities, the impact of decimalization during the quarter ended March 31, 2001 has not been significant, but the impact of decimalization on future revenues cannot be accurately predicted at this time, and a general decrease in these revenues is expected. Further, there can be no assurance that we will be able to continue our present relationships and terms for payments for order flow. Loss of any or all of these revenues could harm our business.

Regulatory review of our advertising practices could hinder our ability to operate our business and result in fines and other penalties

          All marketing activities by E*TRADE Securities are regulated by the NASDR, and all marketing materials must be reviewed by an E*TRADE Securities Series 24 licensed principal prior to release. The NASDR has in the past asked us to revise certain marketing materials. We are currently the subject of a formal NASDR investigation and an informal SEC inquiry into our advertising practices. The NASDR can impose certain penalties for violations of its advertising regulations, including:

•	censures or fines,

•	suspension of all advertising,

•	the issuance of cease-and-desist orders, or

•	the suspension or expulsion of a broker-dealer or any of its officers or employees.

          In addition, the federal banking agencies impose restrictions on bank advertising of non-deposit investment products to minimize the likelihood of customer confusion.

If we were to solicit orders from our customers or make investment recommendations, we would become subject to additional regulations that could be burdensome and subject us to fines and other penalties

          We do not currently solicit orders from our customers or make investment recommendations. However, if we were to engage in such activities, we would become subject to additional rules and regulations governing, among other things, sales practices and the suitability of recommendations to customers. Compliance with these regulations could be burdensome, and, if we fail to comply, we could be subject to fines and other penalties. We are continuing to development technology, through a joint venture, that may enable us to provide financial advice for online investors in the future.

Due to the increasing popularity of the Internet, laws and regulations may be passed dealing with issues such as user privacy, pricing, content and quality of products and services and those regulations could adversely affect the growth of the online financial services industry

          As required by the Gramm-Leach-Bliley Act, the SEC and OTS have recently adopted regulations on financial privacy which will take effect in July 2001 that will require E*TRADE Securities and E*TRADE Bank to notify consumers about the circumstances in which they may share consumers’ personal information with unaffiliated third parties and to give consumers the right to prohibit such information sharing in specified circumstances. Although E*TRADE Securities and E*TRADE Bank already provide such opt-out rights in our privacy policies, the regulations will require us to modify the text and the form of presentation of our privacy policies and to incur additional expense to ensure ongoing compliance with the regulations.

          In addition, several recent reports have focused attention on the online brokerage industry. For example, the New York Attorney General investigated the online brokerage industry and issued a report in November 1999, citing consumer complaints about delays and technical difficulties in companies conducting online stock trading. SEC Commissioner Laura Unger also issued a report in November 1999 on issues raised by online brokerage, including suitability and marketing issues. Most recently, the United States General Accounting Office issued a report citing a need for better investor protection information on brokers’ Web sites and, on January 25, 2001, the SEC issued a report summarizing its findings and recommendations following an examination of broker-dealers offering online trading.

          Increased attention focused upon these issues could hurt the growth of the online financial services industry, which could, in turn, decrease the demand for our services or could otherwise harm our business.

Due to our acquisition of ETFC, we are subject to regulations that could restrict our ability to take advantage of good business opportunities and that may be burdensome to comply with

          Upon the completion of our acquisition of ETFC and its subsidiary, E*TRADE Bank, on January 12, 2000, we became subject to regulation as a savings and loan holding company. As a result, we, as well as E*TRADE Bank, are required to file periodic reports with the OTS, and are subject to examination by the OTS. The OTS also has certain types of enforcement power over ETFC and us, including the ability to issue cease-and-desist orders, up to and including forcing divestiture of E*TRADE Bank, and civil money penalties, for violating the Savings and Loan Holding Company Act. In addition, under the Graham-Leach-Bliley Act, our activities are now restricted to activities that are financial in nature and certain real estate-related activities. We may also make merchant banking investments in companies whose activities are not financial in nature, if those investments are engaged in for the purpose of appreciation and ultimate resale of the investment, and we do not manage or operate the company. Such merchant banking investments may be subject to maximum holding periods and special recordkeeping and risk management requirements.

          We believe that all of our existing activities and investments are permissible under the new legislation, but the OTS has not interpreted these provisions. Even if all of our existing activities and investments are permissible, under the new legislation we will be constrained in pursuing future new activities that are not financial in nature. We are also limited in our ability to invest in other savings and loan holding companies. These restrictions could prevent us from pursuing certain activities and transactions that could be beneficial to us.

          In addition to regulation of us and ETFC as savings and loan holding companies, federal savings banks such as E*TRADE Bank are subject to extensive regulation of their activities and investments, their capitalization, their risk management policies and procedures, and their relationship with affiliated companies. In addition, as a condition to approving our acquisition of ETFC, the OTS imposed various notice and other requirements, primarily a requirement that E*TRADE Bank obtain prior approval from the OTS of any future material changes to E*TRADE Bank’s business plan. These regulations and conditions, and our inexperience with them, could affect our ability to realize synergies from the acquisition, and could negatively affect both us and E*TRADE Bank following the acquisition and could also delay or prevent the development, introduction and marketing of new products and services.

We may incur costs to avoid investment company status and our business would suffer significant harm if we were deemed to be an investment company

          We may incur significant costs to avoid investment company status and may suffer other adverse consequences if we are deemed to be an investment company under the Investment Company Act of 1940, commonly referred to as the 1940 Act.

          A company may be deemed to be an investment company if it owns investment securities with a value exceeding 40% of its total assets, subject to certain exclusions. As a result of the sale on May 23, 2001 of $325 million principal amount of our 6 3 /4% Convertible Subordinated Notes, we will have substantial short-term investments until the net proceeds from the sale can be deployed. In addition, we and our subsidiaries have made minority equity investments in other companies that may constitute investment securities under the 1940 Act. In particular, many of our publicly-traded equity investments, which are owned directly or indirectly by us or through related venture funds, are deemed to be investment securities. Although our investment securities currently comprise less than 40% of our total assets, the value of these minority investments has fluctuated in the past, and substantial appreciation in some of these investments or a decline in our total assets may, from time to time, cause the value of our investment securities to exceed 40% of our total assets. These factors may result in us being treated as an “investment company” under the 1940 Act.

          We believe we are primarily engaged in a business other than investing, reinvesting, owning, holding, or trading securities for our account and, therefore, are not an investment company within the meaning of the 1940 Act. However, in the event that the 40% limit were to be exceeded (including through fluctuations in the value of our investment securities), we may need to reduce our investment securities as a percentage of our total assets. This reduction can be attempted in a number of ways, including the sale of investment securities and the acquisition of non-investment security assets, such as cash, cash equivalents and U.S. government securities. If we sell investment securities, we may sell them sooner than we intended. These sales may be at depressed prices and we may never realize anticipated benefits from, or may incur losses on, these investments. Some investments may not be sold due to normal contractual or legal restrictions or the inability to locate a suitable buyer. Moreover, we may incur tax liabilities if we sell these assets. We may also be unable to purchase additional investment securities that may be important to our operating strategy. If we decide to acquire non-investment security assets, we may not be able to identify and acquire suitable assets, and will likely realize a lower return on any such investments.

          If we were deemed to be an investment company, we could become subject to substantial regulation under the 1940 Act with respect to our capital structure, management, operations, affiliate transactions and other matters. As a consequence, we could be barred from engaging in business or issuing our securities as we have in the past and might be subject to civil and criminal penalties for noncompliance. In addition, some of our contracts might be voidable, and a court-appointed receiver could take control of us and liquidate our business in certain circumstances.

Risks Relating to Owning our Stock

Our historical quarterly results have fluctuated and do not reliably indicate future operating results

          We do not believe that our historical operating results should be relied upon as an indication of our future operating results. We expect to experience large fluctuations in future quarterly operating results that may be caused by many factors, including the following:

•	fluctuations in the fair market value of our equity investments in other companies, including through existing or future private investment funds managed by us,

•	existing or future private investment funds managed by us,

•	fluctuations in interest rates, which will impact our investment and loan portfolios,

•	changes in trading volume in securities markets,

•	the success of, or costs associated with, acquisitions, joint ventures or other strategic relationships,

•	changes in key personnel,

•	seasonal trends,

•	purchases and sales of securities and other assets as part of E*TRADE Bank’s portfolio restructuring efforts,

•	customer acquisition costs, which may be affected by competitive conditions in the marketplace,

•	the timing of introductions or enhancements to online financial services and products by us or our competitors,

•	market acceptance of online financial services and products,

•	domestic and international regulation of the brokerage, banking and Internet industries,

•	accounting for derivative instruments and hedging activities,

•	changes in domestic or international tax rates,

•	changes in pricing policies by us or our competitors,

•	fluctuation in foreign exchange rates, and

•	changes in the level of operating expenses to support projected growth.

          We have also experienced fluctuations in the average number of customer transactions per day. Thus, the rate of growth in customer transactions at any given time is not necessarily indicative of future transaction activity.

We have incurred losses in the past and we cannot assure you that we will be profitable

          We have a long history of incurring operating losses in each fiscal year and we may incur operating losses in the future. We incurred net losses of $402,000 in fiscal 1998 and $56.8 million in fiscal 1999. Although we achieved profitability in fiscal 2000 due in part to sales of investment securities, we cannot assure you that profitability will be sustained.

The market price of our common stock may continue to be volatile which could cause litigation against us and the inability of shareowners to resell their shares at or above the prices at which they acquire them

          Since January 1, 2000, the price per share of our common stock has ranged from a high of $15.38 to a low of $5.32. The market price of our common stock has been, and is likely to continue to be, highly volatile and subject to wide fluctuations due to various factors, many of which may be beyond our control, including:

•	quarterly variations in operating results,

•	volatility in the stock market,

•	volatility in the general economy,

•	changes in interest rates,

•	announcements of acquisitions, technological innovations or new software, services or products by us or our competitors, and

•	changes in financial estimates and recommendations by securities analysts.

          In addition, there have been large fluctuations in the prices and trading volumes of securities of many technology, Internet and financial services companies. This volatility is often unrelated or disproportionate to the operating performance of these companies. Broad market and industry factors may decrease the market price of our common stock. In the past, volatility in the market price of a company’s securities has often led to securities class action litigation. Such litigation could result in substantial costs to us and divert our attention and resources, which could harm our business. Declines in the market price of our common stock or failure of the market price to increase could also harm our ability to retain key associates, our access to capital and other aspects of our business, which also could harm our business.

We may need additional funds in the future which may not be available and which may result in dilution of the value of our common stock

          On May 23, 2001, we sold through private placement, pursuant to Rule 144A under the Securities Act, $325 million principal amount of our 6 3 /4% Convertible Subordinated Notes. In the future, we may need to raise additional funds for various purposes, including to expand our technology resources, to hire additional associates, to make acquisitions or to increase E*TRADE Bank’s total assets or deposit base. Additional financing may not be available on favorable terms, if at all. If adequate funds are not available on acceptable terms, we may be unable to fund our business growth plans. In addition, if funds are available, the result of our issuing securities could be to dilute the value of shares of our common stock and cause the market price to fall.

INFORMATION REGARDING E*TRADE

Business

E*TRADE Group, Inc., through our wholly owned subsidiaries, including E*TRADE Securities, TIR and E*TRADE Bank, is a provider of online financial services and has established a popular, branded destination Web site for self-directed investors. We offer financial products and services in the following three primary categories:

•
Domestic retail brokerage—our domestic retail brokerage products and services include fully-automated stock, option, fixed income and mutual fund order processing, online investment portfolio tracking and access to financial market news and information. As of March 31, 2001, we had 3.2 million active domestic brokerage accounts, with assets held in domestic brokerage customer accounts of $40.0 billion. Revenues from these products and services were 71% of our net revenues in the fiscal year ended September 30, 2000 and 60% of our net revenues in the quarter ended March 31, 2001.

•
Banking—through our banking operations, we provide a wide range of FDIC-insured and other banking products and services through the Internet, telephones and ATMs. As of March 31, 2001, we had 405,000 active banking accounts, with deposits in banking accounts of $6.8 billion. Revenues from these products and services were 10% of our net revenues in the fiscal year ended September 30, 2000 and 22% of our net revenues in the quarter ended March 31, 2001.

•
Global and institutional brokerage—our global brokerage products and services are similar to those of our domestic retail brokerage operations except that they are provided to foreign investors through our international subsidiaries. Our institutional brokerage products and services are provided to institutional investors as opposed to retail investors. As of March 31, 2001, we had 97,000 active global and institutional accounts, with assets held in global and institutional customer accounts of $1.1 billion. Revenues from these products and services were 13% of our net revenues in the fiscal year ended September 30, 2000 and 12% of our net revenues in the quarter ended March 31, 2001.

          In addition, we provide asset gathering and other services consisting primarily of our mutual fund operations and stock option and stock purchase plan services provided to corporations. Revenues from these asset gathering and other services were 6% of our net revenues in the fiscal year ended September 30, 2000 and in the quarter ended March 31, 2001.

          We provide our services 24 hours a day, seven days a week by means of the Internet, touch-tone telephone (including interactive voice recognition) and direct modem access.

          Our proprietary transaction-enabling brokerage system includes a wide variety of functions and services that allow customers to open and monitor investment accounts and to place orders for equity, option, mutual fund and fixed income transactions. The primary components of our transaction-enabling system include a graphical user interface, the session manager, the transaction process monitor, the data manager and the transaction processor. As our proprietary transaction-enabling system is designed and proven to be a flexible, “front-end” system, we are able to integrate it with a wide range of computing platforms used throughout the financial services industry in executing electronic commerce transactions. We believe that our proprietary technology can be adapted to provide transaction-enabling services in the financial services industry, including, but not limited to, investment banking, insurance and correspondent clearing operations.

          Our principal executive office is located 4500 Bohannon Drive, Menlo Park, California 94025. In addition, we offer retail brokerage services through subsidiaries, affiliates or licensees in 12 foreign countries: Australia, Canada, Denmark, Hong Kong, Israel, Japan, Korea, New Zealand, Norway, South Africa, Sweden and the United Kingdom. Our telephone number is (650) 331-6000. The address of our Web site is www.etrade.com.

Recent Developments

          On May 23, 2001, we sold through a private placement, pursuant to Rule 144A under the Securities Act, $325 million principal amount of our 6  3 /4% Convertible Subordinated Notes. We granted the initial purchaser of the 6 3 /4% Convertible Subordinated Notes an option to purchase an additional $50 million principal amount of 6 3 /4% Convertible Subordinated Notes, which expired unexercised in June 2001. The 6 3 /4% Convertible Subordinated Notes are convertible into our common stock at a conversion price of $10.925 per share, are non-callable until May 2004 and thereafter are callable at par, plus accrued interest plus a premium. We plan to use the net proceeds from that offering for general corporate purposes, including capital expenditures and to meet working capital needs.

          On a pro forma basis, assuming the 6 3 /4% Convertible Subordinated Notes had been issued on January 1, 2001, and giving effect to interest that would have accrued on the 6 3 /4% Convertible Subordinated Notes during the period but without giving effect to interest earned on investment of the net proceeds from the 6 3 /4% Convertible Subordinated Notes, the issuance of the 6 3 /4% Convertible Subordinated Notes would have increased E*TRADE’s reported basic and diluted net loss per share for the three months ended March 31, 2001, from $0.03 per share to $0.04 per share, and would have increased reported net loss for the three months ended March 31, 2001 from $9.2 million to $12.7 million.

INFORMATION REGARDING WEB STREET

          References in this section of the prospectus to “we”,“our” and “us” and similar references refer to Web Street, and not to E*TRADE.

Business

Overview

          We provide online securities brokerage services to individual investors, primarily in the United States and Europe. Through our web site, located at www.webstreet.com, our customers can quickly execute equity, option and mutual fund trades at a low cost, and conveniently access real-time trading information, financial market data and account information.

          Our customers can do all the following with just a few clicks of a mouse and without changing screens:

•	track stock quotes that automatically update in real time as the market moves;

•	view up-to-date news and financial market headlines from multiple sources;

•	buy and sell securities, including stocks and options;

•
buy, sell or exchange over 6,000 load and no-load mutual funds, obtain fund information, view fund performance reports from Morningstar and read complete fund prospectuses through Web Street’s online Mutual Fund SuperSite;

•	receive quick confirmation of executed trades; and

•	check securities positions and account balances that are updated in real time to reflect just-completed trades.

          Our customers have access to personalized investment tools, including portfolio tracking; historical and intra-day stock charting; market-maker information; financial market and company news; and third-party investment research from IPO.com, Morningstar Equity Research and others. We provide these services 24 hours a day, seven days a week through the Internet. We also offer toll-free telephone access for customers who want to enter orders through a licensed broker. In addition, we provide customer service 24 hours a day, seven days a week through a toll-free telephone number, 1-800-WEBTRADe, as well as online help.

          We partner with foreign brokerage firms to offer our Unified Global Brokerage Accounts. These accounts currently enable customers of these firms to trade in U.S. securities markets through translated versions of our web site, using funds that they deposit in local currencies and may convert to U.S. dollars for immediate trading. Our foreign partners market our online services and provide local customer support in their customers’ own languages. We have an agreement with ConSors Discount-Broker, a leading European online discount brokerage firm and Landsbref, Ltd., the securities house of The Bank of Iceland, and alliances with a subsidiary of Sun Hung Kai & Co. Securities Ltd., a leading brokerage firm in Hong Kong, and a subsidiary of C.B. Capitales, a leading online brokerage firm in Chile.

          We conduct all our brokerage activities through a wholly-owned subsidiary, Web Street Securities, Inc., an Illinois corporation and registered broker-dealer, which was incorporated on September 3, 1996. We were incorporated in Delaware on December 31, 1997 under the name Web Street Financial Group, Inc., which we changed to WebStreet.com, Inc. on February 9, 1999 and to Web Street, Inc. on August 11, 1999.

Our Services

          We have designed our online brokerage services to serve the needs of all types of self-directed investors, regardless of their investing style, trade frequency or level of sophistication. We provide customers 24-hour access to their accounts, financial market news and trading information through the Internet and over the telephone. Additionally, customers in certain markets can receive in-person support and service at our financial services centers. Our proprietary transaction and order routing system offers the following features:

•
Our system enables customers worldwide to trade in U.S. securities through our web site. We have established partnerships with foreign brokerage firms to offer our Unified Global Brokerage Accounts. These accounts currently enable customers of these firms to trade in U.S. securities markets through translated versions of our web site, using funds that customers deposit in local currencies and convert to U.S. dollars for immediate trading. Our foreign partners market our online services and provide local customer support in our customers’ own languages.

•
Our web site provides automatically updated market data, including stock quotes, market-maker information and financial news, in real time. Investors can track the movement of stock prices, as well as relevant corporate and market news, on individually designed watch lists. Our web site also provides account information that is updated in real time, rather than periodically or overnight, to allow our customers to better track their positions.

•
We have automated the online investment process, significantly reducing the need for human intervention to review or execute trades for our customers. As a result, over 90% of our customer orders are currently entered, processed and confirmed electronically. This allows our customers to avoid the longer trade execution time, personnel requirements, possibilities for human error and costs associated with less automated order entry and processing systems.

•
Our web site has user-friendly graphical interfaces that makes online investing easy and fast, even for investors unaccustomed to conducting transactions over the Internet. Customers have access to a variety of investment tools, including portfolio tracking, market-maker information, historic and intra-day stock charting, market and company news and investment research, all on the same page. Investors can customize user interfaces on our web site to select the market and securities watch lists, news, charts and market analyses that are most valuable to them based on their individual investment objectives.

•
We offer customers the ability to place orders with us 24 hours a day, seven days a week. We submit orders placed after market hours for execution at the next day’s market opening. Customers can trade securities through the Internet or with licensed brokers over the telephone. We also have a growing network of financial services centers that provide a physical location where clients can open new accounts, enter trades and receive personalized, face-to-face customer service.

Stock and Options Trading

          Stock and options trading constituted essentially all of our transaction volume during the year ended December 31, 2000. Customers can place orders directly to buy and sell Nasdaq and U.S. exchange-listed securities, as well as equity and index options, through our automated order processing system. We support a range of order types, including market orders, good-till-canceled or day orders, stop orders, limit orders and short sales. We electronically review the parameters of an order, together with our customer’s buying power positions held, prior to approving and executing an order. All exchange-listed market orders, subject to certain size limitations, are executed at the National Best Bid/Offer (“NBBO”) or better as soon as possible after they are routed to the market-maker or exchange. The NBBO is a dynamically updated representation of the combined highest bid and lowest offer quoted across all U.S. stock exchanges and market-makers registered in a specific security. All Nasdaq market orders, subject to certain size limitations, are executed at the Best Bid/Offer (Inside Market) or better as soon as possible after they are routed to the market-maker in a given security. The Best Bid/Offer (Inside Market) is equivalent to NBBO, but only relates to Nasdaq stocks.

          We offer competitive commissions on trades of listed and Nasdaq securities, as well as equity and index options. Our commissions on equities are currently $14.95 per Internet trade and $24.95 per trade executed by telephone through a registered representative. On equity and index option trades, we charge $14.95 and $24.95 per trade, plus $1.75 per contract for Internet and broker-assisted trades, respectively. We currently offer commission-free trades on over-the-counter market orders of 1,000 or more shares for stocks priced at over $2.00 per share.

Mutual Funds

          Our online Mutual Fund SuperSite enables our customers to analyze, compare and trade online over 6,000 load and no-load mutual funds in over 225 fund families. On our web site, customers can:

•	search the mutual funds Web Street offers by name and criteria, such as fund category, fees, performance, risk and rankings;

•	view fund performance reports from Morningstar that provide comprehensive fund information, including returns, investment objectives, fees, holdings and analysis;

•	read the prospectuses for mutual funds in which they are interested and enter orders to purchase or sell an existing position; and

•	automatically re-invest dividends and capital gains from particular mutual funds.

          Our customers can also obtain information regarding, and execute trades of, these mutual funds by contacting one of our licensed brokers on the telephone. We do not currently charge our customers commissions on the purchase, sale or exchange of mutual funds in transactions of $500 or more on our SuperSite.

Cash Management Services

          Our Global Asset Manager account provides our customers with tools needed to organize their finances—investing, interest checking and bill payment—in one account. Our Global Asset Manager provides free unlimited check writing, online account access, a Gold MasterMoney TM debit/ATM card and consolidated account statements.

Margin Accounts

          Our customers are able to maintain margin accounts with us. In an account authorized for margin trading, we can lend our customers a portion of the purchase price of certain securities up to the limit imposed by the Federal Reserve Board of Governors under Regulation T. We may, at our discretion, establish higher margin requirements for volatile stocks. Margin loans are collateralized by the securities in customers’ accounts. Customers may also sell securities short (i.e., without owning them) in their margin accounts, subject to minimum equity and applicable margin requirements and the availability of the securities to be borrowed and delivered. We are exposed to risk of loss on loans to our customers secured by securities in our customers’ accounts should our customers’ securities decline in value. In accordance with rules issued by the National Association of Securities Dealers (the “NASD”), we require our customers to deposit additional securities or cash into their accounts in the event of a decline in the market value of the securities in their margin accounts so that at all times those customers’ equity in their accounts is at least 25% of the value of the securities in those accounts. Our internal requirement, however, is that our customers maintain equity in their margin accounts of no less than 35%. Similarly, we are exposed to risk of loss related to our customers’ short sales in their margin accounts should the securities sold increase in value prior to our customers’ acquiring them and delivering them to us.

Market Data and Financial Information

          We continuously receive from content providers direct feeds of detailed stock quote data during trading hours and market information and news throughout the day. Customers can create their own personal lists of stocks and options for quick access to this current price information and other company information and news 24 hours a day. We provide our customers access from one screen to all the following information:

•
research and industry graphical reports of fundamental investment information for approximately 7,000 companies and 100 industries, including company overviews, market trends, earnings estimates, price-to-earnings ranges, stock price charts and industry comparisons from Morningstar;

•
real-time static stock quotes and expanded quotes that provide more detailed information about a security, including trading volume, 52-week highs and lows, earnings per share and time and size of last sale;

•	up to 10 customized watch lists of 10 securities each and real-time world financial news relating to these securities from Reuters News Service, PRNewswire and Business Wire;

•	summaries of composite indices, including those for the major U.S. exchanges, Nasdaq and S&P 500 and market look tables;

•	initial public offering filing and pricing data from IPO.com, provided by Reuters Reality Online;

•	indices and key news items for over 20 major global financial markets; and

•	information about mutual funds, searchable by specific desired criteria.

Specialized Products for Active Traders

          Our One Click Trading software provides a stand-alone platform that allows our customers to trade directly from their customized watchlists with a single click of a mouse. With One Click Trading, our customers receive streaming real-time quotes, day trading buying power, time and sales, and multiple Nasdaq Level II quotes.

          Our Web Street Direct TM software enables our clients to directly route their orders to the major electronic communications networks, market makers or exchange floor of their choice. The advanced features of our direct access offering include real-time customizable watchlists, multiple Level II screens, time and sales reporting, sophisticated charting and alerts, and separate windows for managing trades and accounts. Web Street Direct TM is made available via a licensing agreement with Virtual Transaction Systems, Inc.,

Portfolio Tracking and Records Management

          Our customers can use our Trade History Download function to download a year’s worth of trade activity into a spreadsheet, text file, or personal financial management file for use in popular personal financial management programs such as Quicken or Microsoft Money. Customers also have online access to a complete listing of all their account activity during the preceding 60 days, including transaction data on the date of purchase, cost basis, current price, current market value and margin balances. Detailed account balance and transaction information includes money market balances, buying power, net market portfolio value, dividends, commissions paid, trade dates, settlement dates, deposits and withdrawals. Brokerage history includes a detailed status of all orders placed by a customer, including whether any order is pending or open or has been executed or canceled. Our customers can obtain historical account, transaction and brokerage information that is more than 60 days old upon request.

Private Client Group

          Our private client group, Web Street Elite, offers premium service to our largest and most active accounts. Customers who have at least $250,000 in equity in their accounts or trade 15 times or more per month receive free unlimited streaming real-time quotes, Nasdaq Level-2 market-maker information and the ability to reach us on a dedicated toll-free telephone line between 9:00 a.m. and 5:00 p.m., Eastern Time.

Web Street University

          Our customer education product, Web Street University, offers free online classes ranging from introductory tutorials aimed at educating newer investors to more advanced courses for those seeking to maximize their online investing experience.

Other Financial Services

          Our services currently include lending and insurance offerings. We partner with Lending Tree® to offer our customers access to a network of lenders that provide mortgage, refinance, home equity, auto, personal, and small business loans. In addition, we partner with InsWeb, an online insurance provider, to enable our customers to compare quotes from some of the industry’s leading insurance companies.

Technology and Systems

          Our proprietary transaction and order routing system is designed to minimize the need for personnel to review each order to confirm that the order is accurate and may be executed by our customer.

          The primary components of our proprietary transaction and order-routing system include a graphical user interface, a server that connects a customer to the processor and an automated transaction processor.

          Our Deerfield, Illinois data center supports network systems, trading, customer service and transaction redundancy. Our back-end system is implemented using 64-bit multi-processor computers. Each component of our system, including the databases, security systems, order processors, market data sources, web servers, firewalls and Internet connections, is redundant. Our systems have access to electricity from two separate power-generating stations. Additionally, power to our Deerfield data center is backed-up by batteries and a diesel-powered generator.

          We have instituted encryption and protective features to ensure investor confidence and protect our customers’ assets and information. We provide our customers with the ability to use either 40- or 128-bit browser encryption and authentication technology for the security and authentication necessary to effect secure transmission of confidential information over the Internet. The authentication technology we use requires our customers to use their password and user ID to access various sites on the system, including their accounts, and an additional password to enter most trade orders.

           We currently subcontract with a division of Automatic Data Processing to process data and maintain electronic files regarding our customers’ transactions.

Marketing

          We seek to attract new customers and increase recognition of our brand through advertising, marketing, business-to-business partnering, public relations and the establishment of our brick-and-mortar financial services centers.

          We have placed print advertisements in a broad range of business, technology and financial publications, including Investor’s Business Daily, USA Today and The Wall Street Journal. We have advertised in newspapers in major U.S. metropolitan areas, including The Boston Globe, The Denver Post, The Los Angeles Times and The San Francisco Chronicle. We have also advertised on financial cable networks, including CNBC and CNNfn, local television networks and local radio networks in major U.S. metropolitan areas.

          We have opened financial services centers in Beverly Hills, California, Boston, Massachusetts and Denver, Colorado, and expect to open one in San Francisco, California in the third quarter of 2001. At our financial services centers, customers can participate in both group and personalized demonstrations of our online services, open online trading accounts, interact with our representatives, trade securities through licensed brokers, drop off deposits and attend investment training seminars.

          We have participated as an exhibitor in various industry trade shows, including those sponsored by American Banker and the Bank Administration Institute.

          Our customers can reach customer service personnel by e-mail or through a toll-free telephone number, 24 hours a day, seven days a week. Our customer service personnel have immediate access to customer account and systems related information. Our licensed brokers and customer service representatives do not give investment advice or solicit transactions. Our customer service representatives help customers access our web site and handle service and account inquiries. Our licensed brokers address general brokerage and investment questions. Our technical personnel respond to questions regarding our automated processing of trades and use of the Internet to invest online. In addition, our web site contains an online help desk that provides basic information on how to use our services, answers to frequently asked questions about our web site and services, and a glossary of frequently used financial terms.

Operations

Order Processing

          We receive orders principally through the Internet, but also by telephone. All market orders for exchange-listed securities other than those with special qualifiers, subject to certain size limitations based on the standard transaction size in the primary market, are executed at the National Best Bid/Offer (“NBBO”) or better at the time of receipt by the relevant market-maker or exchange. Eligible orders are exposed to the marketplace for possible price improvement, subject to the NBBO. Limit orders are executed based on an indicated price and time priority. All market orders for Nasdaq securities, subject to certain size limitations based on the trading characteristics of the particular security, are executed at the Best Bid/Offer (Inside Market) or better at the time of receipt by the relevant market-maker. Eligible orders are subject to possible price improvement in the marketplace.

Clearing

          We converted to a self-clearing broker-dealer on July 3, 2000. Since then, we have been performing clearance and execution services for all equity securities and mutual fund transactions in our customers’ accounts. We have established a correspondent relationship with ABN•AMRO, Incorporated to provide clearing services for options trading in our customers’ accounts on an omnibus basis.

           Clearing operations include the confirmation, receipt, settlement, custody and delivery functions involved in securities transactions. As a self-clearing broker-dealer, we are subject to substantially more regulatory control and examination, and to substantially greater net capital requirements than we were prior to our conversion. Errors in performing clearing functions or reporting could lead to sanctions imposed by the SEC or the NASD. Self-clearing involves substantial risk of loss due to the numerous administrative responsibilities relating to the handling of customers’ funds and securities. Clearing processing errors also may lead to claims brought by parties who are (or believe they have been) financially harmed by such errors. We have direct responsibility for the possession and control of our customers’ securities and other assets and the clearance of customers’ securities transactions, which requires us to record on our balance sheet our customer receivables and customer payables that are a result of customer margin loans and customer free credit balances, respectively, carried by us.

Competition

          The market for online brokerage services over the Internet is new, rapidly evolving and intensely competitive. We expect competition to continue and intensify in the future. We face direct competition from financial institutions, brokerage firms, banks, mutual fund companies, Internet portals and other organizations, including among others:

•	American Express Company

•	AOL Time Warner Inc.

•	E*TRADE Group, Inc.

•	Ameritrade, Inc.

•	Bank of America Corporation

•	Charles Schwab & Co., Inc.

•	CSFBdirect (formerly DLJ direct)

•	J.P. Morgan Chase & Co.

•	Citigroup Inc.

•	Datek Online Holdings Corporation

•	Fidelity Investments

•	FleetBoston Financial Corporation

•	Intuit Inc.

•	Merrill Lynch, Pierce, Fenner & Smith Incorporated

•	Microsoft MoneyCentral

•	Morgan Stanley Dean Witter & Co.

•	National Discount Brokers Corporation (which is owned by Deutsche Bank)

•	NetBank, Inc.

•	PaineWebber Group, Inc. (which is owned by UBS AG)

•	Salomon Smith Barney, Inc. (which is owned by Citigroup)

•	TD Waterhouse Group, Inc.

•	Wells Fargo & Company

•	WingspanBank.com (a division of First USA Bank, N.A.)

•	Yahoo! Inc.

          Many of our competitors have longer operating histories and significantly greater financial, technical, marketing and other resources than we do. In addition, many of our competitors offer a wider range of investment banking, advisory and other financial services and products than we do, and thus may be able to respond more quickly to new or changing opportunities, technologies and customer preferences and requirements. Many of our competitors also have greater name recognition and larger customer bases that could be leveraged, thereby gaining market share from us. These competitors may conduct more extensive promotional activities and offer better terms and lower prices to customers than we do, possibly even sparking a price war in the online brokerage services industry. Moreover, some of our competitors have established cooperative relationships among themselves or with third parties to enhance their services and products. It is possible that new competitors or alliances among existing competitors may significantly reduce our market share.

          General financial success within the online brokerage services industry over the past several years has strengthened existing competitors and may continue to attract new competitors, such as software development companies, insurance companies and others, as such companies expand their financial product lines. Commercial banks and other financial institutions have become more competitive with our brokerage operations by offering their customers certain corporate and individual financial services traditionally provided by securities firms. Current trend toward consolidation in the commercial banking industry could further increase competition in all aspects of our business. While we cannot predict the type and extent of competitive services that commercial banks and other financial institutions ultimately may offer, we may be adversely affected by such competition. To the extent our competitors are able to attract and retain customers, our business or ability to grow could be adversely affected.

Intellectual Property and Other Proprietary Rights

          We have chosen not to seek patents for this technology, nor have we obtained a registered copyright for the source code of our proprietary software. We rely primarily on copyright and trade secret law to protect our technology and trademark law to protect our goodwill. The source code for our proprietary software is protected as a trade secret. We enter into confidentiality and assignment agreements with our employees, consultants and vendors and generally control access to, and distribution of, our software and other proprietary information. We have registered our name, logo and various advertising slogans as service marks in the United States and in certain countries overseas.

Employees

          At May 31, 2001, we had 107 full-time and 3 part-time employees. Of these employees, 51 were licensed brokers providing trade execution and customer support, 16 were engaged in technology and development, 24 were engaged in customer service, margin department, technical support and other brokerage operations and 19 were engaged in general management, business development, finance and administration. None of our employees are covered by a collective bargaining agreement. We consider our relations with our employees to be good.

Properties

          Our corporate headquarters and data center are located in Deerfield, Illinois. We also lease office space in various cities throughout the United States and own the facility that houses our second data center. The following table sets forth certain information with respect to our facilities:

Location	Amount of Property Owned and Occupied or Leased by Us	Principal Usage
Deerfield, Illinois	17,300 sq. ft.†	Principal executive offices and data center

Chicago, Illinois	33,000†	Principal brokerage and clearing offices

Northbrook, Illinois	6,000†	Software development office

Arizona	30,000*	Data center (under construction)

9454 Wilshire Boulevard	2,600†	Financial Services Center
Beverly Hills, California

60 State Street	2,970†	Financial Services Center
Boston, Massachusetts

1675 Broadway	4,300†	Financial Services Center
Denver, Colorado

532 Market Street	6,700†	Financial Services Center
San Francisco, California

*	Represents property we own.
†	Represents property we lease.

Legal Proceedings

          We are not a party to, and none of our property is the subject of, any material legal proceedings other than routine litigation incidental to our business.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

Cautionary Note Regarding Forward-Looking Statements

          The following discussion should be read along with our financial statements and the related notes included elsewhere in this prospectus. Because we want to provide the public more meaningful and useful information, this prospectus includes forward-looking statements that reflect our current expectations and projections about our future results, performance, prospects and opportunities. These statements can be recognized by looking for words such as “may,” “will,” “expect,” “anticipate,” “believe,” “plan,” “intend,” “estimate,” “potential,” “foresee” and similar expressions. These forward-looking statements are based on information currently available to us and are subject to a number of risks, uncertainties and other factors that could cause our actual results, performance, prospectus or opportunities in the remainder of 2001 and beyond to differ materially from those expressed in, or implied by, these forward-looking statements. These risks, uncertainties and other factors include, without limitation, our dependence on retail trading, our ability to successfully manage our self-clearing operations, our need to maintain and increase our customer accounts, our ability to establish and maintain domestic and international relationships with strategic partners and relationships with content providers, intense price and other competition among companies providing online financial services, volatility in the securities markets, our ability to develop and enhance our services and products, risk of system failures, and existing and future regulations affecting the online brokerage industry or the Internet generally.

Overview

          We provide online securities brokerage services to individual investors, primarily in the United States and Europe. Through our web site, located at www.webstreet.com, our customers can quickly execute equity, option and mutual fund trades at a low cost, and conveniently access real-time trading information, financial market data and account information.

          We have a limited operating history upon which our prospects can be evaluated. We were founded in September 1996, but we did not begin generating revenue until the third quarter of 1997, our first quarter online. In January 1998, we completed our initial system-testing phase and launched our initial marketing campaign. On July 3, 2000, we completed our conversion to become a self-clearing broker-dealer. We have incurred an operating and net loss and negative cash flows from operations in each year since our founding, and may continue to incur losses and negative cash flow from operations.

          We earn brokerage commissions for acting as an agent in securities transactions, including trading in Nasdaq and U.S. exchange-listed equities and equity and index options. Brokerage commissions represented 58%, 53% and 52% of our total net revenues for the years ended December 31, 2000, 1999 and 1998, and 66% and 49% of our total net revenues for the three month periods ended March 31, 2001 and 2000, respectively. Since we initiated services, we have maintained commissions charged on equity transactions at $14.95 per Internet trade and $24.95 per trade executed by telephone through a registered representative. On equity and index option trades, we also charge $14.95 and $24.95 per trade, plus $1.75 per contract for Internet and broker-assisted trades, respectively. We currently offer commission-free trades on over-the-counter market orders of 1,000 or more shares priced at more than $2.00 per share. We do not currently charge our customers commissions on the purchase, sale or exchange of mutual funds in transactions of $500 or more on our Mutual Fund SuperSite.

          Prior to July 3, 2000, we used other broker-dealers to clear our customers’ transactions. Through April 30, 2000, we derived a significant portion of our revenues from our former clearing broker in the form of payments related to, but not dependent on, the payments our former clearing broker received on our order flow. Through April 30, 2000, the expiration of our initial clearing agreement with our former clearing broker, we received contractual payments of $0.025 per share for over-the-counter trades priced at more than $2.00 per share; we received these payments regardless of the order flow rebates our former clearing broker actually received. From May 1, 2000 through July 2, 2000, we operated under an interim agreement with our former clearing broker, and since May 1, 2000, we have received payments for order flow, either through our former clearing broker or as a self-clearing firm, at current market rates, which are lower than the rate we were paid by our former clearing broker under our initial clearing agreement. Order flow-related payments represented 27%, 39% and 41% of our total revenues for the years ended December 31, 2000, 1999 and 1998, respectively and 13% and 44% of our total revenues for the three month periods ended March 31, 2001 and 2000, respectively. Payments for order flow may further decrease because of (1) the SEC’s issuance of order handling regulations which could reduce market-makers’ spreads and correspondingly their profits, (2) the emergence of electronic communication networks, which enable securities trading without the use of market-makers and (3) the quotation of stock prices in decimals, which could further reduce spreads and profits. Further, the SEC, the NASD or other regulatory agencies, courts or other governmental units may prohibit payments for order flow entirely.

          Since July 3, 2000, we have been performing clearance and execution services for all equity securities and mutual fund transactions in our customers’ accounts. We have also established an omnibus correspondent relationship with ABN•AMRO, Incorporated to provide execution and clearing services for options trading in our customers’ accounts. The conversion to self-clearing operations has resulted in increased net interest income from carrying our customers’ accounts, as well as lower clearance and execution costs per trade. In the first quarter of 2001, we received approval from the NASD and the National Securities Clearing Corporation (the “NSCC”) to offer correspondent clearing services for other broker-dealers.

           The following descriptions of the components of revenue and expense for us apply to all periods presented below:

          Transaction revenue consists of brokerage commissions on customer transactions in equity securities, options and mutual funds and payments related to order flow, recorded on a trade date basis.

          Interest income is comprised of interest earned on customer margin loans, our share of net interest income on customer margin loans made by our former clearing broker, fee income related to the sweep of excess customer funds into money market instruments and interest earned on cash and cash equivalent balances.

          Other revenue consists of monthly fees from customers who choose to subscribe to one of our automatically updating real-time market data services, as well as revenue from investment banking transactions.

          Interest expense includes interest on customer free credit balances and deposits held on securities loaned.

          Cost of services consists of transaction-based clearance and execution costs for customer trades paid to our former clearing broker under the terms of our clearing agreement, fees assessed by the NASD and the NSCC, option exercise and assignment fees, customer communication costs, margin-sharing payments to international partners, compensation and benefit costs for employees directly involved in brokerage and subscription service operations, exchange and other market data fees and the costs of communication lines and related equipment.

          Marketing and advertising expenses consist of advertising agency fees, third-party charges for producing and running television, print, Internet, outdoor and radio ads, the costs of brochures, contests and promotions and the costs of our public relations program.

          Technology development expenses include technology-related payroll, consulting, supplies and equipment costs associated with the development and enhancement of our web site and related product and service offerings.

          General and administrative expenses consist primarily of compensation and benefits for corporate management and administrative personnel, occupancy costs, insurance, professional fees, investor relations and other costs associated with being a public company, and the provision for losses related to securities transactions.

Results of Operations

          The following table shows for the periods presented the percentage of net revenues represented by items on our consolidated statements of operations.

	Percentage of Net Revenues
	Year Ended December 31,			Three months ended March 31,
	1998	1999	2000	2000	2001
Revenues:
Transaction revenue	93%	92%	85%	93%	79%
Interest income	2	3	18	6	26
Other revenue	5	5	2	1	2

	100	100	105	100	107
Interest expense	—	—	(5)	—	(7)

Net revenues	100	100	100	100	100

	Percentage of Net Revenues
	Year Ended December 31,			Three months ended March 31,
	1998	1999	2000	2000	2001
Cost of Services:
Clearance and execution	35	41	46	41	41
Employee compensation and benefits	17	11	15	7	26
Communication and data processing	12	7	9	5	14

Total cost of services	64	59	70	53	81

Operating expenses:
Marketing and advertising	103	33	32	43	11
Technology development	20	8	13	6	32
General and administrative	62	27	44	27	51

Total operating expenses	185	68	89	76	94

Net loss from operations	(149)%	(27)%	(59)%	(29)%	(75)%

Quarterly Results of Operations

          The following table sets forth unaudited statement of operations data for the eight quarters in the two year period ended March 31, 2001. This data has been derived from our unaudited financial statements that have been prepared on the same basis as the audited financial statements and, in the opinion of our management, include all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of the information when read in conjunction with the financial statements and notes. Our quarterly results have been in the past and may in the future be susceptible to significant fluctuations. As a result, we believe that results of operations for interim periods should not be relied upon as any indication of the results to be expected in any future period.

	Quarter Ended
	June 30, 1999	Sept. 30, 1999	Dec. 31, 1999	March 31, 2000	June 30, 2000	Sept. 30, 2000	Dec. 31, 2000	March 31, 2001
	(in thousands)
Revenues:
Transaction revenue	$ 5,609	$ 6,061	$ 7,530	$ 12,078	$ 6,281	$ 4,185	$ 4,750	$ 4,148
Interest income	168	163	402	736	675	2,304	2,138	1,365
Other revenue	260	268	378	243	371	117	37	101

	6,037	6,492	8,310	13,057	7,327	6,606	6,925	5,614
Interest expense	(1)	(1)	(2)	(2)	(2)	(990)	(652)	(365)

Net revenues	6,036	6,491	8,308	13,055	7,325	5,616	6,273	5,249
Cost of services:
Clearance and execution	2,659	2,802	3,385	5,354	4,553	2,758	2,283	2,150
Employee compensation and benefits	708	640	828	967	1,048	1,437	1,284	1,375
Communication and data processing	331	418	691	657	792	823	818	739

Total cost of services	3,698	3,860	4,904	6,978	6,393	5,018	4,385	4,264
Operating expenses:
Marketing and advertising	1,611	3,290	2,924	5,592	2,881	971	760	588
Technology development	599	489	603	709	683	1,195	1,594	1,693
General and administrative	1,370	1,618	2,648	3,568	4,256	3,143	3,333	2,652

Total operating expenses	3,580	5,397	6,175	9,869	7,820	5,309	5,687	4,933

Loss from operations	(1,242)	(2,766)	(2,771)	(3,792)	(6,888)	(4,711)	(3,799)	(3,948)
Gain from settlement of litigation	—	—	—	—	—	925	—	—

Net loss	$ (1,242)	$ (2,766)	$ (2,771)	$ (3,792)	$ (6,888)	$ (3,786)	$(3,799)	(3,948)

Basic and diluted net loss per common share	$ (0.06)	$ (0.13)	$ (0.12)	$ (0.15)	$ (0.27)	$ (0.15)	$ (0.15)	$ (0.15)

Shares used in computing basic and diluted net loss per share	20,404,466	20,841,324	25,173,156	25,674,219	25,727,076	25,783,938	23,827,869	25,866,120

Three months ended March 31, 2001 Compared to Three Months ended March 31, 2000

Revenues

          Net revenues decreased 60% to $5,249,000 in the first quarter of 2001, from $13,055,000 in the first quarter of 2000. Our transaction volumes and customer asset balances declined significantly from the first quarter of 2000. The year ago quarter represented the record quarter for both us and industry-wide trading volumes that immediately preceded the dramatic market declines that began in April 2000. We executed an average of 5,463 trades per day in the three months ended March 31, 2001 compared to an average of 7,444 trades per day during the same period of 2000. Customer asset balances decreased to $469,000,000 at March 31, 2001 from $1,095,000,000 at March 31, 2000. However, during this period, total customer accounts increased to 134,250 at March 31, 2001 from 112,000 at March 31, 2000.

Transaction Revenue

          Transaction revenue decreased 66% to $4,148,000 in the first quarter of 2001, from $12,078,000 in the first quarter of 2000. Transaction revenue represented 79% of net revenue in the first three months of 2001, compared to 93% in the same period in 2000. Brokerage commissions increased to 66% of net revenues in the first quarter of 2001, from 49% in the first quarter of 2000, while order flow-related rebates decreased to 13% of net revenue in the first quarter of 2001 from 44% in the corresponding period in 2000. The decrease in the contribution to net revenues by transaction revenue and the change in transaction revenue mix between the three month periods ended March 31, 2001 and 2000 were due principally to two factors: (1) the April 30, 2000 expiration of our initial clearing agreement with our former clearing broker, which provided us with above-market payments for order flow, and (2) the July 3, 2000 conversion of our operations from fully-disclosed to self-clearing, which resulted in greater net interest income per account. For the three months ended March 31, 2001, equity transactions represented 90% and option transactions represented 10% of our total transaction volumes. This compares to 91% for equity transactions and 9% for option transactions for the three months ended March 31, 2000. Average transaction revenue decreased to $12.25 per trade in the first quarter of 2001 from $25.75 in the first quarter of 2000, primarily as a result of the decrease in average order flow-related payments per trade. Transaction revenue from our international partnerships, principally our agreement with ConSors Discount-Broker, represented approximately 34% of our net revenues in the first three months of 2001 compared to 23% of our net revenues in the first three months of 2000.

Interest Income and Interest Expense

          Interest income increased 85% to $1,365,000, or 26% of net revenue, in the first quarter of 2001, from $736,000, or 6% of net revenue, in the first quarter of 2000. The increases in both dollar and percentage-of-net-revenues terms are due to our conversion to self-clearing operations. Prior to July 3, 2000, we were paid a portion of the net interest earned on customer margin loans made by our former clearing broker. Upon our conversion to self-clearing operations last July, we began receiving the full amount of interest charged on customer margin balances and we also began directly incurring the costs of financing those balances. During the first quarter of 2001, our customer margin balances, which are included in brokerage receivables on our Condensed Consolidated Balance Sheets, yielded an average of 7.5%. The interest gained from conversion to self- clearing operations was partially offset by a decrease in interest earned on our corporate cash balances. Our average cash balances decreased from approximately $35.6 million during the first quarter 2000 to approximately $19.7 million during the first quarter 2001.

          Interest expense arises principally from two sources: (1) interest paid on customer free credit balances and (2) interest paid on collateral received from lending customers’ securities to other broker-dealers. To the extent possible, we have financed our customers’ margin balances from other customers’ credit balances. Customer credit balances are included in brokerage payables on our Condensed Consolidated Balance Sheets. Where customer funds are not sufficient to fund customer margin balances, we have financed these margin balances from either our own cash or from securities transactions in which we have loaned customers’ securities to other broker-dealers for a cash collateral deposit. The obligation to return the collateral deposited by broker-dealers that have borrowed our customers’ securities is also included in brokerage payables on our Condensed Consolidated Balance Sheets. The blended cost of funds from paying our customers interest and paying interest on stock loans was approximately 2.6% in the first quarter of 2001.

Other Revenue

          Other revenue decreased 58% to $101,000 in the first quarter of 2001, from $243,000 in the first quarter of 2000. During the fourth quarter of 2000, we lowered the prices for our automatically updating real-time market data services to stimulate trading activity.

Cost of Services

          Total cost of services decreased 39% to $4,264,000 in the first quarter of 2001, from $6,978,000 in the comparable quarter of 2000. This decrease was due primarily to the decrease in the number of securities transactions we executed during the first quarter of 2001 compared to the corresponding period in 2000. However, cost of services was also strongly impacted by a decrease in average clearance and execution costs per trade, as discussed below.

Clearance and Execution Costs

          Clearance and execution costs decreased 60% to $2,150,000 in the first three months of 2001, from $5,354,000 in the same period in 2000, primarily because of reductions in our cost to process a trade. Average clearance and execution costs per trade decreased 44% from $11.41 per trade in the first quarter of 2000 to $6.35 per trade in the first quarter of 2001 because of our conversion to self-clearing operations on July 3, 2000, and the resultant elimination of per-trade charges assessed by our former clearing broker. However, the reduction in direct clearance and execution costs from the elimination of ticket charges by our former clearing broker was partially offset by increases in various other clearance and execution costs directly associated with our conversion to self-clearing operations. Margin-sharing payments for trades directed to us under agreements with our partners that we also record as clearance and execution costs were relatively stable. Clearing and execution costs were also reduced to a lesser extent by the reduction in trading volume between the first quarter of 2001 and the corresponding period in 2000.

Employee Compensation and Benefits

          Employee compensation and benefits increased 42% to $1,375,000 in the first quarter of 2001, from $967,000 in the first quarter of 2000. This increase resulted principally from the addition of the approximately 20 back office personnel we needed to operate as a self-clearing broker-dealer. Furthermore, the personnel we have added to support the planned growth in our business and conversion to self-clearing operations have tended to be at higher compensation levels than we have historically experienced. In total, however, the number of employees directly involved in brokerage, customer service and technical support activities decreased to 96 at March 31, 2001 from 114 at March 31, 2000, as a result of recent cost reduction measures described below.

Communication and Data Processing

          Communication and data processing costs increased 12% to $739,000 in the first quarter of 2001, from $657,000 in the first quarter of 2000. The largest increase was in Internet connectivity and data communications related to additional redundancy in the Internet connectivity that powers our web site, Internet connectivity for our new Financial Services Centers, data processing related to producing customer statements and communication between our data center in Illinois and our newly-constructed second data center in Arizona. We also incurred higher depreciation and rent expense for equipment, principally as a result of the leasing of equipment for the data center we are preparing to launch in Arizona. These increases were partially offset by savings in telecommunications.

Operating Expenses

          Total operating expenses fell 50% to $4,933,000 during the three months ended March 31, 2001, from $9,869,000 during the three months ended March 31, 2000. This decrease was due to lower levels of marketing and advertising spending. Since July 2000, we have increasingly optimized our self-clearing operations while significantly reducing our spending on marketing and advertising, as further discussed below. Additionally, in response to the continued weak market conditions during the first quarter of 2001, we began to take further steps necessary to bring our cost structure in line with current trading volumes and revenues. These expanded cost reduction measures are designed to eliminate excess capacity without affecting the quality of products and services that Web Street’s customers have come to expect. Since December 31, 2000, we reduced our employee headcount by approximately 43% across all of our functions. We are in the process of consolidating our Deerfield, Illinois corporate office into our existing Chicago brokerage office and are taking steps to sublease the Deerfield space in order to reduce occupancy costs.

Marketing and Advertising

          Marketing and advertising expenses decreased 89% to $588,000 in the first quarter of 2001, from $5,592,000 in the first quarter of 2000. During the fourth quarter of 1999, we began production of a new national advertising campaign designed to build brand name recognition, grow our customer base and gain market share, which we launched in February 2000 and ran through June 2000, principally in the print, television and radio mediums. In June 2000, in light of the market downturn and associated decline in retail trading activity, we curtailed national consumer advertising in favor of more targeted marketing initiatives, including business-to-business partnering and Financial Services Centers, domestically. Marketing and advertising in the first quarter of 2001, which consisted primarily of selected television and outdoor advertising, resulted in the addition of 2,850 accounts at an average acquisition cost per account of $206 for the quarter.

Technology Development

          Technology development expenses increased 139% to $1,693,000 in the first quarter of 2001, from $709,000 in the same period in 2000. This increase was due primarily to an increase in the number of technology department employees and expenses related to software development by third parties to enhance our web site and expand our product and service offerings, which added approximately $511,000 of expense in 2001. Greater charges for depreciation of computer hardware and software, and rental of computer hardware also contributed to the increase by collectively adding $493,000 to technology development expenses in 2001.

General and Administrative

          General and administrative expenses decreased 26% to $2,652,000 in the first quarter of 2001, from $3,568,000 in the first quarter of 2000. The primary contributor to this decrease was our conversion to self-clearing operations on July 3, 2000 and the cost we incurred in 2000 to effect this conversion. We incurred approximately $750,000 of start-up costs related to our self-clearing conversion during the quarter ended March 31, 2000. Additionally, we incurred lower compensation and benefits costs in the general and administrative category, as well as lower administrative and legal costs associated with being a public company and lower bad debts. These savings were partially offset by higher occupancy costs related to new space for our Financial Services Centers in Boston, Denver and San Francisco that we leased and built-out in 2000.

Years Ended December 31, 2000, 1999 and 1998

Revenues

          Net revenues increased to $32,269,000 in 2000, up 27% from $25,472,000 in 1999, which was up 223% from $7,891,000 in 1998. Our transaction volumes, customer accounts and customer asset balances have grown rapidly since 1998, although this growth peaked in the first quarter of 2000. We executed an average of approximately 1,200 trades per day in 1998. This increased to an average of 4,034 trades per day in 1999 and an average of 5,964 trades per day in 2000. Total customer accounts increased from 42,200 at December 31, 1998 to 87,500 at December 31, 1999 and 131,400 at December 31, 2000. Total customer accounts represent open accounts regardless of whether there have ever been any funds or securities in the account.

          Transaction revenues.    Transaction revenues increased to $27,294,000 in 2000, up 16% from $23,472,000 in 1999, which were up 219% from $7,350,000 in 1998. Transaction revenues represented 85% of total revenues in 2000, compared to 92% in 1999 and 93% in 1998. Brokerage commissions increased to 58% of total net revenues in 2000, from 53% and 52% of total net revenues in 1999 and 1998, respectively, while order flow-related payments decreased to 27% of total net revenues in 2000 from 39% in 1999, which was down from 41% of total net revenues in 1998. For the year ended December 31, 2000, equity transactions represented 89% and option transactions represented 11% of our total transaction volumes. This compares to 88% and 78% for equity transactions, and 12% and 22% for option transactions in 1999 and 1998, respectively. Average transaction revenue decreased to $18.16 per trade in 2000 from $23.09 and $25.22 in 1999 and 1998, respectively, as a result of this shift in trade mix away from the higher commission option trades and the decline in average order flow-related payments per trade. Transaction revenue from our international partnerships, principally our agreement with ConSors, represented approximately 29% and 16% of our total revenues in 2000 and 1999, respectively. Our relationship with ConSors became operational at the end of the first quarter of 1999. We did not have any material revenues attributable to international relationships in 1998.

          Interest income and interest expense.    Interest income increased to $5,853,000 in 2000, up significantly from $881,000 in 1999, which was up 438% from $163,000 in 1998. The increase from 1999 to 2000 was primarily attributable to our conversion to self-clearing operations. Interest expense also increased substantially to $1,647,000, or 5% of net revenues, in 2000, from insignificant levels in 1999 and 1998. The increases in both dollar and percentage-of-net-revenues terms are due to our conversion to self-clearing operations and, to a lesser extent, increases in our average cash balances. Prior to July 3, 2000, we were paid a portion of the net interest earned on customer margin loans made by our former clearing broker. Upon our conversion to self-clearing operations, we began receiving the full amount of interest charged on customer margin balances and we also began incurring the costs of financing those balances. During the last half of 2000, our customer margin balances, which are included in brokerage receivables on our Consolidated Balance Sheets, yielded an average of 9.1%. The increase from 1998 to 1999 was due to increases in customer money market and margin debit balances, as well as increases in our cash balances. Under our agreement with our former clearing broker, we received a share of the interest earned on our customers’ debit and credit balances that they held. Customer money market credit balances decreased to $69,642,000 at December 31, 2000, from $126,740,000 at December 31, 1999, which was up from $57,672,000 at December 31, 1998. Customer margin debits decreased to $59,539,000 at December 31, 2000, from $93,717,000 at December 31, 1999, which was up from $22,512,000 at December 31, 1998. As a percentage of total net revenue, interest income increased to 18% in 2000 from 3% and 2% in 1999 and 1998, respectively.

          Other revenue.    Other revenue decreased to $769,000 in 2000, down 32% from $1,123,000 in 1999, which was up 197% from $378,000 in 1998. The majority of the increase in 1999 was due to an increase in the number of subscribers to our automatically updating real-time market data services at prices ranging from $19.95 to $79.95 per month. In 1999, we also earned $129,000 of underwriting revenue from our Securities’ participation as a co-manager of our initial public offering in November 1999. Other revenue declined to 2% of total revenue in 2000, from 5% in both 1999 and 1998. During the fourth quarter of 2000, we lowered the prices for our automatically updating real-time market data services to $14.95 and $24.95 per month.

Cost of Services

          Total cost of services increased to $22,774,000 in 2000, up 52% from $15,018,000 in 1999, which was up 194% from $5,116,000 in 1998. These increases were due primarily to the increase discussed above in the number of securities transactions we executed during 2000 and 1999.

          Clearance and execution.    Clearance and execution costs increased to $14,948,000, up 41% from $10,564,000 in 1999, which was up 278% from $2,795,000 in 1998. However, average clearance and execution per trade declined to $9.95 in 2000 from $10.39 in 1999, which was up from $9.59 in 1998. The transaction-based fees paid to our former clearing broker through June 2000 for trade execution, as well as to various market data vendors, increased throughout 2000 and 1999 as transaction volumes increased. In addition, in April 1999, we began making margin-sharing payments for trades directed to us under agreements with our international partners, which we also recorded as clearance and execution costs. Margin-sharing payments caused the average clearance and execution costs per trade to increase by $1.15 in 2000 and by $1.21 in 1999. As a result of initiating these margin-sharing payments, as well as the decline in average transaction revenue per trade described above, clearance and execution costs increased to 46% and 41% of total net revenues in 2000 in 1999, respectively, from 35% of total net revenues in 1998. Additionally, the average clearance and execution costs per trade increased in 2000 compared to 1999 because of non- recurring costs incurred in 2000 related to the self-clearing conversion and related launch of our redesigned web site. These costs principally related to our efforts to ensure customer satisfaction through our conversion and caused average clearance and execution costs per trade to increase by $0.52 in 2000 over 1999. However, our average clearance and execution costs per trade fell sharply in the fourth quarter of 2000 and we began to realize the benefit of our conversion to self-clearing operations. In the fourth quarter of 2000 our average clearance and execution costs per trade were $6.28, which caused the decline in clearance and execution costs per trade for 2000.

          Employee compensation and benefits.    Employee compensation and benefits increased to $4,736,000 in 2000, up 74% from $2,726,000 in 1999, which was up 98% from $1,375,000 in 1998. As a percentage of net revenues, employee compensation and benefits costs increased to 15% in 2000, up from 11% in 1999, which was down from 17% in 1998. These increases resulted principally from our addition of licensed brokers and other customer service personnel to accommodate the increased number of customer accounts and associated traffic to our web site and to our customer service call center, and the addition in 2000 of back office personnel to staff our self-clearing operations. Furthermore, the personnel we have added to support the growth in our business and conversion to self-clearing operations have tended to be at higher compensation levels than we have historically experienced. Total employees directly involved in brokerage, customer service and technical support activities increased to 116 at December 31, 2000, from 84 and 42 at December 31, 1999 and 1998, respectively.

          Communication and data processing.    Communication and data processing costs increased to $3,090,000, up 79% from $1,728,000 in 1999, which was up 83% from $946,000 in 1998. Communication and data processing costs as a percentage of net revenues increased to 9% in 2000, up from 7% in 1999, which was down from 12% in 1998. Throughout 2000 and 1999, we incurred higher costs for market data services, communication lines and equipment to support our higher levels of staffing, and to accommodate the increased number of customer accounts and associated traffic to our web site than that of the prior year. Additionally, in December 1999, we moved our brokerage operations into 33,000 square feet of newly leased space in downtown Chicago, Illinois, at which time we significantly upgraded the telecommunications systems and equipment in our call center.

    Operating Expenses

          Total operating expenses increased to $28,685,000 in 2000, up 67% from $17,217,000 in 1999, which was up 18% from $14,593,000 in 1998. These increases were due to the costs associated with the development and growth of our web site, systems, brand and infrastructure, as described in further detail below.

           Marketing and advertising.    Marketing and advertising expenses increased to $10,204,000 in 2000, up 21% from $8,458,000 in 1999, which was up 4% from $8,152,000 in 1998. Our average customer acquisition costs (marketing and advertising costs per new customer account) for 2000, 1999 and 1998 were $232.44, $186.71 and $198.34, respectively. Our initial consumer marketing campaign was developed in the fourth quarter of 1997 and launched in the first quarter of 1998. Throughout 1998 and 1999, we advertised in both national and local print publications, on television and radio, and on various Internet sites. These ads and related promotions were designed to build brand name recognition, grow our customer base and gain market share. During the fourth quarter of 1999, we began production of a new national advertising campaign promoting our investment philosophy, which we launched in February 2000 and ran through June 2000, principally in the print, television and radio mediums. In June 2000, we curtailed national consumer advertising in favor of more targeted marketing initiatives, including business-to-business partnering and financial services centers, domestically. Substantially all of the costs of marketing aimed at directing customers to us via our international partners are borne by them. As a percentage of total net revenues, marketing and advertising expenses decreased to 32% in 2000, from 33% in 1999 and 103% in 1998. These expenses decreased to 12% of total net revenues in the fourth quarter of 2000.

          Technology development.    Technology development expenses increased to $4,181,000 in 2000, up 109% from $2,005,000 in 1999, which was up 29% from $1,559,000 in 1998. These increases were principally due to (1) greater charges for depreciation of computer software and hardware, and rental of computer hardware and (2) an increase in the number of technology employees and consultants to support software development to enhance our web site, prepare for self-clearing operations and expand our product and service offerings, and (3) greater support and maintenance costs. Technology development expenses increased to 13% of total net revenues in 2000, up from 8% in 1999, which was down from 20% in 1998. As of December 31, 1999, we had capitalized approximately $563,000 of software development costs that would have been immediately charged to technology development expenses under the accounting policy in effect prior to January 1, 1999, when we adopted SOP 98-1, “Accounting for the Costs of Computer Software Developed or Obtained for Internal Use”.

          General and administrative.    General and administrative expenses increased to $14,300,000 in 2000, up 112% from $6,755,000 in 1999, which was up 38% from $4,882,000 in 1998. These increases were due to a variety of factors, all related to the significant growth we experienced during these periods. Among these factors, an increase in the number of employees and improved compensation and benefit levels to attract and retain qualified employees were the primary causes of the increase. Other factors that contributed to the increase were our increased consulting expenses and other professional fees; increased occupancy costs related to our relocation to larger corporate office facilities in Deerfield, Illinois in June 1998, our opening of new brokerage operation facilities in Chicago, Illinois in December 1999 and our leasing of facilities in Beverly Hills in 1999 and San Francisco, Boston and Denver in 2000 for our Financial Services Centers; increased costs for insurance; and investor relations and other costs associated with being a public company that were not incurred prior to 2000. We incurred approximately $2,400,000 of start-up and redundant costs, principally consulting expenses and other professional fees, related to our self-clearing conversion during 2000. The increase in 1999 was partially offset by a decline in non-cash charges for warrants and employee stock options granted below market value in prior years to $527,000, from $1,224,000 in 1998. The non-cash charge for warrants and employee stock options granted below market value in 2000 was $584,000. We have not granted any employees options at prices below market value since September 1, 1998.

          Income Taxes.    We account for income taxes in accordance with Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes. Since our inception, we have accumulated net operating losses totaling approximately $39.5 million. We do not report any benefit for federal and state income tax net operating loss carryforwards in our consolidated financial statements, as the deferred tax asset generated has been offset by a full valuation allowance as of December 31, 2000.

Liquidity and Capital Resources

          As of March 31, 2001, we had cash and cash equivalents of $13,883,000 and no bank debt. Our cash used in operating activities was $10,351,000 in the first quarter of 2001, compared to $5,180,000 in the first quarter of 2000. Our operating cash inflows consist principally of brokerage commissions and order flow-related payments collected, interest collected on customers’ margin balances and on our cash balances, and other revenue received. Our operating cash outflows consist principally of clearing and execution costs, interest paid on customer free credit balances and stock loans, employee compensation and benefit costs, marketing and advertising costs, and general and administrative costs paid. Additionally, cash transactions affecting brokerage receivables and payables, which include deposits and withdrawals by customers, margin lending to customers, and borrowing and lending of securities, are also included in net operating cash flows. The increase in operating cash outflows for the first three months of 2001 compared to the same period in 2000 is attributable to a temporary imbalance between the funds required to support customer receivables and the funds obtained, which caused our customer payables and deposits for securities loaned to exceed our customer receivables by approximately $9 million at December 31, 2000. During the first quarter of 2001, loaned customer securities were called and the deposits were returned. The effects of this increase in cash outflow were partially offset by lower amounts paid for marketing and advertising, and other expenses, as discussed above.

          Cash used in investing activities decreased to $1,290,000 for the three months ended March 31, 2001, compared to $2,004,000 for the three months ended March 31, 2000. We continued to acquire, build or develop facilities, fixed assets and software for cash and under operating leases during the first three months of 2001 to support the future growth of our business. Cash expenditures for property, equipment and software were $865,000 during the first quarter of 2001. At March 31, 2001, our aggregate commitments under non-cancelable operating leases for facilities and equipment were $16,545,000. Cash flows related to operating leases are included in net cash provided by or used in operating activities. Additionally, during the first quarter of 2001, we made loans to our officers of $425,000. See Note 5 to the Web Street, Inc. and Subsidiary Condensed Consolidated Financial Statements included elsewhere in this prospectus.

          On July 3, 2000, we completed our conversion to become a self-clearing broker-dealer. Clearing services include the confirmation, receipt, settlement, custody and delivery functions involved in the execution of securities transactions. As a self-clearing broker-dealer, we are responsible for the possession and control of customers’ securities and other assets and the clearance of customers’ securities transactions. To the extent possible, we have financed our customers’ margin balances from other customers’ free credit balances. Where customer funds are not sufficient to fund customer margin balances, we have financed these margin balances from either our own cash or from securities transactions in which we have loaned customers’ securities to other broker-dealers for cash collateral deposit. On April 27, 2000, we secured an $8 million line of credit with Harris Trust and Savings Bank. Borrowings on this line will be secured by customers’ margin account securities and will bear interest at the federal funds rate plus 1.25%. At May 31, 2001, we had no outstanding borrowings under this credit line.

          Additionally, as a self-clearing broker-dealer, we are required to maintain significantly higher minimum net capital than we did as a fully-disclosed broker-dealer prior to July 2000. The net capital rule provides that equity capital may not be withdrawn and profit distributions may not be made if the resulting net capital would be less than specified amounts. See Note 12 to the Web Street, Inc. and Subsidiary Consolidated Financial Statements and Note 7 to the Web Street, Inc. and Subsidiary Condensed Consolidated Financial Statements included elsewhere in this prospectus.

Recent Accounting Pronouncements

          In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. The new standard requires companies to record derivatives on the balance sheet as assets or liabilities, measured at fair value. Derivatives that are not designated as part of a hedging relationship must be adjusted to fair value through income. If the derivative is a hedge, depending on the nature of the hedge, the effective portion of the hedge’s change in fair value is either (1) offset against the change in fair value of the hedged asset, liability or firm commitment through income or (2) held in equity until the hedged item is recognized in income. The ineffective portion of a hedge’s change in fair value is immediately recognized in income. We adopted SFAS No. 133, as amended, on January 1, 2001. The adoption of SFAS No. 133 did not have a material impact on our financial condition, results of operations or cash flows.

          In September 2000, the FASB issued Statement of Financial Accounting Standards No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities (a replacement of FASB Statement No. 125), which revises the standards for securitizations and other transfers of financial assets and collateral and requires certain financial statement disclosures, but carries over most of Statement 125’s provisions. This Statement is effective for disclosures relating to securitization transactions and collateral for fiscal years ending after December 15, 2000. Other provisions affecting the recognition of securitization transactions and collateral are effective for transactions occurring after March 31, 2001 and we do not believe they will have a material impact on our financial condition, results of operations or cash flows.

Quantitative and Qualitative Disclosures About Market Risk

          Our primary financial instruments are cash in banks, money market instruments and short-term certificates of deposit. We do not believe that these instruments are subject to material potential near-term losses in future earnings from reasonably possible near-term changes in market rates or prices. We do not have any derivative financial instruments. In the normal course of business, our customers enter into transactions where the risk of potential loss due to market fluctuations or failure to perform exceeds the amounts reported for the transaction. We have established policies, procedures and internal processes governing our management of market risks in the normal course of our business operations. We continuously monitor our exposure to market and counterparty risk through the use of a variety of financial, position and credit exposure reporting and control procedures. In addition, we review the credit-worthiness of each customer and/or other counterparty with which we conduct business. We are not currently exposed to any material currency exchange risks because the risk is borne by our international customers and our international partners, and we do not hold any assets or incur any liabilities denominated in foreign currencies.

THE OFFER

The Offer

          We are offering to exchange 0.1864 share of E*TRADE common stock for each outstanding share of Web Street common stock validly tendered and not properly withdrawn, subject to the terms and conditions described in this prospectus and the related letter of transmittal.

          You will not receive any fractional shares of E*TRADE common stock. Instead, you will receive cash in an amount equal to the market value of any fractional shares you would otherwise have been entitled to receive as described below.

          The expiration date shall refer to 12:00 midnight, New York City time, on June 29, 2001, unless we extend the period of time for which the offer is open, in which case the term expiration date means the latest time and date on which the offer, as so extended, expires.

          If you are the record owner of your shares and you tender your shares directly to the Exchange Agent, you will not incur any brokerage commissions. If you own your shares through a broker or other nominee, and your broker tenders the shares on your behalf, your broker may charge you a fee for doing so. You should consult your broker or nominee to determine whether any charges will apply. Any transfer taxes on the exchange of Web Street common stock pursuant to the offer that are imposed on the acquiror of the Web Street stock will be paid by us or on our behalf. Any transfer taxes on the exchange of Web Street common shares pursuant to the offer that are imposed on the transferor of the Web Street shares will be paid by you.

          We are making this offer in order to acquire all of the outstanding shares of Web Street common stock. We intend, as soon as possible after completion of the offer, to have Opus Acquisition Corp., the purchaser in the offer, merge with Web Street. The purpose of the merger is to acquire all Web Street shares not tendered and exchanged pursuant to the offer. In the merger, each then outstanding share of Web Street common stock, except for treasury shares of Web Street and shares that we hold for our own account, would be converted into the same number of E*TRADE shares per Web Street share as is paid in the offer.

          Our obligation to exchange shares of E*TRADE common stock for Web Street shares pursuant to the offer is subject to several conditions referred to below under “—Conditions of the Offer,” including the minimum tender condition, the regulatory clearance condition and other conditions that are discussed below.

Timing of Our Offer

          Our offer is scheduled to expire at 12:00 midnight, New York City time, on June 29, 2001, but we are obligated, with some exceptions, to extend our offer from time to time as necessary until all the conditions to the offer have been satisfied or, where permissible, waived. For more information, you should read the discussion under the caption “—Extension, Termination and Amendment.”

Extension, Termination and Amendment

          We expressly reserve the right, in our sole discretion (subject to the provisions of the merger agreement), at any time or from time to time, to extend the period of time during which our offer remains open, and we can do so by giving oral or written notice of the extension to the exchange agent. If we decide to so extend our offer, we will make an announcement to that effect no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date. Subject to the provisions of the merger agreement, we are not making any assurance that we will exercise our right to extend our offer, although the merger agreement, subject to exceptions, currently obligates us to do so until all conditions to the offer have been satisfied or waived. During an extension, all Web Street shares previously tendered and not properly withdrawn will remain subject to the offer, subject to your right to withdraw your Web Street shares. You should read the discussion under the caption “—Withdrawal Rights” for more details.

           Subject to the SEC’s applicable rules and regulations, we also reserve the right, in our sole discretion, but subject to the provisions of the merger agreement, at any time or from time to time prior to expiration of the offer, (a) to terminate our offer and not accept or exchange any Web Street shares not previously accepted, or exchanged, upon the failure of any of the conditions of the offer to be satisfied and (b) to waive any condition, other than the regulatory clearance condition and the conditions relating to the absence of an injunction and the effectiveness of the registration statement for the E*TRADE shares to be issued in our offer or otherwise amend the offer in any respect, by giving oral or written notice of the waiver or amendment to the exchange agent and by making a public announcement. All conditions to the offer will be satisfied or waived prior to expiration of the offer. We intend to request effectiveness of the registration statement filed with the SEC at least five business days before the initial expiration date of the offer, which would mean on or before Friday, June 22, 2001. If the registration statement has not been declared effective at the initial expiration of the offer, we intend to extend the offer and announce the extension via the Dow Jones News Service no later than 9:00 a.m., New York City time, on Monday, July 2, 2001.

          We will follow any extension, termination or amendment, as promptly as practicable, with a public announcement. In the case of an extension, any announcement will be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date. Subject to applicable law, including Rules 14d-4(d) and 14d-6(c) under the Exchange Act, which require that any material change in the information published, sent or given to stockholders in connection with the offer be promptly sent to stockholders in a manner reasonably designed to inform stockholders of the change, and without limiting the manner in which we may choose to make any public announcement, we assume no obligation to publish, advertise or otherwise communicate any public announcement other than by making a release to the Dow Jones News Service.

          We confirm to you that if we make a material change in the terms of our offer or the information concerning the offer, or if we waive a material condition of the offer, we will extend the offer to the extent required under the Exchange Act. If, prior to the expiration date, we change the percentage of Web Street shares being sought or the consideration offered to you, that change will apply to all holders whose Web Street shares are accepted for exchange pursuant to our offer. If at the time notice of that change is first published, sent or given to you, the offer is scheduled to expire at any time earlier than the tenth business day from and including the date that the notice is first so published, sent or given, we will extend the offer until the expiration of that ten business day period. For purposes of our offer, a “business day” means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

          We may elect to provide a subsequent offering period of three to 20 business days after the acceptance of Web Street shares in the offer if the requirements under Exchange Act Rule 14d-11 have been met. If we elect to provide a subsequent offering period, we are required to make a public announcement to that effect no later than 9:00 a.m., New York time, on the next business day after the previously scheduled expiration date of the offer. You will not have the right to withdraw Web Street shares that you tender in a subsequent offering period, if any.

Exchange of Web Street Shares; Delivery of E*TRADE Common Stock

          Upon the terms and subject to the conditions of our offer including, if the offer is extended or amended, the terms and conditions of the extension or amendment, we will accept for exchange, and will exchange, Web Street shares validly tendered and not properly withdrawn promptly after the expiration date and promptly after they are tendered during any subsequent offering period. In addition, subject to applicable rules of the SEC, we expressly reserve the right to delay acceptance for exchange or the exchange of Web Street shares in order to comply with any applicable law. In all cases, exchange of Web Street shares tendered and accepted for exchange pursuant to the offer will be made only after timely receipt by the exchange agent of certificates for those Web Street shares (or a confirmation of a book-entry transfer of those Web Street shares in the exchange agent’s account at The Depository Trust Company, which we refer to as the “DTC”), a properly completed and duly executed letter of transmittal or a manually signed facsimile of that document and any other required documents.

          For purposes of the offer, we will be deemed to have accepted for exchange Web Street shares validly tendered and not properly withdrawn as, if and when we notify the exchange agent of our acceptance of the tenders of those Web Street shares pursuant to the offer. The exchange agent will promptly deliver E*TRADE common stock (and cash instead of any fractional shares of E*TRADE common stock) in exchange for Web Street shares pursuant to the offer after receipt of our notice. The exchange agent will act as agent for E*TRADE for the purpose of receiving E*TRADE common stock and any cash to be paid instead of any fractional shares of E*TRADE common stock and transmitting the stock and cash, if any, to you. You will not receive any interest on any cash that we pay you, even if there is a delay in making the exchange.

          If we do not accept any tendered Web Street shares for exchange pursuant to the terms and conditions of the offer for any reason, or if certificates are submitted for more Web Street shares than are tendered, we will return certificates for the unexchanged Web Street shares to the tendering stockholder or, in the case of Web Street shares tendered by book-entry transfer of unexchanged Web Street shares into the exchange agent’s account at DTC pursuant to the procedures set forth below under the discussion entitled “Procedure for Tendering,” those Web Street shares will be credited to an account maintained within DTC, as soon as practicable following expiration or termination of the offer.

Cash Instead of Fractional Shares of E*TRADE Common Stock

          We will not issue certificates representing fractional shares of our common stock pursuant to the offer. Instead, each tendering stockholder who would otherwise be entitled to a fractional share of our common stock will receive cash in an amount equal to that fraction multiplied by the closing price of E*TRADE common stock, as reported on the New York Stock Exchange, on the first date on which we accept shares for exchange in the offer.

Withdrawal Rights

          Your tender of Web Street shares pursuant to the offer is irrevocable, except that, other than during a subsequent offering period, Web Street shares tendered pursuant to the offer may be withdrawn at any time prior to the expiration date, and, unless we previously accepted them for exchange pursuant to the offer, may also be withdrawn at any time after August 3, 2001. If we elect to provide a subsequent offering period under Exchange Act Rule 14d-11, you will not have the right to withdraw Web Street shares that you tender in the subsequent offering period.

          For your withdrawal to be effective, the exchange agent must receive from you a written, telex or facsimile transmission notice of withdrawal at one of its addresses set forth on the back cover of this prospectus, and your notice must include your name, address, social security number, the certificate number(s) and the number of Web Street shares to be withdrawn as well as the name of the registered holder, if it is different from that of the person who tendered those Web Street shares.

          A financial institution must guarantee all signatures on the notice of withdrawal unless those Web Street shares have been tendered for the account of any eligible institution. Most banks, savings and loan associations and brokerage houses are able to provide these signature guarantees for you. The financial institution must be a participant in the Securities Transfer Agents Medallion Program, an “eligible institution.” If Web Street shares have been tendered pursuant to the procedures for book-entry tender discussed under the caption entitled “Procedure for Tendering,” any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn Web Street shares and must otherwise comply with DTC’s procedures. If certificates have been delivered or otherwise identified to the exchange agent, the name of the registered holder and the serial numbers of the particular certificates evidencing the Web Street shares withdrawn must also be furnished to the exchange agent, as stated above, prior to the physical release of the certificates. We will decide all questions as to the form and validity (including time of receipt) of any notice of withdrawal, in our sole discretion, and our decision shall be final and binding.

          Neither we, the exchange agent, the information agent nor any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or will incur any liability for failure to give any notification. Any Web Street shares properly withdrawn will be deemed not to have been validly tendered for purposes of our offer. However, you may retender withdrawn Web Street shares by following one of the procedures discussed under the captions entitled “—Procedure for Tendering” or “—Guaranteed Delivery” at any time prior to the expiration date.

Procedure for Tendering

          For you to validly tender Web Street shares pursuant to the offer, (a) the enclosed letter of transmittal, properly completed and duly executed (or manually executed facsimile of that document), along with any required signature guarantees, or an agent’s message in connection with a book-entry transfer, and any other required documents, must be transmitted to and received by the exchange agent at its address set forth on the back cover of this prospectus, and certificates for tendered Web Street shares must be received by the exchange agent at that address or those Web Street shares must be tendered pursuant to the procedures for book-entry tender set forth below (and a confirmation of receipt of the tender received, which confirmation we refer to below as a “book-entry confirmation”), in each case before the expiration date, or (b) you must comply with the guaranteed delivery procedures set forth below.

          The term “agent’s message” means a message, transmitted by DTC to, and received by, the exchange agent and forming a part of a book-entry confirmation, which states that DTC has received an express acknowledgment from the participant in DTC tendering the Web Street shares which are the subject of the book-entry confirmation, that the participant has received and agrees to be bound by the terms of the letter of transmittal and that we may enforce that agreement against the participant.

          The exchange agent will establish accounts with respect to the Web Street shares at DTC for purposes of the offer within two business days after the date of this prospectus, and any financial institution that is a participant in DTC may make book-entry delivery of the Web Street shares by causing DTC to transfer tendered Web Street shares into the exchange agent’s account in accordance with DTC’s procedure for the transfer. However, although delivery of Web Street shares may be effected through book-entry at DTC, the letter of transmittal (or a manually signed facsimile thereof), with any required signature guarantees, or an agent’s message in connection with a book-entry transfer, and any other required documents, must, in any case, be transmitted to and received by the exchange agent at its address set forth on the back cover of this prospectus prior to the expiration date, or the guaranteed delivery procedures described below must be followed.

          Signatures on all letters of transmittal must be guaranteed by an eligible institution, except in cases in which Web Street shares are tendered either by a registered holder of Web Street shares who has not completed the box entitled “Special Issuance Instructions” on the letter of transmittal or for the account of an eligible institution.

          If the certificates for Web Street shares are registered in the name of a person other than the person who signs the letter of transmittal, or if certificates for unexchanged Web Street shares are to be issued to a person other than the registered holder(s), the certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered owner or owners appear on the certificates, with the signature(s) on the certificates or stock powers guaranteed in the manner we have described above.

          The method of delivery of Web Street share certificates and all other required documents, including delivery through DTC, is at your option and risk, and the delivery will be deemed made only when actually received by the exchange agent. If delivery is by mail, we recommend registered mail with return receipt requested, properly insured. In all cases, you should allow sufficient time to ensure timely delivery.

Guaranteed Delivery

          If you wish to tender Web Street shares pursuant to our offer and your certificates are not immediately available or you cannot deliver the certificates and all other required documents to the exchange agent prior to the expiration date or cannot complete the procedure for book-entry transfer on a timely basis, your Web Street shares may nevertheless be tendered, so long as all of the following conditions are satisfied:

•	You make your tender by or through an eligible institution;

•
The enclosed notice of guaranteed delivery, properly completed and duly executed, substantially in the form enclosed with this prospectus, is received by the exchange agent as provided below on or prior to the expiration date; and

•
The certificates for all tendered Web Street shares (or a confirmation of a book-entry transfer of tendered securities into the exchange agent’s account at DTC as described above), in proper form for transfer, together with a properly completed and duly executed letter of transmittal (or a manually signed facsimile thereof), with any required signature guarantees (or, in the case of a book-entry transfer, an agent’s message) and all other documents required by the letter of transmittal are received by the exchange agent within three Nasdaq trading days after the date of execution of the notice of guaranteed delivery.

          You may deliver the notice of guaranteed delivery by hand or transmit it by facsimile transmission or mail to the exchange agent and you must include a signature guarantee by an eligible institution in the form set forth in that notice.

          In all cases, we will exchange Web Street shares tendered and accepted for exchange pursuant to our offer only after timely receipt by the exchange agent of certificates for Web Street shares (or timely confirmation of a book-entry transfer of tendered securities into the exchange agent’s account at DTC as described above), properly completed and duly executed letter(s) of transmittal (or a manually signed facsimile(s) thereof), or an agent’s message in connection with a book-entry transfer, and any other required documents.

          By executing a letter of transmittal as set forth above, you irrevocably appoint our designees as your attorneys-in-fact and proxies, each with full power of substitution, to the full extent of your rights with respect to your Web Street shares tendered and accepted for exchange by us and with respect to any and all other Web Street shares and other securities (other than the shares of E*TRADE common stock) issued or issuable in respect of the Web Street shares on or after June 29, 2001. That appointment is effective, and voting rights will be affected, when and only to the extent that we deposit the shares of our common stock for Web Street shares that you have tendered with the exchange agent. All of these proxies shall be considered coupled with an interest in the tendered Web Street shares and therefore shall not be revocable. Upon the effectiveness of the appointment, all prior proxies that you have given will be revoked, and you may not give any subsequent proxies (and, if given, they will not be deemed effective). Our designees will, with respect to the Web Street shares for which the appointment is effective, be empowered, among other things, to exercise all of your voting and other rights as they, in their sole discretion, deem proper at any annual, special or adjourned meeting of Web Street’s stockholders or otherwise. We reserve the right to require that, in order for Web Street shares to be deemed validly tendered, immediately upon our exchange of those Web Street shares, we must be able to exercise full voting rights with respect to the tendered Web Street shares.

          We will determine questions as to the validity, form, eligibility (including time of receipt) and acceptance for exchange of any tender of Web Street shares, in our sole discretion, and our determination shall be final and binding. We reserve the absolute right to reject any and all tenders of Web Street shares that we determine are not in proper form or the acceptance of or exchange for which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any of the conditions of our offer (other than the regulatory clearance condition and the conditions relating to the absence of an injunction and the effectiveness of the registration statement for E*TRADE shares to be issued in our offer), or any defect or irregularity in the tender of any Web Street shares. No tender of those Web Street shares will be deemed to have been validly made until all defects and irregularities in tenders of those Web Street shares have been cured or waived. Neither we, the exchange agent, the information agent nor any other person will be under any duty to give notification of any defects or irregularities in the tender of any Web Street shares or will incur any liability for failure to give notification. Our interpretation of the terms and conditions of our offer (including the letter of transmittal and instructions thereto) will be final and binding.

          The tender of Web Street shares pursuant to any of the procedures described above will constitute a binding agreement between us and you upon the terms and subject to the conditions of the offer.

Background of the Offer

          In March 2001, Joseph J. Fox and Avi Fox, Web Street’s co-chief executive officers, began reevaluating Web Street’s strategy and operations, and various opportunities to increase stockholder value, in light of their view that the online brokerage industry was entering a period of consolidation.

          Before exploring opportunities in the market, Messrs. Fox consulted with Web Street’s Joseph A. Barr, president, chief financial officer and treasurer, Stuart Cohn, executive vice president and general counsel, William J. Mania, executive vice president and chief technology officer, and D. Jonathan Rosenberg, executive vice president and chief operating officer, and the outside members of the Board of Directors of Web Street, referred to in this section as the Web Street Board. Web Street’s executive management discussed what it viewed as Web Street’s particular areas of advantage over other online brokers, including the prior conversion of Web Street Securities, Inc. (a wholly-owned subsidiary of Web Street) to a self-clearing broker dealer, its branch offices in Beverly Hills, Denver and Boston, and the soon-to-be opened San Francisco branch office, its proprietary technology and its business affiliations with brokerage firms in Germany and elsewhere outside the U.S. Web Street’s executive management also discussed that, given the amount of capital needed to grow the business, and the general direction of the capital markets, a potential business combination might present a better opportunity to increase stockholder value than remaining as a stand alone entity.

          At the same time, Web Street’s executive management and the Web Street Board agreed that, pending completion of a strategic alternative, Web Street would maintain its efforts to increase stockholder value by continuing to develop and market its products and services. Toward that end, during March and April 2001, Web Street’s management increased certain marketing efforts, worked to enhance Web Street’s proprietary technology, and extended operations to offer correspondent clearing and direct access trading for customers. During late March 2001 and early April 2001, Web Street also streamlined its workforce and worked to reduce overall costs. During this time period, capital market conditions continued to generally decline.

          At the end of March 2001, Joseph Fox and Avi Fox attended the UBS Warburg Financial Technology Trade Show in New York City. During that visit, Messrs. Fox visited the newly-opened E*TRADE trading store in Manhattan and left favorably impressed. They agreed that, because of, among other features, its developing branch office networks, Web Street might be highly complementary to E*TRADE.

          In late March 2001, a representative of AmeriTrade Holding Corp. contacted Joseph Fox and asked whether the Web Street Board would be interested in discussing an acquisition. Mr. Fox indicated that the Web Street Board would be willing to consider a transaction that made strategic sense and benefited Web Street stockholders. The same representative contacted Mr. Fox on April 12, 2001 and indicated that the firm was interested in discussing a stock transaction but that the purchase price contemplated would not exceed $1.00 per share. After consulting with the Web Street Board and executive management, and given what the Web Street Board considered to be the limited strategic appeal and the inadequacy of the price, Mr. Fox advised the firm’s representative that Web Street was not interested in pursuing such a transaction, at the specified price level, but would be open to further discussions involving different pricing parameters. This firm did not have any further contact with Web Street regarding this matter.

          In early April, 2001, Messrs. Fox met with Web Street’s executive management group to discuss approaching E*TRADE with a proposal. During this meeting, the grand opening of E*TRADE’s Manhattan trading store and E*TRADE’s stated plans to open ten domestic “superstores” and ten international trading stores was discussed. Web Street’s executive management agreed that an effort should be made to contact E*TRADE’s senior management.

          Within the week, Joseph Fox called Scott Appleby, a research analyst in the online brokerage sector who Mr. Fox understood had a relationship with E*TRADE, and requested that Mr. Appleby arrange a meeting with E*TRADE’s senior management. Mr. Appleby contacted Jerry Gramaglia, President and Chief Operating Officer of E*TRADE, and scheduled the meeting.

          On April 10, 2001, Joseph Fox received an unsolicited inquiry from a representative of Harris InvestorLine, an affiliate of Harris Bancorp, who indicated that this firm had a preliminary interest in pursuing an unspecified transaction at a valuation of approximately $1.00 per Web Street share. The Web Street Board and executive management group did not consider such a level acceptable to Web Street stockholders, and Mr. Fox advised the firm that Web Street was not interested in pursuing a transaction at the indicated price level. This firm had no further discussions with Web Street regarding this matter.

          On Thursday, April 12, 2001, Scott Appleby met with Jerry Gramaglia to introduce the idea of the acquisition of Web Street by E*TRADE. Mr. Gramaglia agreed to set up a meeting between E*TRADE and Web Street representatives at E*TRADE’s Menlo Park offices.

          On April 16, 2001, Joseph Fox and Scott Appleby met at E*TRADE’s Menlo Park offices with Jerry Gramaglia, Harold Shelton, E*TRADE’s Vice President of Finance—Marketing, and Pamela Kramer, Chief Global Product and Content Officer. At the meeting, Joseph Fox spoke about Web Street’s operating and compliance history and discussed Web Street’s potential value to E*TRADE. The E*TRADE officers indicated their potential interest in acquiring Web Street provided that a favorable price and other terms and conditions could be agreed upon.

          On April 19, 2001, Scott Appleby advised Joseph Fox that Larry Fox, E*TRADE’s Vice President Finance—Corporate Business Analysis and M&A, would be leading the E*TRADE team in the continuing discussions. As discussions progressed, Joseph Fox and Avi Fox consulted with the Web Street Board and executive management group, and the Web Street Board members advised Messrs. Fox to continue to pursue this transaction.

          On April 23, 2001, E*TRADE and Web Street signed a confidentiality agreement.

          On April 23 and April 25, 2001, Larry Fox and Scott Appleby discussed the broad parameters of a potential transaction between the parties, including initial discussions of an offering price and the form of consideration. Larry Fox initially proposed an offering price in the range of between $30 million and $50 million, subject to, among other things, E*TRADE performing legal and business due diligence on Web Street. The form of the consideration proposed by Larry Fox was 100% E*TRADE common stock. Scott Appleby communicated to Larry Fox that Web Street would be willing to continue discussions only if the offering price was near the high end of the range proposed. Larry Fox and Scott Appleby agreed to continue discussions on the basis of an all stock offering price of $45 million, subject to due diligence, the negotiation of the deal structure and other material terms, the approval of the Finance Committee of the E*TRADE Board of Directors and the approval of the Web Street Board of Directors.

          On May 1, 2001, Web Street signed an agreement to negotiate exclusively with E*TRADE until May 18, 2001, based upon a non-binding term sheet describing a proposed transaction and general parameters for calculating an exchange ratio, which E*TRADE countersigned on May 3, 2001.

          On May 1, 2001, Larry Fox submitted due diligence requests to Web Street.

          On May 3 and May 4, 2001, the parties met in Web Street’s headquarters in Deerfield, Illinois to discuss the proposed transaction and to begin due diligence review, which continued through the execution of the merger agreement.

           On May 9, 2001, Joseph Fox and William Mania from Web Street and Larry Fox, Anton Leroy, Curt Smith and Wade Cooperman from E*TRADE participated in a conference call concerning possible business integration strategies and due diligence matters.

          On May 11, 2001, members of the Acquisition Committee of E*TRADE were briefed on the status of transaction negotiations by Larry Fox.

          On the evening of May 12, 2001, E*TRADE provided Web Street’s management and legal counsel with a draft merger agreement, which included provisions to structure the transaction as an exchange offer followed by a merger, a proposed formula for calculating the exchange ratio, conditions to the offer, obligations of Web Street and its officers and directors to not solicit or support competing proposals, termination fees, and an escrow arrangement.

          On May 14, 2001, Joseph Fox and Scott Appleby on behalf of Web Street, and Larry Fox and Jarrett Lilien of E*TRADE, discussed transaction issues and potential business integration plans. Negotiation over the merger agreement continued over the next few days, including with respect to the exchange ratio, escrow arrangement, and other material terms.

          On May 15 through May 17, 2001, the Web Street Board met with management, legal counsel and Houlihan Smith & Company, Inc., referred to in this prospectus as Houlihan, which presented its opinion to the effect that, subject to the matters set out in such opinion, the consideration to be paid pursuant to the merger agreement is fair, from a financial point of view, to Web Street’s stockholders. On May 20, 2001, Houlihan delivered that opinion in writing, dated May 20, 2001, to the Web Street Board. The full text of the opinion is attached as Annex C to this prospectus.

          On May 17, 2001, E*TRADE representatives and their legal counsel discussed tax, regulatory and other legal issues related to the offer and the merger, including the escrow arrangement and the exchange ratio.

          On May 18, 2001, the Web Street Board approved the offer, the merger, the merger agreement and the transactions contemplated by the merger agreement and recommended that the holders of Web Street common stock accept the offer and tender their shares of Web Street common stock pursuant to the offer.

          On May 18, 2001, the Finance Committee of the Board of Directors of E*TRADE held a telephonic meeting and discussed the terms and conditions of the offer and the merger as set forth in the merger agreement and other transaction documents. Pursuant to authority granted by the full E*TRADE Board of Directors, the Finance Committee unanimously approved the merger agreement and the transactions contemplated thereby, including the offer and the merger.

          On May 20, 2001, the parties reached final agreement on all material terms and signed the merger agreement.

          On May 21, 2001, prior to the opening of the Nasdaq National Market and the New York Stock Exchange, E*TRADE and Web Street issued a joint press release announcing the execution of the merger agreement.

          On June 4, 2001, Opus Acquisition Corp. commenced the offer.

E*TRADE’s Reasons for the Offer and Merger

Help us to Continue Growing Our Customer Base

•
We and Web Street believe that economies of scale and size are significant contributors to the financial success of online financial services companies generally and online brokerage businesses in particular. In the acquisition, we will acquire Web Street Securities’ 34,000 active accounts, including 6,300 accounts held by German residents. During the month preceding execution of the merger agreement, Web Street’s customers executed approximately 4,900 transactions per day. The Web Street accounts have a similar pricing schedule as that used by us, so we expect that they will integrate well into our base of nearly 4 million accounts.

•
We believe that the consideration to be paid in the offer and the merger allows us to purchase Web Street’s accounts and other assets at an attractive valuation. Although the per share trading price of Web Street common stock on May 18, 2001, the last trading day before execution of the merger agreement was $0.80, the weighted average per share trading price for the one year period ended May 14, 2001, was $1.70.

Contribute to Our Profitability

•
The transaction is expected to be accretive to our revenues and earnings immediately after the closing. Through the transaction, we expect to gain an annual revenue stream of $20-25 million. In addition, once the Web Street customers are integrated into our scalable architecture, we expect to achieve significant efficiencies that will be reflected in gross margin and operating margin results for those accounts.

Further Expand Our Physical Presence Strategy

•
The transaction will further our physical presence strategy by adding four physical centers in highly desirable locations—Boston, Denver, San Francisco and Beverly Hills. These new centers will allow us to leverage our existing physical presence strategy, including our flagship E*TRADE Center location in New York, 20 new E*TRADE Zone locations, service centers located in Target stores, to be rolled out in the coming year and our network of over 10,000 E*TRADE Bank ATMs, giving consumers value added financial services and educational content in a high-tech, high-touch experience.

Better Position Us as a Provider of Online Financial Services

•
The addition to E*TRADE of Web Street’s customer accounts and four physical centers, and the additional revenues and earnings that we expect to result from the acquisition, will better position us in the expected consolidation of the online brokerage business. We have long been pursuing a strategy of broadening our products and services and building a top-tier service quality organization. The acquisition will increase our size and stability, furthering our ability to offer a broad array of products and services.

Recommendation of the Web Street Board; Factors Considered

          In approving the offer, the merger, the merger agreement and the transactions contemplated by the merger agreement and recommending that all holders of Web Street common stock accept the offer and tender their shares of Web Street common stock pursuant to the offer, the Web Street Board considered a number of factors, including:

          (i)  the complementary strategies and direction of Web Street and E*TRADE;

          (ii)  the opportunity for the holders of Web Street common stock to participate in a larger and more diversified company and, as sharehowners of the combined company, to have greater liquidity in their shares and to benefit from any future growth of the combined company;

          (iii)  the Web Street Board’s expectation that the addition of Web Street’s operations to E*TRADE would likely increase the overall value and profitability of E*TRADE, tending to produce greater stockholder value for Web Street’s stockholders;

          (iv)  the economics of the online trading, investing and financial services industry, and the belief of the Web Street Board that greater size and resources will increasingly be required for companies to compete successfully in this industry;

          (v)  the increasing competition that Web Street faces from both existing and potential competitors, many of which have greater assets and resources than Web Street;

           (vi)  historical information, including public reports concerning results of operations filed with the SEC, concerning E*TRADE’s and Web Street’s respective businesses, financial performance and condition, operations, technology, management and competitive position;

          (vii)  current financial market conditions and historical market prices, volatility and trading information with respect to the E*TRADE common stock and the Web Street common stock;

          (viii)  the impact of the offer and the merger on Web Street’s customers;

          (ix)  the exchange ratio for the offer and the merger representing a premium of 114.36% over the closing price of the Web Street common stock on the Nasdaq National Market on May 18, 2001, the last full trading day prior to the Web Street Board’s approval of the merger agreement, as well as 147.46% and 183.35% premiums over the average of the closing prices for the ten and thirty trading days, respectively, ending on May 18, 2001;

          (x)  the financial and other terms of the offer, the merger and the merger agreement, including the benefits of the transaction being structured as a first-step exchange offer and second-step merger, which may provide Web Street stockholders with an opportunity to receive shares of E*TRADE common stock on an accelerated basis;

          (xi)  the belief that the terms of the merger agreement, including the parties’ representations, warranties and covenants, and the conditions to the parties’ respective obligations, are fair and reasonable;

          (xii)  the likelihood that the offer and merger would be consummated, including the limited conditions to the offer, as well as the experience, reputation and financial condition of E*TRADE;

          (xiii)  reports from Web Street management, legal advisors and financial advisors as to the results of their due diligence investigation of E*TRADE; and

          (xiv)  the presentation of Houlihan and the opinion of Houlihan to the effect that, subject to the matters set out in such opinion, the consideration to be paid pursuant to the merger agreement is fair, from a financial point of view, to Web Street’s stockholders.

          The Web Street Board also considered the terms of the merger agreement regarding Web Street’s rights to consider and negotiate other acquisition proposals, as well as the possible effects of the provisions regarding termination fees. In addition, the Web Street Board was advised that the offer and merger should qualify as a reorganization for federal income tax purposes, in which case Web Street stockholders would generally not recognize gain or loss on the exchange of their Web Street common stock for E*TRADE common stock. The Web Street Board also considered various alternatives to the offer and the merger, including remaining as an independent company. The Web Street Board believed that these factors supported its recommendation of the offer and the merger when viewed together with the risks and potential benefits of the offer and the merger. The Web Street Board also identified and considered a variety of potentially negative factors in its deliberations concerning the offer and the merger, including, but not limited to:

          (i)  the risk that the potential benefits sought in the offer and the merger might not be fully realized;

          (ii)  certain risks applicable to E*TRADE’s business (see the information contained under the caption “Risk Factors”);

          (iii)  the possibility that the offer and the merger might not be completed, and the effect of public announcement of the offer and the merger on Web Street’s customers, sales and operating results, and its ability to attract and retain key operating and management personnel; and

          (iv)  the substantial charges to be incurred in connection with the offer and the merger, including costs of integrating the businesses and transaction expenses arising from the offer and the merger.

          The Web Street Board believed that these risks were outweighed by the potential benefits of the offer and the merger.

           The foregoing discussion of the information and factors considered by the Web Street Board is not intended to be exhaustive but is believed to include the material factors considered by the Web Street Board. In view of the wide variety of factors, both positive and negative, considered by the Web Street Board, the Web Street Board did not find it practical to, and did not, quantify or otherwise assign relative weight to the specific factors considered. Rather, the Web Street Board viewed its position and recommendations as being based on the totality of the information presented to and considered by the Web Street Board. In addition, individual members of the Web Street Board may have given different weight to different factors.

Material Federal Income Tax Consequences

          The following are the material United States federal income tax consequences of the offer and merger. This discussion is based on the Internal Revenue Code of 1986, as amended, applicable Treasury regulations, administrative interpretations and court decisions as in effect as of the date of this prospectus, all of which may change, possibly with retroactive effect.

          This discussion only addresses shares of Web Street common stock held as capital assets. It does not address all aspects of federal income taxation that may be important to a Web Street stockholder in light of that stockholder’s particular circumstances or to a Web Street stockholder that is subject to special rules, such as:

•	a stockholder who is not a citizen or resident of the United States,

•	a financial institution or insurance company,

•	a tax-exempt organization,

•	a dealer or broker in securities,

•	a stockholder that holds its Web Street common stock as part of a hedge, appreciated financial position, straddle or conversion transaction, or

•	a stockholder who acquired his Web Street common stock pursuant to the exercise of options or otherwise as compensation.

          Tax Opinion.    Web Street has received an opinion of Katten Muchin Zavis and E*TRADE has received an opinion of Davis Polk & Wardwell, each dated as of the date of this prospectus, that the transaction consisting of the offer and merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code and that E*TRADE, its merger subsidiary and Web Street will each be a party to that reorganization within the meaning of Section 368(b) of the Internal Revenue Code.

          The opinions of Katten Muchin Zavis and Davis Polk & Wardwell regarding the merger have relied, and the confirmation opinions regarding the offer and merger as of the closing date (the “closing date opinion”) will rely, on (1) representations and covenants made by E*TRADE, Opus Acquisition Corp. and Web Street, including those contained in certificates of officers of E*TRADE, Opus Acquisition Corp. and Web Street, and (2) specified assumptions, including an assumption regarding the completion of the offer and merger in the manner contemplated by the merger agreement. In addition, the opinions of Katten Muchin Zavis and Davis Polk & Wardwell have assumed, and Katten Muchin Zavis’ and Davis Polk & Wardwell’s ability to provide the closing date opinion will depend on, the absence of changes in existing facts or in law between the date of this prospectus and the closing date. If any of those representations, covenants or assumptions is inaccurate, Katten Muchin Zavis and Davis Polk & Wardwell may not be able to provide the required closing date opinion or the tax consequences of the offer and merger could differ from those described in the opinions that Katten Muchin Zavis and Davis Polk & Wardwell have delivered. Katten Muchin Zavis’ and Davis Polk & Wardwell’s opinions neither bind the Internal Revenue Service (“IRS”) nor preclude the IRS or the courts from adopting a contrary position. Neither E*TRADE nor Web Street intends to obtain a ruling from the IRS on the tax consequences of the offer and merger.

Federal Income Tax Consequences If the Offer and Merger Qualify As a Reorganization

          Federal Income Tax Treatment of the Offer and Merger.     The offer and merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, and E*TRADE, its merger subsidiary and Web Street will each be a party to that reorganization within the meaning of Section 368(b) of the Internal Revenue Code. None of E*TRADE, its merger subsidiary and Web Street will recognize any gain or loss for federal income tax purposes as a result of the offer or the merger.

          Federal Income Tax Consequences to Web Street Stockholders Who Participate in the Offer and Merger.      For federal income tax purposes:

•	A holder of Web Street common stock will not recognize any gain or loss upon its exchange of its shares of Web Street common stock for shares of E*TRADE common stock.

•
If a holder of Web Street common stock receives cash instead of a fractional share of E*TRADE common stock, the holder will be required to recognize gain or loss, measured by the difference between the amount of cash received instead of that fractional share and the portion of the tax basis of that holder’s shares of Web Street common stock allocable to that fractional share. This gain or loss will be capital gain or loss, and will be long-term capital gain or loss if the share of Web Street common stock exchanged for that fractional share of E*TRADE common stock was held for more than one year at the effective time of the merger.

•
A holder of Web Street common stock will have a tax basis in the E*TRADE common stock received in the offer and merger equal to (1) the tax basis of the Web Street common stock surrendered by that holder pursuant to the offer or in the merger, less (2) any tax basis of the Web Street common stock surrendered that is allocable to any fractional share of E*TRADE common stock for which cash is received.

•
The holding period for shares of E*TRADE common stock received in exchange for shares of Web Street common stock in the offer and merger will include the holding period for the shares of Web Street common stock surrendered in the offer and merger.

          Federal Income Tax Consequences to E*TRADE Shareowners.     For federal income tax purposes, holders of E*TRADE common stock will not recognize gain or loss as a result of the offer and merger.

          This discussion of material federal income tax consequences is not a complete analysis or description of all potential federal income tax consequences of the offer and merger. This discussion does not address tax consequences that may vary with, or are contingent on, individual circumstances. In addition, it does not address any non-income tax or any foreign, state or local tax consequences of the offer and merger. Accordingly, we strongly urge each Web Street stockholder to consult his or her own tax advisor to determine the particular United States federal, state or local or foreign income or other tax consequences to him or her of the offer and merger.

          Except as just described, if the merger is not consummated, exchanges pursuant to the offer generally will be taxable transactions for federal income tax purposes.

Purpose of the Offer; The Merger; Appraisal Rights

          Purpose.    We are making the offer in order to acquire all of the outstanding shares of Web Street common stock. We intend, as soon as practicable after completion of the offer, to have Opus Acquisition Corp. merge with Web Street. The purpose of the merger is to acquire all Web Street shares not tendered and exchanged pursuant to the offer. In the merger, each then outstanding Web Street share (except for Web Street shares held in Web Street’s treasury and Web Street shares owned by E*TRADE or Opus Acquisition Corp.) would be converted into the right to receive the same number of E*TRADE shares as is paid in the offer.

           Approval of the Merger.    Under Section 251 of the DGCL, the approval of the board of directors of a company and the affirmative vote of the holders of a majority of its outstanding shares are required to approve and adopt a merger and a merger agreement. The Web Street board of directors has previously approved the merger. Accordingly, if we complete the offer (and the minimum tender condition is satisfied), we would have a sufficient number of Web Street shares to approve the merger without the affirmative vote of any other holder of Web Street shares. Therefore, unless the merger is consummated in accordance with the short-form merger provisions under the DGCL described below (in which case, no action by the stockholders of Web Street, other than E*TRADE, will be required to consummate the merger), the only remaining corporate action of Web Street will be the approval and adoption of the merger agreement by the affirmative vote of a majority of the outstanding Web Street shares.

          Possible Short-Form Merger.    Section 253 of the DGCL would permit the merger to occur without a vote of Web Street’s stockholders (a “short-form merger”) if E*TRADE were to acquire at least 90% of the outstanding Web Street shares in the offer or otherwise (including as a result of purchases by E*TRADE during any subsequent offering period). If, however, E*TRADE does not acquire at least 90% of the then outstanding Web Street shares pursuant to the offer or otherwise, and a vote of Web Street’s stockholders is required under the DGCL, a longer period of time will be required to effect the merger.

          Appraisal Rights.    Web Street stockholders do not have appraisal rights in connection with the offer.

          If more than a majority but less than 90% of the outstanding Web Street shares are validly tendered and not properly withdrawn in the offer, we will effect a long-form merger (as described above) as permitted under Section 251 of the DGCL. Web Street stockholders who have not exchanged their Web Street shares in the offer will not have appraisal rights in connection with a long-form merger.

          However, if at least 90% of the outstanding Web Street shares are validly tendered and not properly withdrawn in the offer, we will effect a short-form merger (as described above) as permitted under Section 253 of the DGCL. Web Street stockholders at the time of a short-form merger will have the right under Section 262 of the DGCL to dissent and demand appraisal of their Web Street shares. Under Section 262, dissenting stockholders who comply with the applicable statutory procedures will be entitled to receive a judicial determination of the fair value of their Web Street shares (exclusive of any element of value arising from the accomplishment or expectation of the merger) and to receive payment of such fair value in cash, together with a fair rate of interest, if any. In Cede & Co. and Cinerama, Inc. V . Technicolor, Inc., the Supreme Court of the State of Delaware construed Section 262 of the DGCL and held that the “accomplishment or expectation” exclusion from the calculation of fair value set forth in the preceding sentence is narrow and is designed to eliminate use of pro forma data and projections of a speculative variety relating to the completion of a merger. The court held that it is appropriate to include in the calculation of fair value any known elements of value. We cannot assure you as to the methodology a court would use to determine fair value or how a court would select which of the elements of value are to be included in such a determination.

Conditions of the Offer

          The offer is subject to a number of conditions, which are described below:

Minimum Tender Condition

          There must be validly tendered and not properly withdrawn prior to the expiration of the offer a number of Web Street shares which will constitute at least a majority of the total number of outstanding Web Street shares on a fully diluted basis (as though all options or other securities convertible into or exercisable or exchangeable for Web Street shares had been so converted, exercised or exchanged) as of the date that we accept the Web Street shares pursuant to our offer. Based on information supplied by Web Street, the number of Web Street shares needed to satisfy the minimum tender condition would have been approximately 15,404,670 as of May 18, 2001.

Regulatory Clearance Condition

          The National Association of Securities Dealers must approve the acquisition of Web Street in accordance with the NASD’s registration rule 1017. At the date of this prospectus, there is no requirement that the parties file notification and report forms pursuant to the HSR Act. In the event that the parties determine prior to accepting shares tendered in the offer that it is necessary to file under the HSR Act, then this condition would also require that the waiting period under the HSR Act has expired or has been terminated.

Registration Statement Effectiveness Condition

          The registration statement on Form S-4 of which this prospectus is a part must have become effective under the Securities Act and not be the subject of any stop order or proceedings seeking a stop order.

NYSE Listing Condition

          The shares of E*TRADE common stock issuable to Web Street stockholders in the offer and the merger must have been approved for listing on the New York Stock Exchange, subject to official notice of issuance.

Other Conditions of the Offer

          The offer is also subject to the following conditions that, prior to expiration of the offer, must be satisfied or waived:

(1)
There shall not have been instituted or pending any action or proceeding by any government or governmental authority or agency, domestic, foreign or supranational, before any court or governmental authority or agency, domestic, foreign or supranational challenging or seeking to make illegal, to delay materially or otherwise directly or indirectly to restrain or prohibit the making of the offer, the acceptance for payment of or payment for some or all of the Web Street shares by E*TRADE or Opus Acquisition Corp. or the consummation of the merger;

(2)
There shall not have been entered, enacted, promulgated, enforced or issued by any court, government or governmental authority or agency, domestic, foreign or supranational a judgment, order, decree, statute, law, ordinance, rule or regulation, or any other legal restraint or prohibition preventing the consummation of the offer or making the offer illegal;

(3)
Web Street shall not have failed to perform in any material respect any of its covenants, obligations or agreements under the merger agreement so that, overall, the failures would reasonably be expected to have a material adverse effect on Web Street;

(4)
The representations and warranties of Web Street contained in the merger agreement, disregarding all qualifications and exceptions contained in the merger agreement relating to materiality or material adverse effect or any similar standard or qualification, shall be true at and as of the expiration of the offer as if made at and as of that time, other than representations or warranties that address matters only as of a certain date, which shall be true and correct as of that date, except as would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Web Street;

(5)	The merger agreement shall not have been terminated;

(6)	All options issued under Web Street’s option plans and the ESPP shall have been exercised, cancelled or repurchased;

(7)
Each of seven senior executives of Web Street shall have executed and delivered to E*TRADE an escrow agreement and each of Joseph and Avi Fox shall have executed and delivered a Non-Competition Agreement; and

(8)
No shares of E*TRADE common stock to be issued in the offer or the merger (excluding shares to be issued upon exercise of Web Street warrants assumed in the merger) shall be subject to registration rights granted by Web Street that have not been fully waived by the holder.

           The conditions of the offer described above are solely for our benefit and we may assert them regardless of the circumstances giving rise to any of the conditions, including any action or inaction by us. We may, in our sole discretion, waive these conditions in whole or in part, other than the minimum tender condition, which may only be waived with Web Street’s consent and the condition relating to regulatory clearances and the conditions relating to the absence of an injunction and the effectiveness of the registration statement for the E*TRADE shares to be issued in our offer. The determination as to whether any condition has been satisfied shall be in our good faith judgment and will be final and binding on all parties. The failure by us at any time to exercise any of the foregoing rights shall not be deemed a waiver of that right and each right shall be deemed a continuing right which may be asserted at any time and from time to time prior to expiration of the offer. Notwithstanding anything to the contrary in this prospectus, we cannot and will not assert any of the conditions to the offer at any time after the expiration date of the offer.

Regulatory Clearances

          E*TRADE and Web Street have agreed pursuant to the merger agreement to use all reasonable efforts to take whatever actions are required to obtain necessary regulatory approvals with respect to the offer and the merger. Other than NASD approval for the acquisition of Web Street by E*TRADE, the SEC declaring effectiveness of the registration statement of which this prospectus is a part and the filing of a certificate of merger under the Delaware General Corporation Law with respect to the merger, we do not believe that any additional material governmental filings are required with respect to the offer and the merger.

          U.S. Antitrust.    Under the Hart-Scott-Rodino Act and the related rules, merger transactions in which the consideration exceeds $50 million may not be completed until the parties notify and furnish information to the FTC and the Antitrust Division of the United States Department of Justice and specified waiting period requirements have been satisfied. At the date of this prospectus, the total value of E*TRADE common stock issuable to the stockholders of Web Street is less than $50 million. Because the value of E*TRADE common stock will fluctuate prior to the expiration of the offer, it is possible that E*TRADE and Web Street will be required to file with the FTC and the Antitrust Division the required notification and report forms under the HSR Act. The applicable waiting period under the HSR Act before E*TRADE could accept Web Street shares in the offer would be 30 days unless it is earlier terminated or extended by a request for additional information.

Possible Effects of Our Offer

          Reduced Liquidity; Possibly no Longer Included for Quotation.    The tender of Web Street shares pursuant to the offer will reduce the number of holders of Web Street shares and the number of Web Street shares that might otherwise trade publicly and could adversely affect the liquidity and market value of the remaining Web Street shares held by the public. Web Street shares are included for quotation and principally traded on the Nasdaq National Market. Depending on the number of Web Street shares acquired pursuant to the offer, following consummation of the offer, Web Street shares may no longer meet the requirements of the Nasdaq National Market for continued quotation. The NASD’s requirements for continued inclusion in the Nasdaq National Market, among other things, require that an issuer have either:

•
At least 750,000 publicly held shares, held by at least 400 stockholders of round lots, with a market value of at least $5 million and net tangible assets of at least $4 million and at least two registered and active market makers for the shares or

•	At least 1,100,000 publicly held shares, held by at least 400 stockholders of round lots, with a market value of at least $15 million and at least four registered and active market markers, and either

•	A market capitalization of at least $50 million; or

•	Total assets and total revenue of at least $50 million each for the most recently completed fiscal year or two of the last three most recently completed fiscal years.

          The shares might nevertheless continue to be included in the Nasdaq National Market with quotations published in the Nasdaq “additional list” or in one of the “local lists,” but if the number of holders of the shares were to fall below 300, the number of publicly held shares were to fall below 500,000 or there were not at least two registered and active market makers for the shares, the NASD’s rules provide that the shares would no longer be “qualified” for Nasdaq reporting and the Nasdaq would cease to provide any quotations. Shares held directly or indirectly by directors, officers or beneficial owners of more than 10% of the shares are not considered as being publicly held for this purpose. If, following the closing of offer, the shares of Web Street no longer meet the requirements of the NASD for continued inclusion in the Nasdaq National Market or in any other tier of the Nasdaq and the shares were no longer included in the Nasdaq National Market or in any other tier of the Nasdaq, the market for shares could be adversely affected.

          If the shares no longer meet the requirements of the NASD for continued inclusion in any tier of the Nasdaq, it is possible that the shares would continue to trade in the over-the-counter market and that price quotations would be reported by other sources. The extent of the public market for the Web Street shares and the availability of quotations for Web Street shares would, however, depend upon the number of holders of shares remaining at that time, the interest in maintaining a market in Web Street shares on the part of securities firms, the possible termination of registration of the shares under the Exchange Act, as described below, and other factors. We cannot predict whether the reduction in the number of Web Street shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for, or marketability of, the Web Street shares.

          According to Web Street, there were, as of May 18, 2001, approximately 26,346,281 Web Street common shares outstanding, held by 322 holders of record. Web Street has advised us that it was notified by the NASD that the Web Street common stock is subject to delisting if the trading price does not exceed $1.00 per share for 10 consecutive days prior to July 9, 2001. The closing price of Web Street common stock on May 31, 2001 was $1.33.

          In light of the offer, Web Street has postponed its Annual Meeting of Stockholders scheduled for May 31, 2001 in San Francisco. At the Annual Meeting, Web Street had planned to elect a third director qualifying as independent under Nasdaq rules. Nasdaq requires that the Boards of Directors of its listed companies have a standing Audit Committee comprised of at least three independent directors. Web Street was required to certify to such effect on or before June 30, 2001. Web Street has requested an extension of this deadline pending the consummation of the offer and merger.

          Registration Under the Exchange Act.    Web Street shares are currently registered under the Exchange Act, Web Street can terminate that registration upon application to the SEC if the outstanding shares are not listed on a national securities exchange, quoted on an automated inter-dealer quotation system or if there are fewer than 300 holders of record of Web Street shares. Termination of registration of the Web Street shares under the Exchange Act would reduce the information that Web Street must furnish to its stockholders and to the SEC and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b) and the requirement of furnishing a proxy statement in connection with stockholders meetings pursuant to Section 14(a) and the related requirement of furnishing an annual report to stockholders, no longer applicable with respect to Web Street shares. In addition, if Web Street shares are no longer registered under the Exchange Act, the requirements of Rule 13e-3 under the Exchange Act with respect to “going-private” transactions would no longer be applicable to Web Street. Furthermore, the ability of “affiliates” of Web Street and persons holding “restricted securities” of Web Street to dispose of these securities pursuant to Rule 144 under the Securities Act may be impaired or eliminated. If registration of the shares under the Exchange Act were terminated, they would no longer be eligible for Nasdaq reporting or for continued inclusion on the Federal Reserve Board’s list of “margin securities.”

Relationships with Web Street

          Except as set forth herein, neither we nor, to the best of our knowledge, any of our directors, executive officers or other affiliates has any contract, arrangement, understanding or relationship with any other person with respect to any securities of Web Street, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies. Except as described herein, there have been no contacts, negotiations or transactions since January 1, 1996, between us or, to the best of our knowledge, any of our directors, executive officers or other affiliates on the one hand, and Web Street or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of securities, an election of directors, or a sale or other transfer of a material amount of assets. Neither we nor, to the best of our knowledge, any of our directors, executive officers or other affiliates has since January 1, 1996 had any transaction with Web Street or any of its officers, directors or affiliates that would require disclosure under the rules and regulations of the SEC applicable to the offer.

          Neither we nor, to the best of our knowledge, any of our directors, executive officers or other affiliates beneficially owns or has any right to acquire, directly or indirectly, any Web Street shares and neither we nor, to the best of our knowledge, any of our directors, executive officers or other affiliates has effected any transaction in the Web Street shares during the past 60 days.

Accounting Treatment

          The merger of E*TRADE and Web Street will be accounted for as a “purchase,” as that term is used under generally accepted accounting principles, commonly referred to as “GAAP”, for accounting and financial reporting purposes. Web Street will be treated as the acquired corporation for these purposes. Web Street’s assets, liabilities and other items will be adjusted to their estimated fair value on the closing date of the merger and combined with the historical book values of the assets and liabilities of E*TRADE. Applicable income tax effects of these adjustments will be included as a component of the combined company’s deferred tax asset or liability. The difference between the estimated fair value of the assets, liabilities and other items (adjusted as discussed above) and the purchase price will be recorded as identifiable intangible assets and amortized over an estimated life of seven years following completion of the merger.

Fees and Expenses

          Web Street engaged Houlihan Smith & Company, Inc. as its financial advisor, pursuant to the terms of a letter agreement dated May 3, 2001, to render a fairness opinion in connection with the offer and the merger. Pursuant to the terms of that letter agreement, Web Street agreed to pay Houlihan Smith & Company, Inc. a non-contingent fee of $75,000.

          On May 9, 2001, Web Street engaged Scott Appleby to provide advisory services to Web Street in connection with the merger agreement. Pursuant to the terms of the letter agreement with Mr. Appleby, Web Street agreed to pay him a fee of $1,000,000 upon the closing of the merger.

          We have retained Innisfree M&A Incorporated as information agent in connection with the offer. The information agent may contact holders of Web Street shares by mail, telephone, telex, telegraph and personal interview and may request brokers, dealers and other nominee stockholders to forward material relating to the offer to beneficial owners of Web Street shares. We will pay the information agent reasonable and customary compensation for these services in addition to reimbursing the information agent for its reasonable out-of-pocket expenses. We have agreed to indemnify the information agent against certain liabilities and expenses in connection with the offer, including certain liabilities under the U.S. federal securities laws.

          In addition, we have retained American Stock Transfer & Trust Company as the exchange agent. We will pay the exchange agent reasonable and customary compensation for its services in connection with the offer, will reimburse the exchange agent for its reasonable out-of-pocket expenses and will indemnify the exchange agent against certain liabilities and expenses, including certain liabilities under the U.S. federal securities laws.

          Except as set forth above, we will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Web Street shares pursuant to the offer. We will reimburse brokers, dealers, commercial banks and trust companies and other nominees, upon request, for customary clerical and mailing expenses incurred by them in forwarding offering materials to their customers.

New York Stock Exchange and E*TRADE and Web Street Common Stock

          It is a condition to the merger that the E*TRADE common shares issuable in the offer and the merger be listed for trading on the New York Stock Exchange on or prior to the acceptances of Web Street shares in the offer, subject to official notice of issuance. If the merger is completed, Web Street common shares will cease to be quoted on the Nasdaq National Market.

COMPARATIVE PER SHARE MARKET PRICE AND DIVIDEND INFORMATION

          E*TRADE common shares are listed on the New York Stock Exchange and Web Street common shares are quoted on the Nasdaq National Market. E*TRADE’s ticker symbol is “ET” and Web Street’s ticker symbol is “WEBS.” The following table shows, for the periods indicated, the high and low sale prices for E*TRADE common shares on the New York Stock Exchange and Web Street common shares on the Nasdaq National Market. Neither E*TRADE nor Web Street have paid any cash dividends during the periods presented.

	Web Street Common Shares
	Market Price
	High	Low
Fiscal 2000
First Quarter	$13.38	$5.75
Second Quarter	$ 9.06	$2.25
Third Quarter	$ 3.75	$1.94
Fourth Quarter	$ 2.13	$0.69

Fiscal 2001
First Quarter	$ 1.63	$0.52
Second Quarter (through May 31, 2001)	$ 1.52	$0.45

E*TRADE Common Shares
Market Price
	High	Low
Fiscal 2000
First Quarter	$ 40.00	$ 21.63
Second Quarter	$ 34.25	$ 19.19
Third Quarter	$ 31.19	$ 13.13
Fourth Quarter	$ 20.19	$ 13.19

Transition Period—Quarter ended December 31, 2000	$ 16.50	$ 6.66

Fiscal 2001
First Quarter	$ 15.38	$ 6.35
Second Quarter (through May 31, 2001)	$ 10.20	$ 5.32

          On May 18, 2001, the last full trading day prior to the public announcement of the offer and the merger, the last sale price per share of E*TRADE common stock on the New York Stock Exchange was $9.20 and the last sale price per share of Web Street common stock on the Nasdaq National Market was $0.80. On May 31, 2001, the most recent practicable date prior to the printing of this document, the last sale price per share of E*TRADE common stock was $7.50 and the last sale price per share of Web Street common stock was $1.33. We urge you to obtain current market prices and quotations for E*TRADE and Web Street common shares, respectively, before making any decision on the merger.

          Neither E*TRADE nor Web Street has ever declared or paid any cash dividends on its common stock nor other securities and neither anticipates paying cash dividends in the foreseeable future.

OPINION OF WEB STREET FINANCIAL ADVISOR

          Web Street retained Houlihan in connection with the proposed offer and merger as a financial advisor to render an independent fairness opinion, referred to in this prospectus as the opinion, to the Web Street Board. The purpose of the opinion was to advise the Web Street Board whether, in the opinion of Houlihan, the exchange ratio of 0.1864 E*TRADE share for each Web Street share, referred to in this section as the exchange ratio, is fair to Web Street stockholders from a financial point of view. The terms of the offer and merger resulted from the negotiations between Web Street and E*TRADE, and Houlihan did not participate in such determination. The opinion was based upon a review of the companies from a financial point of view. As described below, in the opinion of Houlihan, the merger, as described in this prospectus, is fair, from a financial point of view, to the stockholders of Web Street as of the date of the opinion.

          The full text of the opinion, dated May 20, 2001, is attached as Annex C to this prospectus and incorporated herein by reference. The opinion contains a description of the matters considered by Houlihan and the limits of its review. Web Street stockholders are encouraged to read the opinion carefully and in its entirety.

          The opinion is for the information of the Web Street Board in connection with its evaluation of the offer and the merger, and it does not constitute a recommendation to the Web Street Board to proceed with the merger. Additionally, the opinion does not constitute a recommendation to any holder of Web Street common stock as to how that holder should vote with respect to the merger. The opinion relates solely to the question of fairness to Web Street stockholders, from a financial point of view, as to the exchange ratio as defined in the merger agreement. Further, Houlihan expresses no opinion as to the structure, terms or effect of any other aspect of the merger, including, without limitation, any effects resulting from the application of any bankruptcy proceeding, fraudulent conveyance, or other international, federal or state insolvency law, or of any pending or threatened litigation affecting Web Street or E*TRADE. Houlihan also expresses no opinion as to the tax consequences of the offer or merger.

          In arriving at the opinion, Houlihan, among other things:

          (i)  reviewed certain publicly available financial and other data with respect to Web Street and E*TRADE, including but not limited to Web Street’s and E*TRADE’s recent filings with the SEC, including the consolidated financial statements for recent years, and for the most recent fiscal quarters for which published results are available and certain other relevant financial and operating data relating to Web Street and E*TRADE made available to Houlihan from published sources and from the internal records of Web Street;

          (ii)  reviewed the financial terms and conditions of the merger agreement in the form presented to Houlihan from Web Street senior management;

          (iii)  reviewed the financial projections of Web Street, including certain assumptions and conditions prepared and furnished to Houlihan by Web Street senior management;

          (iv)  reviewed historical market prices and trading volume for Web Street common stock and E*TRADE common stock;

          (v)  held discussions with members of senior management of Web Street with respect to the historical and current financial condition and operating results, as well as the business and future prospects, of Web Street as a stand-alone entity;

          (vi)  compared Web Street from a financial point of view with certain other publicly-traded companies in the online brokerage industry that Houlihan deemed to be relevant;

          (vii)  compared the proposed financial terms of the offer and merger with the financial terms of certain other business combinations Houlihan deemed relevant; and

          (viii)  conducted such other studies, analyses, inquiries and investigations as Houlihan deemed appropriate.

           During Houlihan’s review, it relied upon and assumed, without independent verification, the accuracy, completeness and reasonableness of the financial and other information provided, and further relied upon the representations of Web Street senior management that they are unaware of any facts that would make the information provided to Houlihan incomplete or misleading for the purposes of the opinion. Houlihan has further relied upon the accuracy of publicly available financial data. Houlihan has not assumed responsibility for any independent verification of this information nor assumed any obligation to verify this information. Houlihan has assumed that the financial projections provided by Web Street senior management in connection with the rendering of the opinion were reasonably prepared using assumptions that reflect the best currently available estimates and good faith judgments of Web Street senior management, at the date of the opinion, with respect to the future financial performance of Web Street, on a stand-alone basis. Houlihan assumes no responsibility for and expresses no view as to the forecasts or the assumptions on which they were based. Houlihan did not perform an independent evaluation or appraisal of the assets of Web Street.

          The opinion is necessarily based on economic, market, financial and other conditions as they existed on, and on the information made available to Houlihan as of, the date of the opinion. Houlihan has disclaimed any obligation to advise the Web Street Board or any person of any change in any fact or matter affecting the opinion which may come or be brought to its attention after the date of the opinion.

          Each of the analyses conducted by Houlihan was carried out to provide a different perspective on the merger, and to enhance the total mix of information. Houlihan did not form a conclusion as to whether any individual analysis, considered in isolation, supported or failed to support an opinion as to the fairness, from a financial point of view, of the exchange ratio to the Web Street shareholders. Houlihan did not place any specific reliance or weight on any individual analysis, but instead concluded that its analyses taken as a whole, supported its determination. Accordingly, Houlihan believes that its analyses must be considered as a whole and that selecting portions of its analyses or the factors it considered, without considering all analyses and factors collectively, could create an incomplete view of the process underlying the analyses performed by Houlihan in connection with the preparation of the opinion.

          Selected Guideline Public Company Analysis.    Using publicly available information, Houlihan compared selected financial data of Web Street with similar data for selected publicly traded companies, referred to in this prospectus as the Online Brokerage Peers, engaged in businesses which Houlihan judged to be reasonably comparable to those of Web Street. Houlihan believes that the eight companies listed below have operations similar to some of the operations of Web Street, but noted that none of these companies have the same management, composition, size or combination of business as Web Street:

          • Charles Schwab Corp.
          • TD Waterhouse Group, Inc.
          • E*TRADE Group, Inc.
          • Ameritrade Holding Corp.
          • Siebert Financial Corp.
          • A.B. Watley Group
          • Stockwalk Group
          • J.B. Oxford Holdings, Inc.

          These companies were selected because of their operating, organizational and overall business similarities with Web Street. The median, high and low valuation multiples for the Online Brokerage Peer Group were determined. Based upon a review of that information and closing stock prices on May 14, 2001, Houlihan determined that Web Street generally traded below the median valuation level of its peer group; however, the valuation of the offer and merger is only slightly below the median and well within the range of the peer group.

Online Brokerage Peers
	Exchange Offer	Web Street Current Price	Median	Low	High
Equity Value to:
TTM Revenue	1.81x	0.73x	2.47x	0.29x	5.17x
Book Value	2.10x	0.85x	2.58x	0.74x	9.46x

Note:	“TTM” means the trailing twelve months ended March 31, 2001, and “Book Value” was determined as of March 31, 2001.

          Houlihan also calculated a range of imputed values for the equity of Web Street based on the ratios for the Online Brokerage Peers. This analysis resulted in a range of imputed values for the equity of Web Street of between $7.0 million and $206 million. Houlihan noted that the equity valuation of the offer and merger of $45 million is within such range.

          Houlihan also reviewed two other relevant valuation metrics for the largest online brokerage firms and compared those to the valuation implied by the offer and merger. These metrics are Enterprise Value (defined as equity value plus the principal of interest bearing debt) to the number of core accounts, and Enterprise Value to the value of client assets.

	Enterprise Value/ Core Accounts	Enterprise Value/ Client Assets
Ameritrade	$1,236	6.0%
CSFB Direct	948	2.2%
E*TRADE	1,043	8.4%
Charles Schwab	3,798	3.3%
TD Waterhouse	1,721	3.3%

Median	$1,236	3.3%
Web Street/E*TRADE
Merger Consideration	$1,304	9.6%
Premium over median	5.5%	187.0%

          Selected Guideline Transaction Analysis.    Several thousand transactions were screened in an attempt to find business combinations involving companies similar to Web Street. Typically, financial information is not disclosed for private transactions, so this analysis is limited to analyzing transactions involving public companies for which financial and valuation data is publicly disclosed. Using publicly available information, Houlihan examined the following transactions involving brokerage firms, referred to in this prospectus as the Guideline Transactions:

Acquiror	Target
MONY Group, Inc.	Advest Group, Inc.
Royal Bank of Canada	Dain Rauscher Corp.
Deutsche Bank AG	National Discount Brokers
E*TRADE Group, Inc.	TIR Limited
Gilman & Ciocia, Inc.	North Shore Capital Management
GlobalNet Financial.com, Inc.	Dalton Kent Securities Group, Inc.
Lotus Pacific, Inc.	U.S. Securities & Futures Group, Inc.
Omega Research, Inc.	Online Tradinginc.com Corp.
Pinnacle Global Group, Inc.	Blackford Securities Corp.
vFinance.com, Inc.	Colonial Direct Financial Group
Waddell & Reed Financial, Inc.	The Legend Group of Companies

           The median, high and low valuation multiples for the Guideline Transactions were determined. Based upon a review of that information, Houlihan determined that Web Street generally traded well below the median level of these transactions, however the valuation of the offer and merger is split with one multiple well above the median and the other slightly below the median.

Guideline Transactions
	Exchange Offer	Web Street Current Price	Median	Low	High
Equity Value to:
TTM Revenue	1.81x	0.73x	0.95x	0.43x	25.64x
Book Value	2.10x	0.85x	2.58x	0.74x	9.46x

          Note: “TTM” means the trailing twelve months ended March 31, 2001, and “Book Value” was determined as of March 31, 2001.

          Houlihan calculated a range of imputed values for the equity of Web Street based on the ratios for the Guideline Transactions. This analysis resulted in a range of imputed values for the equity of Web Street of between $10.5 million and $518.1 million. Houlihan again noted that the equity valuation of the offer and merger was $45 million, well within such range.

          Precedent Premium Analysis.    Using publicly available information, Houlihan examined several additional transactions involving publicly traded brokerage and investment management firms to determine premiums paid in these transactions over the applicable stock price of the target company one day prior to the announcement of the acquisition offer:

Acquiror	Target
Deutsche Bank AG	National Discount Brokers
E*TRADE Group Inc.	VERSUS Technologies, Inc.
First Union Corp.	JW Genesis Financial Corp.
Franklin Resources Inc.	Fiduciary Trust Co. International
Franklin Resources Inc.	Bissett & Associates Investment Mgt.
Legg Mason Inc.	Perigee Inc.
Metropolitan Life Insurance Co.	Conning Corp.
MONY Group Inc.	Advest Group Inc.
Old Mutual PLC	United Asset Management Corp.
PA Consulting Group	Hagler Bailly Inc.
Regions Financial Corp.	Morgan Keegan Inc.
ReliaStar Financial Corp.	Lexington Global Asset Managers Inc.
Royal Bank of Canada	Dain Rauscher Corp.

          The following table summarizes the premiums indicated from the above transactions:

	Median	Low	High
Premium to One Day Share Price	41.1%	1.6%	94.1%

          Houlihan noted that the consideration to be received by Web Street stockholders based on the exchange ratio of 0.1864 and the May 18, 2001 price of E*TRADE, is $1.7149 per share. This represents a premium of 114.4% over the closing price as of the last trading date prior to the date of the opinion, a premium of 145.0% over the closing price on May 16, 2001 (the date Houlihan issued its verbal opinion).

          Discounted Cash Flow Analysis.    Houlihan performed a discounted cash flow (“DCF”) analysis for Web Street using Web Street management’s projections on a stand-alone basis. The discounted future net cash flow was calculated assuming a weighted average cost of capital (discount rate) of 18.61%, developed using the capital asset pricing model, and was comprised of the sum of the present values of:

          • the projected unlevered net free cash flows for the years 2001 through 2005 and

•	the anticipated future 2005 terminal value. The terminal value was determined by calculating multiples of projected 2005 net free cash flow ranging from 6.0x to 8.0x.

          This analysis implies a reference range of prices per share of Web Street from $1.05 per share to $1.42 per share. Houlihan tested the sensitivity of the values for Web Street on a stand-alone basis by varying certain key assumptions. The reference range was not materially changed by reasonable variations of key assumptions.

          Historical Stock Price Analysis.    Houlihan reviewed the daily closing market price and trading volume of each of Web Street and E*TRADE common stock over the historical 30 day, 90 day, one-year, and two year periods ending May 14, 2001. Houlihan calculated the historical average and weighted average prices over these historical periods as follows:

	E*TRADE	Web Street
30 Day Average	$9.04	$0.58
30 Day Weighted Average	$9.01	$0.62
90 Day Average	$8.58	$0.72
90 Day Weighted Average	$8.47	$0.73
1 Year Average	$13.06	$1.63
1 Year Weighted Average	$13.47	$1.70
2 Year Average	$20.90	N/A
2 Year Weighted Average	$23.35	N/A

          Houlihan noted that the value of the consideration in the offer and merger represents a considerable discount from the $11.00 share price of Web Street’s IPO. Accordingly, Houlihan calculated the change in the stock price of each of the Guideline Companies for both the period since the Web Street IPO (November 19, 1999 to May 14, 2001), as well as from its respective 52-week high to illustrate that the entire industry has experienced similar declines in share price.

	Return Since 11/19/99	Return from 52-week high
Web Street/E*TRADE Merger Consideration	(84.4)%	(54.3)%
JB Oxford	(82.1)%	(70.2)%
Stockwalk.com	(81.3)%	(92.8)%
Ameritrade	(70.6)%	(61.6)%
E*TRADE	(75.5)%	(60.0)%
Siebert Financial	(71.8)%	(49.7)%
TD Waterhouse Group	(39.7)%	(46.7)%
Charles Schwab	(35.3)%	(51.5)%
AB Watley	(20.6)%	(61.0)%

          Houlihan, a member of the National Association of Securities Dealers, as part of its investment banking services, is regularly engaged in the valuation of businesses and securities in connection with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements, and valuations for corporate and other purposes. Houlihan will receive a non-contingent fee plus reimbursement for all reasonable out-of-pocket expenses from Web Street relating to its services in providing the opinion. Under the terms of the agreement, Web Street also agreed to indemnify, defend and hold Houlihan harmless if Houlihan becomes involved in any way in any legal or administrative proceeding related to the services Houlihan provided in rendering the opinion.

INTERESTS OF WEB STREET OFFICERS AND DIRECTORS IN THE MERGER

          When considering the offer and the recommendation of the Web Street board of directors that Web Street stockholders tender their shares in the offer, you should be aware that some Web Street directors and officers have interests in the offer and the merger that are different from, or are in addition, to yours.

Certain Executive Agreements

          Each of Joseph J. Fox, Avi Fox, Joseph Barr, Stuart Cohn, William Mania, D. Jonathan Rosenberg, and Harleigh Mandel, referred to collectively in this prospectus as the Executives, are parties to employment agreements with Web Street, referred to in this section as the Employment Agreements. Each Employment Agreement requires Web Street to provide the Executive, upon consummation of the offer and the termination of his employment, with certain benefits, including: (i) a lump sum payment equal to the product of the Executive’s annual salary and the average of the prior three years’ bonus times a multiplier (a fixed number ranging from 1.75 to 2.5), referred to in this section as the Executive Severance Payments, and (ii) a continuation of health, medical and life insurance benefits for one year following the Executive’s termination.

          As part of the merger agreement negotiations, we requested that the Executives agree to certain limitations and conditions on the Executive Severance Payments and enter into an Executive Agreement. The merger agreement provides that an aggregate of $5,000,000 of the Executive Severance Payments that would otherwise be payable to each Executive pursuant to the terms of the Employment Agreements with Web Street upon consummation of the offer will be deposited with American Stock Transfer & Trust Company, as escrow agent. The Executives will receive portions of the escrowed Executive Severance Payments (together with any interest earned thereon) upon the satisfaction of certain threshold tests by specified dates.

          The following table sets forth each Executive’s contributions to the escrow fund and the Executive Severance Payments that will be paid upon satisfaction of each threshold test:

Executive	Threshold Test #1 Amount	Threshold Test #2 Amount	Threshold Test #3 Amount	Threshold Test #4 Amount	Total
Joseph J. Fox	$201,629	$201,629	$ 500,000	$ 545,585	$1,448,843
Avi Fox	201,629	201,629	500,000	545,585	1,448,843
Joseph Barr	125,175	125,175	—	338,710	589,060
Stuart Cohn	102,806	102,806	—	278,128	483,794
William Mania	86,788	86,788	—	234,839	408,415
D. J. Rosenberg	87,318	87,318	—	236,273	410,910
Harleigh Mandel	44,654	44,654	—	120,828	210,135

Total	$850,000	$850,000	$1,000,000	$2,300,000	$5,000,000

          If any Executive Severance Payment is subject to “golden parachute” excise tax, Web Street is obligated pursuant to the terms of each Employment Agreement to reimburse the Executive for the excise tax or any other tax imposed on the Executive Severance Payment. Under the merger agreement, the Executives have agreed to limit Web Street’s liability for payment of excise taxes and related gross-up payments to $140,688. This limit may be increased to the extent that Web Street retains in excess of $750,000 in cash following all termination-related payments.

Certain Loan Agreements

          Under unsecured promissory notes dated March 16, 1999, Web Street loaned each of Avi Fox and Joseph J. Fox $110,000 at an annual interest rate of 5%, to be repaid on or before March 16, 2001. As of December 31, 2000, the full principal amount of each of the notes was outstanding. On March 16, 2001 the due date of these loans was extended to March 16, 2003 by letter agreements. Under unsecured promissory notes dated January 16, 2001, Web Street loaned each of Avi Fox and Joseph J. Fox $200,000 at an annual interest rate of 6%, with interest only payable on a quarterly basis. Under the terms of these loans to Messrs. Fox, the entire principal balance and accrued unpaid and interest is payable on or before three years following the date of the loans.

          The January 16, 2001 loans to Messrs. Fox also provide that they, as well as all other then-outstanding loans to each of Messrs. Fox, will be subject to complete forgiveness, grossed up for applicable tax effects, upon a change of control of Web Street. As a result of the execution of the merger agreement and the consummation of the offer, these loans will be forgiven.

          Under a promissory note secured by Web Street Common Stock dated July 29, 1999, Web Street loaned D. Jonathan Rosenberg $45,000 at an annual interest rate of 5%, with interest only payable on a quarterly basis, to be repaid on or before July 29, 2001. Under an unsecured promissory note dated January 19, 2001, Web Street loaned D. Jonathan Rosenberg $25,009.37 at an annual interest rate of 6%, with interest only payable on a quarterly basis, to be repaid on or before January 19, 2003. Under a promissory note secured by Web Street Common Stock dated December 30, 1999, Web Street loaned Stuart A. Cohn $50,000 at an annual interest rate of 5%, with interest only payable on a quarterly basis, to be repaid on or before December 30, 2001.

          The January 19, 2001 loan to D. Jonathan Rosenberg and the December 30, 1999 loan to Stuart A. Cohn, also provide that they, as well as all other then-outstanding loans to each of Messrs. Rosenberg and Cohn, will be subject to complete forgiveness, grossed up for applicable tax effects, upon a change of control of Web Street. As a result of the execution of the merger agreement and the consummation of the offer, these loans will be forgiven.

THE MERGER AGREEMENT AND THE STOCKHOLDER AGREEMENT

          The following description of the merger agreement describes the material terms of the agreement but does not purport to describe all the terms of the agreement. The complete text of the merger agreement is attached as Annex A to this prospectus. All stockholders are urged to read the merger agreement in its entirety because it is the legal document that governs the offer and the merger.

The Offer

          Terms of the Offer.    The merger agreement provides for the commencement by Opus Acquisition Corp. of this offer to exchange all outstanding shares of Web Street common stock for shares of E*TRADE common stock. The merger agreement provides for the consideration that we will pay in the offer, including the exchange ratio of 0.1864 share of E*TRADE common stock for each share of Web Street common stock. For a description of those matters, refer to the discussion under “The Offer.”

          The merger agreement prohibits Opus Acquisition Corp., without the consent of Web Street, from amending or waiving the minimum tender condition or amending the offer to change the form or amount of consideration to be paid, decreasing the number of shares of Web Street common stock sought in the offer, imposing additional conditions to the offer, extending the expiration date of the offer except as described below or making any other change which is adverse to the holders of the shares of Web Street common stock.

          Mandatory Extensions of the Offer.    If any of the conditions to the offer is not satisfied or waived on any scheduled expiration date of the offer, Opus Acquisition Corp. will extend the offer for successive extension periods of not more than 10 business days until all conditions to the offer are satisfied or waived; provided that Opus Acquisition Corp. is not required to extend the offer beyond September 30, 2001.

          Optional Extensions of the Offer.    Opus Acquisition Corp. will have the right to extend the offer (i) after acceptance of shares in the initial offering period, as it may be extended, for a further period of time by means of a subsequent offering period not to exceed 20 business days for the purpose of having E*TRADE and Opus Acquisition Corp. collectively own at least 90% of the outstanding shares of Web Street common stock and (ii) for any period required by any rule, regulation, interpretation or position of the SEC or its staff applicable to the offer or any period required by applicable law.

          Prompt Payment for Web Street Shares after the Closing of the Offer.    Subject to the conditions of the offer, Opus Acquisition Corp. will accept for payment and pay for, promptly after the expiration of the offer, all shares of Web Street common stock validly tendered and not properly withdrawn pursuant to the offer.

The Merger

          The Merger.    The merger agreement provides that Opus Acquisition Corp. will be merged with and into Web Street no later than the second business day following the satisfaction or waiver of the conditions set forth in the merger agreement unless the parties agree to another date. Under the terms of the merger agreement, at the effective time of the merger, each share of Web Street common stock will be converted into the right to receive from Opus Acquisition Corp. the same per share consideration paid to holders of Web Street common stock who exchanged their Web Street shares in the offer. Notwithstanding the foregoing, the merger consideration will not be payable in respect of Web Street shares held by Web Street, E*TRADE or Opus Acquisition Corp.

          Effective Time of the Merger.    The merger will become effective upon the filing of a certificate of merger with the Secretary of State of Delaware or such later time as is agreed by Web Street and E*TRADE or specified in the certificate of merger. The filing of the certificate of merger will take place as soon as practicable on or after the closing date of the merger.

Web Street Board of Directors

          Upon the acceptance for exchange of shares of Web Street common stock pursuant to the offer, E*TRADE will be entitled to designate a number of directors of Web Street (rounded up to the next whole number) that equals the product of (i) the total number of directors on Web Street’s board of directors and (ii) the percentage that the number of shares beneficially owned by E*TRADE and Opus Acquisition Corp. bears to the total number of shares of Web Street common stock outstanding. Until the merger has become effective, Web Street’s board of directors shall include at least two members who were directors of Web Street prior to the consummation of the offer. The merger agreement provides that, prior to the effective time of the merger, the affirmative vote of a majority of the continuing Web Street directors will be required to

•	amend or terminate the agreement on behalf of Web Street;

•	waive any rights, benefits or remedies of Web Street or holders of Web Street common stock under the merger agreement;

•	extend the time for performance of E*TRADE’s or Opus Acquisition Corp.’s obligations under the merger agreement; or

•	approve any other action of Web Street which adversely affects the holders of Web Street common stock.

Treatment of Web Street Warrants and Stock Options

          At the effective time of the merger, each outstanding warrant to purchase Web Street common stock will be assumed by E*TRADE. The terms of each such Web Street warrant, regardless of the extent vested and exercisable, shall be deemed to constitute an option to acquire, on the same terms and conditions as were applicable under the Web Street warrant, the same number of shares of E*TRADE common stock as the holder of the Web Street warrant would have been entitled to receive pursuant to the merger agreement had the holder exercised the Web Street warrant in full immediately prior to the effective time of the merger, rounded down to the nearest whole number. The price per share shall equal

•	the aggregate exercise price for the Web Street shares otherwise purchasable pursuant to the warrant, divided by

•	the aggregate number of shares of E*TRADE common stock purchasable pursuant to the warrant.

          At the effective time of the merger, each outstanding Web Street option, whether or not then exercisable, will be cancelled without the payment of any cash or other consideration. Pursuant to the merger agreement, Web Street has agreed within five days after the date of the merger agreement to cause the plan administrator to notify holders of options issued under the 1998 Option Plan that their options will terminate 15 days after the date of the notice. Web Street has also agreed at the first acceptance for exchange of shares to settle all options issued under the 1999 and 2000 option plans for cash in an amount of the positive difference between the change of control price (as defined in the plans) and the applicable per share exercise price and to repurchase each outstanding option under the ESPP. No new offering period will commence under the Web Street ESPP after the date of the merger agreement.

Covenants and Representations and Warranties

          Reasonable Efforts.    The merger agreement provides that each of E*TRADE and Web Street will use its reasonable efforts to take all actions necessary to close the offer and the merger.

          Conduct of Business Pending the Appointment of Directors.    The merger agreement obligates Web Street, until the first acceptance for exchange of shares of Web Street common stock pursuant to the offer, to conduct its operations in the ordinary course of business. The merger agreement expressly restricts the ability of Web Street to engage in certain material transactions, such as purchases and sales of assets or the sale or redemption of outstanding securities of Web Street, without the prior written consent of E*TRADE.

          No Solicitation of Alternative Transactions.    The merger agreement provides that, except in the circumstances described below, Web Street will not:

•	directly or indirectly solicit, initiate or take any action to facilitate or encourage the submission or announcement of, any Acquisition Proposal (as defined below),

•
enter into or participate in any discussions or negotiations with, furnish any information relating to it or its subsidiaries or afford access to the business, properties, assets, books or records of Web Street or its subsidiaries to, otherwise cooperate in any way with, or assist, participate in, facilitate or encourage any effort by any third party that is seeking to make or has made an Acquisition Proposal,

•	approve, endorse or recommend any Acquisition Proposal, or

•	enter into any letter of intent or similar document or any contract, agreement or commitment contemplating or otherwise relating to any Acquisition Proposal.

          However, the merger agreement does provide that in response to an unsolicited Acquisition Proposal that did not result from a breach by Web Street of its obligations not to solicit alternative transactions and following delivery to E*TRADE of notice of the Acquisition Proposal, Web Street may:

•	engage in discussions or negotiations with or furnish information (pursuant to a confidentiality agreement) to any third party which makes a bona fide Acquisition Proposal,

•	approve or recommend to its stockholders that Acquisition Proposal pursuant to the Exchange Act, or

•
withdraw, modify in a manner adverse to E*TRADE or fail to make a recommendation to its stockholders of the offer and the merger, if, in each case, the Web Street board of directors reasonably determines (after consultation with Web Street’s financial advisor) that the Acquisition Proposal is or is likely to result in a Superior Proposal (as defined below) and determines in good faith (after consultation with its outside legal counsel) that it is necessary to take such action(s) in order to satisfy its fiduciary duties under applicable law.

          “Acquisition Proposal” means any offer or proposal by a third party relating to:

•
any acquisition or purchase from Web Street by any person or group of more than 40% of the outstanding voting securities of Web Street or any of its subsidiaries or any tender offer or exchange offer that if consummated would result in any person or group beneficially owning 40% or more of the outstanding voting securities of Web Street or any of its subsidiaries or any merger, consolidation, business combination or similar transaction involving Web Street pursuant to which the stockholders of Web Street immediately preceding that transaction would hold less than 60% of the equity interests in the surviving or resulting entity of that transaction,

•
any sale, lease (other than in the ordinary course of business), exchange, transfer, license (other than in the ordinary course of business), acquisition, or disposition of more than 40% of the consolidated assets of Web Street, or

•	any liquidation or dissolution of Web Street.

          “Superior Proposal” means a bona fide, unsolicited, written Acquisition Proposal for at least a majority of the outstanding Web Street shares on terms that the Web Street board of directors determines in good faith by a majority vote, after consultation with its financial advisor and provide greater value and taking into account all the terms and conditions of the Acquisition Proposal, are more favorable to the Web Street stockholders than the offer or the merger.

          Employee Benefits.    See “Interests of Web Street Officers and Directors in the Merger”.

           Representations and Warranties.    The merger agreement contains a number of customary representations and warranties relating to each of the parties and their ability to consummate the offer and the merger. All representations and warranties of each party expire at the closing of the merger.

Escrow Agreement

          Each of Joseph Fox, Avi Fox, Joseph Barr, Stuart Cohn, William Mania, D.J. Rosenberg and Harleigh Mandel has agreed, prior to the first acceptance for exchange of shares, to enter into an escrow agreement with E*TRADE. The total escrow fund is $5 million, which will be funded out of payments otherwise due to the seven executives named above under their employment agreements. Amounts in the escrow fund will be released to the seven executives or to E*TRADE during the six months following the first acceptance for exchange of shares based on the satisfaction of certain tests involving the transition of Web Street operations in the merger, the retention of active accounts and cash remaining in Web Street after termination—related payments. See “Interests of Web Street Officers and Directors in the Merger.”

Conditions of the Offer

          See “The Offer—Conditions of the Offer”.

Conditions of the Merger

          The obligations of E*TRADE, Opus Acquisition Corp. and Web Street to consummate the merger are subject to the satisfaction of the following conditions:

•	to the extent required by applicable law, the merger agreement shall have been approved and adopted by the Web Street stockholders;

•	no provision of any applicable law or regulation and no judgment, injunction, order or decree shall prohibit the consummation of the merger;

•	the shares of E*TRADE common stock to be issued in the merger shall have been authorized for inclusion on the New York Stock Exchange, subject to official notice of issuance;

•	the registration statement on Form S-4 relating to the merger shall have become effective under the Securities Act and not be the subject of any stop order or proceedings seeking a stop order; and

•	Opus Acquisition Corp. shall have purchased shares of Web Street common stock in the offer.

Termination of the Merger Agreement

          Termination by Mutual Agreement.    The merger agreement may be terminated at any time prior to the first acceptance for exchange of shares of Web Street common stock pursuant to the offer by mutual written consent of E*TRADE and Web Street.

          Termination by either E*TRADE or Web Street.    The merger agreement may be terminated by either E*TRADE or Web Street at any time prior to the first acceptance for exchange of shares of Web Street common stock pursuant to the offer if:

(1)
the offer has not been consummated on or before September 30, 2001 (the “Termination Date”), unless the failure to consummate the offer is the result of a material breach or failure to fulfill a material obligation of the merger agreement by the party seeking termination;

(2)
the offer expires or terminates in accordance with the terms of the merger agreement without E*TRADE or Opus Acquisition Corp. having accepted for exchange any Web Street shares, except that a party will not be permitted to terminate the merger agreement for this reason if the expiration or termination is a result of a breach of the merger agreement by that party;

(3)
there shall be any applicable law or regulation that makes consummation of the merger illegal or otherwise prohibited or any judgment, injunction, or order which is final and nonappealable prohibiting the closing of the merger; or

(4)
any representation or warranty of the non-terminating party contained in the merger agreement is or becomes inaccurate so that, overall, the inaccuracies would reasonably be expected to have a material adverse effect on the non-terminating party, or the non-terminating party fails to perform any material covenant contained in the merger agreement, if that inaccuracy or failure to perform has not been or is incapable of being cured by the non-terminating party within 30 days following receipt by the non-terminating party of notice from the terminating party of the inaccuracy or failure to perform.

          Termination by E*TRADE.    The merger agreement may be terminated at any time prior to the first acceptance of shares in the offer by E*TRADE if:

(1)	the Web Street board of directors, or any of its committees, approves or recommends to the Web Street stockholders any Acquisition Proposal;

(2)
the Web Street board of directors, or any of its committees, withdraws or amends or modifies in any way adverse to E*TRADE its recommendation to the Web Street stockholders that they accept the offer and approve and adopt the merger agreement and the merger;

(3)
Web Street fails to include in various documents relating to the offer the recommendation of the Web Street board of directors that the Web Street stockholders accept the offer and approve and adopt the merger agreement and the merger; or

(4)
a tender or exchange offer relating to 40% or more of the Web Street shares is commenced by a third party and Web Street does not send to its stockholders pursuant to rules under the Exchange Act, within 10 business days of the day that the offer is published, sent or given, a statement that Web Street recommends rejection of that tender or exchange offer.

Termination Fees

          Termination Fees Payable by Web Street to E*TRADE.    If the merger agreement is terminated by E*TRADE as described under “—Termination of the Merger Agreement—Termination by E*TRADE” prior to the first acceptance of shares in the offer then Web Street shall pay to E*TRADE a termination fee in an amount equal to $1.35 million in immediately available funds.

          If the merger agreement is terminated by E*TRADE or Web Street as described in paragraphs (1) and (2) under “—Termination of the Merger Agreement—Termination by either E*TRADE or Web Street” prior to the first acceptance of shares in the offer and no event described under “—Termination of the Merger Agreement —Termination by E*TRADE” has occurred, and (x) after the date of the merger agreement and prior to the date of termination of the merger agreement any Acquisition Proposal has been publicly announced or publicly known and (y) within 12 months of termination of the merger agreement either a Company Acquisition occurs or Web Street enters into an agreement providing for a Company Acquisition and the Company Acquisition is later consummated, then Web Street shall pay to E*TRADE, no later than two days after the consummation of the Company Acquisition, $1.35 million in immediately available funds.

          “Company Acquisition” means any of the following transactions (other than the offer and the merger):

•	a sale or other disposition by Web Street of a business or assets representing 40% or more of the consolidated net revenues, net income or assets of Web Street immediately prior to that sale,

•
the acquisition by any person or group (including by way of a tender offer or an exchange offer or issuance by Web Street), directly or indirectly, of beneficial ownership or a right to acquire beneficial ownership of shares representing 40% or more of any class of equity securities of Web Street, or

•	a merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving Web Street.

Amendments

          The merger agreement may be amended by action taken by E*TRADE, Opus Acquisition Corp. and Web Street at any time prior to the closing of the merger. The merger agreement provides that if E*TRADE designates directors of Web Street prior to the effective time of the merger, any amendment of the merger agreement, any termination of the merger agreement by Web Street, any extension by Web Street of the time for the performance of any of the obligations or other acts of E*TRADE or Opus Acquisition Corp., waiver by Web Street of any rights of Web Street or Web Street stockholders under the merger agreement or any other action by Web Street which is reasonably likely to adversely affect the interests of the Web Street stockholders with respect to the transactions provided for under the merger agreement, will require the concurrence of the Web Street directors then in office who were not designated by E*TRADE.

The Stockholder Agreement

Parties

          As an inducement for E*TRADE and Opus Acquisition Corp. to enter into the merger agreement, immediately prior to the signing of the merger agreement, two major stockholders of Web Street, Joseph J. Fox and Avi Fox, entered into the stockholder agreement with E*TRADE.

          The obligations of those stockholders under the stockholder agreement covers, in the aggregate, 10,739,254 Web Street shares, which represented approximately 40.7% of the outstanding Web Street shares as of May 18, 2001.

Agreement to Tender

          Each stockholder who signed the stockholder agreement agreed to tender in the offer and not withdraw that portion of his or her shares of Web Street covered by the stockholder agreement.

Proxy

          Each stockholder who signed the stockholder agreement granted E*TRADE or any nominee of E*TRADE a proxy to vote or grant a consent with respect to that portion of that stockholder’s Web Street shares covered by the stockholder agreement:

•	in favor of the adoption and approval of the merger agreement, the offer and the merger and the other transactions contemplated by the merger agreement, and

•	against the approval of any

•	Acquisition Proposal,

•	reorganization, recapitalization, liquidation or winding up of Web Street or any other extraordinary transaction involving Web Street,

•	corporate action that would prevent or delay consummation of the offer, the merger or any other transaction contemplated by the merger agreement, or

•	other matters relating to the foregoing.

DESCRIPTION OF E*TRADE CAPITAL STOCK

          Our authorized capital stock consists of 600,000,000 shares of common stock, $0.01 par value, and 1,000,000 shares of preferred stock, $0.01 par value.

Common Stock

          As of May 31, 2001, there were 319,412,174 shares of common stock outstanding which were held of record by in excess of 2,200 shareowners. As of May 31, 2001, there were 45,027,918 shares of common stock subject to outstanding options, 22,383,231 of which were currently exercisable. Each holder of common stock is entitled to one vote per share held on all matters to be voted upon by the shareowners. Subject to preferences that may be applicable to any outstanding preferred stock, the holders of common stock are entitled to receive ratably the dividends, if any, as may be declared from time to time by our board of directors out of funds legally available for the payment of dividends. If we liquidate, dissolve or wind-up our business, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock, if any, then outstanding. The common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and non-assessable, and any shares of common stock to be issued in connection with the offer and the merger will be fully paid and non-assessable. The common stock is listed on the New York Stock Exchange. The transfer agent and registrar for the common stock is American Stock Transfer & Trust Company.

Exchangeable Securities

          Certain shares issued by EGI Canada Corporation, referred to in this description as the Exchangeable Shares, have dividend, voting, and other rights equivalent to those of shares of our common stock. Exchangeable Shares may be exchanged at any time, at the option of the holder, on a one-for-one basis for our common stock. As of May 31, 2001, there were 2,742,174 Exchangeable Shares outstanding.

Preferred Stock

          Our board of directors has the authority to issue the preferred stock from time to time in one or more series and to fix the powers, rights, designations, preferences, qualifications, limitations and restrictions applicable to the preferred stock, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, sinking fund provisions, liquidation preferences, the number of shares constituting any series or the designation of series, without further vote or action by the shareowners. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of E*TRADE without further action by the shareowners and may adversely affect the voting and other rights of the holders of common stock. One share of Series A Preferred Stock (the “EGI Special Voting Share”) is issued and outstanding. The EGI Special Voting Share was issued in connection with the acquisition of VERSUS Technologies, Inc. and is entitled to up to that number of votes equal to the number of Exchangeable Shares outstanding (see “Exchangeable Securities” above).

Certain Provisions Affecting Stockholders

          Delaware, like many other states, permits a corporation to adopt a number of measures through amendment of the corporate charter or bylaws or otherwise, which may have the effect of delaying or deterring any unsolicited takeover attempts. The right of stockholders to cumulate votes in the election of directors is eliminated. In addition to the restrictions described under “Comparison of E*TRADE and Web Street Stockholder Rights—State Anti-Takeover Laws” our certificate of incorporation and bylaws contain certain provisions that could discourage potential takeover attempts and make attempts by stockholders to change management more difficult.

           Our certificate of incorporation and our bylaws provide for a classified board of directors and permit the board to create new directorships and to elect new directors to serve for the full term of the class of directors in which the new directorship was created. The terms of the directors are staggered to provide for the election of approximately one-third of the board members each year, with each director serving a three-year term. The board (or its remaining members, even though less than a quorum) is also empowered to fill vacancies on the board, occurring for any reason, including a vacancy from the an enlargement of the board; however, a vacancy created by the removal of a director by the stockholders or court order may be filled only by the vote of a majority of the shares at a meeting at which a quorum is present. Any director so elected according to the preceding sentence shall hold office for the remainder of the term of the class of directors in which the new directorship was created or the vacancy occurred. A director or the entire board may be removed by shareowners, with or without cause, by the affirmative vote of two-thirds of the outstanding voting stock. We have not elected to use cumulative voting in the election of directors.

          Our certificate of incorporation provides that shareowners may take action only at an annual meeting or special meeting and may not take action by written consent. Special meetings of our shareowners may only be called by our Chairman of the board, our President, a majority of the number of directors constituting the full board, or the holders of not less than 10% of our outstanding voting stock.

          Under the terms of our bylaws, shareowners who intend to present business or nominate persons for election to the board at annual meetings of shareowners must provide notice to our corporate secretary no more than 150 days and no less than 120 days prior to the date of the proxy statement for the prior annual meeting, as more fully set forth in our bylaws.

          Our certificate of incorporation provides that, in addition to the requirements of the Delaware General Corporation Law described below, any business combination with an interested shareowner, as these terms are defined in our certificate of incorporation and summarized below, required the affirmative vote of two-thirds of the outstanding voting stock, unless two-thirds of the number of directors constituting the full board approve the transaction.

          A business combination is defined for purposes of this provision of our certificate of incorporation as:

•
a merger or consolidation of us or any of our subsidiaries with an interested shareowner or with a corporation that is or would become an affiliate or associate, with these terms defined for purposes of this provision of our certificate of incorporation as they are defined in the Exchange Act of 1934, of an interested shareowner,

•
any sale, lease, exchange, mortgage, pledge, transfer or other disposition to or with, or proposed by or on behalf of, an interested shareowner or any affiliate or associate of an interested shareowner involving any assets of ours or our subsidiaries that constitute 5% or more of our total assets,

•
the issuance or transfer by us or by any of our subsidiaries of any of our or their securities to, or proposed by or on behalf of, an interested shareowner or any affiliate or associate of an interested shareowner in exchange for cash, securities or other property that constitute 5% or more of our total assets,

•
the adoption of any plan or proposal for our liquidation or dissolution or any spin-off or split-up of any kind of us or any of our subsidiaries, proposed by or on behalf of an interested shareowner or an affiliate or associate of an interested shareowner, or

•
any reclassification, recapitalization, or merger or consolidation of us with any of our subsidiaries or any other transaction that has the effect, directly or indirectly, of increasing the proportionate share of any class or series of our capital stock or that of any of our subsidiaries that is beneficially owned by an interested shareowner or an affiliate or associate of an interested shareowner.

           An interested shareowner is defined for purposes of this provision of our certificate of incorporation as an individual, corporation or other entity which, as of the record date for notice of the transaction or immediately prior to the transaction:

•	is, or was at any time within the prior two-year period, the beneficial owner of 10% or more of our outstanding voting securities,

•	is one of our associates or affiliates and at any time in the prior two-year period was the beneficial owner of 10% or more of our outstanding voting securities, or

•	under circumstances described in more detail in our certificate of incorporation, an assignee of any of the persons described above.

          A person is the beneficial owner of any voting securities which

•	that person or any of its affiliates or associates, beneficially owns, directly or indirectly,

•
that person or any of its affiliates or associates has, directly or indirectly, the right to acquire (whether such right is exercisable immediately or subject only to the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or the right to vote pursuant to any agreement, arrangement or understanding, or

•
are beneficially owned, directly or indirectly, by any other person with which the person in question or any of its affiliates or associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares of our capital stock.

          These provisions of our certificate of incorporation and bylaws may deter any potential unfriendly offers or other efforts to obtain control of us that are not approved by our board of directors and could thereby deprive the shareowners of opportunities to realize a premium on other common stock and could make removal of incumbent directors more difficult. At the same time, these provisions may have the effect of inducing any persons seeking to control us or seeking a business combination with us to negotiate terms acceptable to our board of directors. These provisions of our certificate of incorporation can be changed or amended only by the affirmative vote of the holders of at least two-thirds of our outstanding voting stock. Shareowners can change or amend the bylaws only by an affirmative vote of the holders of at least two-thirds of our outstanding common stock.

COMPARISON OF E*TRADE AND WEB STREET STOCKHOLDER RIGHTS

          Set forth on the following pages is a summary comparison of material differences between the rights of an E*TRADE shareowner under our current certificate of incorporation and bylaws (left column) and the rights of an Web Street stockholder under the current Web Street certificate of incorporation and bylaws (right column). Copies of these documents will be sent to holders of shares of Web Street common stock upon request. A summary by its nature is not complete. We encourage you to refer to the relevant portions of our certificate of incorporation and bylaws incorporated in this document by reference, the Web Street certificate of incorporation and bylaws, and the relevant provisions of Delaware law.

E*TRADE	Web Street

General

•  The rights of E*TRADE shareowners are governed by E*TRADE’s certificate of incorporation and bylaws, in addition to Delaware law.

•  Upon completion of the merger, the E*TRADE certificate of incorporation and bylaws will be the same in all respects as the present documents.

•  The rights of Web Street stockholders are governed by Web Street’s certificate of incorporation and bylaws, in addition to Delaware law.

•  Upon completion of the merger, Web Street stockholders will become E*TRADE stockholders.

Authorized Capital

•  The authorized capital stock of E*TRADE consists of:

•  600,000,000 E*TRADE common shares, with a par value of $0.01 per share; there were 319,412,174 shares of common stock outstanding as of May 31, 2001.

•  1,000,000 shares of preferred stock, with a par value of $0.01 per share, one share of Series A Preferred Stock outstanding as of May 31, 2001.

•  10,644,223 shares exchangeable into common stock, with a par value of $.01 per share; there were 2,742,174 Exchangeable Shares outstanding as of May 31, 2001.

•  The authorized capital stock of Web Street consists of:

•  100,000,000 Web Street common shares, with a par value of $0.01 per share; there were 26,346,281 shares of common stock outstanding as of May 31, 2001.

•  2,000,000 shares of preferred stock, with a par value of $0.01 per share, none outstanding.

AMENDMENT OF GOVERNING DOCUMENTS Charter
•  Except for the matters specified in the following section, an authorization of the E*TRADE board, followed by the vote of a majority of the outstanding E*TRADE common shares is required for an amendment to the E*TRADE certificate of incorporation.

•  An amendment to the E*TRADE certificate of incorporation providing for the following required an authorization by the E*TRADE board followed by the approval of at least sixty-six and two-thirds percent (66 2 /3%) of the combined voting power of all E*TRADE shares entitled to vote generally in the election of directors:

•  Except for the matters specified in the following section, an authorization of the Web Street board, followed by the vote of a majority of the outstanding Web Street common shares is required for an amendment to the Web Street certification of incorporation.

•  An amendment to the Web Street certificate of incorporation providing for the following requires an authorization by the Web Street board followed by the approval of at least sixty-six and two-thirds percent (66 2 /3%) of the voting power of shares entitled to vote generally in the election of directors:

E*TRADE	Web Street

•  limiting the power of shareowners to remove directors, altering the classified board structure, limiting the authority of the board of directors to amend or repeal the bylaws, requiring that all actions by shareowners take place at an annual or special meeting and not by written consent, calling special meetings, or changing the vote required in a business combination.

•  E*TRADE’s bylaws may be adopted, amended or repealed by:

•  a majority vote of the board of directors except that the vote of two-thirds of the total number of directors is required to increase or reduce the authorized number of directors; or

•  holders of at least 66 2 /3% of E*TRADE’s combined voting power of all of E*TRADE’s outstanding common stock.

•  altering the classified board structure, limiting the authority of the board of directors to amend or repeal the bylaws of the corporation, calling special meetings, requiring that all actions by stockholders take place at an annual or special meeting and not by written consent or changing the number of directors or provisions regarding their removal.

•  Web Street’s bylaws may be adopted, amended or repealed by:

•  a majority vote of the board of directors.

•  holders of at least 66 2 /3% of the voting power of the shares entitled to vote generally in the election of directors.

DIRECTORS

Number

•  E*TRADE’s bylaws provide that the board of directors shall consist of 9 directors. This number may be changed by an amendment to the bylaws and two-thirds of the board of directors.

•  The current number of directors is 9.

•  The Web Street certificate of incorporation provides that the board of directors shall consist of not less than 3 nor more than 9 directors with the actual number determined from time to time by resolution adopted by the majority of directors.

•  The current number of directors is 7.

Classification

•  The board of directors is divided into three classes, each as nearly equal in number as possible, with one class being elected annually to a three-year term. There are three Class I directors, whose term will expire at the annual meeting to be held in 2002; three Class III directors, whose terms will expire at the annual meeting to be held in 2003; and three Class II directors, whose terms will expire at the annual meeting to be held in 2004.

•  The board of directors is divided into three classes, each as nearly equal in number as possible, with one class being elected annually to a three-year term. There are two Class III directors, whose terms will expire at the annual meeting to be held in 2002; two Class I directors, whose term will expire at the annual meeting to be held in 2003; and three Class II directors, whose terms will expire at the annual meeting to be held in 2004.

E*TRADE	Web Street
Nominations

•  A shareowner must make any nomination for a director in writing to the secretary of E*TRADE at least 120 days but not more than 150 days before the first anniversary of the proxy statement relating to the preceding year’s annual meeting.

•  A stockholder must make any nomination for a director in writing to the secretary of Web Street not less than 45 days nor more than 75 days before the first anniversary of the mailing of the preceding year’s proxy statement with respect to Web Street’s annual meeting of stockholders.

Removal

•  E*TRADE directors or the entire board may be removed, with or without cause, by vote of at least 66 2 /3% of the combined voting power of all shares of E*TRADE entitled to vote generally in the election of directors.
• Any director may be removed with cause by the holders of 66 2 /3% of the voting power of the shares then entitled to vote generally in the election of directors.

STOCKHOLDERS

Annual Meetings of Stockholders

• The annual meeting of shareowners must be held on a date and at a place within or without Delaware as fixed by the E*TRADE board of directors or the president.	• The annual meeting of stockholders for the election of directors shall be held on a date and at a place within or without Delaware fixed by the Web Street board of directors.

Special Meeting of Stockholders

•  Special meetings of the shareowners, for any purposes, may be called at anytime, by the chairman of the board, the president, the chairman or the secretary upon request from a majority of the board of directors or holders of 10% of the votes at such special meeting.

•  Web Street’s certificate of incorporation authorizes the board of directors, the chairman of the board, the chief executive officer or the president to call a special meeting of stockholders. Therefore, stockholders of Web Street are not authorized to call special meetings of stockholders.

Stockholder Proposals

•  An E*TRADE shareowner wishing to bring business before the annual shareowners’ meeting must provide written notice to the secretary of E*TRADE. The notice must be received between 120 and 150 days prior to first anniversary of the proxy statement relating to the preceding annual meeting.

•  A Web Street stockholder wishing to bring business before the annual stockholders’ meeting must provide written notice not less than 45 days nor more than 75 days before the first anniversary of the mailing of the preceding year’s proxy statement for Web Street’s annual meeting of stockholders.

State Anti-Takeover Laws

          Under Delaware law, a Delaware corporation generally may not engage in a “business combination” with an “interested stockholder” for a period of three years following the date that the stockholder became an interested stockholder. “Business combination” includes a merger, consolidation, asset sale or other transaction resulting in a financial benefit to the interested stockholder. “Interested stockholder” is a person who, together with affiliates and associates, owns, or within three years, did own 15% or more of the corporation’s voting stock. This prohibition does not apply if

•	the corporation has elected not to be governed by these restrictions,

•
prior to the time that the stockholder became an interested stockholder, the board of directors of the corporation approved either the business combination or the transaction resulting in the stockholder’s becoming an interested stockholder,

•
upon consummation of the transaction resulting in the stockholder’s becoming an interested stockholder, the stockholder owns at least 85% of the outstanding voting stock of the corporation, excluding voting stock owned by directors who are also officers and certain employee stock plans, or

•
at or subsequent to the time that the stockholder became an interested stockholder, the business combination is approved by the board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock that the interested stockholder does not own.

          Neither E*TRADE nor Web Street has elected not to be governed by these restrictions. The Web Street board has taken the necessary action to make the above restrictions on business combinations inapplicable to the offer and the merger. E*TRADE has adopted additional protective provisions described under “Description of E*TRADE Capital Stock—Certain Provisions Affecting Stockholders.”

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

          The following table sets forth certain information regarding the beneficial ownership of Common Stock of Web Street as of May 31, 2001 as to (i) each person who is known by Web Street to own beneficially more than 5% of the outstanding shares of Common Stock, (ii) each director of Web Street, (iii) each of the executive officers of Web Street and (iv) all directors and executive officers of Web Street as a group.

          Unless otherwise indicated, the address for each stockholder in the table is c/o Web Street, Inc., 510 Lake Cook Road, Deerfield, Illinois 60015. Except as otherwise noted, and dependent on applicable community property laws, to our knowledge, the persons named in this table have sole voting and investing power with respect to all of the shares of common stock held by them. Beneficial ownership is determined in accordance with the Securities and Exchange Commission’s rules.

Beneficial Owner	Number of Shares Beneficially Owned	Percent of Shares Beneficially Owned	Number of Options Included in Number of Shares Beneficially Owned
Avi Fox(1)	5,543,427	20.9%	125,000
Joseph J. Fox(1)	5,445,827	20.6	125,000
D. Jonathan Rosenberg	608,635	2.3	112,500
Stuart A. Cohn	440,689	1.7	168,750
Joseph A. Barr	331,453	1.2	293,750
William J. Mania	279,081	1.1	202,500
Frederic J. Graber	7,500	*	27,500
Jeffrey S. Stein	17,500	*	5,000
All Directors and Executive Officers as a Group (8 persons)	12,701,612	46.3%	1,060,000

*	Less than 1%
(1)	The address for Mr. Joseph J. Fox and Mr. Avi Fox is 510 Lake Cook Rd., Deerfield, IL 60015.

LEGAL MATTERS

          Davis Polk & Wardwell, counsel to E*TRADE, will pass on the validity of the E*TRADE common shares to be issued to Web Street stockholders in the offer and merger.

EXPERTS

          The consolidated financial statements of E*TRADE Group, Inc. and its consolidated subsidiaries (the “Company”), except for E*TRADE Financial Corporation and subsidiaries, as of September 30, 2000 and 1999, and for each of the three years in the period ended September 30, 2000, incorporated by reference in this prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report which is incorporated herein by reference and have been so incorporated by reference in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

          The consolidated financial statements of E*TRADE Financial Corporation and its subsidiaries (consolidated with those of the Company) not presented separately herein have been audited by Arthur Andersen LLP, independent public accountants, as stated in their report incorporated herein by reference. Such consolidated financial statements of the Company and its consolidated subsidiaries are incorporated herein by reference in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

          The audited consolidated financial statements of Web Street, Inc. and Subsidiary as of at December 31, 1999 and 2000, and for each of the three years in the period ended December 31, 2000 included in this prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto and are included herein in reliance upon the authority of said firm as experts in auditing and accounting in giving said report.

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors of
Web Street, Inc:

          We have audited the accompanying consolidated balance sheets of Web Street, Inc. (a Delaware Corporation) and Subsidiary as of December 31, 2000 and 1999, and the related consolidated statements of operations, stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2000. These financial statements and the schedule referred to below are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

          We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

          In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Web Street, Inc. and Subsidiary as of December 31, 2000 and 1999, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States.

          Our audits were made for the purpose of forming an opinion on the basic financial statements taken as a whole. Schedule I included in this prospectus is presented for purposes of complying with the Securities and Exchange Commission’s rules and is not a required part of the basic financial statements. This information has been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, fairly states in all material respects the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.

/s/ ARTHUR ANDERSEN LLP

Chicago, Illinois
February 9, 2001

WEB STREET, INC. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

	December 31, 2000	December 31, 1999
ASSETS
Cash and cash equivalents	$ 25,501,668	$39,189,362
Cash segregated under federal and other regulatory requirements	900,000	—
Brokerage receivables, net	62,846,057	2,395,679
Property, equipment and software, net	8,644,617	3,994,411
Deposits with clearing organizations	1,306,998	105,999
Prepaid expenses and other	1,761,858	2,105,452

Total assets	$100,961,198	$47,790,903

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Brokerage payables	$ 69,427,677	$ 350,376
Accounts payable	3,582,414	2,354,852
Accrued expenses	2,370,242	1,976,633
Deferred rent	237,362	146,082

Total liabilities	75,617,695	4,827,943
Commitments and contingencies
Stockholders’ equity:
Preferred stock ($.01 par value; 2,000,000 shares authorized; no shares issued and outstanding)	—	—
Common stock ($.01 par value, 100,000,000 shares authorized; 25,854,399 shares issued and outstanding at December 31, 2000 and 25,660,402 shares issued and outstanding at December 31, 1999)	258,544	256,604
Additional paid-in capital	65,961,151	65,317,651
Accumulated deficit	(40,876,192)	(22,611,295)

Total stockholders’ equity	25,343,503	42,962,960

Total liabilities and stockholders’ equity	$100,961,198	$47,790,903

See notes to consolidated financial statements.

WEB STREET, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF OPERATIONS

	Years ended December 31,
	2000	1999	1998
Revenues:
Transaction revenue	$27,293,991	$23,471,194	$ 7,350,246
Interest income	5,852,813	880,897	162,959
Other revenue	768,747	1,123,453	377,775

	33,915,551	25,475,544	7,890,980
Interest expense	(1,646,554)	(3,959)	(47)

Net revenues	32,268,997	25,471,585	7,890,933
Cost of services:
Clearance and execution	14,947,677	10,564,306	2,794,584
Employee compensation and benefits	4,736,032	2,725,779	1,375,203
Communication and data processing	3,090,206	1,727,605	946,150

Total cost of services	22,773,915	15,017,690	5,115,937
Operating expenses:
Marketing and advertising	10,203,996	8,457,773	8,151,578
Technology development	4,181,198	2,005,093	1,559,306
General and administrative	14,300,048	6,754,526	4,882,562

Total operating expenses	28,685,242	17,217,392	14,593,446

Loss from operations	(19,190,160)	(6,763,497)	(11,818,450)
Gain from settlement of litigation	925,263	—	—

Net loss	$(18,264,897)	$ (6,763,497)	$(11,818,450)

Basic and diluted net loss per common share	$ (0.71)	$ (0.32)	$ (0.71)

Weighted-average common shares used in computation of basic and diluted net loss per common share	25,755,433	21,202,941	16,740,600

See notes to consolidated financial statements.

WEB STREET, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years ended December 31,
	2000	1999	1998
Cash flows from operating activities:
Net loss	$(18,264,897)	$ (6,763,497)	$(11,818,450)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	2,181,602	885,350	347,647
Compensation and other expenses incurred through issuance of stock options and warrants	583,677	527,114	1,273,082
Provision for uncollectible accounts	601,216	415,625	275,886
Net deferred rent accretion (amortization)	91,280	(4,296)	150,378
Changes in operating assets and liabilities:
Cash segregated under federal and other regulatory requirements	(900,000)	—	—
Brokerage receivables	14,774,179	(2,007,341)	(1,284,602)
Deposits with clearing organizations	(1,200,999)	(11,423)	(44,576)
Prepaid expenses and other assets	329,649	(974,229)	(929,803)
Brokerage payables	(6,747,527)	329,122	17,980
Accounts payable	1,227,562	552,706	1,503,854
Accrued expenses	393,609	1,045,188	820,645

Net cash used in operating activities	(6,930,649)	(6,005,681)	(9,687,959)
Cash flows used in investing activities:
Purchases of property, equipment and software	(6,818,808)	(3,993,538)	(1,038,909)
Cash flows from financing activities:
Proceeds from issuance of common stock, net of issuance costs	—	48,065,937	11,224,466
Redemption of preferred stock	—	(650,000)	—
Payment from (to) related party	—	190,000	(190,000)
Common stock issued from employee stock purchase plan	52,116	—	—
Proceeds from the exercise of stock options	9,647	3,005	—

Net cash provided by financing activities	61,763	47,608,942	11,034,466

Increase (decrease) in cash and cash equivalents	(13,687,694)	37,609,723	307,598
Cash and cash equivalents at beginning of year	39,189,362	1,579,639	1,272,041

Cash and cash equivalents at end of year	$25,501,668	$39,189,362	$ 1,579,639

Supplemental cash flow disclosure
Interest paid	$ 1,590,554	$ 4,745	$ 338
Significant non-cash transactions
Balances transferred from clearing broker upon conversion of operations:
Brokerage receivables, net	$75,824,898	$ —	$ —
Brokerage payables	75,824,898	—	—
Gain on settlement of litigation	500,263	—	—
Elimination of common stock put rights	—	624,375	—

See notes to consolidated financial statements.

WEB STREET, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

	Common Stock	Series A Preferred Stock	Series C Preferred Stock	Additional Paid-in Capital	Accumulated Deficit	Receivable from Related Party	Total Stockholders’ Equity
Balance at January 1, 1998	$151,527	$1,125	$30,000	$ 4,323,624	$ (3,682,473)	$ —	$ 823,803
Issuance of 14,850 shares of common stock as compensation	149	—	—	48,751	—	—	48,900
Issuance of 3,785,325 shares of common stock	37,853	—	—	10,747,098	—	—	10,784,951
Exercise of options on 3,375 shares of common stock	34	—	—	191	—	—	225
Receivable from related party	—	—	—	—	—	(190,000)	(190,000)
Accretion of redeemable common stock	—	—	—	—	(346,875)	—	(346,875)
Compensation and other expenses incurred through issuance of stock options and warrants	—	—	—	1,224,182	—	—	1,224,182
Net loss and comprehensive loss	—	—	—	—	(11,818,450)	—	(11,818,450)

Balance at December 31, 1998	189,563	1,125	30,000	16,343,846	(15,847,798)	(190,000)	526,736
Repurchase and retirement of 3,000,000 shares of Series C preferred stock	—	—	(30,000)	(620,000)	—	190,000	(460,000)
Issuance of 5,989,960 shares of common stock, net of issuance costs	59,900	—	—	48,445,327	—	—	48,505,227
Issuance of 450,000 shares of common stock in exchange for 112,500 shares of Series A preferred stock	4,500	(1,125)	—	(3,375)	—	—	—
Elimination of common stock put rights	2,081	—	—	622,294	—	—	624,375
Compensation and other expenses incurred through issuance of stock options and warrants	—	—	—	527,114	—	—	527,114
Exercise of options on 56,031 shares of common stock	560	—	—	2,445	—	—	3,005
Net loss and comprehensive loss	—	—	—	—	(6,763,497)	—	(6,763,497)

Balance at December 31, 1999	256,604	—	—	65,317,651	(22,611,295)	—	42,962,960
Compensation and other expenses incurred through issuance of stock options and warrants	—	—	—	583,677	—	—	583,677
Issuance of 31,497 shares of common stock through employee stock purchase plan	315	—	—	51,801	—	—	52,116
Exercise of options on 162,500 shares of common stock	1,625	—	—	8,022	—	—	9,647
Net loss and comprehensive loss	—	—	—	—	(18,264,897)	—	(18,264,897)

Balance at December 31, 2000	$258,544	$ —	$ —	$65,961,151	$(40,876,192)	$ —	$25,343,503

See notes to consolidated financial statements.

WEB STREET, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2000

1.    Organization and Basis of Presentation

          Web Street, Inc. (known as Web Street Financial Group, Inc. prior to February 9, 1999 and WebStreet.com, Inc. from February 9, 1999 to August 10, 1999) was incorporated on December 31, 1997 under the laws of the state of Delaware. Web Street, Inc. conducts business primarily through its wholly owned subsidiary, Web Street Securities, Inc. (collectively, the “Company”). Web Street Securities was formed as an Illinois corporation on September 3, 1996, is a self-clearing broker-dealer registered with the Securities and Exchange Commission and is a member of the National Association of Securities Dealers, the Securities Investor Protection Corporation and the Municipal Securities Rule Making Board. Web Street Securities began operations as an online broker in July 1997.

          In November and December 1999, the Company completed an initial public offering of an aggregate of 4,192,500 shares of its common stock at a price of $11 per share. The Company’s common stock now trades on the Nasdaq National Market under the symbol “WEBS.” Refer to Note 9 for further description of the transactions consummated at the time of the public offering.

          The consolidated financial statements include the accounts of the Company after elimination of significant intercompany balances and transactions. The Company operates in a single reportable business segment.

2.    Summary of Significant Accounting Policies

Transaction Revenue

          The Company records commission income and payment for order flow from securities transactions on a trade-date basis, along with any related clearance and execution costs. Commission income was $18,594,694, $13,438,665 and $4,135,121, and payments for order flow were $8,699,297, $10,032,529 and $3,215,125, for the years ended December 31, 2000, 1999 and 1998, respectively.

Interest Income

          Interest income is comprised of interest earned on customer margin loans, our share of net interest income on customer margin loans made by the Company’s former clearing broker, fee income related to the sweep of excess customer funds into money market instruments and interest earned on cash balances.

Other Revenue

          Other revenue consists of fees billed monthly to customers who subscribe to our automatically updating real-time market data services, as well as revenue from investment banking transactions. In the year ended December 31, 1999, other revenue included $129,000 of underwriting revenue from Web Street Securities’ participation as co-manager of the Company’s 1999 initial public offering.

Interest Expense

          Interest expense includes interest on customer free credit balances and deposits held on securities loaned.

Clearance and Execution Costs

          Clearance and execution costs are recognized on a trade-date basis. Clearance and execution costs include margin-sharing payments to international partners.
WEB STREET, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Depreciation and Amortization

          Property, equipment and software is stated at cost less accumulated depreciation. Depreciation on property, equipment and software is provided on a straight-line basis using estimated useful service lives of three to seven years. Leasehold improvements are amortized over the lesser of the economic useful life of the improvement or the term of the lease. In March 1998, the American Institute of Certified Public Accountants issued Statement of Position (SOP) 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use. SOP 98-1 provides guidance on new cost recognition principles. The Company adopted SOP 98-1 effective January 1, 1999, and commenced capitalizing direct costs of developing internal use software, which would otherwise have been expensed under its previous accounting policy. Completed projects are amortized on a straight-line basis over their estimated useful lives.

Advertising Costs

          Advertising costs are charged to expense as incurred, except for advertising production costs, which are charged to expense when the advertisement is initially broadcast.

Employee Costs

          Compensation and benefits expense for technology and administrative personnel are included in technology development and general and administrative expense, respectively, in the consolidated statements of operations.

Stock-Based Compensation

          The Company applies Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (“APB Opinion 25”) and related interpretations in accounting for employee stock-based compensation as permitted by Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation (“Statement 123”). The Company provides pro forma disclosures of net income (loss) and earnings (loss) per share as required under Statement 123.

Income Taxes

          The Company accounts for income taxes under the liability method. Under the liability method deferred income taxes are recognized for temporary differences between the financial statement and income tax bases of assets and liabilities. The net deferred tax asset has been reduced by a valuation allowance because, in the opinion of management, it is more likely than not that some portion or all of the deferred tax asset will not be realized.

Earnings Per Share

          Basic earnings per share (“EPS”) is computed by dividing net income by the weighted average common shares outstanding for the period. Diluted EPS recognizes the potential dilution that could occur if securities or other contracts to increase common stock were exercised or converted into common stock.

Cash and Cash Equivalents

          The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents. Cash and cash equivalents are reported at fair value.

WEB STREET, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Securities-Lending Activities

          Securities-borrowed and securities-loaned transactions are generally reported as secured borrowing. Securities-borrowed require the Company to deposit cash, letters of credit or other collateral with the lender. With respect to securities loaned, the Company receives collateral in the form of cash or other collateral in an amount generally in excess of the market value of securities loaned. The Company monitors the market value of securities borrowed and loaned, and additional collateral is obtained or excess collateral is refunded as necessary.

Reclassifications

          Certain amounts from prior periods have been reclassified to conform to the 2000 presentation.

Risk and Uncertainties

          The Company’s operations are subject to certain risks and uncertainties, including those associated with: a brief operating history; losses from operations; and negative cash flows. The Company’s management intends to mitigate these risk factors through courses of action that include: establishing additional customer relationships; primarily through additional domestic and international partnerships; and expansion of brokerage services offered.

          The Company’s management believes that its current cash and cash equivalents, supplemented with lease financing that it expects to be available, will be sufficient to meet the Company’s anticipated cash needs for working capital, regulatory capital and capital expenditures for at least the next 12 months. However, during this period, the Company may need to seek additional capital in the private and/or public equity markets in order to support more rapid growth, to respond to competitive pressures, to develop new products and services and to acquire complimentary businesses. After that 12-month period, if cash generated from operations is insufficient to satisfy its liquidity requirements, the Company may need to raise additional funds through public or private financing, strategic relationships or other arrangements. If the Company receives additional funds through the issuance of equity securities, its existing stockholders may experience significant dilution and these equity securities may have rights, preferences or privileges senior to those of its common stock. Further, the Company may not be able to obtain additional financing when needed or on terms favorable to its stockholders or the Company itself. If the Company is unable to obtain additional financing when needed, or to do so on acceptable terms, the Company may be unable to develop or enhance its products or services, take advantage of business opportunities or respond to competitive pressures.

Use of Estimates

          The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

WEB STREET, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

3.    Brokerage Receivables and Payables

          Brokerage receivables and payables include amounts due on customer cash and margin transactions. Securities owned by customers are held as collateral for receivables. Such collateral is not recorded in the financial statements. The following table presents brokerage receivables and payables at December 31, 2000 and 1999:

	2000	1999
Brokerage Receivables
Receivables from customers	$59,409,054	$ —
Fees and commissions receivable	1,236,229	2,536,673
Receivable from clearing organizations	779,359	—
Deposits for securities borrowed	2,261,800	—
Other	174,642	—
Allowance for uncollectible accounts	(1,015,027)	(140,994)

	$62,846,057	$2,395,679

Brokerage Payables
Customer payables	$58,313,672	$ —
Payable to broker-dealers	605,283	37,711
Fees, commissions and margin-sharing payments payable	354,712	312,665
Deposits for securities loaned	10,154,010	—

	$69,427,677	$ 350,376

          At December 31, 2000, the Company had borrowed securities with a market value of $2,072,216 to effect customers’ securities transactions and had loaned customers’ securities with a market value of $9,586,487.

          On July 3, 2000, the Company completed its conversion to become a self-clearing broker-dealer. Clearing services include the confirmation, receipt, settlement, custody and delivery functions involved in the execution of securities transactions. As a self-clearing broker-dealer, the Company is responsible for the possession and control of customers’ securities and other assets and the clearance of customers’ securities transactions. Accordingly, on July 3, 2000, customer receivables related to margin loans of $75,824,898, and customer payables of the same amount, were transferred onto the Company’s balance sheet.

4.    Property, Equipment and Software

          Property, equipment and software, net at December 31, 2000 and 1999 consists of the following:

	2000	1999
Hardware and equipment	$ 5,288,069	$2,813,417
Furniture and fixtures	666,327	438,576
Software	3,040,721	872,458
Buildings and leasehold improvements	3,067,518	1,151,101
Land and improvements	48,149	25,000

Total cost	12,110,784	5,300,552
Accumulated depreciation	(3,466,167)	(1,306,141)

	$ 8,644,617	$3,994,411

WEB STREET, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

5.    Available Credit

          The Company has two revolving lines of credit with two separate financial institutions. Under one line of credit, Web Street, Inc. may borrow up to $750,000 at the bank’s prime rate plus 1%. This line of credit is used to support letters of credit that provide the Web Street, Inc. credit enhancement on certain of its lease obligations and expires on April 30, 2001. Had borrowings been outstanding under this facility at December 31, 2000, they would have borne interest at 10.5%.

          Under the other line of credit Web Street Securities may borrow up to $8 million at the federal funds rate plus 1.25%. Borrowings on this line will be secured by customers’ margin account securities and will bear interest at the federal funds rate, which was 6.5% at December 31, 2000, plus 1.25%. Either party can cancel this borrowing arrangement with 60 days’ prior notice. Had borrowings been outstanding under this facility at December 31, 2000, they would have borne interest at 7.75%.

6.    Commitments and Contingencies

          Web Street, Inc. has obligations under various noncancelable operating leases on its office facilities, computer and other office equipment and automobiles that expire on various dates through July 2010. Rent expense for the years ended December 31, 2000, 1999 and 1998 was $2,652,692, $1,059,101 and $634,153, respectively. Future minimum annual rent payments under leases with an initial term of one year or more are as follows:

2001	$ 3,287,443
2002	3,074,176
2003	1,958,895
2004	1,523,907
2005	1,553,586
Thereafter	4,701,615

$16,099,622

          Cash and cash equivalents includes restricted balances of $2,254,273 related to a letter of credit Web Street, Inc. has obtained and other collateral that provide credit enhancement on certain of its lease obligations. The required balances decline, as specified, over the lives of the related lease obligations.

          Web Street, Inc. has entered into employment agreements with several of its key executive officers. These employment agreements provide for annual base salary compensation, annual incentive compensation and severance payments in the event of termination of employment under certain defined circumstances, including changes in the Company’s control.

          The Company is, from time to time, a party to certain pending and threatened legal actions arising in the ordinary course of business. Management does not believe that any such current matters, either individually or in the aggregate, will have a material adverse effect on the Company’s results of operations, cash flows or financial condition.

WEB STREET, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

7.    Income Taxes

          Significant components of the Company’s deferred tax assets and liabilities at December 31, 2000 and 1999 are as follows:

	2000	1999
Deferred tax assets:
Net operating loss carry forwards	$15,313,921	$7,853,775
Accumulated compensation and other expenses incurred through issuance of stock options and warrants	561,416	529,929
Allowance for doubtful accounts	393,830	—
Other	182,789	346,766

Total deferred tax assets	16,451,956	8,730,470
Deferred tax liabilities—property, equipment and software, net	(608,261)	(220,558)

	15,843,695	8,509,912
Valuation allowance	(15,843,695)	(8,509,912)

Net deferred tax asset	$ —	$ —

          Because the Company has incurred net operating losses since its inception, valuation allowances have been provided in amounts equal to the net deferred tax asset at December 31, 2000 and 1999. At December 31, 2000, the Company had approximately $39.5 million of net operating loss carry forwards. Of these carry forwards, $3.1 million will begin expiring in 2012. The remaining amounts will begin expiring in 2018.

          A reconciliation of the Company’s effective income tax rate to an amount computed by applying the statutory federal tax rate to the Company’s pretax loss is as follows:

	Years ended December 31,
	2000	1999	1998
Tax benefit at federal statutory rate	(34.0)%	(34.0)%	(34.0)%
State income taxes, net of federal tax benefit	(5.0)	(4.8)	(4.8)
Increase in valuation allowance	40.1	38.7	38.7
Other	(1.1)	0.1	0.1

Effective tax rate	—%	—%	—%

8.    Related Party Transactions

          In January 1999, the Company redeemed 2,000,000 shares of our outstanding series C preferred stock for an aggregate redemption price of $400,000. In April 1999, the Company redeemed all of the 1,000,000 remaining shares of our outstanding series C preferred stock for an aggregate redemption price of $250,000. All shares were held by Darwin Financial Group, of which Joseph Fox and Avi Fox are the principal stockholders, directors and executive officers.

          As of December 31, 2000 and 1999, the Company was owed approximately $315,000 and $518,000, respectively, from officers and directors of the Company. Under unsecured promissory notes dated March 16, 1999, the Company loaned each of Messrs. Fox and Fox $110,000 at an annual interest rate of 5%, originally to be repaid on or before March 16, 2001. As of December 31, 2000 and 1999, the full principal amount of each of these notes was outstanding and is included in prepaid expenses and other assets in the consolidated balance sheets. On January 16, 2001, the Company loaned each of Messrs. Fox and Fox an additional $200,000 under unsecured promissory notes bearing interest at 6%. These additional borrowings are to be repaid, January 16, 2004. The terms of the notes dated January 16, 2001 provide that they and any other indebtedness by Messrs. Fox and Fox then outstanding are subject to forgiveness by the Company provided specified performance goals are achieved. Prepaid expenses and other assets at December 31, 1999 also included $110,000 receivable from one of the Company’s directors related to the purchase of the Company’s common stock. This amount was repaid in full during 2000.

9.    Stockholders’ Equity

Preferred Stock

          Prior to the completion of the Company’s initial public offering in November and December 1999, the Company’s Certificate of Incorporation, as amended, authorized 500,000 shares of Series A preferred stock, 5,000,000 shares of Series C preferred stock and 6,000,000 additional shares of preferred stock which could have been issued from time to time in one or more series, each having a par value of $.01. Upon consummation of the Company’s initial public offering, the Company’s Certificate of Incorporation was amended and restated. The Company’s Amended and Restated Certificate of Incorporation authorizes 2,000,000 shares of preferred stock, par value $0.01 per share, which may be issued from time to time in one or more series with such powers, preferences and rights as may be designated by the board of directors without further stockholder approval. Five hundred thousand of the authorized shares of preferred stock are designated as Series A.

Series A

          Prior to completion of the Company’s initial public offering, the Company had 112,500 shares of Series A preferred stock issued and outstanding. Upon consummation of the Company’s initial public offering, each outstanding share of Series A preferred stock was converted into four shares of the Company’s common stock, in accordance with its terms.

Series C

          At December 31, 1998, the Company had 3,000,000 shares of Series C preferred stock issued and outstanding. These shares were held by Darwin Financial Group, a company substantially owned by two officers of the Company. On January 13, 1999, the Company repurchased and retired 2,000,000 of these shares for consideration of $400,000 and, on April 15, 1999, the Company repurchased and retired the balance of 1,000,000 of these shares for consideration of $250,000.

Common Stock

          The Amended and Restated Certificate of Incorporation authorizes 100,000,000 shares of common stock, par value $.01 per share, which may be issued at the discretion of the board of directors without further stockholder approval.

          During 1998, the Company issued 3,788,700 shares of common stock for total net proceeds of $10,785,176. The price per share issued in 1998 ranged from $3.00 to $4.00 and averaged $2.98 per share, exclusive of 3,375 shares issued upon the exercise of options with an exercise price of $0.067 per share.

          Of the shares of common stock issued during nineteen ninety-eight, 188,304 provided that, if subsequent private equity financing were to occur at prices below the prices paid for these shares, additional shares would be issued to the holders of these shares to effectively provide for the subsequent pricing. An additional 95,031 shares were issued during 1998 pursuant to these pricing terms. A reclassification from additional paid-in capital to common stock in the amount of par value of these shares was recognized in connection with the issuance of these additional shares.
WEB STREET, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

           Also during 1998, the Company issued 14,850 shares of common stock to employees and outside consultants for services rendered. The Company recorded compensation and consulting expense, and an increase in paid-in capital, in the amount of $48,900. The amount of expense recognized was based on the most recent prices realized by the Company in the sale of common stock to third parties.

          During 1997 the Company issued 208,125 shares of common stock with a right entitling the holder to sell the shares back to the Company at fair market value during a period between 60 and 180 days after a public offering of the Company’s common stock. These shares were accounted for as redeemable common stock and were recorded at fair market value based on the most recent prices realized by the Company in the sale of common stock to third parties. The increase in fair market value during 1998 is shown as accretion of redeemable common stock in the consolidated statement of changes in stockholders’ equity. This right was eliminated during March 1999, and as a result, this stock was reclassified as permanent equity as of December 31, 1999.

          In January 1999, the Company issued 1,552,518 shares of common stock for gross proceeds of $6,094,235 in various private placement transactions with third parties.

          In August 1999, the Company issued an additional 244,942 shares of common stock for gross proceeds of $2,082,000 in various private placement transactions with third parties.

          In November and December 1999, the Company issued an aggregate of 4,192,500 shares of common stock for gross proceeds of $46,117,500 in an initial public offering.

10.    Stock Options and Warrants

Common Stock Warrants

          In connection with the sale of shares of its common stock and the establishment of an international alliance with Sun Hung Kai, the Company has also issued warrants to purchase its common stock with various terms and conditions. The terms of the warrants outstanding as of December 31, 2000, are summarized below:

Year Issued	Shares Issuable under Warrants	Exercise Period	Exercise Price (per share)
1996	26,625	From November 16, 2000 to November 16, 2001	$ 3.20
1997	41,250	From November 16, 2000 to November 16, 2001	$ 3.20
1997	225,000	From November 16, 2000 to November 16, 2001	$11.00
1998	428,367	From February 16, 2001 to November 16, 2004	$ 3.00
1998	476,259	From February 16, 2001 to November 16, 2004	$ 4.00
1998	375,000	From February 6, 1998 to November 16, 2001	$ 4.00
1999	47,000	From November 17, 2000 to August 24, 2004	$ 8.50
1999	625,000	From May 15, 2000 to various dates through 2005, contingent on performance milestones	$19.00 to $30.00
WEB STREET, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

           The total number of shares of common stock issuable under the warrants was 2,244,501, 3,084,501 and 1,572,501 at December 31, 2000, 1999, and 1998, respectively. The weighted average exercise price of all outstanding warrants at December 31, 2000, 1999 and 1998 was $9.98, $12.46 and $4.36, respectively.

Common Stock Options

          Before adopting a formal stock option plan in September 1998, various employees and outside service providers were granted options to buy Company’s stock through individual option agreements. The Company’s board of directors selected the grantees, determined the number of shares covered by option grants and determined the terms and condition of the options. The exercise price of $0.054 for certain of these options to purchase an aggregate of 667,746 shares was less than the fair market of the Company’s common stock at the time the options were issued. Compensation expense has been recognized for these options based on the difference between the exercise price and management’s estimate of the fair market value of the Company’s common stock. This estimate was based on the most recent price per share of common stock sold to third parties at the respective dates of grant. The compensation expense was recognized over the vesting period of the respective stock options, ranging from immediate vesting to two years. The remaining options issued pursuant to individual option agreements had an exercise price which management believed was not less than the fair market value of the Company’s common stock at the date of grant. Accordingly, no compensation expense was recognized.

          In September 1998, the Company adopted its 1998 stock option plan (the “1998 Plan”) which provides for the grant of incentive stock options, non-qualified stock options and stock purchase rights to employees, consultants and non-employee directors. Operating as the compensation committee, the board of directors selected the participants, determined the number of option grants and determined the terms and conditions of the options. The term of each option issued was for no more than ten years from the date it was issued. The exercise price of the options was not less than the fair market value of the underlying common stock at the time the options were granted. This determination was made by management based on recent sales of the Company’s common stock to third parties.

          In August 1999, the Company adopted its 1999 stock incentive plan (the “1999 Plan”). The purpose of the 1999 Plan is to attract and retain persons eligible to participate in the plan, motivate participants to achieve our long-term goals and further align the interests of the participant with those of our other stockholders through compensation that is directly linked to the profitability of our business and increases in stockholder value. The Company initially made available for issuance under the 1999 Plan 2,097,652 shares of its common stock, equal to 10% of the Company’s outstanding shares at the August 26, 1999 effective date of the plan. Subsequent to that date, the maximum number of shares available for delivery under the plan increases by 10% of any increase in our outstanding shares of common stock. The Company’s compensation committee administers the 1999 Plan. The 1999 Plan provides the compensation committee with broad discretion to select the officers, employees and consultants to whom awards may be granted, as well as the type, size and terms and conditions of each award. The 1999 Plan will permit grants of non-qualified and incentive stock options, stock appreciation rights, and other stock-based awards. Options granted will provide for the purchase of common stock at prices determined by the compensation committee.

          In July 2000, the Company adopted its 2000 stock incentive plan (the “2000 Plan”). The purpose of the 2000 Plan is similar to that of the 1999 Plan except that directors and officers are not eligible to receive grants under the 2000 Plan. The Company has made available for issuance under the 2000 Plan 300,000 shares of its common stock. The 2000 Plan provides the compensation committee with broad discretion to select the employees and consultants to whom awards may be granted, as well as the type, size and terms and conditions of each award. The 2000 Plan will permit grants of non-qualified stock options and other stock-based awards. Options granted will provide for the purchase of common stock at prices determined by the compensation committee.

Employee Stock Purchase Plan

          In August 1999, the Company adopted its 1999 employee stock purchase plan (the “Purchase Plan”) under which a total of 1,000,000 shares of common stock are available for sale to our employees. The Company’s compensation committee will administer the Purchase Plan, which is intended to be a noncompensatory plan. The Purchase Plan permits the Company’s eligible employees to purchase common stock through payroll deductions and operates on a calendar year basis. The Purchase Plan is implemented in a series of consecutive offering periods, each approximately three months long. Each participant will be granted an option to purchase our common stock on the first day of the three-month period, and the option will be automatically exercised on the last day of each offering period. The purchase price of each share of common stock under the Purchase Plan will equal 85% of the lesser of (1) the fair market value of our common stock on the first date of the offering period or (2) the fair market value on the date of purchase. Employees purchased 31,497 shares of common stock through the Purchase Plan during 2000.

          A summary of the status of the Company’s option plans for the years ended December 31, 2000, 1999 and 1998 is presented below:

	Years ended December 31,
	2000		1999		1998
	Wtd Ave Ex Price	Shares	Wtd Ave Ex Price	Shares	Wtd Ave Ex Price	Shares
Options outstanding at beginning of year	$5.07	2,081,626	$2.51	1,458,622	$0.05	97,970
Options granted with exercise prices:
Less than market	—	—	—	—	0.05	569,776
Equal to market	3.85	945,390	10.14	680,875	4.57	794,251
Greater than market	8.86	1,750,000	—	—	—	—
Options exercised	0.05	(350,000)	0.06	(56,031)	0.05	(3,375)
Options forfeited	8.12	(318,385)	6.00	(1,840)	—	—

Options outstanding at end of year	$6.59	4,108,631	$5.07	2,081,626	$2.51	1,458,622

Options exercisable at end of year	$4.13	931,852	$1.37	641,126	$0.34	385,995
Weighted-average fair value of options granted with exercise prices:
Less than market	$—		$—		$2.70
Equal to market	1.28		3.88		0.66
Greater than market	0.73		—		—

          Included in options exercised during 2000 are options on 187,500 shares that were exercised pursuant to agreements whereby the shares would be issued and delivered at dates beginning no sooner than January 2, 2001 and that, at the optionees’ election, may be extended in one-year increments. Subsequent to December 31, 2000, the earliest distribution date was extended to March 30, 2001.

WEB STREET, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

           The weighted-average remaining contractual lives and weighted-average exercise prices of options outstanding and exercisable at December 31, 2000 are presented in the following table:

	Options outstanding			Exercisable Options
Range of Exercise Prices	Shares	Weighted- average Remaining Contractual Life	Weighted- average Exercise Price	Shares	Weighted- average Exercise Price
Up to $2.00	376,625	4.1 years	$0.41	276,125	$0.07
Greater than $2.00 up to $4.00	1,170,111	7.9	3.48	459,626	4.00
Greater than $4.00 up to $8.00	1,090,945	9.1	6.04	21,101	5.50
Greater than $8.00	1,470,950	8.3	11.07	175,000	10.71

	4,108,631	8.0 years	$6.59	931,852	$4.13

          The range of exercise prices for all options outstanding at December 31, 2000, was $0.05 to $17.38. The Company recognized compensation expense of $18,426, $267,943, and $1,080,607 for the years ended December 31, 2000, 1999 and 1998, respectively, related to stock options issued to employees.

          As permitted by Statement 123 the Company applied APB Opinion No. 25 and related interpretations in accounting for stock options granted to employees, and accordingly does not record compensation costs on fixed grants when the fair value of the Company’s stock does not exceed the option exercise price on the date of grant. Had compensation costs for stock options been determined in accordance with the fair value provisions of Statement 123, the Company’s net loss and loss per share would have differed as shown below:

	2000	1999	1998
Net loss:
As reported	$(18,264,897)	$(6,763,497)	$(11,818,450)
As adjusted	(19,897,221)	(8,857,851)	(11,868,321)
Basic and diluted net loss per common share:
As reported	$ (0.71)	$ (0.32)	$ (0.71)
As adjusted	(0.77)	(0.42)	(0.71)

          The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions used for the option grants in 2000, 1999 and 1998, respectively: risk-free interest rates of 6.45%, 6.00% and 5.28%; expected dividend yield of 0.00%; expected life of 4.0 years, 3.0 years and 10.0 years; and expected volatility of 60%, 60% and 0.00%. The Black-Scholes option valuation model was developed for use in estimating the fair market value of options that have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly objective assumptions, including expected stock price volatility and expected time to exercise, which greatly affect the calculated values.

11.    Off-Balance Sheet Risk and Concentration of Credit Risk

          In the normal course of business, the Company executes, as agent, transactions on behalf of its customers where the risk of potential loss due to market fluctuations (market risk) or failure of the customers to perform (counterparty risk) exceeds the amounts reported for the transaction. Such securities transactions are recorded on settlement date, which is generally three business days after trade date. The Company is exposed to off-balance-sheet risk of loss on unsettled transactions in the event contractual obligations are not fulfilled. The Company extends credit to customers and permits customers to sell securities they have not yet purchased (short sales) and seeks to control the risk associated with these activities by requiring customers to maintain collateral in compliance with various regulatory and internal guidelines. The Company’s customer financing and securities settlement activities require it to pledge securities as collateral in support of secured financing sources, such as securities loaned and bank loans. In the event the counterparty is unable to return customer securities as contractually obligated, the Company may be exposed to the risk of acquiring the securities at prevailing market prices in order to satisfy customer obligations. The Company continuously monitors its exposure to market and counterparty risk through the use of a variety of financial position and credit exposure reporting and control procedures. In addition, the Company reviews the credit-worthiness of each customer and/or other counterparty with which it conducts business.

12.    Regulatory Requirements

          As a registered broker-dealer, Web Street Securities is subject to the Uniform Net Capital Rule, rule 15c3-1 of the Securities and Exchange Commission (the “Rule”), which requires broker-dealers to maintain certain minimum net capital. Web Street Securities has elected to use the alternative method permitted by the Rule, which requires that it maintain minimum net capital, as defined, of 2% of aggregate debit balances arising from customer transactions, or $250,000, whichever is greater. At December 31, 2000, Web Street Securities had net capital of $5,139,960, which represented 8.4% of aggregate debit balances and which exceeded the minimum net capital requirements by $3,914,946.

          The Rule provides that equity capital may not be withdrawn and profit distributions may not be made if the resulting net capital would be less than 5% of aggregate debit balances.

          Cash of $900,000 has been segregated in a special reserve bank account for the benefit of customers under rule 15c3-3 of the Securities and Exchange Commission at December 31, 2000. Based upon a computation as of December 31, 2000, Web Street Securities was required to make a deposit into the special reserve account of $8,827,589 on January 3, 2001. The required deposit was reduced in January 2001 based on subsequent reserve calculations due to the recall of securities loaned and the return of the related collateral.

13.    Quarterly Data (unaudited)

          The following table presents selected unaudited quarterly financial data for the years ended December 31, 2000 and 1999 (in thousands, except per share data):

	First	Second	Third	Fourth	Year
2000 Quarters
Total net revenue	$13,055	$ 7,325	$ 5,616	$ 6,273	$ 32,269
Total costs of services	6,978	6,393	5,018	4,385	22,774
Total operating expenses	9,869	7,820	5,309	5,687	28,685
Operating loss	(3,792)	(6,888)	(4,711)	(3,799)	(19,190)
Net loss	(3,792)	(6,888)	(3,786)	(3,799)	(18,265)
Basic and diluted net loss per common share	$ (0.15)	$ (0.27)	$ (0.15)	$ (0.15)	$ (0.71)

1999 Quarters
Total net revenue	$ 4,637	$ 6,036	$ 6,491	$ 8,308	$ 25,472
Total costs of services	2,556	3,698	3,860	4,904	15,018
Total operating expenses	2,066	3,580	5,397	6,175	17,217
Operating income (loss)	15	(1,242)	(2,766)	(2,771)	(6,763)
Net income (loss)	15	(1,242)	(2,766)	(2,771)	(6,763)
Basic and diluted net income (loss) per common share	$ 0.00	$ (0.06)	$ (0.13)	$ (0.12)	$ (0.32)

Schedule I

WEB STREET, INC.
(Parent Company Only)

CONDENSED BALANCE SHEETS

	December 31, 2000	December 31, 1999
ASSETS
Cash and cash equivalents	$12,690,160	$36,153,921
Investment in subsidiary	8,624,274	5,458,866
Property, equipment and software, net	8,377,135	3,771,078
Prepaid expenses and other	1,310,762	1,755,410

Total assets	$31,002,331	$47,139,275

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Accounts payables	$ 3,904,282	$ 2,948,554
Accrued expenses	1,517,184	1,081,679
Deferred rent	237,362	146,082

Total liabilities	5,658,828	4,176,315
Commitments and contingencies
Stockholders’ equity:
Preferred stock ($.01 par value; 2,000,000 shares authorized; no shares issued and outstanding)	—	—
Common stock ($.01 par value, 100,000,000 shares authorized; 25,854,399 shares issued and outstanding at December 31, 2000 and 25,660,402 shares issued and outstanding at December 31, 1999)	258,544	256,604
Additional paid-in capital	65,961,151	65,317,651
Accumulated deficit	(40,876,192)	(22,611,295)

Total stockholders’ equity	25,343,503	42,962,960

Total liabilities and stockholders’ equity	$31,002,331	$47,139,275

See notes to condensed financial information.

Schedule I (continued)

WEB STREET, INC.
(Parent Company Only)

CONDENSED STATEMENTS OF OPERATIONS

	Years ended December 31,
	2000	1999	1998
Revenues:
Interest income	$ 1,310,223	$ 255,737	$ —
Other revenue	566	—	—

	1,310,789	255,737	—
Interest expense	(2,791)	—	—

Net revenues	1,307,998	255,737	—
Cost of services:
Clearance and execution	48,679	56,231	200
Employee compensation and benefits	123,394	82,266	9,900
Communication and data processing	431,017	170,592	37,898

Total cost of services	603,090	309,089	47,998
Operating expenses:
Marketing and advertising	5,112,582	4,293,657	15,808
Technology development	2,216,311	1,096,594	801,560
General and administrative	5,806,320	2,700,258	1,669,638

Total operating expenses	13,135,213	8,090,509	2,487,006
Equity in pretax income (loss) from operations of subsidiary	(6,759,855)	1,380,364	(9,283,446)
Equity in gain from settlement of litigation of subsidiary	925,263	—	—

Net loss	$(18,264,897)	$(6,763,497)	$(11,818,450)

See notes to condensed financial information.

Schedule I (continued)

WEB STREET, INC.
(Parent Company Only)

CONDENSED STATEMENTS OF CASH FLOWS

	Years ended December 31,
	2000	1999	1998
Cash flows from operating activities:
Net loss	$(18,264,897)	$ (6,763,497)	$(11,818,450)
Adjustments to reconcile net loss to net cash used in operating activities:
Undistributed loss (earnings) of subsidiary	5,834,592	(1,380,364)	9,283,446
Depreciation and amortization	1,935,648	656,672	100,316
Compensation and other expenses incurred through issuance of stock options and warrants	583,677	527,114	1,273,082
Provision for uncollectible accounts	945	—	—
Net deferred rent accretion (amortization)	91,280	(4,296)	150,378
Changes in operating assets and liabilities:
Prepaid expenses and other assets	430,703	(1,021,669)	(753,157)
Accounts payable	955,728	2,873,708	74,846
Accrued expenses	435,505	294,239	787,440

Net cash used in operating activities	(7,996,819)	(4,818,093)	(902,099)
Cash flows used in investing activities:
Purchases of property, equipment and software	(6,528,705)	(4,044,122)	(464,528)
Capital contributed to subsidiary	(9,000,000)	(2,593,006)	(9,667,639)

Cash used in investing activities	(15,528,705)	(6,637,128)	(10,132,167)
Cash flows from financing activities:
Proceeds from issuance of common stock, net of issuance costs	—	48,065,937	11,224,466
Redemption of preferred stock	—	(650,000)	—
Payment from (to) related party	—	190,000	(190,000)
Common stock issued from employee stock purchase plan	52,116	—	—
Proceeds from the exercise of stock options	9,647	3,005	—

Net cash provided by financing activities	61,763	47,608,942	11,034,466

Increase (decrease) in cash and cash equivalents	(23,463,761)	36,153,721	200
Cash and cash equivalents at beginning of year	36,153,921	200	—

Cash and cash equivalents at end of year	$12,690,160	$36,153,921	$ 200

Supplemental cash flow disclosure
Interest paid	$ 2,791	$ —	$ —
Significant non-cash transaction
Elimination of common stock put rights	$ —	$ 624,375	$ —

See notes to condensed financial information.

Schedule I (continued)

WEB STREET, INC.
(Parent Company Only)

NOTES TO CONDENSED FINANCIAL INFORMATION

1.    Basis of Presentation

          The condensed financial information of Web Street, Inc. (the Parent Company) should be read in conjunction with the Consolidated Financial Statements and notes thereto included in the 2000 Annual Report on Form 10-K. The Parent Company’s investment in Web Street Securities, Inc. (the Subsidiary) is accounted for using the equity method of accounting.

2.    Related Party Transactions

          The Parent Company allocated $11,354,634 and $5,263,807 in shared costs to the Subsidiary during 2000 and 1999, respectively. Included in accounts payable at December 31, 2000 and 1999 is $1,272,898 and $1,057,896, respectively, that was due to the Subsidiary.

WEB STREET, INC. AND SUBSIDIARY

CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31, 2001	December 31, 2000
	(Unaudited)
ASSETS
Cash and cash equivalents	$13,882,855	$ 25,501,668
Cash segregated under federal and other regulatory requirements	9,225,000	900,000
Brokerage receivables, net	46,237,350	62,846,057
Property, equipment and software, net	8,845,325	8,644,617
Deposits with clearing organizations	815,276	1,306,998
Prepaid expenses and other	2,447,539	1,761,858

Total assets.	$81,453,345	$100,961,198

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Brokerage payables	$55,559,300	$ 69,427,677
Accounts payable	2,956,982	3,582,414
Accrued expenses	1,246,060	2,370,242
Deferred rent	273,237	237,362

Total liabilities	60,035,579	75,617,695
Commitments and contingencies
Stockholders’ equity:
Preferred stock ($.01 par value; 2,000,000 shares authorized; no shares issued and outstanding)	—	—
Common stock ($.01 par value, 100,000,000 shares authorized; 25,872,278 shares issued and outstanding at March 31, 2001 and 25,854,399 shares issued and outstanding at December 31, 2000)	258,723	258,544
Additional paid-in capital	65,982,818	65,961,151
Accumulated deficit	(44,823,775)	(40,876,192)

Total stockholders’ equity	21,417,766	25,343,503

Total liabilities and stockholders’ equity	$81,453,345	$100,961,198

See notes to condensed consolidated financial statements.

WEB STREET, INC. AND SUBSIDIARY

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three months ended March 31,
	2001	2000
	(Unaudited)
Revenues:
Transaction revenue	$4,147,718	$12,077,940
Interest income	1,364,473	736,767
Other revenue	101,335	242,727

	5,613,526	13,057,434
Interest expense	(364,877)	(2,218)

Net revenues	5,248,649	13,055,216
Cost of services:
Clearance and execution	2,150,328	5,353,579
Employee compensation and benefits	1,374,666	966,935
Communication and data processing	738,609	657,712

Total cost of services	4,263,603	6,978,226
Operating expenses:
Marketing and advertising	588,128	5,591,869
Technology development	1,693,064	709,240
General and administrative	2,651,437	3,567,845

Total operating expenses	4,932,629	9,868,954

Net loss	$(3,947,583)	$ (3,791,964)

Basic and diluted net loss per common share	$ (0.15)	$ (0.15)

Weighted-average common shares used in computation of basic and diluted net loss per common share	25,866,120	25,674,219

See notes to condensed consolidated financial statements.

WEB STREET, INC. AND SUBSIDIARY

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three months ended March 31,
	2001	2000
	(Unaudited)
Cash flows from operating activities:
Net loss	$ (3,947,583)	$ (3,791,964)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	667,629	411,080
Compensation and other expenses incurred through issuance of stock options and warrants	—	233,174
Provision (recovery) for uncollectible accounts, net	(13,745)	112,228
Net deferred rent accretion (amortization)	35,875	(1,074)
Changes in operating assets and liabilities:
Cash segregated under federal and other regulatory requirements	(8,325,000)	—
Brokerage receivables	16,622,452	(1,732,665)
Deposits with clearing organizations	491,722	(1,139)
Prepaid expenses and other assets	(263,920)	(713,457)
Brokerage payables	(13,868,377)	169,947
Accounts payable	(625,432)	1,042,617
Accrued expenses	(1,124,182)	(908,342)

Net cash used in operating activities	(10,350,561)	(5,179,595)
Cash flows from investing activities:
Purchases of property, equipment and software	(865,088)	(2,003,707)
Loans originated	(425,010)	—

Net cash used in investing activities	(1,290,098)	(2,003,707)
Cash flows from financing activities:
Common stock issued from employee stock purchase plan	21,846	—
Proceeds from the exercise of stock options	—	2,352

Net cash provided by financing activities	21,846	2,352

Decrease in cash and cash equivalents	(11,618,813)	(7,180,950)
Cash and cash equivalents at beginning of period	25,501,668	39,189,362

Cash and cash equivalents at end of period	$13,882,855	$32,008,412

Supplemental cash flow disclosure:
Interest paid.	$ 399,277	$ 2,218

See notes to condensed consolidated financial statements.

WEB STREET, INC. AND SUBSIDIARY

CONDENSED CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY
(unaudited)

	Common Stock	Series A Preferred Stock	Series C Preferred Stock	Additional Paid-in Capital	Accumulated Deficit	Receivable from Related Party	Total Stockholders’ Equity
Balance at December 31, 2000	$258,544	$—	$—	$65,961,151	$(40,876,192)	$—	$25,343,503
Exercise of options on 17,879 shares of common stock	179	—	—	21,667	—	—	$ 21,846
Net loss and comprehensive loss	—	—	—	—	(3,947,583)	—	(3,947,583)

Balance at March 31, 2001	258,723	—	—	$65,982,818	$(44,823,775)	—	$21,417,766

WEB STREET, INC. AND SUBSIDIARY

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

1.    Basis of Presentation

          The accompanying unaudited condensed consolidated financial statements include the accounts of Web Street, Inc. and its wholly-owned subsidiary, Web Street Securities, Inc. (collectively, the Company), and have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the three months ended March 31, 2001 are not necessarily indicative of the results that may be expected for the year ending December 31, 2001.

          The balance sheet at December 31, 2000 has been derived from the audited financial statements at that date but does not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements.

          The Company’s operations continue to be subject to certain risks and uncertainties, including those associated with: a brief operating history; losses from operations; and negative cash flows. The Company’s management intends to mitigate these risk factors through courses of action that include: establishing additional customer relationships primarily through domestic and international partnerships; expansion of brokerage services offered; and expense reductions.

          Management believes that the Company’s current cash and cash equivalents, supplemented with lease financing that we expect to be available, will be sufficient to meet the Company’s anticipated cash needs for working capital, regulatory capital and capital expenditures for at least the next 12 months. However, during this period, the Company may need to seek additional capital in the private and/or public equity markets in order to support a higher level of growth, to respond to competitive pressures, to develop new products and services and to support new strategic partnership expenditures. After that 12-month period, if cash generated from operations is insufficient to satisfy the Company’s liquidity requirements, we may need to raise additional funds through public or private financing, strategic relationships or other arrangements. If we receive additional funds through the issuance of equity securities, the Company’s existing stockholders may experience significant dilution and these equity securities may have rights, preferences or privileges senior to those of the Company’s common stock. Further, the Company may not be able to obtain additional financing when needed or on terms favorable to our stockholders or us. If we are unable to obtain additional financing when needed, or to do so on acceptable terms, the Company may be unable to develop or enhance its products or services, take advantage of business opportunities or respond to competitive pressures.

          For further information, refer to the consolidated financial statements and footnotes thereto included in the Web Street, Inc. annual report on Form 10-K for the year ended December 31, 2000.

          Certain 2000 amounts have been reclassified to conform to the 2001 presentation.

WEB STREET, INC. AND SUBSIDIARY

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

2.    Brokerage Receivables and Payables

          Brokerage receivables and payables include amounts due on customer cash and margin transactions. Securities owned by customers are held as collateral for receivables. Such collateral is not recorded in the financial statements. The following table presents brokerage receivables and payables at March 31, 2001 and December 31, 2000:

	March 31, 2001	December 31, 2000
Brokerage Receivables
Receivables from customers	$40,898,169	$59,409,054
Fees and commissions receivable	866,464	1,236,229
Receivable from clearing organizations	606,950	779,359
Deposits for securities borrowed	4,766,100	2,261,800
Other	114,694	174,642
Allowance for uncollectible accounts	(1,015,027)	(1,015,027)

	$46,237,350	$62,846,057

Brokerage Payables
Customer payables	$53,521,291	$58,313,672
Payable to broker-dealers	439,968	605,283
Fees, commissions and margin-sharing payments payable	140,141	354,712
Deposits for securities loaned	1,457,900	10,154,010

	$55,559,300	$69,427,677

          At March 31, 2001 and December 31, 2000, the Company had borrowed securities with a market value of $4,517,530 and $2,072,216, respectively, to effect customers’ securities transactions and had loaned customers’ securities with a market value of $1,293,583 and $9,586,487, respectively.

3.    Property, Equipment and Software

          Property, equipment and software, net at March 31, 2001 and December 31, 2000 consists of the following:

	March 31, 2001	December 31, 2000
Hardware and equipment	$ 5,249,848	$ 5,288,069
Furniture and fixtures	687,612	666,327
Software	3,394,876	3,040,721
Buildings and leasehold improvements	3,587,694	3,067,518
Land and improvements	51,573	48,149

Total cost	12,971,603	12,110,784
Accumulated depreciation	(4,126,278)	(3,466,167)

	$ 8,845,325	$ 8,644,617

4.    Commitments and Contingencies

          Web Street, Inc.’s aggregate future minimum lease payments on noncancelable leases expiring on various dates through July 2010 were approximately $16,545,000 at March 31, 2001. Cash and cash equivalents includes restricted balances of approximately $2,069,000 at March 31, 2001, related to letters of credit Web Street, Inc. has obtained and other collateral that provide credit enhancement on certain of its lease obligations. The required balances decline, as specified, over the lives of the related lease obligations.

          The Company has entered into employment agreements with several of its key executive officers. These employment agreements provide for annual base salary compensation, annual incentive compensation and severance payments in the event of termination of employment under defined circumstances, including a change in the Company’s control.

          The Company is, from time to time, a party to certain legal actions arising in the ordinary course of business. Management does not believe that any such current matters, pending and threatened, individually or in the aggregate, will have a material adverse effect on the Company’s financial condition, results of operations or cash flows.

5.    Related Party Transactions

          As of March 31, 2001 and December 31, 2000, the Company was owed approximately $740,000 and $315,000, respectively, from officers of the Company. Under unsecured promissory notes dated March 16, 1999, the Company loaned Joseph Fox and Avi Fox each $110,000 at an annual interest rate of 5%, originally to be repaid on or before March 16, 2001. On January 16, 2001, the Company loaned each of Messrs. Fox and Fox an additional $200,000 under unsecured promissory notes bearing interest at 6%. These additional borrowings are to be repaid, January 16, 2004. The terms of the notes dated January 16, 2001 provide that they and any other indebtedness by Messrs. Fox and Fox then outstanding are subject to forgiveness by the Company, plus an additional allowance for any resultant taxes that will be owed by Messrs. Fox and Fox, upon achievement of specified performance goals. On March 15, 2001, the maturity date of the notes dated March 16, 1999 due from Messrs. Fox and Fox was extended to March 16, 2003.

6.    Stock Options

          During the three months ended March 31, 2001, the Company granted employees options to purchase 64,500 shares of its common stock. The weighted-average exercise price of options granted was $0.97 per share. During the same period, options previously granted to employees on 236,522 shares of the Company’s common stock were forfeited or terminated. The weighted-average exercise price of options forfeited or terminated was $6.00 per share. No options were exercised during the three months ended March 31, 2001.

7.    Regulatory Requirements

          As a registered broker-dealer, Web Street Securities is subject to the Uniform Net Capital Rule, rule 15c3-1 of the Securities and Exchange Commission (the “Rule”), which requires broker-dealers to maintain certain minimum net capital. Web Street Securities has elected to use the alternative method permitted by the Rule, which requires that it maintain minimum net capital, as defined, of 2% of aggregate debit balances arising from customer transactions, or $250,000, whichever is greater. At March 31, 2001, Web Street Securities had net capital of $5,120,097, which represented 11.3% of aggregate debit balances and which exceeded the minimum net capital requirements by $4,217,403.

          The Rule provides that equity capital may not be withdrawn and profit distributions may not be made if the resulting net capital would be less than 5% of aggregate debit balances.

          Cash of $9,225,000 has been segregated in a special reserve bank account for the benefit of customers under rule 15c3-3 of the Securities and Exchange Commission at March 31, 2001.
ANNEX A

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

E*TRADE GROUP, INC.

OPUS ACQUISITION CORP.

AND

WEB STREET, INC.

MAY 20, 2001

TABLE OF CONTENTS—(Continued)
TABLE OF CONTENTS—(Continued)
Page
Section 9.08.	Governing Law	A-41
Section 9.09.	Rules Of Construction	A-41
Section 9.10.	Assignment	A-41
Section 9.11.	Waiver Of Jury Trial	A-42

Exhibit A	Form of Stockholders Agreement
Exhibit B	Form of Affiliate Letter
Exhibit C	Form of Escrow Agreement
Exhibit D	Escrow Threshold Schedule
Exhibit E	Schedule of Net Termination Payments/Receipts and Net Cash Position
Exhibit F	Schedule of Escrow Executives’ Contributions to Escrow
Exhibit G	Form of Non-Competition Agreement

AGREEMENT AND PLAN OF MERGER

          This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of May 20, 2001, among E*TRADE Group, Inc., a Delaware corporation (“Parent”), Opus Acquisition Corp., a Delaware corporation and a wholly owned first-tier subsidiary of Parent (“Merger Sub”), and Web Street, Inc., a Delaware corporation (“Company”).

RECITALS

          A.    The respective Boards of Directors of Parent, Merger Sub and Company have approved this Agreement (in the case of Parent, through approval of the Finance Committee of Parent’s Board of Directors pursuant to authority delegated by the Board of Directors of Parent), and declared advisable that Merger Sub make an exchange offer (the “Offer”) to exchange shares of common stock, par value $.01 per share, of Parent (“Parent Common Stock”) for all of the issued and outstanding shares of common stock, par value $.01 per share (“Company Common Stock”), of Company (the “Shares”) and the merger of Merger Sub with and into Company (the “Merger”) upon the terms and subject to the conditions of this Agreement and in accordance with the General Corporation Law of the State of Delaware (“Delaware Law”).

          B.    It is intended that, for United States federal income tax purposes, the Offer and the Merger (together, the “Transaction”) shall be treated as an integrated transaction and shall qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”). For accounting purposes, the Merger is intended to be accounted for as a “purchase” under United States generally accepted accounting principles (“GAAP”).

          C.    Concurrently with the execution of this Agreement, and as a condition and inducement to Parent’s willingness to enter into this Agreement, certain stockholders of Company are entering into a Stockholders Agreement with Parent in the form of Exhibit A (the “Stockholders Agreement”).

          In consideration of the foregoing and the representations, warranties, covenants and agreements set forth in this Agreement, the parties agree as follows:

ARTICLE 1

THE OFFER

          Section 1.01.    The Offer.    (a) Provided that (i) this Agreement shall not have been terminated in accordance with Section 8.01 and (ii) none of the events set forth in Sections (a), (b) or (f) of Annex I hereto shall have occurred and be continuing, Merger Sub shall, as promptly as practicable after the date hereof, commence the Offer. Each Share accepted by Merger Sub pursuant to the Offer shall be exchanged for the right to receive from Merger Sub that number of fully paid and nonassessable shares of Parent Common Stock equal to the Exchange Ratio. For purposes of this Agreement, the “Exchange Ratio” shall mean 0.1864. The initial expiration date of the Offer shall be the twentieth business day following commencement of the Offer. The Offer shall be subject to the condition that there shall be validly tendered in accordance with the terms of the Offer prior to the expiration date of the Offer and not withdrawn a number of Shares which, together with the Shares then owned by Parent and Merger Sub (if any) represents at least a majority of the total number of outstanding Shares, assuming the exercise of all then-outstanding phantom stock, options, warrants, rights and convertible securities (if any) and the issuance of all Shares that Company is obligated to issue thereunder (such total number of outstanding Shares being hereinafter referred to as the “Fully Diluted Shares”) (the “Minimum Condition”) and to the other conditions set forth in Annex I hereto. Parent and Merger Sub expressly reserve the right to waive the conditions to the Offer and to make any change in the terms or conditions of the Offer; provided that, without the prior written consent of Company, no change may be made which decreases the number of Shares sought in the Offer, changes the form or amount of consideration to be paid, imposes conditions to the Offer in addition to those set forth in Annex I, changes or waives the Minimum Condition, extends the Offer (except as set forth in the following two sentences), or makes any other change to any of the terms and conditions to the Offer which is adverse to the holders of Shares. Subject to the terms of the Offer and this Agreement and the satisfaction (or waiver to the extent permitted by this Agreement) of the conditions to the Offer, Merger Sub shall accept for payment all Shares validly tendered and not withdrawn pursuant to the Offer as soon as practicable after the applicable expiration date of the Offer and shall pay for all such Shares promptly after acceptance; provided that (x) Merger Sub shall extend the Offer for successive extension periods not in excess of 10 business days per extension if, at the scheduled expiration date of the Offer or any extension thereof, any of the conditions to the Offer shall not have been satisfied, until such time as such conditions are satisfied or waived, and (y) Merger Sub may extend the Offer if and to the extent required by the applicable rules and regulations of the Securities Exchange Commission (“SEC”) (each extension pursuant to clause (x) or (y), a “Mandatory Extension”). In addition, Merger Sub may extend the Offer after the acceptance of Shares thereunder for a further period of time (each, an “Optional Extension”) by means of a subsequent offering period under Rule 14d-11 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), of not more than 20 business days to meet the objective (which is not a condition to the Offer) that there be validly tendered, in accordance with the terms of the Offer, prior to the expiration date of the Offer (as so extended) and not withdrawn a number of Shares which, together with Shares then owned by Parent and Merger Sub, represents at least 90% of the outstanding Shares. Notwithstanding anything to the contrary set forth herein, no certificates or scrip representing fractional shares of Parent Common Stock shall be issued in connection with the exchange of Parent Common Stock for Shares upon consummation of the Offer, and in lieu thereof each tendering stockholder who would otherwise be entitled to a fractional share of Parent Common Stock in the Offer will be paid an amount in cash equal to the product obtained by multiplying (A) the fractional share interest to which such holder would otherwise be entitled by (B) the closing price for a share of Parent Common Stock as reported on the New York Stock Exchange (the “NYSE”) on the first date Merger Sub accepts Shares for exchange in the Offer.

          (b)  As soon as practicable after the date of this Agreement (but in any event not later than June 20, 2001), Parent shall prepare and file with the SEC a registration statement on Form S-4 to register the offer and sale of Parent Common Stock pursuant to the Offer (the “Registration Statement”). The Registration Statement will include a preliminary prospectus containing the information required under Rule 14d-4(b) promulgated under the Exchange Act (the “Preliminary Prospectus”). As soon as practicable on the date of commencement of the Offer, Parent and Merger Sub shall (i) file with the SEC a Tender Offer Statement on Schedule TO with respect to the Offer which will contain or incorporate by reference all or part of the Preliminary Prospectus and form of the related letter of transmittal (together with any supplements or amendments thereto, collectively the “Offer Documents”) and (ii) cause the Offer Documents to be disseminated to holders of Shares. Parent, Merger Sub and Company each agree promptly to correct any information provided by it for use in the Registration Statement or the Offer Documents if and to the extent that it shall have become false or misleading in any material respect. Parent and Merger Sub agree to take all steps necessary to cause the Offer Documents as so corrected to be filed with the SEC and to be disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws.

          Section 1.02.    Company Action.    (a)  Company hereby consents to the Offer and represents that its Board of Directors, at a meeting duly called and held, has by unanimous vote of the directors participating therein (i) determined that this Agreement and the transactions contemplated hereby, including the Offer and the Merger, are advisable and are fair to and in the best interest of Company’s stockholders, (ii) approved and adopted this Agreement and the transactions contemplated hereby, including the Offer and the Merger, which approval constitutes approval under Section 203 of Delaware Law such that the Offer, the Merger, this Agreement and the other transactions contemplated hereby are not and shall not be subject to any restriction pursuant to Section 203 of Delaware Law, and (iii) resolved to recommend acceptance of the Offer and approval and adoption of this Agreement and the Merger by Company’s stockholders (the recommendations referred to in this clause (iii) are collectively referred to in this Agreement as the “Recommendations”). Company further represents that Houlihan, Smith & Company Inc. has rendered to Company’s Board of Directors its opinion that, as of the date of this Agreement, the consideration to be received by Company’s stockholders pursuant to this Agreement is fair to such stockholders from a financial point of view. Company has been advised that all of its directors and executive officers currently intend to tender their Shares pursuant to the Offer.

          (b)  As soon as practicable on the day that the Offer is commenced, Company will file with the SEC and disseminate to holders of Shares a Solicitation/Recommendation Statement on Schedule 14D-9 (the “Schedule 14D-9”) which shall, subject to Section 6.03(b), reflect the Recommendations. Company, Parent and Merger Sub each agree promptly to correct any information provided by it for use in the Schedule 14D-9 if and to the extent that it shall have become false or misleading in any material respect. Company agrees to take all steps necessary to cause the Schedule 14D-9 as so corrected to be filed with the SEC and to be disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws. Parent and its counsel shall be given a reasonable opportunity to review and comment on the Schedule 14D-9 and any material amendments thereto prior to its being filed with the SEC.

          (c)  Company will promptly furnish Parent and Merger Sub pursuant to the terms of the Confidentiality Agreement, dated April 23, 2001, between Company and Parent (the “Confidentiality Agreement”) with a list of its stockholders, mailing labels and any available listing or computer file containing the names and addresses of all record holders of Shares and lists of securities positions of Shares held in stock depositories, in each case as of the most recent practicable date, and will provide to Parent and Merger Sub such additional information (including, without limitation, updated lists of stockholders, mailing labels and lists of securities positions) and such other assistance as Parent or Merger Sub may reasonably request in connection with the Offer.

          Section 1.03.    Directors.    (a)  Effective upon the first acceptance for payment by Merger Sub of Shares pursuant to the Offer, which shall occur as soon as practicable after the Minimum Condition and all other conditions to the Offer hereunder have been fulfilled (the “Appointment Time”), Parent shall be entitled to designate the number of directors, rounded up to the next whole number, on Company’s Board of Directors that equals the product of (i) the total number of directors on Company’s Board of Directors (giving effect to the election of any additional directors pursuant to this Section 1.03) and (ii) the percentage that the number of Shares owned by Parent or Merger Sub (including Shares accepted for payment) bears to the total number of Shares outstanding, and Company shall take all action reasonably necessary to cause Parent’s designees to be elected or appointed to Company’s Board of Directors, including, without limitation, increasing the number of directors, or seeking and accepting resignations of incumbent directors, or both; provided that, prior to the Effective Time (as defined below), Company’s Board of Directors shall always have at least two members who were directors of Company prior to consummation of the Offer and designated by Joseph J. Fox and Avi Fox (who may designate themselves) (each such member, a “Continuing Director”) and Parent shall take any and all actions required or advisable to cause the election of each Continuing Director to the Company’s Board of Directors during such period. If the number of Continuing Directors is reduced to less than two for any reason prior to the Effective Time, the remaining and departing Continuing Directors shall be entitled to designate a person to fill the vacancy and Parent shall cause the election of such person. Notwithstanding anything in this Agreement to the contrary, if Parent’s designees are elected to Company’s Board of Directors prior to the Effective Time, the affirmative vote of the Continuing Directors shall be required for Company to (a) amend or terminate this Agreement or agree or consent to any amendment or termination of this Agreement, (b) waive any of Company’s rights, benefits or remedies hereunder, (c) extend the time for performance of Parent’s and Merger Sub’s respective obligations hereunder, or (d) approve any other action by Company which could adversely affect the interests of the stockholders of Company (other than Parent, Merger Sub and their affiliates (other than Company and its subsidiaries)), with respect to the transactions contemplated by this Agreement or otherwise, except to the extent that such action similarly adversely affects all holders of Parent Common Stock.

          (b)  Company’s obligations to appoint designees to its Board of Directors shall be subject to Section 14(f) of the Exchange Act and Rule 14f-l promulgated thereunder. Company shall promptly take all actions required pursuant to Section 1.03 and Rule 14f-l in order to fulfill its obligations under this Section 1.03 and shall include in the Schedule 14D-9 such information with respect to Company and its officers and directors as is required under Section 14(f) and Rule 14f-l to fulfill its obligations under this Section 1.03. Parent will supply to Company in writing and be solely responsible for any information with respect to itself and its nominees, officers, directors and affiliates required by Section 14(f) and Rule 14f-1.

ARTICLE 2

THE MERGER

          Section 2.01.    The Merger.    Upon the terms and subject to the conditions of this Agreement and the applicable provisions of Delaware Law, at the Effective Time, Merger Sub shall be merged with and into Company, the separate corporate existence of Merger Sub shall cease, and Company shall continue as the surviving corporation of the Merger (the “Surviving Corporation”).

          Section 2.02.    Effective Time; Closing.    Subject to the provisions of this Agreement, Company and Merger Sub will file a certificate of merger, in such appropriate form as determined by the parties, with the Secretary of State of the State of Delaware in accordance with the relevant provisions of Delaware Law (the “Certificate of Merger”) (the time of such filing (or such later time as may be agreed in writing by Company and Parent and specified in the Certificate of Merger) being the “Effective Time”) as soon as practicable on or after the Closing Date. The closing of the Merger (the “Closing”) shall take place at the offices of Davis Polk & Wardwell, 1600 El Camino Real, Menlo Park, California, at a time and date to be specified by the parties, which shall be no later than the second business day after the satisfaction or waiver of the conditions set forth in Article 7, or at such other time, date and location as the parties hereto agree in writing (the “Closing Date”).

          Section 2.03.    Effect Of The Merger.    At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, at the Effective Time, the Surviving Corporation shall possess all the property, rights, privileges, powers and franchises of Company and Merger Sub, and shall be subject to all debts, liabilities and duties of Company and Merger Sub.

          Section 2.04.    Certificate Of Incorporation; Bylaws.     (a)  At the Effective Time, the Certificate of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided by law and such Certificate of Incorporation of the Surviving Corporation; provided, however, that at the Effective Time Article I of the Certificate of Incorporation of the Surviving Corporation shall be amended to read: “The name of the corporation is ‘Web Street, Inc.’ ”

          (b)  At the Effective Time, the Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended.

          Section 2.05.    Directors And Officers.    The initial directors of the Surviving Corporation shall be the directors of Merger Sub immediately prior to the Effective Time, until their respective successors are duly elected or appointed and qualified. The initial officers of the Surviving Corporation shall be the officers of Merger Sub immediately prior to the Effective Time, until their respective successors are duly appointed.

          Section 2.06.    Effect On Capital Stock.    Subject to the terms and conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, Company or the holders of any of the following securities:

          (a)  Conversion of Company Common Stock. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time, other than any shares of Company Common Stock to be canceled pursuant to Section 2.06(b), will be canceled and extinguished and automatically converted (subject to Section 2.06(e)) into the right to receive the number of shares of Parent Common Stock equal to the Exchange Ratio upon surrender of the certificate representing such share of Company Common Stock in the manner provided in Section 2.07 (together with the cash in lieu of fractional shares of Parent Common Stock as specified below, the “Merger Consideration”). No fraction of a share of Parent Common Stock will be issued by virtue of the Merger, but in lieu thereof, a cash payment shall be made pursuant to Section 2.07(e).

          (b)  Cancellation of Company-Owned and Parent-Owned Stock. Each share of Company Common Stock held by Company or owned by Parent or Merger Sub immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof.

          (c)  Stock Options; Employee Stock Purchase Plan; Warrants. At the Effective Time, all warrants to purchase Company Common Stock then outstanding shall be assumed by Parent in accordance with Section 6.10 of this Agreement. At the Appointment Time, all options to purchase Company Common Stock then outstanding, if any, whether under (i) Company’s Stock Option Plan (the “1998 Option Plan”), (ii) Company’s 1999 Stock Incentive Plan (the “1999 Option Plan”), (iii) Company’s 2000 Stock Plan (the “2000 Option Plan,” and together with the 1998 Option Plan and the 1999 Option Plan, the “Company Option Plans”), or (iv) otherwise, shall be treated as set forth in Section 6.10 of this Agreement. At the Effective Time, all options to purchase Company Common Stock then outstanding, if any, whether under (i) the Company Option Plans, or (ii) otherwise, shall be cancelled and Company Option Plans terminated. Rights outstanding under Company’s 1999 Employee Stock Purchase Plan (the “Company ESPP”) shall be treated as set forth in Section 6.10 of this Agreement.

          (d)  Capital Stock of Merger Sub. Each share of common stock, par value $.01 per share, of Merger Sub (the “Merger Sub Common Stock”) issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of common stock, $.01 par value per share, of the Surviving Corporation. Following the Effective Time, each certificate evidencing ownership of shares of Merger Sub common stock shall evidence ownership of such shares of capital stock of the Surviving Corporation.

          (e)  Adjustments to Exchange Ratio. If, during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of Parent or Company shall occur, including by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, or any stock dividend thereon with a record date during such period, the Exchange Ratio, the Merger Consideration and any other amounts payable pursuant to the Offer, the Merger or otherwise pursuant to this Agreement shall be appropriately adjusted to reflect such changes.

          Section 2.07.    Exchange Of Certificates.    (a)   Exchange Agent. Parent shall select an institution reasonably acceptable to Company to act as the exchange agent (the “Exchange Agent”) in the Merger.

          (b)  Exchange Fund. Promptly after the Effective Time, Parent shall make available to the Exchange Agent for exchange in accordance with this Article 2, the shares of Parent Common Stock (such shares of Parent Common Stock, together with cash in lieu of fractional shares and any dividends or distributions with respect thereto, are hereinafter referred to as the “Exchange Fund”) issuable pursuant to Section 2.06 in exchange for outstanding shares of Company Common Stock.

          (c)  Exchange Procedures. Promptly after the Effective Time, Parent shall instruct the Exchange Agent to mail to each holder of record of a certificate or certificates (“Certificates”) which immediately prior to the Effective Time represented outstanding shares of Company Common Stock whose shares were converted into the right to receive shares of Parent Common Stock pursuant to Section 2.06, (i) a letter of transmittal in customary form (that shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent and shall contain such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Parent Common Stock. Upon surrender of Certificates for cancellation to the Exchange Agent together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holders of such Certificates shall be entitled to receive in exchange therefor certificates representing the number of whole shares of Parent Common Stock into which their shares of Company Common Stock were converted at the Effective Time, payment in lieu of fractional shares that such holders have the right to receive pursuant to Section 2.07(e) and any dividends or distributions payable pursuant to Section 2.07(d), and the Certificates so surrendered shall forthwith be canceled. Until so surrendered, outstanding Certificates will be deemed from and after the Effective Time, for all corporate purposes, to evidence only the right to receive the number of full shares of Parent Common Stock into which such shares of Company Common Stock shall have been so converted and the right to receive an amount in cash in lieu of the issuance of any fractional shares in accordance with Section 2.07(e) and any dividends or distributions payable pursuant to Section 2.07(d). No interest will be paid or accrued on any cash in lieu of fractional shares of Parent Common Stock or on any unpaid dividends or distributions payable to holders of Certificates. In the event of a transfer of ownership of shares of Company Common Stock which is not registered in the transfer records of Company, a certificate representing the proper number of shares of Parent Common Stock may be issued to a transferee if the Certificate representing such shares of Company Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid.

          (d)  Distributions With Respect to Unexchanged Shares. No dividends or other distributions declared or made after the date of this Agreement with respect to Parent Common Stock with a record date after the Effective Time will be paid to the holders of any unsurrendered Certificates with respect to the shares of Parent Common Stock represented thereby until the holders of record of such Certificates shall surrender such Certificates. Subject to applicable law, following surrender of any such Certificates, the Exchange Agent shall deliver to the holders of certificates representing whole shares of Parent Common Stock issued in exchange therefor, without interest, (i) promptly, the amount of any cash payable with respect to a fractional share of Parent Common Stock to which such holder is entitled pursuant to Section 2.07(e) and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date occurring after surrender, payable with respect to such whole shares of Parent Common Stock.

          (e)  Fractional Shares. (i) As promptly as practicable following the Effective Time, the Exchange Agent shall determine the excess of (A) the number of full shares of Parent Common Stock delivered to the Exchange Agent pursuant to Section 2.07(b), over (B) the aggregate number of full shares of Parent Common Stock to be distributed to holders of Company Common Stock pursuant to Section 2.07(c) (such excess, the “Excess Shares”). As soon as practicable after the Effective Time, the Exchange Agent, as agent for the holders of Company Common Stock, shall sell the Excess Shares at then prevailing prices on the NYSE in the manner set forth in paragraph (ii) of this Section 2.07(e).

          (ii)  The sale of the Excess Shares by the Exchange Agent shall be executed on the NYSE and shall be executed in round lots to the extent practicable. The Exchange Agent shall use all commercially reasonable efforts to complete the sale of the Excess Shares as promptly following the Effective Time as, in the Exchange Agent’s reasonable judgment, is practicable consistent with obtaining the best execution of such sales in light of prevailing market conditions. Until the net proceeds of such sales have been distributed to the holders of Company Common Stock, the Exchange Agent will hold such proceeds in trust for the holders of Company Common Stock. The Exchange Agent will determine the portion of such net proceeds to which each holder of Company Common Stock shall be entitled, if any, by multiplying the amount of the aggregate net proceeds by a fraction the numerator of which is the amount of the fractional share interest to which such holder of Company Common Stock is entitled (after taking into account all shares of Parent Common Stock to be issued to such holder) and the denominator of which is the aggregate amount of fractional share interests to which all holders of Company Common Stock are entitled. As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of Company Common Stock with respect to fractional share interests, the Exchange Agent shall promptly pay such amounts to such holders of Company Common Stock in accordance with the terms of Section 2.07(c).

           (iii)  Notwithstanding the provisions of paragraphs (i) and (ii) of this Section 2.07(e), Parent may decide, at its option, exercised prior to the Effective Time, in lieu of the issuance and sale of Excess Shares and the making of the payments contemplated in such paragraphs, that Parent shall pay to the Exchange Agent an amount sufficient for the Exchange Agent to pay each holder of Company Common Stock the amount such holder would have received pursuant to Section 2.07(e)(ii) assuming that the sales of Parent Common Stock were made at a price equal to the average of the closing prices of the Parent Common Stock on the NYSE for the ten consecutive trading days immediately following the Effective Time and, in such case, all references herein to the cash proceeds of the sale of the Excess Shares and similar references shall be deemed to mean and refer to the payments calculated as set forth in this paragraph (iii). In such event, Excess Shares shall not be issued or otherwise transferred to the Exchange Agent pursuant to Sections 2.07(b) or (e).

          (f)  Required Withholding. Each of the Exchange Agent, Parent and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of Company Common Stock such amounts as may be required to be deducted or withheld therefrom under the Code or under any provision of state, local or foreign tax law or under any other applicable Legal Requirement (as defined in Section 3.02(c)). To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the person to whom such amounts would otherwise have been paid.

          (g)  Lost, Stolen or Destroyed Certificates. In the event that any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, certificates representing the shares of Parent Common Stock into which the shares of Company Common Stock represented by such Certificates were converted pursuant to Section 2.06, cash for fractional shares, if any, as may be required pursuant to Section 2.07(e) and any dividends or distributions payable pursuant to Section 2.07(d); provided, however, that Parent may, in its discretion and as a condition precedent to the issuance of such certificates representing shares of Parent Common Stock, cash and other distributions, require the owner of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Parent, the Surviving Corporation or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

          (h)  No Liability. Notwithstanding anything to the contrary in this Section 2.07, neither the Exchange Agent, Parent, the Surviving Corporation nor any party hereto shall be liable to a holder of shares of Parent Common Stock or Company Common Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

          (i)  Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of Company Common Stock for six months after the Effective Time shall be delivered to Parent, upon demand, and any holders of Company Common Stock who have not theretofore complied with the provisions of this Section 2.07 shall thereafter look only to Parent for the shares of Parent Common Stock, any cash in lieu of fractional shares of Parent Common Stock to which they are entitled pursuant to Section 2.07(e) and any dividends or other distributions with respect to Parent Common Stock to which they are entitled pursuant to Section 2.07(d), in each case, without any interest thereon.

          Section 2.08.    No Further Ownership Rights In Company Common Stock.     All shares of Parent Common Stock issued in accordance with the terms hereof (including any cash paid in respect thereof pursuant to Sections 2.07(d) and (e)) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Common Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If after the Effective Time Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article 2.

           Section 2.09.    Taking Of Necessary Action; Further Action.     If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Company and Merger Sub, the officers and directors of Company, Merger Sub and the Surviving Corporation will take all such lawful and necessary action in the name of Company or Merger Sub. Parent shall cause Merger Sub to perform all of its obligations relating to this Agreement and the transactions contemplated hereby.

          Section 2.10.    Dissenting Shares.    Notwithstanding Section 2.06, if the Merger is effectuated pursuant to Section 253 of Delaware Law, Shares outstanding immediately prior to the Effective Time and held by a holder who has demanded appraisal for such Shares in accordance with Delaware Law shall not be converted into a right to receive the Merger Consideration, unless such holder fails to perfect or withdraws or otherwise loses his or her right to appraisal. If after the Effective Time such holder fails to perfect or withdraws or loses his or her right to appraisal, such Shares shall be treated as if they had been converted as of the Effective Time into a right to receive the Merger Consideration. Company shall give Parent prompt notice of any demands received by Company for appraisal of Shares, and Parent shall have the right to participate in all negotiations and proceedings with respect to such demands. Company shall not, except with the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands. Any amounts paid to a holder pursuant to a right of appraisal will be paid by Company.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF COMPANY

          As of the date of this Agreement and, except for representations and warranties that speak only as of a certain date, as of the Appointment Time, except as disclosed in the disclosure letter delivered by Company to Parent dated as of the date hereof and certified by a duly authorized officer of Company (the “Company Disclosure Letter”), Company represents and warrants to Parent and Merger Sub as follows:

          Section 3.01.    Organization; Subsidiaries.    (a)   Company and each of its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority, and all requisite qualifications to do business as a foreign corporation, to conduct its business in the manner in which its business is currently being conducted, except where the failure to have such qualifications would not, individually or in the aggregate, have a Material Adverse Effect (as defined in Section 9.03) on Company.

          (b)  Neither Company nor any of its subsidiaries identified in Part 3.01 of the Company Disclosure Letter owns any capital stock of, or any equity interest of any nature in, any corporation, partnership, joint venture arrangement or other business entity. Neither Company nor any of its subsidiaries has agreed or is obligated to make, or is bound by any written, oral or other agreement, contract, subcontract, lease, binding understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature, as in effect as of the date hereof or as may hereinafter be in effect under which it may become obligated to make any future material investment in or material capital contribution to any other entity. Neither Company, nor any of its subsidiaries, is a general partner of any general partnership, limited partnership or other similar entity. Part 3.01 of the Company Disclosure Letter indicates the jurisdiction of organization of each subsidiary of the Company and Company’s direct or indirect equity interest therein.

          (c)  Company has delivered or made available to Parent a true and correct copy of the Certificate of Incorporation and Bylaws of Company and similar governing instruments of each of its subsidiaries, each as amended to date (collectively, the “Company Charter Documents”), and each such instrument is in full force and effect. Neither Company nor any of its subsidiaries is in violation of any of the provisions of Company Charter Documents.

           Section 3.02.    Company Capitalization.    (a)   The authorized capital stock of Company consists solely of 100,000,000 shares of Company Common Stock, of which there were 26,346,281 shares issued and outstanding as of the close of business on May 18, 2001, and 2,000,000 shares of preferred stock, par value $.01 per share, of which no shares are issued or outstanding. All outstanding shares of Company Common Stock are duly authorized, validly issued, fully paid and nonassessable and are not subject to preemptive rights created by statute, the Certificate of Incorporation or Bylaws of Company or any agreement or document to which Company is a party or by which it is bound. As of the date of this Agreement, there are no shares of Company Common Stock held in treasury by Company. Company has no outstanding shares of Company Common Stock that are unvested or are subject to a repurchase option, risk of forfeiture or other condition providing that such shares may be forfeited or repurchased by Company upon any termination of stockholders’ employment, directorship or other relationship with Company or any of its subsidiaries under the terms of any restricted stock purchase agreement or other agreement with Company. Company has no phantom stock or similar rights outstanding.

          (b)  As of the close of business on May 18, 2001, (i) 3,548,880.75 shares of Company Common Stock are subject to issuance pursuant to outstanding options to purchase Company Common Stock under the Company Option Plans and any other agreement of the Company pursuant to which the Company has granted an option, each of which is set forth on Part 3.02(b) of the Company Disclosure Letter (collectively, the “Non-Plan Option Agreements”) (collectively, the “Company Options”), and (ii) 914,175 shares of Company Common Stock are reserved for future issuance under the Company ESPP. Part 3.02(b) of the Company Disclosure Letter sets forth the following information with respect to each Company Option outstanding as of the date of this Agreement: (i) the name of the optionee; (ii) the number of shares of Company Common Stock subject to such Company Option; (iii) the exercise price of such Company Option; (iv) the date on which such Company Option was granted or assumed; (v) the date on which such Company Option expires and (vi) whether the exercisability of such option will be accelerated in any way by the transactions contemplated by this Agreement, and indicates the extent of any such acceleration. Company has made available to Parent an accurate and complete copy of each of the Company Option Plans, the Non-Plan Option Agreements, the Company ESPP and the standard forms of stock option agreements evidencing Company Options. There are no options outstanding to purchase shares of Company Common Stock other than pursuant to the Company Option Plans and the Non-Plan Option Agreements. All shares of Company Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable.

          (c)  All outstanding shares of Company Common Stock, all outstanding Company Options, and all outstanding shares of capital stock of each subsidiary of Company have been issued and granted in compliance in all material respects with (i) all applicable securities laws and other applicable Legal Requirements and (ii) all requirements set forth in applicable agreements or instruments. For the purposes of this Agreement, “Legal Requirements” means any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity (as defined in Section 3.04).

          Section 3.03.    Obligations With Respect To Capital Stock.     There are no equity securities, partnership interests or similar ownership interests of any class of Company equity security, or any securities exchangeable or convertible into or exercisable for such equity securities, partnership interests or similar ownership interests, issued, reserved for issuance or outstanding. Company owns all of the securities of its subsidiaries identified on Part 3.01 of the Company Disclosure Letter, free and clear of all claims and Encumbrances, and there are no other equity securities, partnership interests or similar ownership interests of any class of equity security of any subsidiary of Company, or any security exchangeable or convertible into or exercisable for such equity securities, partnership interests or similar ownership interests, issued, reserved for issuance or outstanding. For purposes of this Agreement, “Encumbrances” means any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset). There are no subscriptions, options, warrants, equity securities, partnership interests or similar ownership interests, calls, rights (including preemptive rights), commitments or agreements of any character to which Company or any of its subsidiaries is a party or by which it is bound obligating Company or any of its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition of, any shares of capital stock, partnership interests or similar ownership interests of Company or any of its subsidiaries or obligating Company or any of its subsidiaries to grant, extend, accelerate the vesting of or enter into any such subscription, option, warrant, equity security, call, right, commitment or agreement. There are no registration rights with respect to any equity security of any class of Company or with respect to any equity security, partnership interest or similar ownership interest of any class of any of its subsidiaries.

          Section 3.04.    Authority; Non-Contravention.    (a)   Company has all requisite corporate power and authority to enter into this Agreement and, subject to the Company Stockholder Approvals (as defined below), to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Company, subject only to the approval and adoption of this Agreement and the approval of the Merger by Company’s stockholders (the “Company Stockholder Approvals”) and the filing of the Certificate of Merger pursuant to Delaware Law. The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock is sufficient for Company’s stockholders to approve and adopt this Agreement and approve the Merger, and no other approval of any holder of any securities of Company is required in connection with the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Company and, assuming the due execution and delivery by Parent and Merger Sub, constitutes the valid and binding obligation of Company, enforceable against Company in accordance with its terms, except as enforceability may be limited by bankruptcy and other similar laws affecting the rights of creditors generally and general principles of equity.

          (b)  The execution and delivery of this Agreement by Company does not, and the performance of this Agreement by Company will not, (i) conflict with or violate Company Charter Documents, (ii) subject to obtaining Company Stockholder Approvals and compliance with the requirements set forth in Section 3.04(c), conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Company or any of its subsidiaries or by which Company or any of its subsidiaries or any of their respective properties is bound or affected, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair Company’s rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of an Encumbrance on any of the properties or assets of Company or any of its subsidiaries pursuant to, any note, bond, mortgage, indenture, agreement, lease, license, permit, franchise, concession or other instrument or obligation to which Company or any of its subsidiaries is a party or by which Company or any of its subsidiaries or its or any of their respective assets are bound or affected, except, in the case of clauses (ii) and (iii), for such conflicts, violations, breaches, defaults, impairments, or rights which, individually or in the aggregate, would not have a Material Adverse Effect on Company.

          (c)  No action by or in respect of, or filing with any court, administrative agency or commission or other governmental or regulatory authority or instrumentality, foreign, domestic or supranational (“Governmental Entity”) or other person, is required to be obtained or made by Company in connection with the execution and delivery of this Agreement or the consummation by Company of the transactions contemplated hereby, except for (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which Company is qualified to do business, (ii) compliance with any applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”), the Exchange Act, and any other applicable securities law, whether state or foreign, (iii) compliance with the applicable provisions of laws relating to the regulation of broker-dealers and the rules and requirements of any self-regulatory organization, (iv) such other consents, authorizations, filings, approvals and registrations which if not obtained or made would not have a Material Adverse Effect on Company or the Surviving Corporation or have a material adverse effect on the ability of Company to consummate the transactions contemplated by this Agreement. Part 3.04 of the Company Disclosure Letter contains a list of those consents, authorizations, filings, approvals and registrations that may be required in connection with the Transaction.

          Section 3.05.    SEC Filings; Company Financial Statements.     (a)  Company has filed all forms, reports and documents required to be filed by Company with the SEC since the effective date of the registration statement for Company’s initial public offering and has made available to Parent, via EDGAR or otherwise, such forms, reports and documents in the form filed with the SEC. All such required forms, reports and documents (including those that Company may file subsequent to the date hereof) are referred to herein as the “Company SEC Reports.” As of their respective dates, the Company SEC Reports (i) were prepared in accordance with the requirements of the Securities Act, or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Company SEC Reports and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except to the extent corrected prior to the date of this Agreement by a subsequently filed Company SEC Report. None of Company’s subsidiaries is required to file any forms, reports or other documents with the SEC.

          (b)  Each of the consolidated financial statements of Company (including, in each case, any related notes thereto) contained in the Company SEC Reports (the “Company Financials”), including each Company SEC Report filed after the date hereof until the Closing, (i) complies as to form in all material respects with the published rules and regulations of the SEC with respect thereto, (ii) has been or, when filed, will have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC under Form 10-Q, 8-K or any successor form under the Exchange Act) and (iii) fairly presents or, when filed, will fairly present, the consolidated financial position of Company and its subsidiaries as at the respective dates thereof and the consolidated results of Company’s operations and cash flows for the periods indicated, except that the unaudited interim financial statements may not contain footnotes and were or are subject to normal and recurring year-end adjustments.

          The balance sheet of Company contained in the Company SEC Reports as of December 31, 2000 is hereinafter referred to as the “Company Balance Sheet.” Except as disclosed in the Company Financials or in the Company SEC Reports filed, in each case, prior to the date hereof, neither Company nor any of its subsidiaries has any material liabilities or obligations (absolute, accrued, contingent or otherwise) which are, individually or in the aggregate, material to the business, results of operations or financial condition of Company and its subsidiaries taken as a whole, except for liabilities incurred since the date of the Company Balance Sheet in the ordinary course of business consistent with past practices and liabilities.

          (c)  As of the date of this Agreement, Company has Net Cash Available (as defined below) of not less than $9,500,000. The term “Net Cash Available” shall be determined in the same way, using the same methods, as the line item “Total Cash Balance On-Hand (April 30, balances)” on Exhibit E hereto.

          (d)  Company has heretofore furnished to Parent a complete and correct copy of any amendments or modifications, which have not yet been filed with the SEC but which are required to be filed, to agreements, documents or other instruments which previously had been filed by Company with the SEC pursuant to the Securities Act or the Exchange Act.

           (e)  Company has delivered to Parent true and complete copies of the FOCUS Reports filed on Form
X-17A-5 (the “FOCUS Reports”) as of the dates listed in Part 3.05(e) of the Company Disclosure Letter with respect to the Company and its subsidiaries. Each FOCUS Report delivered complied (and with respect to Focus Reports filed after the date hereof and prior to the Appointment Time, will comply) at the date thereof in all material respects with the rules and regulations of the SEC relating thereto and fairly present the information required to be presented therein pursuant to Rule 17a-5 under the Exchange Act.

          Section 3.06.    Absence Of Certain Changes Or Events.     (a)  Since the date of the Company Balance Sheet the business of Company and its subsidiaries has been conducted in the ordinary course consistent with past practices (other than the transactions contemplated by this Agreement) and, there has not been (i) through the date of this Agreement, any event, occurrence, development or state of circumstances or facts that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Company, (ii) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of Company’s or any of its subsidiaries’ capital stock, or any purchase, redemption or other acquisition by Company of any of Company’s capital stock or any other securities of Company or its subsidiaries or any options, warrants, calls or rights to acquire any such shares or other securities except for repurchases which are not, individually or in the aggregate, material in amount from employees following their termination pursuant to the terms of their pre-existing stock option or purchase agreements, (iii) any material change by Company in its accounting methods, principles or practices, except as required by concurrent changes in GAAP, or (iv) any revaluation by Company of any of its material assets, other than in the ordinary course of business.

          Since the date of the Company Balance Sheet and through the date of this Agreement, there has not been (i) any amendment of any material term of any outstanding security of the Company or any of its subsidiaries, (ii) any incurrence, assumption or guarantee by Company or any of its subsidiaries of any indebtedness for borrowed money other than in the ordinary course of business and in amounts and on terms consistent with past practices, (iii) any split, combination or reclassification of any of Company’s or any of its subsidiaries’ capital stock, (iv) any granting by Company or any of its subsidiaries of any increase in compensation or fringe benefits to any of their officers or employees, or any payment by Company or any of its subsidiaries of any bonus to any of their officers or employees, or any granting by Company or any of its subsidiaries of any increase in severance or termination pay, other than in the ordinary course, consistent with past practice, or any entry by Company or any of its subsidiaries into, or material modification or amendment of, any currently effective employment, severance, termination or indemnification agreement or any agreement the benefits of which are contingent or the terms of which are materially altered upon the occurrence of a transaction involving Company of the nature contemplated hereby, (v) any creation or other incurrence by Company or any of its subsidiaries of any Lien on any material asset other than in the ordinary course of business consistent with past practices, (vi) any making of any material loan, advance or capital contributions to or investment in any Person other than loans, advances or capital contributions to or investments in its wholly-owned subsidiaries (or advances to employees) in the ordinary course of business consistent with past practices, (vii) any damage, destruction or other casualty loss (whether or not covered by insurance) affecting the business or assets of Company or any of its subsidiaries that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Company, or (viii) any material change in the pricing of the trading fees Company charges its customers.

          Section 3.07.    Taxes.    (a)  All material Tax Returns required by applicable law to be filed with any Taxing Authority by, or on behalf of, Company or any of its subsidiaries have been filed when due in accordance with all applicable laws or the time for filing has been extended in accordance with applicable laws, and all such material Tax Returns are, or will be at the time of filing, true and complete in all material respects.

          (b)  Company and each of its subsidiaries has paid (or has had paid on its behalf) or has withheld and remitted to the appropriate Taxing Authority, or, where payment is not yet due, has established (or has had established on its behalf and for its sole benefit and recourse) in accordance with GAAP an adequate accrual for all material Taxes through the end of the last period for which the Company and its subsidiaries ordinarily record items on their respective books.

          (c)  The income and franchise Tax Returns of Company and its subsidiaries through the Tax year ended December 31, 1997 have been examined and closed or are Returns with respect to which the applicable period for assessment under applicable law, after giving effect to extensions or waivers, has expired.

          (d)  There is no claim, audit, action, suit, proceeding or investigation now pending or threatened in writing against or with respect to Company or its subsidiaries in respect of any Tax or Tax Asset.

          (e)  During the five-year period ending on the date hereof, neither Company nor any of its subsidiaries was a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code.

          (f)  Neither Company nor any of its subsidiaries owns an interest in real property in any jurisdiction in which a Tax is imposed, or the value of the interest is reassessed, on the transfer of an interest in real property and which treats the transfer of an interest in an entity that owns an interest in real property as a transfer of the interest in real property.

          (g)  Part 3.07(g) of the Company Disclosure Letter contains a list of all jurisdictions (whether foreign or domestic) in which Company or any of its subsidiaries currently files Tax Returns.

          “Tax” means (1) any tax, governmental fee or other like assessment or charge of any kind whatsoever (including, but not limited to, withholding on amounts paid to or by any person), together with any interest, penalty, addition to tax or additional amount imposed by any governmental authority (a “Taxing Authority”) responsible for the imposition of any such tax (domestic or foreign), and any liability for any of the foregoing as transferee, (2) in the case of Company or any of its subsidiaries, liability for the payment of any amount of the type described in clause (i) as a result of being or having been before the Effective Time a member of an affiliated, consolidated, combined or unitary group, or a party to any agreement or arrangement, as a result of which liability of Company or any of its subsidiaries to a Taxing Authority is determined or taken into account with reference to the activities of any other person, and (3) liability of Company or any of its subsidiaries for the payment of any amount as a result of being party to any Tax Sharing Agreement or with respect to the payment of any amount imposed on any person of the type described in (i) or (ii) as a result of any existing express or implied agreement or arrangement (including, but not limited to, an indemnification agreement or arrangement). “Tax Return” shall mean any report, return, document, declaration or other information or filing required to be supplied to any Taxing Authority with respect to Taxes, including information returns, any documents with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information. “Tax Asset” shall mean any net operating loss, net capital loss, investment tax credit, foreign tax credit, charitable deduction or any other credit or tax attribute that could be carried forward or back to reduce Taxes (including without limitation deductions and credits related to alternative minimum Taxes).

          Section 3.08.    Title To Properties.    (a)  Part 3.08 of the Company Disclosure Letter list all real property interests owned by Company or any of its subsidiaries and all real property leases to which Company is a party and each amendment thereto that is in effect as of the date of this Agreement. All such current leases are in full force and effect, are valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing default or event of default (or event which with notice or lapse of time, or both, would constitute a default) that would give rise to a material claim against Company.

          (b)  Company has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its tangible properties and assets, real, personal and mixed, used or held for use in its business, free and clear of any Encumbrances, except as reflected in the Company Financials and except for liens for Taxes not yet due and payable and such Encumbrances which are not material in character, amount or extent.

          Section 3.09.    Intellectual Property.    For the purposes of this Agreement, the following terms have the following definitions:

          “Intellectual Property” shall mean any or all of the following and all rights in, arising out of, or associated therewith: (i) all United States, international and foreign patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof; (ii) all inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know how, technology, technical data and customer lists, and all documentation relating to any of the foregoing; (iii) all copyrights, copyrights registrations and applications therefor, and all other rights corresponding thereto throughout the world; (iv) all industrial designs and any registrations and applications therefor throughout the world; (v) all trade names, URLs, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor throughout the world; (vi) all databases and data collections and all rights therein throughout the world; (vii) all moral and economic rights of authors and inventors, however denominated, throughout the world; and (viii) any similar or equivalent rights to any of the foregoing anywhere in the world.

          “Company Intellectual Property” shall mean any Intellectual Property that is owned by, or exclusively licensed to, Company or one of its subsidiaries.

          “Registered Intellectual Property” means all United States, international and foreign: (i) patents and patent applications (including provisional applications); (ii) registered trademarks, applications to register trademarks, intent-to-use applications, or other registrations or applications related to trademarks; (iii) registered copyrights and applications for copyright registration; and (iv) any other Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any Governmental Entity.

          “Company Registered Intellectual Property” means all of the Registered Intellectual Property owned by, or filed in the name of, Company or one of its subsidiaries.

          (a)  No material Company Intellectual Property or product or service of Company is subject to any proceeding or outstanding decree, order, judgment, agreement, or stipulation (other than those imposed by applicable law) restricting in any manner the use, transfer or licensing thereof by Company, or which may affect the validity, use or enforceability of such Company Intellectual Property.

          (b)  Each material item of Company Registered Intellectual Property is valid and subsisting, all necessary registration, maintenance and renewal fees currently due in connection with such Registered Intellectual Property have been made and all necessary documents, recordations and certificates in connection with such Registered Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Registered Intellectual Property, except, in each case, as would not materially adversely affect such item of Company Registered Intellectual Property.

          (c)  Company or one of its subsidiaries owns and has good and exclusive title to, or has license (sufficient for the conduct of its business as currently conducted) to, each material item of Company Intellectual Property free and clear of any Encumbrance (excluding licenses and related restrictions). The Company Intellectual Property constitutes all the Intellectual Property necessary to, or used or held for use in, the conduct of the business as currently conducted. The consummation of the transactions contemplated by this Agreement will not alter, impair or extinguish any material Company Intellectual Property.

           (d)  Neither Company nor any of its subsidiaries has transferred ownership of, or granted any exclusive license with respect to, any Intellectual Property that is or was material Company Intellectual Property, to any third party.

          (e)  None of Company or its subsidiaries is a party to any contract with a term of greater than one year with a long-distance telecommunications provider, Internet Service Provider, service farm provider or computer hardware provider.

          (f)  To Company’s knowledge, the operation of the business of Company and its subsidiaries as such business currently is conducted, including the design, development, marketing and sale of the products or services of Company and its subsidiaries (including with respect to products currently under development) has not and does not infringe or misappropriate the Intellectual Property of any third party or, to its knowledge, constitute unfair competition or trade practices under the laws of any jurisdiction.

          (g)  None of Company or any of its subsidiaries has received written or credible oral notice from any third party that the operation of the business of Company and its subsidiaries or any act, product or service of Company and its subsidiaries, infringes or misappropriates the Intellectual Property of any third party or constitutes unfair competition or trade practices under the laws of any jurisdiction. There is no claim, action, suit, investigation or proceeding pending against, or, to the knowledge of Company, threatened against or affecting, Company, any of its subsidiaries, any present or former officer, director or employee of Company or any of its subsidiaries (i) based upon, or challenging or seeking to deny or restrict, the rights of the Company or any subsidiary in any of the Company Intellectual Property, (ii) alleging that the use of the Company Intellectual Property or any services provided, processes used or products manufactured, used, imported or sold by Company or any subsidiary do or may conflict with, misappropriate, infringe or otherwise violate any Intellectual Property of any third party or (iii) alleging that Company or any of its subsidiaries have infringed, misappropriated or otherwise violated any Intellectual Property of any third party.

          (h)  Except as set forth in Part 3.09(h) of the Company Disclosure Letter, to Company’s knowledge, no person has or is infringing or misappropriating any Company Intellectual Property, which infringement or misappropriation, individually or in the aggregate, would be material to Company.

          (i)  Company and its subsidiaries have taken reasonable steps to protect Company’s and its subsidiaries’ rights in Company’s and such subsidiaries’ confidential information and trade secrets, except where the failure to do so would not would reasonably be expected to have a Material Adverse Effect on Company.

          (j)  Except under license or service agreements with end users of products of Company and its subsidiaries, none of Company and any of its subsidiaries has given an indemnity in connection with any Intellectual Property right to any person.

          (k)  Company or one of its subsidiaries owns and has good and exclusive title to, free and clear of any Encumbrance, all Intellectual Property necessary to, or used or held for use in, the operation of the co-branded Web site ConSors-WebStreet.com (the “Co-Branded Site”), including all the software necessary to operate the site, all the Internet domain names used in the operation of the site and any rights to the design of the site. The Co-Branded Site operates on computer servers owned or leased by Company or its subsidiaries.

          Section 3.10.    Compliance With Laws.    (a)   Neither Company nor any of its subsidiaries is in conflict with, or has violated or is in violation of (i) any law, rule, regulation, order, judgment or decree, including any rule promulgated by a financial industry self regulatory organization (“SRO”), applicable to Company or any of its subsidiaries or by which Company or any of its subsidiaries or any of their respective properties is bound or affected, or (ii) any note, bond, mortgage, indenture, agreement, lease, license, permit, franchise or other instrument or obligation to which Company or any of its subsidiaries is a party or by which Company or any of its subsidiaries or its or any of their respective properties is bound or affected, except for conflicts, violations and defaults that, individually or in the aggregate, would not have a Material Adverse Effect on Company. To Company’s knowledge, no investigation or review by any Governmental Entity or SRO is pending or, has been threatened in a writing delivered to Company against Company or any of its subsidiaries, nor, to Company’s knowledge, has any Governmental Entity or SRO indicated an intention to conduct an investigation of Company or any of its subsidiaries. There is no judgment, injunction, order or decree binding upon Company or any of its subsidiaries which has or could reasonably be expected to have the effect of prohibiting or materially impairing any material business practice of Company or any of its subsidiaries, or any acquisition of material property by Company or any of its subsidiaries.

          (b)  Company and its subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals from governmental authorities (including, without limitation all such permits required under environmental laws) that are material to or required for the operation of the business of Company as currently conducted (collectively, the “Company Permits”), and are in compliance with the terms of Company Permits, except where the failure to hold such Company Permits, or be in such compliance, would not, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Company.

          (c)  No written notice, notification, demand, request for information, citation, summons or order has been received, no complaint has been filed, no penalty has been assessed, and no investigation, action, claim, suit, proceeding or review is pending or, to the knowledge of the Company, is threatened by any Governmental Entity or other Person relating to or arising out of any environmental law. There are no material liabilities of or relating to the Company or any of its subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise arising under or relating to any environmental law and there are no facts, conditions, situations or set of circumstances that could reasonably be expected to result in or be the basis for any such material liability. For purposes of this Section, the terms “Company” and “subsidiaries” shall include any entity that is, in whole or in part, a predecessor of the Company or any of its subsidiaries.

          (d)  Each of Web Street Securities, Inc., an Illinois corporation (“WSSI”), and Deerfield Securities, Inc., an Illinois corporation (“Deerfield” and together with WSSI, the “Regulated Subsidiaries”) has filed all material reports, registrations, applications and statements, together with any amendments required to be made with respect thereto, that it was required to file since January 1, 1996 with any Governmental Entity or SRO, and has paid all fees and assessments due and payable in connection therewith. Each of such reports, registrations, applications and statements complied (and with respect to such reports, registrations, applications and statements filed after the date hereof and prior to the Appointment Time, will comply) at the date thereof in all material respects with the rules and regulations of the applicable Governmental Entity or SRO relating thereto and fairly present the information required to be presented therein. Except for normal examinations conducted by a Governmental Entity or SRO in the regular course of the business of Company or the Regulated Subsidiaries, neither Company nor any Regulated Subsidiary has been the subject of a examination conducted by any Governmental Entity or SRO.

          Section 3.11.    Litigation.    There are no claims, suits, actions, investigations or proceedings (or any basis therefor) pending or, to the knowledge of Company, threatened against, relating to or affecting Company, any of its subsidiaries, any officer, director or employee of Company or any of its subsidiaries or any person for whom the Company or any subsidiary may be liable or any of their respective properties, before any Governmental Entity or any arbitrator that seeks to restrain or enjoin the consummation of the transactions contemplated by this Agreement or which would reasonably be expected, either singly or in the aggregate with all such claims, actions or proceedings, to have a Material Adverse Effect on Company or have a material adverse effect on the ability of the parties hereto to consummate the transactions contemplated hereby. As of the date hereof, no director or executive officer of Company has asserted a claim to seek indemnification from Company under Company Charter Documents or any indemnification agreement between Company and such person.

           Section 3.12.    Employee Benefit Plans.    (a)   Definitions.    For purposes of this Agreement, the following terms shall have the meanings set forth below:

          (i)  “Company Employee Plan” shall mean any plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written or unwritten or otherwise, funded or unfunded, including without limitation, each “employee benefit plan,” within the meaning of Section 3(3) of ERISA which is or has been maintained, contributed to, or required to be contributed to, by Company or any ERISA Affiliate for the benefit of any Employee;

(ii) “COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended;

(iii) “DOL” shall mean the Department of Labor;

(iv) “Employee” shall mean any current, former, or retired employee, officer, or director of Company or any subsidiary of Company;

          (v)  “Employee Agreement” shall mean each management, employment, severance, consulting, relocation, repatriation, expatriation, visas, work permit or similar agreement or contract between Company or any subsidiary of Company, on the one hand, and any Employee or consultant of Company or any subsidiary of Company, on the other hand;

(vi) “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended;

(vii) “ERISA Affiliate” shall mean any other person or entity under common control with Company within the meaning of Section 414(b), (c), (m) or (o) of the Code and the regulations issued thereunder;

(viii) “FMLA” shall mean the Family Medical Leave Act of 1993, as amended;

          (ix)  “International Employee Plan” shall mean each Company Employee Plan that has been adopted or maintained by Company, whether informally or formally, for the benefit of Employees outside the United States;

(x) “IRS” shall mean the Internal Revenue Service;

(xi) “Multiemployer Plan” shall mean any “Pension Plan” (as defined below) which is a “multiemployer plan,” as defined in Section 3(37) of ERISA;

(xii) “PBGC” shall mean the Pension Benefit Guaranty Corporation; and

(xiii) “Pension Plan” shall mean each Company Employee Plan which is an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA.

          (b)  Schedule.    Part 3.12 of the Company Disclosure Letter contains an accurate and complete list of each Company Employee Plan and each Employee Agreement and, to the knowledge of Company, any other material benefit plan, program, or arrangement of Company in which an Employee is eligible to participate (each plan other than a Company Employee Plan, an “Outsourced Plan”). Company does not have any plan or commitment to establish any new Company Employee Plan, to modify any Company Employee Plan or Employee Agreement (except to the extent required by law or to conform any such Company Employee Plan or Employee Agreement to the requirements of any applicable law), or to enter into any Company Employee Plan or Employee Agreement, nor does it have any intention or commitment to do any of the foregoing.

          (c)  Documents.    Company has made available to Parent: (i) correct and complete copies of all documents embodying each Company Employee Plan and each Employee Agreement including all amendments thereto and written interpretations thereof; (ii) the most recent annual actuarial valuations, if any, prepared for each Company Employee Plan; (iii) the most recent annual report (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Company Employee Plan or related trust; (iv) if Company Employee Plan is funded, the most recent annual and periodic accounting of Company Employee Plan assets; (v) the most recent summary plan description together with the summary of material modifications thereto, if any, required under ERISA with respect to each Company Employee Plan; (vi) the most recent IRS determination or opinion letter, and all rulings relating to Company Employee Plans; (vii) all material written agreements and contracts relating to each Company Employee Plan, including, but not limited to, administrative service agreements, group annuity contracts and group insurance contracts; (viii) all communications material to any Employee or Employees relating to any Company Employee Plan and any proposed Company Employee Plans, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in any material liability to Company; and (ix) all registration statements and prospectuses prepared in connection with each Company Employee Plan. Additionally, the Company has provided information with respect to the Outsourced Plans to the extent reasonably practicable.

          (d)  Employee Plan Compliance.    Company has performed in all material respects all obligations required to be performed by it under, is not in default or violation of, and has no knowledge of any default or violation by any other party to, each Company Employee Plan, and each Company Employee Plan has been established and maintained in all material respects in accordance with its terms and in compliance with all applicable laws, statutes, orders, rules and regulations, including but not limited to ERISA or the Code; each Company Employee Plan intended to qualify under Section 401(a) of the Code has received an opinion, determination, advisory or notification letter from the Internal Revenue Service that it is so qualified or has remaining a period of time to obtain such a letter from the IRS, and no event has occurred since the date of such determination that could reasonably be expected to result in the revocation of, or materially adversely affect, such qualification; no “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA (or any administrative class exemption issued thereunder), has occurred with respect to any Company Employee Plan; there are no actions, suits or claims pending, or, to the knowledge of Company, threatened or reasonably anticipated (other than routine claims for benefits) against any Company Employee Plan or against the assets of any Company Employee Plan; each Company Employee Plan (other than currently outstanding stock options) can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without liability to Parent, Company or any of its Affiliates (other than expenses typically incurred in a termination event); there are no audits, inquiries or proceedings pending or, to the knowledge of Company, threatened by the IRS or DOL with respect to any Company Employee Plan; neither Company nor any Affiliate is subject to any penalty or tax with respect to any Company Employee Plan under Section 402(i) of ERISA or Sections 4975 through 4980 of the Code; and all contributions due from Company or any Affiliate with respect to any of Company Employee Plans have been made as required under ERISA or have been accrued on the Company Balance Sheet.

          (e)  Pension Plans.    Neither Company nor any ERISA Affiliate of Company has now, nor has it ever, maintained, established, sponsored, participated in, or contributed to, any Pension Plan which is subject to Title IV of ERISA or Section 412 of the Code.

          (f)  Multiemployer Plans.    At no time has Company or any ERISA Affiliate of Company contributed to or been requested to contribute to any Multiemployer Plan, that would result in material liability to Company.

          (g)  No Post-Employment Obligations.    No Company Employee Plan provides, or has any liability to provide, retiree health benefits to any person for any reason, except as may be required by COBRA or other applicable statute, and Company has never represented, promised or contracted (whether in oral or written form) to any Employee (either individually or to Employees as a group) or any other person that such Employee(s) or other person would be provided with retiree health benefits, except to the extent required by statute.

          (h)  Effect of Transaction.    The execution of this Agreement and the consummation of the transactions contemplated hereby will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Company Employee Plan, Employee Agreement, trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting (other than full vesting as a result of partial or full plan termination of a qualified plan), distribution, increase in benefits or obligation to fund benefits with respect to any Employee. There is no contract, plan or arrangement (written or otherwise) covering any Employee or former Employee of Company that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to the terms of Section 280G or 162(m) of the Code.

          (i)  Employment Matters.    Company and each of its subsidiaries is in compliance in all material respects with all applicable foreign, federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to Employees. There are no pending, or, to Company’s knowledge, threatened material claims or actions against Company under any worker’s compensation policy or long-term disability policy. To Company’s knowledge, no Employee of Company has materially violated any employment contract, nondisclosure agreement or noncompetition agreement by which such Employee is bound due to such Employee being employed by Company and disclosing to Company or using trade secrets or proprietary information of any other person or entity.

          (j)  Labor.    Company does not know of any activities or proceedings of any labor union to organize any Employees that would be material to Company. There are no actions, suits, claims, labor disputes or grievances pending, or, to the knowledge of Company, threatened relating to any labor, safety or discrimination matters involving any Employee, including charges of unfair labor practices or discrimination complaints, which would reasonably be expected to, individually or in the aggregate, result in any material liability to Company. Neither Company nor any of its subsidiaries has engaged in any unfair labor practices within the meaning of the National Labor Relations Act which would reasonably be expected to, individually or in the aggregate, result in any material liability to Company. Company is not presently, nor has it been in the past, a party to, or bound by, any collective bargaining agreement or union contract with respect to Employees and no collective bargaining agreement is being negotiated by Company.

          (k)  International Employee Plans.    Neither Company nor any of its subsidiaries has established in the past or currently maintains or administers any International Employee Plan.

          Section 3.13.    Certain Agreements.    As of the date hereof, neither Company nor any of its subsidiaries is a party to or is bound by: any employment or consulting agreement or commitment with any employee or member of Company’s Board of Directors, that, individually or in the aggregate, is material to Company, other than those that are terminable by Company or any of its subsidiaries on no more than thirty days notice without liability or financial obligation, except to the extent general principles of law may limit Company’s or any of its subsidiaries’ ability to terminate employees at will;

          (b)  any agreement or plan, including any stock option plan, stock appreciation right plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

          (c)  any material guaranty or any instrument evidencing indebtedness, including letters of credit, for borrowed money by way of direct loan or sale of debt securities;

          (d)  any material agreement, obligation or commitment containing covenants purporting to limit or which effectively limit Company’s or any of its subsidiaries’ freedom to compete in any line of business or in any geographic area or which would so limit Company or the Surviving Corporation or any of its subsidiaries after the Effective Time;

          (e)  any agreement or commitment currently in force relating to the disposition or acquisition by Company or any of its subsidiaries after the date of this Agreement of a material amount of assets not in the ordinary course of business, or pursuant to which Company has any material ownership or participation interest in any corporation, partnership, joint venture, strategic alliance or other business enterprise other than Company’s subsidiaries; or

          (f)  any agreement or commitment currently in force providing for capital expenditures by, or revenues of, Company or its subsidiaries in excess of $50,000.

          The agreements required to be disclosed in the Company Disclosure Letter pursuant to clauses (a) through (f) above or pursuant to Section 3.13 or are required to be filed with any Company SEC Report (“Company Contracts”) are valid and in full force and effect, except to the extent that such invalidity would not be material to Company. Neither Company nor any of its subsidiaries, nor to Company’s knowledge, any other party thereto, is in breach, violation or default under, and neither Company nor any of its subsidiaries has received written notice that it has breached, violated or defaulted, any of the terms or conditions of any Company Contract in such a manner as would be material to Company.

          Except for the contracts identified on Part 3.13 of the Company Disclosure Letter as being between ConSors Discount-Broker AG (“Consors”) and Company or any of its subsidiaries or affiliates (the “Consors Contracts”), neither Company nor any of its subsidiaries or affiliates is party to or otherwise obligated under any contract or other agreement, whether written or oral, with Consors or any of its affiliates. Except for the contracts identified on Part 3.13 of the Company Disclosure Letter as being between Landsbref, Ltd. (“Landsbref”) and Company or any of its subsidiaries or affiliates (the “Landsbref Contracts”), neither Company nor any of its subsidiaries or affiliates is party to or otherwise obligated under any contract or other agreement, whether written or oral, with Landsbref or any of its affiliates. Except for the contracts identified on Part 3.13 of the Company Disclosure Letter as being between Sun Hung Kai Online Limited (“Sun Hung Kai”) and Company or any of its subsidiaries or affiliates (the “Sun Hung Kai Contracts”), neither Company nor any of its subsidiaries or affiliates is party to or otherwise obligated under any contract or other agreement, whether written or oral, with Sun Hung Kai or any of its affiliates. Except for the contracts identified on Part 3.13 of the Company Disclosure Letter as being between CB Corredores de Bolsa, S.A. (“CB Corredores”) and Company or any of its subsidiaries or affiliates (the “CB Corredores Contracts” and together with the Consors Contracts, Landsbref Contracts, and Sun Hung Kai Contracts, the “Foreign Brokerage Contracts”), neither Company nor any of its subsidiaries or affiliates is party to or otherwise obligated under any contract or other agreement, whether written or oral, with CB Corredores or any of its affiliates.

          The execution and delivery of this Agreement by Company does not, and the performance of this Agreement by Company will not, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair Company’s rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of an Encumbrance on any of the properties or assets of Company or any of its subsidiaries pursuant to, any Foreign Brokerage Contract. Each contract or agreement between Company or any of its subsidiaries, on the one hand, and a Company customer residing in a foreign jurisdiction, on the other is valid, binding and enforceable in such foreign jurisdiction.

          Part 3.13 of the Company Disclosure Letter sets forth for each Company Contract Company’s expected capital expenditures for the remainder of the contract’s term assuming for purposes of those Company Contracts that have costs that vary with operational levels of Company’s business that Company’s business continues to be operated in the manner and at the levels that it has been operating in the three months immediately preceding the date of this Agreement and assuming no reduction in customer use of the Company’s services. With respect to each employment or consulting agreement or commitment with any employee or member of Company’s Board of Directors included on Part 3.13 of the Company Disclosure Letter (each such person, a “Contracting Employee”), included in such Part 3.13 is each financial or other liability of Company that would be triggered by the Transaction or by termination of employment or other arrangement of such person in connection with the Transaction.

           Section 3.14.    Brokers’ And Finders’ Fees.     Except for fees payable to Scott Appleby pursuant to an engagement letter that has been provided to Parent, Company has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

          Section 3.15.    Insurance.    Company and each of its subsidiaries have policies of insurance and bonds of the type and in amounts customarily carried by persons conducting business or owning assets similar to those of Company and its subsidiaries. There is no material claim pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies have been paid and Company and its subsidiaries are otherwise in compliance in all material respects with the terms of such policies and bonds. To the knowledge of Company, there has been no threatened termination of, or material premium increase with respect to, any of such material policies.

          Section 3.16.    Disclosure.    Neither the Schedule 14D-9, nor any of the information supplied or to be supplied by the Company or its subsidiaries or representatives for inclusion or incorporation by reference in the Registration Statement, the Post-Effective Amendment (as defined below) or the Offer Documents will, at the respective times any such documents or any amendments or supplements thereto are filed with the SEC, are first published, sent or given to stockholders or become effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. The Schedule 14D-9 will comply as to form in all material respects with the requirements of all applicable laws, including the Exchange Act and the rules and regulations thereunder. No representations or warranty is made by Company with respect to statements made or incorporated by reference in any such documents based on information supplied by Parent or Merger Sub specifically for inclusion or incorporation by reference therein.

          Section 3.17.    Fairness Opinion.    Company’s Board of Directors has received a true and correct copy of an opinion from Houlihan, Smith & Company Inc., dated as of the date hereof, to the effect that, as of the date hereof, the consideration to be received by Company’s stockholders in the Offer and the Merger is fair to Company’s stockholders from a financial point of view.

          Section 3.18.    Affiliates.    Part 3.18 of the Company Disclosure Letter is a complete list of those persons who may be deemed to be, in Company’s reasonable judgment, affiliates of Company within the meaning of Rule 145 promulgated under the Securities Act. Except as set forth in Company SEC Reports, since the date of Company’s last proxy statement filed with the SEC, to the knowledge of Company, no event has occurred as of the date of this Agreement that would be required to be reported by Company pursuant to Item 404 of Regulation S-K promulgated by the SEC.

          Section 3.19.    Environmental Matters.    (a)   Except as set forth in the Company SEC Documents prior to the date hereof and except as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Company:

          (i)  no notice, notification, demand, request for information, citation, summons or order has been received, no complaint has been filed, no penalty has been assessed, and no investigation, action, claim, suit, proceeding or review (or any basis therefor) is pending or, to the knowledge of Company, is threatened by any Governmental Entity or other Person relating to or arising out of any environmental law, regulation or permit;

(ii) Company and its subsidiaries are and have been in compliance with all environmental laws, regulations and permits; and

          (iii)  there are no liabilities of or relating to Company or any of its subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise arising under or relating to any environmental law, regulation or permit and there are no facts, conditions, situations or set of circumstances that could reasonably be expected to result in or be the basis for any such liability.

          (b)  There has been no environmental investigation, study, audit, test, review or other analysis conducted of which Company has knowledge in relation to the current or prior business of Company or any of its subsidiaries or any property or facility now or previously owned or leased by Company or any of its subsidiaries that has not been delivered to Parent at least five days prior to the date hereof.

          (c)  Neither Company nor any of its subsidiaries owns, leases or operates or has owned, leased or operated any real property, or conducts or has conducted any operations, in New Jersey or Connecticut.

          Section 3.20.    Investment Company Act.    Company is not an “investment company,” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.

          Section 3.21.    Related Party Transactions.    No director, officer, employee, or affiliate of Company or any of its subsidiaries is a party to any contract, arrangement or understanding with Company or any of its subsidiaries.

          Section 3.22.    Broker-Dealer Compliance.    Each of the Regulated Subsidiaries is registered as a broker-dealer with the SEC, is a member in good standing of the NASD (as defined below) and is duly qualified or registered as a broker-dealer in each jurisdiction where the failure to be so qualified or registered is reasonably likely to have a Material Adverse Effect on Company. Neither Company nor any subsidiary is required to obtain any registration as an investment adviser, a commodity trading advisor, a commodity pool operator, a futures commission merchant, an insurance agent, a sales person or in any similar capacity with the SEC, the NASD, the Commodity Futures Trading Commission, any clearing agency, or any other securities commission or self-regulatory organization in the United States or outside the United States that has not been obtained or is not in full force and effect, nor has Company or any Regulated Subsidiary received notice of any requirement to register as any of the foregoing in any jurisdiction outside the United States. As used herein “NASD” shall mean the National Association of Securities Dealers, Inc.

          None of Company or any of its subsidiaries is in violation of any federal, state or foreign laws, rules or regulations relating to the regulation of broker-dealers in connection with the business it conducts under, customer accounts related to, or fees paid under any Foreign Brokerage Contract.

          Section 3.23.    Financial Services.    Neither Company nor any of its subsidiaries is engaged in an activity in which it would be impermissible, pursuant to Section 1467a(c)(9)(B) of Title 12 of the U.S. Code, as added by Section 401 of the Gramm-Leach-Bliley Act, for a savings and loan holding company that acquired control of a savings association after May 4, 1999, to engage (an “Impermissible Activity”).

          Section 3.24.    Customer Accounts.    As of the date of this Agreement, Company and its subsidiaries have, in the aggregate, approximately 34,500 Customer Accounts. For purposes of this Section 3.24, “Customer Account” shall mean a Company customer account that has a balance of greater than $1.00 or has a transaction history which includes at least one trade in the previous six months. During the month of April 2001, Company (together with its subsidiaries) executed approximately 74,096 trades for its customers, of which approximately 25,163 were conducted by customers referred to Company by Consors pursuant to the Consors Contract. During the month of April 2001, approximately 1,172 customers of Company executed more than ten trades through Company or its subsidiaries, and the total number of trades executed by such customers in that month through Company or its subsidiaries were approximately 54,764. During the month of April 2001, approximately 5,968 customers of Company executed more than one trade through Company or its subsidiaries. Part 3.24 of the Company Disclosure Letter sets forth any special margin terms or rates that Company has extended to any of its customers that are not included on Company’s published margin rate card that has been previously provided to Parent.

           Section 3.25.    Risk Management Instruments.    Neither Regulated Subsidiary is a party to any over-the-counter derivative contract, including without limitation, any swaps, caps, floors, options agreements, futures and forward contracts, or other similar agreements.

          Section 3.26.    Investment Securities.    Except as disclosed in Part 3.26 of the Company Disclosure Letter, none of the investments reflected in the Company Balance Sheet and none of the investments made by the Company or any of its subsidiaries since the date of the Company Balance Sheet, is subject to any restriction (contractual, statutory or otherwise) that would materially impair the ability of the entity holding such investment freely to dispose of such investment at any time. Company has properly reported the value of any investment securities held by Company or any of its subsidiaries in accordance with U.S. GAAP as applicable to broker-dealers in securities.

          Section 3.27.    Repurchase Agreements.    Except as set forth on Part 3.27 of the Company Disclosure Letter neither Company or any of its subsidiaries a party to any agreements pursuant to which such party has purchased securities subject to an agreement to resell, and with respect to any such agreement, Company or one of its subsidiaries has a valid, perfected first lien or security interest in the government securities or other collateral securing the repurchase agreement, and, as of the date hereof, the value of such collateral equals or exceeds the amount of the debt secured thereby.

          Section 3.28.    Books And Records.    The books and records of the Regulated Subsidiaries have been, and are being, maintained in accordance with, or are converted monthly from a tax basis method of accounting to, U.S. GAAP as and to the extent applicable and all applicable legal and regulatory requirements. All such books and records are accurate and complete in all material respects and reflect only actual transactions. All such books and records that have been requested by Parent have been made available to Parent.

          Section 3.29.    Commission Rates.    Since January 1, 2001, other than to the extent disclosed in Part 3.29 of the Company Disclosure Letter and other than (i) as required by any U.S. exchange, (ii) commission rates with respect to any non-DOT system transactions, or (iii) any monthly adjustment in the ordinary course of business, there has been no increase or reduction in a Regulated Subsidiary’s commission rates and no Regulated Subsidiary has made any oral or written commitment to generally reduce such rates.

          Section 3.30.    Net Capital.    From January 1, 1996 through the close of business on the date which immediately precedes the Effective Time, each Regulated Subsidiary has continuously been and will be in compliance with SEC Rule 15c3-1 regarding its net capital and net liquid assets requirements.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

          As of the date of this Agreement and, except for representations and warranties that speak only as of a certain date, as of the Appointment Time, except as disclosed in the disclosure letter delivered by Parent to Company dated as of the date hereof and certified by a duly authorized officer of Parent (the “Parent Disclosure Letter”), Parent and Merger Sub represent and warrant as follows:

          Section 4.01.    Organization Of Parent And Merger Sub.     (a)  Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority, and all requisite qualifications to do business as a foreign corporation, to conduct its business in the manner in which its business is currently being conducted, except where the failure to have such qualifications would not, individually or in the aggregate, have a Material Adverse Effect on Parent.

          (b)  Parent has delivered or made available to Company a true and correct copy of the Certificate of Incorporation and Bylaws of Parent and Merger Sub, each as amended to date (collectively, the “Parent Charter Documents”), and each such instrument is in full force and effect. Neither Parent nor Merger Sub is in violation of any of the provisions of the Parent Charter Documents.

          Section 4.02.    Parent And Merger Sub Capitalization.     (a)  The authorized capital stock of Parent consists solely of 600,000,000 shares of Parent Common Stock, par value $.01 per share, of which there were 319,365,275 shares issued and outstanding as of the close of business on May 17, 2001, 1,000,000 shares of Preferred Stock, par value $.01 per share, of which one share is issued and outstanding as of the close of business on May 17, 2001 (for the purpose of effecting voting rights for the exchangeable shares of EGI Canada Corporation identified immediately hereafter), and 10,644,223 shares of EGI Canada Corporation, exchangeable on a one-for-one basis into shares of Parent Common Stock at any time, of which there were 2,757,463 shares issued and outstanding as of the close of business on May 17, 2001. As of May 17, 2001, there were outstanding employee stock options to purchase an aggregate of 43,304,770 shares of Parent Common Stock (of which options to purchase an aggregate of 21,016,931 shares of Parent Common Stock were exercisable). All outstanding shares of Parent Common Stock are duly authorized, validly issued, fully paid and nonassessable and are not subject to preemptive rights created by statute, the Certificate of Incorporation or Bylaws of Parent or any agreement or document to which Parent is a party or by which it is bound.

          (b)  The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, $0.01 par value, all of which, as of the date hereof, are issued and outstanding and are held by Parent. All of the outstanding shares of Merger Sub’s common stock have been duly authorized and validly issued, and are fully paid and nonassessable. Merger Sub was formed for the purpose of consummating the Merger and has no material assets or liabilities except as necessary for such purpose.

          (c)  All outstanding shares of Parent Common Stock, all outstanding Parent options, and all outstanding shares of capital stock of each subsidiary of Parent have been issued and granted in compliance with (i) all applicable securities laws and other applicable material Legal Requirements and (ii) all material requirements set forth in applicable agreements or instruments.

          (d)  The Parent Common Stock to be issued in the Offer and the Merger when issued in accordance with the provisions of this Agreement and, assuming that Company warrants to be assumed by Parent in the Merger are legally valid, binding and enforceable at the date of this Agreement, the Parent Common Stock to be issued upon the exercise of such warrants in accordance with the terms thereof, will be validly issued, fully paid and nonassessable.

          Section 4.03.    Authority; Non-contravention.    (a)   Each of Parent and Merger Sub has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub, subject only to the filing of the Certificate of Merger pursuant to Delaware Law. No approval of any holder of any securities of Parent is required in connection with the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and, assuming the due authorization, execution and delivery by Company, constitutes the valid and binding obligation of Parent and Merger Sub, respectively, enforceable against Parent and Merger Sub in accordance with its terms, except as enforceability may be limited by bankruptcy and other similar laws affecting the rights of creditors generally and general principles of equity.

          (b)  The execution and delivery of this Agreement by each of Parent and Merger Sub does not, and the performance of this Agreement by Parent and Merger Sub will not, (i) conflict with or violate the Certificate of Incorporation or Bylaws of Parent or Merger Sub, (ii) subject to compliance with the requirements set forth in Section 4.03(c), conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Parent or Merger Sub or by which any of their respective properties is bound or affected, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair Parent’s rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of an Encumbrance on any of the properties or assets of Parent or Merger Sub pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise, concession or other instrument or obligation to which Parent or Merger Sub is a party or by which Parent or Merger Sub or any of their respective properties are bound or affected, except, in the case of clauses (ii) and (iii), for such conflicts, violations, breaches, defaults, impairments, or rights which, individually or in the aggregate, would not have a Material Adverse Effect on Parent. Part 4.03(b) of the Parent Disclosure Letter list all consents, waivers and approvals under any of Parent’s or any of its subsidiaries’ agreements, contracts, licenses or leases required to be obtained in connection with the consummation of the transactions contemplated hereby, which, if individually or in the aggregate not obtained, would result in a material loss of benefits to Parent or the Surviving Corporation as a result of the Merger.

          (c)  No consent, approval, order or authorization of, or registration, declaration or filing with any Governmental Entity or other person is required to be obtained or made by Parent or Merger Sub in connection with the execution and delivery of this Agreement or the consummation of the Offer or Merger, except for (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (ii) compliance with any applicable requirements of the Securities Act, the Exchange Act, and any other applicable securities law, whether state or foreign, (iii) compliance with the applicable provisions of laws relating to the regulation of broker-dealers and banks and the rules and requirements of any self-regulatory organization, and (v) such other consents, authorizations, filings, approvals and registrations which if not obtained or made would not be material to Parent or the Surviving Corporation or have a material adverse effect on the ability of the parties hereto to consummate the transactions contemplated hereby.

          Section 4.04.    SEC Filings; Parent Financial Statements.     (a)  Parent has filed all forms, reports and documents required to be filed by Parent with the SEC since the effective date of the registration statement for Parent’s initial public offering, and has made available to Company such forms, reports and documents in the form filed with the SEC. All such required forms, reports and documents (including those that Parent may file subsequent to the date hereof) are referred to herein as the “Parent SEC Reports.” As of their respective dates, the Parent SEC Reports (i) were prepared in all material respects in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Parent SEC Reports, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except to the extent corrected prior to the date of this Agreement by a subsequently filed Parent SEC Report. None of Parent’s subsidiaries is required to file any forms, reports or other documents with the SEC.

          (b)  Each of the consolidated financial statements of Parent (including, in each case, any related notes thereto) contained in the Parent SEC Reports (the “Parent Financials”), including any Parent SEC Reports filed after the date hereof until the Closing, (i) comply as to form in all material respects with the published rules and regulations of the SEC with respect thereto, (ii) are prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC under Form 1O-Q, 8-K or any successor form under the Exchange Act) and (iii) fairly present the consolidated financial position of Parent and its subsidiaries as at the respective dates thereof and the consolidated results of Parent’s operations and cash flows for the periods indicated, except that the unaudited interim financial statements may not contain footnotes and were or are subject to normal and recurring year-end adjustments. The balance sheet of Parent contained in Parent SEC Reports as of December 31, 2000 is hereinafter referred to as the “Parent Balance Sheet.” Except as disclosed in the Parent Financials or in the Parent SEC Documents filed, in each case, prior to the date hereof, neither Parent nor any of its subsidiaries has any material liabilities or obligations (absolute, accrued, contingent or otherwise) which are, individually or in the aggregate, material to the business, results of operations or financial condition of Parent and its subsidiaries taken as a whole, except for liabilities incurred since the date of the Parent Balance Sheet in the ordinary course of business consistent with past practices and liabilities incurred in connection with this Agreement.

          (c)  Parent has heretofore furnished to Company a complete and correct copy of any amendments or modifications, which have not yet been filed with the SEC but which are required to be filed, to agreements, documents or other instruments which previously had been filed by Parent with the SEC pursuant to the Securities Act or the Exchange Act.

          Section 4.05.    Absence Of Certain Changes Or Events.     Since the date of the Parent Balance Sheet there has not been (i) through the date of this Agreement, any event, occurrence, development or state of circumstances or facts that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent, (ii) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of Parent’s or any of its subsidiaries’ capital stock, or any purchase, redemption or other acquisition by Parent of any of Parent’s capital stock or any other securities of Parent or its subsidiaries or any options, warrants, calls or rights to acquire any such shares or other securities except for repurchases which are not, individually or in the aggregate, material in amount from employees following their termination pursuant to the terms of their pre-existing stock option or purchase agreements, (iii) any material change by Parent in its accounting methods, principles or practices, except as required by concurrent changes in GAAP or (iv) any revaluation by Parent of any of its material assets, other than in the ordinary course of business.

          Section 4.06.    Disclosure Documents.    Neither the Offer Documents or the Registration Statement or the Post-Effective Amendment, nor any of the information supplied or to be supplied by Parent or its subsidiaries or representatives for inclusion or incorporation by reference in the Schedule 14D-9 or the Company Proxy Statement (as defined below) will, at the respective times any such documents or any amendments or supplements thereto are filed with the SEC, are first published, sent or given to stockholders or become effective under the Securities Act or, in the case of the Company Proxy Statement, at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. The Offer Documents and the Registration Statement and the Post-Effective Amendment will comply as to form in all material respects with the requirements of all applicable laws, including the Securities Act and the Exchange Act, as applicable, and the rules and regulations thereunder. No representation or warranty is made by Parent or Merger Sub with respect to statements made or incorporated by reference therein based on information supplied by Company for inclusion or incorporation by reference therein.

          Section 4.07.    Litigation.    There is no judgment, decree or order against Parent or any of its subsidiaries or, to the knowledge of Parent, any of their respective directors or officers (in their capacities as such) that seeks to restrain or enjoin the consummation of the transactions contemplated by this Agreement.

          Section 4.08.    Compliance With Laws.    Neither Parent nor any of its subsidiaries is in conflict with, or has violated or is in violation of (i) any law, rule, regulation, order, judgment or decree, including any rule promulgated by an SRO, applicable to Parent or any of its subsidiaries or by which Parent or any of its subsidiaries or any of their respective properties is bound or affected, or (ii) its respective certificate or articles of incorporation or bylaws or other charter or organizational documents, except for conflicts and violations that, individually or in the aggregate, would not have a Material Adverse Effect on Parent.

ARTICLE 5

CONDUCT PRIOR TO THE EFFECTIVE TIME

          Section 5.01.    Conduct Of Business By Company.    During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Appointment Time, Company and each of its subsidiaries shall, except to the extent that Parent shall otherwise consent in writing and except as provided in Part 5.01 of Parent Disclosure Letter, carry on its business in the ordinary course in substantially the same manner as heretofore conducted and in compliance in all material respects with all applicable laws and regulations, pay its debts and Taxes when due subject to good faith disputes over such debts or Taxes, pay or perform other material obligations when due, and use its commercially reasonable efforts consistent with past practices and policies to (i) preserve intact its present business organization, (ii) keep available the services of its present officers and employees and (iii) preserve its relationships with customers, suppliers, licensors, licensees and others with which it has business dealings. In addition, during that period Company will promptly notify Parent of any material event involving its business or operations consistent with the agreements contained herein.

          In addition, except as permitted by the terms of this Agreement, and except as contemplated by this Agreement or provided in Part 5.01 of the Company Disclosure Letter, without the prior written consent of Parent during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Appointment Time, Company shall not do any of the following and shall not permit its subsidiaries to do any of the following:

          (a)  Waive any stock repurchase rights, accelerate, amend or change the period of exercisability of options or restricted stock, reprice options granted under any employee, consultant, director or other stock plans or authorize cash payments in exchange for any options granted under any of such plans;

          (b)  Grant any severance or termination pay to any officer or employee except pursuant to written agreements in effect, or policies existing, on the date hereof (or as required by applicable law) and as previously disclosed in writing to Parent or adopt any new severance plan;

          (c)  Transfer or license to any person or entity or otherwise extend, amend or modify in any material respect any rights to any material Company Intellectual Property;

          (d)  Declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock of Company or split, combine or reclassify any capital stock of Company or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock of Company;

          (e)  Purchase, redeem or otherwise acquire, directly or indirectly, any shares of capital stock of Company or its subsidiaries, except repurchases of unvested shares at cost in connection with the termination of the employment relationship with any employee pursuant to stock option or purchase agreements in effect on the date hereof;

          (f)  Issue, deliver, sell, authorize, pledge or otherwise encumber any shares of capital stock or any securities convertible into shares of capital stock, or subscriptions, rights, warrants or options to acquire any shares of capital stock or any securities convertible into shares of capital stock, or enter into other agreements or commitments of any character obligating it to issue any such shares or convertible securities, other than the issuance, delivery and/or sale of (i) shares of Company Common Stock pursuant to the exercise of Company Options, (ii) shares of Company Common Stock pursuant to the exercise of Company warrants, (iii) shares of Company Common Stock issuable to participants in the Company ESPP, and (iv) shares of Company Common Stock issuable to participants in Company’s 401(k) Plan, in each case, consistent with the terms thereof;

          (g)  Cause, permit or propose any amendments to its Certificate of Incorporation, Bylaws or other charter documents (or similar governing instruments of any of its subsidiaries);

          (h)  Acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof; or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the business of Company or enter into any material joint ventures, strategic relationships or alliances;

          (i)  Sell, lease, license, encumber or otherwise dispose of any properties or assets which are material, individually or in the aggregate, to the business of Company;

          (j)  Incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of Company, enter into any “keep well” or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing, other than in the ordinary course of business, consistent with past practice;

          (k)  Except as required to comply with any Legal Requirement, adopt or amend any employee benefit plan or employee stock purchase or employee stock option plan, or enter into any employment contract or collective bargaining agreement, pay any special bonus or special remuneration to any director or employee, or increase the salaries or wage rates or fringe benefits (including rights to severance or indemnification) of its directors, officers, employees or consultants other than with respect to employees and consultants (other than officers) in the ordinary course of business, consistent with past practice, or change in any material respect any management policies or procedures that are material to the business of Company;

          (l)  Make any material capital expenditures, except in accordance with the current Company annual budget and plan, as previously disclosed to Parent;

          (m)  Modify, amend or terminate any Company Contract to which Company or any subsidiary thereof is a party or waive, release or assign any material rights or claims thereunder;

          (n)  Enter into any licensing or other agreement with regard to the acquisition, distribution or licensing of any material Intellectual Property other than licenses, distribution or other similar agreements entered into in the ordinary course of business consistent with past practice;

          (o)  Revalue any of its assets or, except as required by GAAP, make any change in accounting methods, principles or practices;

          (p)  Materially change the trading fees Company charges its customers;

          (q)  Take any action that would materially delay the consummation of the transactions contemplated hereby;

          (r)  Engage in an Impermissible Activity, as specified in Section 3.23; or

          (s)  Agree in writing or otherwise to take any of the actions described in Section 5.01 (a) through (r) above.

          Section 5.02.    Tax Matters.    (a)  Neither Company nor any of its subsidiaries shall make or change any material Tax election, change any annual tax accounting period, adopt or change any method of tax accounting, file any material amended Tax Returns or claims for material Tax refunds, enter into any material closing agreement, surrender any material Tax claim, audit or assessment, surrender any right to claim a material Tax refund, offset or other reduction in Tax liability surrendered, consent to any extension or waiver of the limitations period applicable to any Tax claim or assessment or take or omit to take any other action, if any such action or omission would have the effect of increasing the Tax liability or reducing any Tax asset of Company or any of its subsidiaries.

          (b)  Company and each of its subsidiaries will establish or cause to be established in accordance with GAAP on or before the Appointment Time an adequate accrual for all material Taxes due with respect to any period ending prior to or as of the Appointment Time.

           (c)  All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with the Merger (including any real property transfer tax and any similar Tax) shall be paid by Company when due, and Company will, at its own expense, file all necessary Tax returns and other documentation with respect to all such Taxes and fees, and, if required by applicable law, Company will, and will cause its affiliates to, join in the execution of any such Tax returns and other documentation.

ARTICLE 6

ADDITIONAL AGREEMENTS

          Section 6.01.    Stockholder Approval; Preparation Of Registration Statement And Proxy Statement/Prospectus.    (a)  If approval of Company’s stockholders is required by applicable law in order to consummate the Merger other than pursuant to Section 253 of Delaware Law, Parent and Company shall, as soon as practicable following the acceptance of Shares pursuant to the Offer, prepare and Company shall file with the SEC a proxy statement (the “Company Proxy Statement”) and Parent and Company shall prepare and Parent shall file with the SEC a post-effective amendment to the Registration Statement (the “Post-Effective Amendment”) for the offer and sale of the Parent Stock pursuant to the Merger and in which the Company Proxy Statement will be included as a prospectus. Each of Company and Parent shall use all reasonable efforts to have the Post-Effective Amendment declared effective under the Securities Act as promptly as practicable after such filing. Company will use all reasonable efforts to cause the Company Proxy Statement to be mailed to Company’s stockholders as promptly as practicable after the Post-Effective Amendment is declared effective under the Securities Act. Parent shall also take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified or to file a general consent to service of process) required to be taken under any applicable state securities laws in connection with the issuance of Parent Common Stock in the Offer and the Merger and Company shall furnish all information concerning Company and the holders of capital stock of Company as may be reasonably requested in connection with any such action and the preparation, filing and distribution of the Company Proxy Statement. No filing of, or amendment or supplement to, or correspondence to the SEC or its staff with respect to, the Post-Effective Amendment will be made by Parent, or the Company Proxy Statement will be made by Company, without providing the other party a reasonable opportunity to review and comment thereon. Parent will advise Company, promptly after it receives notice thereof, of the time when the Post-Effective Amendment has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Post-Effective Amendment or comments thereon and responses thereto or requests by the SEC for additional information. Company will advise Parent, promptly after it receives notice thereof, of any request by the SEC for the amendment of the Company Proxy Statement or comments thereon and responses thereto or requests by the SEC for additional information. If at any time prior to the Effective Time any information relating to Company or Parent, or any of their respective affiliates, officers or directors, should be discovered by Company or Parent which should be set forth in an amendment or supplement to either of the Post-Effective Amendment or the Company Proxy Statement, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by law, disseminated to the stockholders of Company.

          (b)  If approval of the Company’s stockholders is required by applicable law in order to consummate the Merger, Company shall establish, prior to or as soon as practicable following the date upon which the Post-Effective Amendment becomes effective, a record date (which shall be prior to or as soon as practicable following the date upon which the Post-Effective Amendment becomes effective) for, duly call, give notice of, convene and hold a meeting of its stockholders (the “Company Stockholders Meeting”) for the purpose of considering and taking action upon this Agreement and the Merger and (with the consent of Parent) such other matters as may in the reasonable judgment of Company be appropriate for consideration at the Company Stockholders Meeting. Once the Company Stockholders Meeting has been called and noticed, Company shall not postpone or adjourn the Company Stockholders Meeting (other than for the absence of a quorum) without the consent of Parent. Subject to Company’s right, pursuant to Section 6.03(b) hereof, to withdraw or modify the Recommendations, the Board of Directors of Company shall include in the Post-Effective Amendment and the Company Proxy Statement a copy of the Recommendations as such Recommendations pertain to the Merger and this Agreement. Notwithstanding the foregoing, if approval of the Company’s stockholders is required by applicable law in order to consummate the Merger, the Board of Directors of Company shall submit this Agreement and the Merger for approval to the Company’s stockholders whether or not the Board of Directors of Company determines in accordance with Section 6.03(b) after the date hereof that this Agreement and the Merger are no longer advisable and recommends that the stockholders of Company reject it. Unless the Board of Directors of Company has withdrawn its recommendation of this Agreement and the Merger in compliance with Section 6.03(b), Company shall use its reasonable best efforts to solicit from stockholders of Company proxies in favor of this Agreement and the Merger and shall take all other actions necessary or advisable to secure the vote or consent of stockholders required by Delaware Law to effect the Merger.

          (c)  Notwithstanding the foregoing clauses (a) and (b) above, if Merger Sub shall acquire at least 90% of the outstanding Shares in the Offer, the parties hereto shall take all necessary actions (including actions referred to in clause (a) above, as applicable) to cause the Merger to become effective, as soon as practicable after the expiration of the Offer, without a meeting of stockholders of Company, in accordance with Section 253 of Delaware Law.

          Section 6.02.    Regulatory Filings.    (a)   Promptly after the date of this Agreement, each of Company and Parent will prepare and file any filings required to be filed by it, take, or cause to be taken, and do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the Merger and the transactions contemplated by this Agreement under the Exchange Act, the Securities Act or any other federal, state or foreign laws relating to the Merger and the transactions contemplated by this Agreement including, without limitation, laws relating to the regulation of broker-dealers and banks, the rules and requirements of any self-regulatory organization, the NYSE, the NASD and the Municipal Securities Rulemaking Board (the “Regulatory Filings”). Company and Parent each shall promptly supply the other with any information which may be required in order to effectuate any filings pursuant to this Section 6.02.

          (b)  Without limiting the generality of the foregoing Section 6.02(a), if the closing price for Parent Common Stock shall be at least $10.00 for any continuous five trading days prior to the Closing Date, either Company or Parent may determine, by written notice to the other party, that notification and report forms are required to be filed by each of Company and Parent with regard to the Offer pursuant to the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended (the “HSR Act”), in which case, both Company and Parent shall file a notification and report form, and comply with all obligations under the HSR Act within five business days of such notice, and Company and Parent shall respond as promptly as practicable to any inquiries or requests received from the Federal Trade Commission, the Department of Justice, any state attorney general or other governmental or regulatory body for additional information or documentation in connection with antitrust or related matters. Except as may be prohibited by law, Company and Parent will consult and cooperate with one another, and will consider in good faith the views of one another, in connection with such determination that notification and report forms are required to be filed and any analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal made or submitted in connection with or relating to the HSR Act or any other federal or state antitrust or fair trade law.

          (c)  Each of Company and Parent will notify the other promptly upon the receipt of any comments from the SEC or its staff or any other government officials in connection with any filing made pursuant hereto and of any request by the SEC or its staff or any other government officials for amendments or supplements to the Registration Statement, the Post-Effective Amendment, the Company Proxy Statement or any Regulatory Filing or for additional information and will supply the other with copies of all correspondence between such party or any of its representatives, on the one hand, and the SEC, or its staff or any other government officials, on the other hand, with respect to the Registration Statement, the Post-Effective Amendment, the Company Proxy Statement, the Merger or any Regulatory Filing. Each of Company and Parent will cause all documents that it is responsible for filing with the SEC or other regulatory authorities under Section 6.01 and this Section 6.02 to comply in all material respects with all applicable requirements of law and the rules and regulations promulgated thereunder. Whenever any event occurs which is required to be set forth in an amendment or supplement the Registration Statement, the Post-Effective Amendment, the Company Proxy Statement or any Regulatory Filing, Company or Parent, as the case may be, will promptly inform the other of such occurrence and cooperate in filing with the SEC or its staff or any other government officials, and/or mailing to stockholders of Company and/or Parent, such amendment or supplement.

          Section 6.03.    No Solicitation.    (a)  From the date hereof until the Appointment Date or termination of the Agreement in accordance with Article 8 hereof, whichever is earlier, neither Company nor any of its subsidiaries shall, nor shall Company or any of its subsidiaries authorize or permit any of its or their officers, directors, employees, investment bankers, attorneys, accountants, consultants or other agents or advisors to, directly or indirectly, (i) solicit, initiate or take any action to facilitate or encourage the submission or announcement of any Acquisition Proposal (as defined below), (ii) enter into or participate in any discussions or negotiations with, furnish any information relating to Company or any of its subsidiaries or afford access to the business, properties, assets, books or records of Company or any of its subsidiaries to, otherwise cooperate in any way with, or assist, participate in, facilitate or encourage any effort by any third party that is seeking to make or has made an Acquisition Proposal, (iii) approve, endorse or recommend any Acquisition Proposal or (iv) enter into any letter of intent or similar document or any contract, agreement or commitment contemplating or otherwise relating to any Acquisition Proposal.

          (b)  Notwithstanding anything in this Agreement to the contrary, the Board of Directors of Company, directly or indirectly through advisors, agents or other intermediaries, may (i) engage in negotiations and discussions with any third party that, subject to Company’s compliance with Section 6.03(a), has made a bona fide Acquisition Proposal that the Board of Directors of Company reasonably determines (after consultation with Company’s financial advisor) is or is reasonably likely to result in a Superior Proposal, (ii) furnish to such third party nonpublic information relating to Company or any of its subsidiaries pursuant to a confidentiality agreement with terms no less favorable to Company than those contained in the Confidentiality Agreement, (iii) take and disclose to its stockholders a position contemplated by Rule 14e-2(a) under the Exchange Act or otherwise make disclosure to them, (iv) following receipt of such an Acquisition Proposal, withdraw, modify in a manner adverse to Parent, or fail to make its Recommendations, and/or (v) take any action ordered to be taken by Company by any court of competent jurisdiction if, in each case (1) neither Company nor any representative of Company and its subsidiaries shall have violated any of the restrictions set forth in this Section 6.03, (2) the Board of Directors of Company determines in good faith, after consultation with its outside legal counsel, that it is necessary for the Board of Directors to take such action in order to satisfy its fiduciary obligations to Company’s stockholders under applicable law, (3) prior to furnishing any such nonpublic information to, or entering into any such discussions with, such person or group, Company gives Parent written notice (which notice shall in no event be given less than one business day prior to furnishing such information or entering into such discussions) of the identity of such person or group and all of the material terms and conditions of such Acquisition Proposal and of Company’s intention to furnish nonpublic information to, or enter into discussions with, such person or group, and Company receives from such person or group an executed confidentiality agreement containing terms at least as restrictive with regard to Company’s confidential information as the Confidentiality Agreement, and (4) contemporaneously with furnishing any such nonpublic information to such person or group, Company furnishes such nonpublic information to Parent (to the extent such nonpublic information has not been previously furnished by the Company to Parent). Company and its subsidiaries will immediately cease any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding two sentences by any officer, director or employee of Company or any of its subsidiaries or any investment banker, attorney or other advisor or representative of Company or any of its subsidiaries shall be deemed to be a breach of this Section 6.03 by Company.

          (c)  In addition to the obligations of Company set forth in paragraph (a) of this Section 6.03, Company as promptly as reasonably practicable shall advise Parent orally and in writing of any Acquisition Proposal, or any inquiry with respect to or which Company reasonably should believe would lead to any Acquisition Proposal, the material terms and conditions of such Acquisition Proposal or inquiry, and the identity of the person or group making any such Acquisition Proposal or inquiry. Company will keep Parent informed as promptly as reasonably practicable in all material respects of material amendments of any such Acquisition Proposal or inquiry.

          “Superior Proposal” means any bona fide, unsolicited written Acquisition Proposal for at least a majority of the outstanding shares of Company Common Stock on terms that the Board of Directors of Company determines in good faith by a majority vote, after consultation with Houlihan, Smith & Company, Inc. or such other nationally recognized reputation and taking into account all the terms and conditions of the Acquisition Proposal, are more favorable and provide greater value to all the Company’s stockholders than as provided hereunder.

          For purposes of this Agreement, “Acquisition Proposal” shall mean any offer or proposal by a third party, other than Parent, Merger Sub or any affiliate thereof, relating to: (A) any acquisition or purchase from Company by any person or “group” (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of more than a 40% interest in the outstanding voting securities of Company or any of its subsidiaries or any tender offer or exchange offer that if consummated would result in any person or “group” (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) beneficially owning 40% or more of the outstanding voting securities of Company or any of its subsidiaries or any merger, consolidation, business combination or similar transaction involving Company pursuant to which the stockholders of Company immediately preceding such transaction would hold less than 60% of the equity interests in the surviving or resulting entity of such transaction; (B) any sale, lease (other than in the ordinary course of business), exchange, transfer, license (other than in the ordinary course of business), acquisition, or disposition of more than 40% of the consolidated assets of Company; or (C) any liquidation or dissolution of Company.

          Section 6.04.    Obligations Of Merger Sub.    Parent will take all action necessary to cause Merger Sub to perform its obligations under this Agreement and to consummate the Offer and the Merger on the terms and subject to the conditions set forth in this Agreement.

          Section 6.05.    Voting Of Shares.    Parent and Merger Sub agree to vote all Shares acquired in the Offer or otherwise beneficially owned by them or any of their subsidiaries in favor of approval and adoption of this Agreement and the Merger at the Company Stockholder Meeting or pursuant to Section 253 of the DGCL, on the terms and subject to the conditions set forth in this Agreement.

          Section 6.06.    Registration Statement.    Parent shall promptly prepare and file with the SEC under the Securities Act the Registration Statement and shall use all reasonable efforts to cause the Registration Statement to be declared effective by the SEC as promptly as practicable. Parent shall promptly take any action required to be taken under foreign or state securities laws in connection with the issuance of Parent Common Stock in the Merger. Company and its counsel shall be given a reasonable opportunity to review and comment on the Registration Statement and the Offer Documents and any amendments thereto prior to their being filed with the SEC. Parent shall promptly provide to Company copies of any SEC comment letters or details of oral SEC comments relating to the Registration Statement.

          Section 6.07.    Confidentiality; Access To Information.     (a)  The parties acknowledge that Company and Parent have previously executed the Confidentiality Agreement which Confidentiality Agreement will continue in full force and effect in accordance with its terms.

           (b)  Company will afford Parent and its accountants, counsel and other representatives reasonable access during normal business hours to the properties, books, records and personnel of Company during the period prior to the Effective Time to obtain all information concerning the business, including the status of product development efforts, properties, results of operations and personnel of Company, as Parent may reasonably request, including without limitation copies of working papers of accountants, contracts, and other corporate documents, and access to other parties with whom it has business dealings. Parent will afford Company and its accountants, counsel and other representatives reasonable access during normal business hours to the properties, books, records and personnel of Parent during the period prior to the Effective Time to obtain all information concerning the business, properties and results of operations of Parent, as Company may reasonably request. No information or knowledge obtained in any investigation pursuant to this Section will affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Offer and the Merger.

          Section 6.08.    Public Disclosure.    Parent and Company will consult with each other, and to the extent practicable, agree, before issuing any press release or otherwise making any public statement with respect to the Offer, Merger, this Agreement or an Acquisition Proposal and will not issue any such press release or make any such public statement prior to such consultation, except as may be required by law or any listing agreement with a national securities exchange; provided, however, that this Section 6.08 shall terminate in the event the Board of Directors of Company shall withdraw its Recommendations. The parties have agreed to the text of the joint press release announcing the signing of this Agreement.

          Section 6.09.    Reasonable Efforts; Notification.     (a)  Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including using reasonable efforts to accomplish the following: (i) the taking of all reasonable acts necessary to cause the conditions precedent set forth in Annex I and Article 7 to be satisfied, (ii) the obtaining of all necessary actions or nonactions, waivers, consents, approvals, orders and authorizations from Governmental Entities and the making of all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to avoid any suit, claim, action, investigation or proceeding by any Governmental Entity, (iii) the obtaining of all necessary consents, approvals or waivers from third parties, (iv) the defending of any suits, claims, actions, investigations or proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed and (v) the execution or delivery of any additional instruments necessary to consummate the transactions contemplated by, and to carry out fully the purposes of, this Agreement. Notwithstanding anything in this Agreement to the contrary, neither Parent nor any of its affiliates shall be under any obligation to make proposals, execute or carry out agreements or submit to orders providing for the sale or other disposition or holding separate (through the establishment of a trust or otherwise) of any assets or categories of assets of Parent, any of its affiliates or Company or its subsidiaries or the holding separate of the shares of Company Common Stock (or shares of stock of the Surviving Corporation) or imposing or seeking to impose any limitation on the ability of Parent or any of its subsidiaries or affiliates to conduct their business or own such assets or to acquire, hold or exercise full rights of ownership of the shares of Company Common Stock (or shares of stock of the Surviving Corporation).

          (b)  Each of Company and Parent will give prompt notice to the other of (i) any notice or other communication from any person alleging that the consent of such person is or may be required in connection with the transactions contemplated hereby, (ii) any notice or other communication from any Governmental Entity in connection with the transactions contemplated hereby, (iii) any litigation relating to, involving or otherwise affecting Company, Parent or their respective subsidiaries that relates to the consummation of the transactions contemplated hereby. Company shall give prompt notice to Parent of any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate, or any failure of Company to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, in each case, such that the conditions set forth in Annex I or Article 7 would not be satisfied, provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement. Parent shall give prompt notice to Company of any representation or warranty made by it or Merger Sub contained in this Agreement becoming untrue or inaccurate, or any failure of Parent or Merger Sub to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, in each case, such that the conditions set forth in Annex I or Article 7 would not be satisfied, provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

          Section 6.10.    Warrants, Stock Options And ESPP.     (a)  At the Effective Time, each outstanding warrant to purchase Company Common Stock, whether or not then exercisable, will be assumed by Parent. The terms of each outstanding warrant to purchase Company Common Stock, whether or not exercisable or vested, shall be adjusted as necessary to provide that, at the Effective Time, each such warrant outstanding immediately prior to the Effective Time shall be deemed to constitute a warrant to acquire, on the same terms and conditions as were applicable under such warrant, (i) that number of shares of Parent Common Stock as the holder of such warrant would have been entitled to receive pursuant to the Merger had such holder exercised such warrant in full immediately prior to the Effective Time, and (ii) at an exercise price per share of Parent Common Stock equal to (A) the aggregate exercise price for the shares of Company Common Stock otherwise purchasable pursuant to such warrant divided by (B) the aggregate number of shares of Parent Common Stock deemed purchasable pursuant to such warrant, provided that any fractional share of Parent Common Stock resulting from an aggregation of all the shares of a holder subject to a warrant shall be rounded down to the nearest whole share. At the Effective Time, each outstanding Company Option to purchase Company Common Stock, if any, whether or not then exercisable, will be cancelled without the payment, except as provided below, of any cash or other consideration.

          (b)  With respect to each Company Option issued under the 1998 Option Plan, Company agrees that within five business days of the date of this Agreement it shall cause the administrator of the 1998 Option Plan to give notice pursuant to Section 14(c) of such Plan that each such Option shall terminate 15 days from the date of such notice.

          (c)  With respect to each Company Option issued under the 1999 Option Plan, Company agrees pursuant to Section 7(a)(iv)(d) of such Plan to, as of the Appointment Time, settle each Company Option issued under such Plan for an amount equal to the positive difference between the Change of Control Price (as defined in such Plan), and the applicable per share exercise price.

          (d)  With respect to each Company Option issued under the 2000 Option Plan, Company agrees pursuant to Section 7(a)(iv)(d) of such Plan to, as of the Appointment Time, settle each Company Option issued under such Plan for an amount equal to the positive difference between the Change of Control Price (as defined in such Plan) and the applicable per share exercise price.

          (e)  With respect to each Company Option issued under any Non-Plan Option Agreement, Company agrees to cause each such Option, as of the Appointment Time, to have been exercised or cancelled without the payment of cash or other consideration by Company.

          (f)  Pursuant to the terms of the Company ESPP, Company agrees, as of the Appointment Time, to repurchase each outstanding option under the Company ESPP as provided in Section 6.3(b)(2) thereof and that no new offering period shall commence under the Company ESPP subsequent to the date of this Agreement.

          Section 6.11.    Accounts Maintenance And Transition Period.     Prior to the Appointment Time, Company agrees to use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with Parent in doing, all things necessary, proper or advisable to retain all customer accounts, and the assets therein (the “Accounts”). Prior to the Appointment Time, the parties agree to use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other party in doing, all things necessary, proper or advisable to facilitate the transition of the control and operations of the business of Company and its subsidiaries at the Effective Time.

          Section 6.12.    Company Trademarks.    Following the Closing and for a period of four years, Parent agrees not to, and to cause its subsidiaries not to, sell or otherwise transfer the “Web Street,” “Web Street Securities,” the Web St. in box logo, or the stylized “W” trademarks.

          Section 6.13.    Indemnification.    (a)  From and after the Effective Time, Parent shall, and shall cause the Surviving Corporation to, fulfill and honor in all respects the obligations of Company pursuant to any indemnification agreements between Company and its directors and officers as of the Effective Time (the “Indemnified Parties”) and any indemnification provisions under Company’s or the Surviving Corporation’s Certificate of Incorporation or Bylaws as in effect on the date hereof. The Certificate of Incorporation and Bylaws of the Surviving Corporation will contain provisions with respect to exculpation and indemnification that are at least as favorable to the Indemnified Parties as those contained in the Certificate of Incorporation and Bylaws of Company as in effect on the date hereof, which provisions will not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who, immediately prior to the Effective Time, were directors, officers, employees or agents of Company, unless such modification is required by law.

          (b)  For a period of six years after the Effective Time, Parent will either (i) cause the Surviving Corporation to maintain in effect, if available, directors’ and officers’ liability insurance covering those persons who are currently covered by Company’s directors’ and officers’ liability insurance policy on terms comparable to those applicable to the current directors and officers of Company; provided, however, that in no event will Parent or the Surviving Corporation be required to expend in excess of 150% of the annual premium currently paid by Company for such coverage (or such coverage as is available for such 150% of such annual premium), or (ii) if mutually agreed between Company and Parent, purchase a directors’ and officers’ liability insurance on terms comparable to those applicable to the current directors and officers of Company covering all periods prior to the Effective Time.

          (c)  This Section 6.13 shall survive the consummation of the Merger, is intended to benefit Company, the Surviving Corporation and each Indemnified Party, shall be binding on all successors and assigns of the Surviving Corporation and Parent, and shall be enforceable by the Indemnified Parties.

          Section 6.14.    NYSE Listing.    Parent agrees to authorize for listing on the NYSE the shares of Parent Common Stock issuable, and those required to be reserved for issuance, in connection with the Offer and the Merger, effective upon official notice of issuance.

          Section 6.15.    Letters Of Accountants.    Company and Parent shall use their respective reasonable efforts to cause to be delivered to Parent letters of Company’s and Parent’s independent accountants, respectively, dated no more than two business days before the date on which the Registration Statement becomes effective (and satisfactory in form and substance to Parent), that is customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement.

          Section 6.16.    Takeover Statutes.    If any Takeover Statute is or may become applicable to the Merger or the other transactions contemplated by this Agreement, each of Parent and Company and their respective Boards of Directors shall grant such approvals and take such lawful actions as are necessary to ensure that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of such statute and any regulations promulgated thereunder on such transactions. Company agrees that on and after the date hereof, it will not adopt any “poison pill” rights plan or any similar antitakeover plan or take any other action that would impede or prevent completion of the Offer, the Merger or this Agreement.

          Section 6.17.    Tax Matters.    Each of Parent, Merger Sub and Company agrees that it will not take any action, or fail to take any action, which action or failure to act would cause or be reasonably likely to cause the Transaction to fail to qualify as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury regulations promulgated thereunder.

          Section 6.18.    Escrow.    (a)  Each of Joseph J. Fox, Avi Fox, Joseph Barr, Stuart Cohn, William Mania, D. J. Rosenberg and Harleigh Mandel (each an “Escrow Executive”) hereby agrees as a condition and inducement to Parent’s willingness to enter into this Agreement to enter into, prior to the Appointment Time, an Escrow Agreement (the “Escrow Agreement”) with Parent substantially in the form of Exhibit C. The amount set forth under the column entitled “Total” next to each Escrow Executive’s name on Exhibit F hereto, shall, with respect to each executive be referred to as the “Executive Escrow Total.” Each Escrow Executive, the Company and Parent agree that the payments that would otherwise be owed to such executive pursuant to the terms of his employment agreement with Company upon consummation of the Offer shall be reduced by the amount of the Executive Escrow Total and that Parent shall, within two business days of the Appointment Time, deposit cash in such amount with American Stock Transfer and Trust Co. (or another institution selected by Parent with the reasonable consent of the Founders), as escrow agent (the “Escrow Agent”). All such deposits pursuant to this Section 6.18 shall total $5,000,000 and (together with any interest earned thereon) shall constitute the Escrow Fund and be governed by the terms set forth in this Section 6.18 and the Escrow Agreement (such arrangement, the “Escrow”). Parent shall be solely responsible for all expenses and fees payable to Escrow Agent in connection with the Escrow.

          (b)  With respect to each date (each, a “Determination Date”) set forth on Exhibit D (the “Escrow Threshold Schedule”), Parent shall certify in writing to each Escrow Executive as soon as reasonably practical following such date (and in no event more than 30 days thereafter) whether the applicable threshold test (each, a “Threshold Test”) corresponding to such date on the Escrow Threshold Schedule has been satisfied. No earlier than such delivery to the Escrow Executives, Parent shall deliver to the Escrow Agent a certificate signed by Parent directing the Escrow Agent to deliver the applicable threshold amount (each, a “Threshold Amount”) corresponding to such date on the Escrow Threshold Schedule, together with any interest earned thereon, to either (i) the Escrow Executives (to each Escrow Executive pro rata based on contributions to the Escrow Fund with respect to such executive for such Threshold Test as set forth on Exhibit F) if the applicable Threshold Test has been satisfied or (ii) Parent if the applicable Threshold Test has not been satisfied. The Escrow shall terminate when all disputes regarding any distributions from the Escrow Fund have been settled and all distributions under the Escrow have been made.

          (c)  Each of Joseph J. Fox, Avi Fox, Joseph Barr, Stuart Cohn, William Mania, D. J. Rosenberg and Harleigh Mandel agrees, notwithstanding any agreement between such executive and Company (including each agreement set forth on Part 3.04 of the Company Disclosure Letter), that effective as of the Appointment Time, the maximum amount that Company will be obligated to pay such executives in order to reimburse such executives for any federal, state, or local income tax or excise tax (including any interest or penalties imposed with respect to such taxes) by reason of any payment being made by or on behalf of Company to such executives that is subject to a “golden parachute” excise tax under Section 4999 of the Code, shall be a total amount for all such executives collectively of $140,668.00 (the “Aggregate Excise Tax Gross-up Cap”). Notwithstanding the foregoing sentence, each Escrow Executive and Parent agrees that to the extent that Net Cash Available After Termination Related Payments (as defined on Exhibit F) exceeds $750,000 on the Determination Date on which Net Cash Available After Termination Related Payments is calculated, Parent shall pay, on behalf of Company, to the Escrow Executives, collectively, such excess as if the Escrow Executives had not agreed to the Aggregate Excise Tax Gross-up Cap, but only to the extent that the Escrow Executives have been required by a Taxing Authority within six months of the Appointment Time to pay a “golden parachute” excise tax referred to above.

ARTICLE 7

CONDITIONS TO THE MERGER

          Section 7.01.    Conditions To Obligations Of Each Party To Effect The Merger.     The obligations of Company, Parent and Merger Sub to consummate the Merger are subject to the satisfaction of the following conditions:

          (a)  if required by Delaware law, this Agreement shall have been approved and adopted by the stockholders of Company;

          (b)  Merger Sub shall have accepted for exchange and exchanged all of the Shares validly tendered pursuant to the Offer;

          (c)  no provision of any applicable law or regulation and no judgment, injunction, order or decree shall prohibit the consummation of the Merger;

          (d)  the Registration Statement or the Post-Effective Amendment, as the case may be, shall have been declared effective and no stop order suspending effectiveness shall be in effect and no proceedings for such purpose shall be pending before or threatened by the SEC; and

          (e)  the shares of Parent Common Stock to be issued in the Merger shall have been approved for listing on the NYSE, subject to official notice of issuance.

ARTICLE 8

TERMINATION, AMENDMENT AND WAIVER

          Section 8.01.    Termination.    This Agreement may be terminated and the Merger may be abandoned at any time prior to the Appointment Time (notwithstanding any approval of this Agreement by the stockholders of Company):

          (a)  by mutual written agreement of Company and Parent; or

          (b)  by either Company or Parent, if:

          (i)  the Offer shall have expired or been terminated in accordance with the terms of this Agreement without Parent or Merger Sub having accepted for exchange any Shares pursuant to the Offer; provided, however, that the right to terminate this Agreement under this Section 8.01(b)(i) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the principal cause of or resulted in the failure of the Offer to have been consummated on or before such date and such action or failure to act constitutes a material breach of this Agreement; or

          (ii)  the Offer has not been consummated on or before September 30, 2001 (the “End Date”); provided, however, that the right to terminate this Agreement under this Section 8.01(b)(ii) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the principal cause of or resulted in the failure of the Offer to have been consummated on or before such date and such action or failure to act constitutes a material breach of this Agreement; or

          (iii)  there shall be any applicable law or regulation that makes consummation of the Merger illegal or otherwise prohibited or any judgment, injunction, order or decree of any court or governmental body having competent jurisdiction enjoining Company or Parent from consummating the Merger is entered and such judgment, injunction, judgment or order shall have become final and nonappealable; or

          (iv)  (A) any representation or warranty of the other party contained in this Agreement shall be or have become inaccurate such that, in the aggregate, such inaccuracies would reasonably be expected to have a Material Adverse Effect on such other party, or (B) the other party fails to perform any material covenant contained in this Agreement; provided, however, that such inaccuracy or failure to perform has not been or is incapable of being cured by such other party within 30 days following receipt by the terminating party of notice of such inaccuracy or failure to perform; or

          (c)  by Parent if a Triggering Event shall have occurred.

          For purposes of this Agreement, a “Triggering Event” shall be deemed to have occurred if, prior to the Appointment Time: (i) the Board of Directors of Company or any committee thereof shall have approved or recommended to Company stockholders any Acquisition Proposal, (ii) the Board of Directors of Company or any committee thereof shall for any reason have withdrawn or shall have amended or modified in a manner adverse to Parent its Recommendations (except as required by any applicable Legal Requirement and in a manner that is not materially adverse to Parent); (iii) Company shall have failed to include the Recommendations in the Offer Documents, the Schedule 14D-9 or the Post-Effective Amendment; or (iv) a tender or exchange offer relating to 40% or more of the Shares shall have been commenced by a person unaffiliated with Parent, and Company shall not have sent to its securityholders pursuant to Rule 14e-2 promulgated under the Exchange Act, within 10 business days after such tender or exchange offer is first published, sent or given, a statement disclosing that Company recommends rejection of such tender or exchange offer.

          The party desiring to terminate this Agreement pursuant to this Section 8.01 (other than pursuant to Section 8.01(a)) shall give written notice of such termination to the other party.

          Section 8.02.    Notice Of Termination; Effect Of Termination.     Any proper termination of this Agreement under Section 8.01 above will be effective immediately upon the delivery of written notice of the terminating party to the other parties hereto. In the event of the termination of this Agreement under Section 8.01, this Agreement shall be of no further force or effect without liability of any party (or any stockholder, director, officer, employee, agent, consultant or representative of such party) to the other parties hereto, except (i) as set forth in this Section 8.02, Section 8.03 and Article 9, each of which shall survive the termination of this Agreement, and (ii) that nothing herein shall relieve any party from liability for any willful breach of this Agreement. No termination of this Agreement shall affect the obligations of the parties contained in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement in accordance with their terms.

          Section 8.03.    Fees And Expenses.    (a)   General.    Except as set forth in this Section 8.03, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses whether or not the Merger is consummated; provided, however, that Parent shall pay all fees and expenses, other than attorneys’ and accountants fees and expenses, incurred in relation to the printing and filing with the SEC of the Registration Statement (including financial statements and exhibits) and any amendments or supplements thereto.

          (b)  Company Payments.    If this Agreement is terminated by Parent or Company, as applicable, pursuant to Sections 8.01(b)(i) or (ii) or Section 8.01(c), Company shall promptly, but in any event no later than two days after the date of such termination, pay Parent a fee equal to $1.35 million in immediately available funds (the “Termination Fee”); provided, that in the case of a termination under Section 8.01(b)(i) or (ii) prior to which no Triggering Event has occurred, (i) such payment shall be made only if (A) following the date of this Agreement and prior to the termination of this Agreement, any Acquisition Proposal shall have been publicly announced or shall have become publicly known, and (B) within 12 months following the termination of this Agreement, either a Company Acquisition (as defined below) is consummated, or Company enters into an agreement providing for a Company Acquisition and such Company Acquisition is later consummated, and (ii) such payment shall be made promptly, but in any event no later than two days after the consummation of such Company Acquisition. Company acknowledges that the agreements contained in this Section 8.03(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent would not enter into this Agreement. Accordingly, if Company fails to pay in a timely manner the amounts due pursuant to this Section 8.03(b), and, in order to obtain such payment, Parent makes a claim that results in a judgment against Company, Company shall pay to Parent its reasonable costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amounts set forth in this Section 8.03(b) at the prime rate of J.P. Morgan Chase & Co. in effect on the date such payment was required to be made. Payment of the fees described in this Section 8.03(b) shall not be in lieu of damages incurred in the event of breach of this Agreement.

          For the purposes of this Agreement, “Company Acquisition” shall mean any of the following transactions (other than the transactions contemplated by this Agreement): (i) a sale or other disposition by Company of a business or assets representing 40% or more of the net revenues, net income or assets of Company immediately prior to such sale; (ii) the acquisition by any person or group (including by way of a tender offer or an exchange offer or issuance by Company), directly or indirectly, of beneficial ownership or a right to acquire beneficial ownership of shares representing 40% or more of any class of equity securities of Company; or (iii) a merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving Company.

          Section 8.04.    Amendment.    Subject to applicable law, this Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of Parent and Company.

          Section 8.05.    Extension; Waiver.    At any time prior to the Effective Time any party hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Delay in exercising any right under this Agreement shall not constitute a waiver of such right.

ARTICLE 9

GENERAL PROVISIONS

          Section 9.01.    Non-survival Of Representations And Warranties.     The representations and warranties of Company, Parent and Merger Sub contained in this Agreement shall terminate at the Effective Time, and only the covenants that by their terms survive the Effective Time shall survive the Effective Time.

          Section 9.02.    Notices.    All notices and other communications hereunder shall be in writing and shall be deemed given upon delivery either personally or by commercial delivery service, or sent via facsimile (receipt confirmed) to the parties at the following addresses or facsimile numbers (or at such other address or facsimile numbers for a party as shall be specified by like notice):

          (a)  if to Parent or Merger Sub, to:

E*Trade Group, Inc.
4500 Bohannon Drive
Menlo Park, CA 94025
Attention: Russell Elmer
Facsimile No.: 650-331-6835

with a copy to:

Davis Polk & Wardwell
1600 El Camino Real
Menlo Park, California 94025
Attention: Daniel G. Kelly, Jr.
Facsimile No.: 650-752-2113

(b) if to Company, to:

Web Street, Inc.
510 Lake Cook Road
Deerfield, IL 60015
Attention: Joseph Fox
Facsimile No.: 847-267-9926

with a copy to:

Katten Muchin Zavis
525 West Monroe Street, Suite 1600
Chicago, IL 60661-3693
Attention: Jeffrey Patt
Facsimile No.:

          Section 9.03.    Interpretation; Certain Defined Terms.     (a)  When a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When reference is made herein to “the business of” an entity, such reference shall be deemed to include the business of all direct and indirect subsidiaries of such entity. Reference to the subsidiaries of an entity shall be deemed to include all direct and indirect subsidiaries of such entity.

          (b)  For purposes of this Agreement, the term “knowledge” means with respect to a party hereto, with respect to any matter in question, that any of the executive officers of such party has actual knowledge of such matter, after reasonable inquiry of such matter. For purposes of this definition, the “executive officers” of Company shall be those person listed on Part 9.03(b) of the Company Disclosure Letter.

          (c)  For purposes of this Agreement, the term “Material Adverse Effect” when used in connection with an entity means any change, event, circumstance or effect that is or would be materially adverse to the business, assets (including intangible assets), financial condition, operations or results of operations of such entity taken as a whole with its subsidiaries, except to the extent that any such change, event, circumstance or effect results from (i) changes in general economic conditions, (ii) changes affecting the industry generally in which such entity operates (provided that such changes do not affect such entity in a substantially disproportionate manner), (iii) changes in the trading prices for such entity’s capital stock or (iv) the announcement or pendency of this Agreement (including a reduction in customer revenues, a disruption in or termination of any vendor or strategic relationship or a loss of employees).

          (d)  For purposes of this Agreement, the term “person” shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity.

           (e)  For purposes of this Agreement, “subsidiary” of a specified entity will be any corporation, partnership, limited liability company, joint venture or other legal entity of which the specified entity (either alone or through or together with any other subsidiary) owns, directly or indirectly, 50% or more of the stock or other equity or partnership interests the holders of which are generally entitled to vote for the election of the Board of Directors or other governing body of such corporation or other legal entity; provided, however that for purposes of Section 3.23 and Section 5.01(r), “subsidiary” shall mean any legal entity of which Company has direct or indirect, rebuttable or conclusive “control” as such term is defined in Part 574 of Title 12 of the U.S. Code of Federal Regulations.

          Section 9.04.    Counterparts.    This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

          Section 9.05.    Entire Agreement; Third Party Beneficiaries.     This Agreement, its Exhibits and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Company Disclosure Letter and the Parent Disclosure Letter (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, it being understood that the Confidentiality Agreement shall continue in full force and effect until the Closing and shall survive any termination of this Agreement; and (b) are not intended to confer upon any other person any rights or remedies hereunder, other than the Continuing Directors, except as specifically provided in Section 6.13.

          Section 9.06.    Severability.    In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

          Section 9.07.    Other Remedies; Specific Performance.     Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

          Section 9.08.    Governing Law.    This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.

          Section 9.09.    Rules Of Construction.    The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

          Section 9.10.    Assignment.    No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of the other parties hereto. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Any purported assignment in violation of this Section shall be void.

          Section 9.11.    Waiver Of Jury Trial.    EACH OF PARENT, COMPANY AND MERGER SUB HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF PARENT, COMPANY OR MERGER SUB IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

* * * * *

           IN WITNESS WHEREOF, the parties hereto have caused this Agreement and Plan of Merger to be executed by their duly authorized respective officers as of the date first written above.

E*TRADE GROUP, INC.

/s/ Christos M. Costakos
By:
Name: Christos M. Costakos
Title: Chairman & CEO

OPUS ACQUISITION CORP.

/s/ Leonard C. Purkis
By:
Name: Leonard C. Purkis
Title: President, CFO and Secretary

WEB STREET, INC.

/s/ Avi Fox
By:
Name: Avi Fox
Title: Co-CEO

Each Escrow Executive hereby agrees to comply with all obligations under Section 6.18.

JOSEPH J. FOX

/s/    Joseph Fox

AVI FOX

/s/    Avi Fox

JOSEPH BARR

/s/    Joseph Barr

STUART COHN

/s/    Stuart Cohn

WILLIAM MANIA

/s/    William Mania

D. J. ROSENBERG

/s/    D.J. Rosenberg

HARLEIGH MANDEL

/s/    Harleigh Mandel

ANNEX I

CONDITIONS TO THE OFFER

          Notwithstanding any other provision of the Offer, subject to the terms of this Agreement, Merger Sub shall not be required to accept for exchange or exchange or deliver any shares of Parent Common Stock for (subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to Merger Sub’s obligation to pay for or return tendered Shares after the termination or withdrawal of the Offer)) any Shares tendered, if by the expiration of the Offer (as it may be extended by a Mandatory Extension), (1) the Minimum Condition shall not have been satisfied, (2) any broker-dealer or bank regulatory approvals required to consummate the Offer shall not have been obtained, (3) the Registration Statement shall not have become effective under the Securities Act or shall be the subject of any stop order or proceedings seeking a stop order, (4) the shares of Parent Common Stock to be issued in the Offer and the Merger shall not have been approved for listing on the NYSE, subject to official notice of issuance, (5) if any Company Option or option under the Company ESPP shall be outstanding immediately following acceptance of shares in the Offer, (6) any Escrow Executive shall not have executed and delivered to Parent an Escrow Agreement, (7) any of Joseph J. Fox or Avi Fox shall not have executed and delivered to Parent a Non-Competition Agreement with Parent substantially in the form of Exhibit G, (8) any shares of Parent Common Stock to be issued in the Offer or the Merger (excluding shares of Parent Common Stock to be issued upon exercise of any Company warrants assumed in the Merger) would be subject to any registration rights granted by Company that have not been fully waived by the holder thereof, or (9) at any time on or after the date of this Agreement and prior to the acceptance for exchange of Shares pursuant to the Offer, any of the following conditions exist and are continuing:

          (a)  there shall be instituted or pending any action or proceeding by any government or governmental authority or agency, domestic, foreign or supranational, before any court or governmental authority or agency, domestic, foreign or supranational challenging or seeking to make illegal, to delay materially or otherwise directly or indirectly to restrain or prohibit the making of the Offer, the acceptance for payment of or payment for some or all of the Shares by Parent or Merger Sub or the consummation of the Merger; or

          (b)  a judgment, order, decree, statute, law, ordinance, rule or regulation, entered, enacted, promulgated, enforced or issued by any court, government or governmental authority or agency, domestic, foreign or supranational or any other legal restraint or prohibition preventing the consummation of the Offer or making the Offer illegal shall be in effect; or

          (c)  Company shall have failed to perform in any material respect any of its covenants, obligations or agreements under this Agreement such that the aggregate of all such breaches would have a Material Adverse Effect on Company; or

          (d)  the representations and warranties of Company contained in this Agreement, disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect or any similar standard or qualification, shall be true at and as of the expiration of the Offer (as it may be extended by a Mandatory Extension) as if made at and as of such time (other than representations or warranties that address matters only as of a certain date, which shall be true and correct as of such date), with such exceptions as would not have, individually or in the aggregate, a Material Adverse Effect on Company; or

          (e)  the NASD shall not have approved the Offer in accordance with NASD registration rule 1017; or

          (f)  the Merger Agreement shall have been terminated in accordance with its terms.

          The foregoing conditions are for the sole benefit of Parent and Merger Sub and may, subject to the terms of the Merger Agreement, be waived by Parent and Merger Sub in their reasonable discretion in whole at any time or in part from time to time.

          The foregoing conditions shall not be conditions to any Optional Extension following the Appointment Time.

ANNEX B

STOCKHOLDER AGREEMENT

          AGREEMENT, dated as of May 20, 2001 among E*TRADE Group, Inc., a Delaware corporation (“Parent”), and Joseph J. Fox and Avi Fox, holders of shares of common stock (each a “Stockholder”), par value $.01 per share (“Company Common Stock”), of Web Street, Inc., a Delaware corporation (“Company”).

          WHEREAS, in order to induce Parent and Opus Acquisition Corp., a Delaware corporation, to enter into an Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), with Company, Parent has requested each Stockholder, and each Stockholder has agreed, to enter into this Agreement with respect to all shares of Company Common Stock now or hereafter beneficially owned by such Stockholder (with respect to each Stockholder, the “Shares”).

          NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE 1

GRANT OF PROXY; VOTING AGREEMENT; AGREEMENT TO TENDER

          Section 1.01    Voting Agreement.    Each Stockholder hereby agrees to vote all Shares that such Stockholder is entitled to vote at the time of any vote to approve and adopt the Merger Agreement, the Offer, the Merger and all agreements related to the Offer and the Merger and any actions related thereto at any meeting of the stockholders of Company, and at any adjournment thereof, at which such Merger Agreement and other related agreements (or any amended version thereof), or such other actions, are submitted for the consideration and vote of the stockholders of Company. Each Stockholder hereby agrees that it will not vote any Shares in favor of the approval of any (i) Acquisition Proposal, (ii) reorganization, recapitalization, liquidation or winding up of Company or any other extraordinary transaction involving Company, (iii) corporate action the consummation of which would frustrate the purposes, or prevent or delay the consummation, of the Offer, the Merger or any other transactions contemplated by the Merger Agreement or (iv) other matter relating to, or in connection with, any of the foregoing matters.

          Section 1.02    Irrevocable Proxy.    Each Stockholder hereby revokes any and all previous proxies granted with respect to the Shares. By entering into this Agreement, each Stockholder hereby grants a proxy appointing Parent as such Stockholder’s attorney-in-fact and proxy, with full power of substitution, for and in such Stockholder’s name, to vote, express, consent or dissent, or otherwise to utilize such voting power as Parent or its proxy or substitute shall, in Parent’s sole discretion, deem proper with respect to the Shares to effect any action contemplated by Section 1.01 above (including the right to sign its name (as stockholder) to any consent, certificate or other document relating to Company that the law of the State of Delaware may permit or require.) The proxy granted by each Stockholder pursuant to this Article 1 is irrevocable and is granted in consideration of Parent entering into this Agreement and the Merger Agreement and incurring certain related fees and expenses. The proxy granted by each Stockholder shall be revoked only upon termination of this Agreement in accordance with its terms.

          Section 1.03    Agreement to Tender.    Each Stockholder hereby agrees to tender, upon the request of Parent (and agrees that it will not withdraw), pursuant to and in accordance with the terms of the Offer, the Shares. Within five business days after the commencement of the Offer, each Stockholder shall (x) deliver to the depositary designated in the Offer: (i) a letter of transmittal with respect to the Shares complying with the terms of the Offer, (ii) certificates representing of the Shares and (iii) all other documents or instruments required to be delivered pursuant to the terms of the Offer, and/or (y) instruct its broker or such other person who is the holder of record of any Shares beneficially owned by such Stockholder to tender such shares for exchange in the Offer pursuant to the terms and conditions of the Offer.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES OF STOCKHOLDER

          Each Stockholder, severally and not jointly, represents and warrants to Parent that:

          Section 2.01    Authorization.    This Agreement has been duly executed and delivered by such Stockholder and the consummation of the transactions contemplated hereby are within the powers of such Stockholder. If this Agreement is being executed in a representative or fiduciary capacity, the person signing this Agreement has full power and authority to enter into and perform this Agreement. The obligations under this Agreement constitute the legal valid and binding obligations of such Stockholder.

          Section 2.02    Non-Contravention.    The execution, delivery and, subject to compliance with the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (“HSR Act”), and securities laws, as applicable, performance by such Stockholder of this Agreement, do not and will not (i) violate any applicable law, rule, regulation, judgment, injunction, order or decree, (ii) require any consent or other action by any person under, constitute a default under, or give rise to any right of termination, cancellation or acceleration under any provision of any agreement or other instrument binding on such Stockholder or (iii) result in the imposition of any Encumbrance on such Shares.

          Section 2.03    Ownership of Shares.    Such Stockholder is the record and beneficial owner of the Shares, free and clear of any Encumbrance and any other limitation or restriction (including any restriction on the right to vote or otherwise dispose of the Shares) other than restrictions under the Securities Act of 1933, as amended. None of the Shares is subject to any voting trust or other agreement or arrangement with respect to the voting of such Shares.

          Section 2.04.    Total Shares.    Except for the Shares set forth on the signature page hereto next to such Stockholder’s name, Stockholder does not beneficially own any (i) shares of capital stock or voting securities of Company, (ii) securities of Company convertible into or exchangeable for shares of capital stock or voting securities of the Company or (iii) options or other rights to acquire from Company any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of Company.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF PARENT

          Parent represents and warrants to each Stockholder:

          Section 3.01    Corporate Authorization.    The execution, delivery and performance by Parent of this Agreement and the consummation by Parent of the transactions contemplated hereby are within the corporate powers of Parent and have been duly authorized by all necessary corporate action. This Agreement constitutes a valid and binding agreement of Parent.

ARTICLE 4

COVENANTS OF STOCKHOLDER

          Each Stockholder hereby covenants and agrees that:

          Section 4.01    No Proxies for or Encumbrances on Shares.     Except pursuant to the terms of this Agreement, such Stockholder shall not, without the prior written consent of Parent, directly or indirectly, (i) grant any proxies or enter into any voting trust or other agreement or arrangement with respect to the voting of any Shares with respect to any matter contemplated by this Agreement or in a manner inconsistent with this Agreement or (ii) acquire, sell, assign, transfer, encumber or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the direct or indirect acquisition or sale, assignment, transfer, encumbrance or other disposition of, any Shares during the term of this Agreement other than pursuant to the Offer. Stockholder shall not seek or solicit any such acquisition or sale, assignment, transfer, encumbrance or other disposition or any such contract, option or other arrangement or understanding and agrees to notify Parent promptly, and to provide all details requested by Parent, if Stockholder shall be approached or solicited, directly or indirectly, by any Person with respect to any of the foregoing.

          Section 4.02    Appraisal Rights.    Such Stockholder agrees not to exercise any rights (including, without limitation, under Section 262 of the General Corporation Law of the State of Delaware) to demand appraisal of any Shares which may arise with respect to the Merger.

ARTICLE 5

MISCELLANEOUS

          Section 5.01    Further Assurances.    Parent and each Stockholder will each execute and deliver, or cause to be executed and delivered, all further documents and instruments and use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations, to consummate and make effective the transactions contemplated by this Agreement.

          Section 5.02    Amendments; Termination.    Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or in the case of a waiver, by the party against whom the waiver is to be effective. This Agreement shall terminate upon the termination of the Merger Agreement in accordance with its terms.

          Section 5.03    Expenses.    All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

          Section 5.04    Successors and Assigns.    The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other parties hereto, except that Parent may transfer or assign its rights and obligations to any affiliate of Parent.

          Section 5.05    Governing Law.    This Agreement shall construed in accordance with and governed by the laws of the State of Delaware.

          Section 5.06    Counterparts; Effectiveness.    This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto.

          Section 5.07    Severability.    If any term, provision or covenant of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions and covenants of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

          Section 5.08    Specific Performance.    The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement is not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof in addition to any other remedy to which they are entitled at law or in equity.

          Section 5.09    Capitalized Terms.    Capitalized terms used but not defined herein shall have the respective meanings set forth in the Merger Agreement.

           IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

E*TRADE GROUP, INC.

/s/ Christos M. Costakos
By:
Name: Christos M. Costakos
Title: Chairman & CEO

Class of Stock	Shares Owned
Common Stock	5,320,827

Class of Stock	Shares Owned
Common Stock	5,418,427
Stockholders
JOSEPH J. FOX

/s/ JOSEPH J. FOX
By:

AVI FOX

/s/ AVI FOX
By:

ANNEX C

May 20, 2001

Members of the Board of Directors
Web Street, Inc.
510 Lake Cook Road
Deerfield, IL 60015

Gentlemen:

          You have informed us that Web Street, Inc. (“WEBS”), E*TRADE Group, Inc. (“E*TRADE”) and Opus Acquisition Corp., a wholly-owned subsidiary of E*TRADE (“Merger Sub”), propose to enter into an Agreement and Plan of Merger (the “Agreement”) pursuant to which (i) E*TRADE will offer to exchange (the “Exchange”) a fraction of a share of common stock, $0.01 par value, of E*TRADE (“E*TRADE Common Stock”) equal to the “Exchange Ratio” (as hereinafter defined) for each share of common stock, par value $0.01 of WEBS (“WEBS Common Stock”), and (ii) following the completion of the Exchange Offer, at the Effective Time (as defined in the Agreement), Merger Sub will be merged with and into WEBS (the “Merger”) and each share of WEBS Common Stock (other than shares owned by E*TRADE or WEBS) will be converted into a fraction of a share of E*TRADE Common Stock equal to the Exchange Ratio.

          The Exchange Ratio shall mean and be calculated as follows: approximately $45 million divided by the total number of WEBS shares deemed outstanding divided by the average closing price for E*TRADE Common Stock for the 20 trading day period immediately prior to signing of the Agreement. We estimate this calculation to be: approximately $45 million divided by 26,443,214 (26,346,281 current shares outstanding plus approximately 49,875 shares expected to be issued prior to the merger upon exercise of certain outstanding options plus 47,058 additional shares deemed to be outstanding) divided by $9.13, estimated to be the trailing 20 day average price of E*TRADE Common Stock. The result of this calculation is estimated at .1864 shares of E*TRADE Common Stock for each share of WEBS Common Stock.

          The terms and conditions of the Exchange Offer and the Merger are set forth in more detail in the Agreement. You have requested our opinion as investment bankers as to whether the Exchange Ratio is fair, from a financial point of view, to the stockholders of WEBS as of the date hereof (the “Opinion”). In conducting our investigation and analysis and in arriving at our Opinion, we have reviewed such information and taken into account such financial and economic factors as we have deemed relevant under the circumstances. In that connection, we have, among other things:

a.
Reviewed certain publicly available financial and other data with respect to WEBS and E*TRADE, including but not limited to WEBS’ and E*TRADE’s recent filings with the Securities and Exchange Commission, including the consolidated financial statements for recent years and for the most recent fiscal quarters for which published results are available and certain other relevant financial and operating data relating to WEBS and E*TRADE made available to us from published sources and from the internal records of WEBS;

b.	Reviewed the financial terms and conditions of the Agreement in the form presented to us from WEBS senior management;

c.	Reviewed the financial projections of WEBS including certain assumptions and conditions prepared and furnished to us by WEBS senior management;

d.	Reviewed historical market prices and trading volume for WEBS Common Stock and E*TRADE Common Stock;

Board of Directors
Web Street, Inc.
Fairness Opinion
May 20, 2001

e.
Held discussions with members of senior management of WEBS with respect to the historical and current financial condition and operating results as well as the business and future prospects of WEBS as a stand alone entity;

f.	Compared WEBS from a financial point of view with certain other publicly traded companies in the online brokerage industry that we deemed to be relevant;

g.	Compared the proposed financial terms of the Exchange Offer and Merger with the financial terms of certain other business combinations we deemed relevant; and

h.	Conducted such other studies, analyses, inquiries and investigations as we deemed appropriate.

          During our review, we relied upon and assumed, without independent verification, the accuracy, completeness and reasonableness of the financial and other information provided, and have further relied upon the assurances of WEBS senior management that they are unaware of any facts that would make the information provided to us to be incomplete or misleading for the purposes of this Opinion. We have further relied upon the accuracy of publicly available financial data. We have not assumed responsibility for any independent verification of this information nor have we assumed any obligation to verify this information. We have assumed that the financial projections provided to us by WEBS senior management in connection with the rendering of this Opinion were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of WEBS senior management, at the date of this Opinion, as to the future financial performance of the Company, on a stand-alone basis. We assume no responsibility for and express no view as to such financial projections or the assumptions on which they were based. We did not perform an independent evaluation or appraisal of the assets of the Company.

          Our Opinion is necessarily based upon information made available to us, and on economic, market, financial and other conditions as they exist on the date of this letter. We disclaim any obligation to advise the Board of Directors of WEBS or any person of any change in any fact or matter affecting our Opinion, which may come or be brought to our attention after the date of this Opinion.

          It is understood that this letter is for the information of the Board of Directors of WEBS in connection with its evaluation of the Exchange Offer and the Merger and it does not constitute a recommendation to any stockholder as to whether such stockholder should accept the Exchange Offer or as to how such stockholder should vote with respect to the Merger. Further, we express no opinion regarding the structure, terms or effect of any aspect of the Exchange Offer or the Merger other than their fairness to the stockholders of WEBS, from a financial point of view, including, without limitation, any effects resulting from the application of any bankruptcy proceeding, fraudulent conveyance, or other international, federal or state insolvency law, or of any pending or threatened litigation affecting WEBS or E*TRADE. We are also expressing no opinion as to the tax consequences of the Exchange Offer or Merger.

          It is understood that this Opinion may be included in its entirety in the disclosure materials to be provided to WEBS’ stockholders in connection with the Exchange Offer, as well as in any Proxy or Information Statement to be provided to WEBS’ stockholders in connection with the Merger, provided that no summary of or excerpt from, and no published reference to this Opinion may be made without our prior express written approval, which approval shall not be unreasonably withheld or delayed.

          Houlihan, a National Association of Securities Dealers member, as part of its investment banking services, is regularly engaged in the valuation of businesses and securities in connection with mergers, acquisitions, Board of Directors
Web Street, Inc.
Fairness Opinion
May 20, 2001

underwritings, sales and distributions of listed and unlisted securities, private placements, and valuations for corporate and other purposes. Houlihan will receive a fee from WEBS relating to its services in providing this Opinion which is not contingent on the consummation of the Exchange Offer or the Merger. In an engagement letter dated May 3, 2001 WEBS has agreed to indemnify Houlihan with respect to Houlihan’s services as follows:

          If Houlihan or any person or entity associated with Houlihan becomes involved in any way in any legal or administrative proceeding related to the services performed hereunder or the report, Web Street, Inc. will indemnify, defend and hold Houlihan and any such person and/or entity harmless from all damage and expenses (including reasonable attorney’s fees and expenses and court costs) incurred in connection therewith, except to the extent that a court having jurisdiction shall have determined in a final judgment that such loss, claim, damage or liability resulted primarily from the gross negligence, bad faith, willful misfeasance, or reckless disregard of the obligations or duties of Houlihan hereunder.

          Based on the foregoing, it is our opinion that the Exchange Ratio is fair to the stockholders of WEBS, from a financial point of view, as of the date hereof.

Very truly yours,

/s/ Houlihan Smith & Co., Inc.

Houlihan Smith & Company, Inc.

The Exchange Agent for the Offer is:

American Stock Transfer & Trust Company
59 Maiden Lane New York, NY 10038
Telephone: (800) 937-5449
Facsimile: (718) 259-1144

[LOGO OF INNISFREE]

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.    Indemnification of Directors and Officers.

          Article Tenth of the Registrant’s Certificate of Incorporation, as amended, provides that, to the fullest extent permitted by the Delaware General Corporation Law (the “DGCL”), as the same exists or as it may hereafter be amended, as described below, no director of the Registrant shall be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director.

          Article 5 of the Registrant’s Bylaws further provides that the Registrant shall, to the maximum extent and in the manner permitted by the DGCL, as described below, indemnify each of its directors and officers against expenses (including attorneys’ fees), judgments, fines, settlements and other amounts actually and reasonably incurred in connection with any proceeding, arising by reason of the fact that such person is or was an agent of the Registrant.

          In addition, the Registrant has entered into indemnification agreements with each of its directors and executive officers, and maintains officers’ and directors’ liability insurance.

          Subsection (a) of Section 145 of the DGCL empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

          Subsection (b) of Section 145 of the DGCL empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect to any claim issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

          Section 145 of the DGCL further provides that to the extent a director or officer of a corporation has been successful on the merits or otherwise in the defense of any such action, suit or proceeding referred to in subsections (a) and (b) of Section 145 or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith; that the indemnification provided for by Section 145 shall not be deemed exclusive of any other rights which the indemnified party may be entitled; that indemnification provided by Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person’s heirs, executors and administrators; and empowers the corporation to purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liabilities under Section 145.

           Section 102(b)(7) of the DGCL provides that a certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of the director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit.

          Merger Agreement Provisions Relating to Web Street Directors and Officers. The merger agreement provides that, for six years after the effective time of the merger, E*TRADE will honor the obligations of Web Street pursuant to indemnification agreements between Web Street and its directors and officers and to indemnify and hold harmless each person who was a director or officer of Web Street at or prior to the date of the merger agreement from their acts or omissions in those capacities to the extent provided under the Web Street’s certificate of incorporation and bylaws in effect at such time.

          The merger agreement also provides that, for six years from the effective time of the merger, E*TRADE shall provide directors’ and officers’ liability insurance for each person currently covered by Web Street’s directors’ and officers’ liability insurance policy either by maintaining Web Street’s current insurance policy or by purchasing comparable insurance. The terms of this insurance policy must be no less favorable that those of the Web Street policy in effect at the effective time, except that E*TRADE will be obligated to pay premiums for such insurance only up to 150% of the annual premiums that Web Street paid for such insurance as of May 20, 2001.

Item 21.    Exhibits and Financial Statement Schedules.

          (a)  List of Exhibits

Exhibit Number Page	Description
2(a)	Agreement and Plan of Merger dated as of May 20, 2001 among E*TRADE, Web Street and Opus Acquisition Corp. (included as Annex A to the Prospectus contained in this Registration Statement).

2(b)	Stockholder Agreement dated as of May 20, 2001 between E*TRADE and Joseph J. Fox and Avi Fox (included as Annex B to the Prospectus contained in this Registration Statement).

3(a)*	Fourth Amended and Restated Certificate of Incorporation of E*TRADE, as amended to date
(incorporated by reference to E*TRADE’s Annual Report on Form 10-K for the fiscal year ended
September 30, 2000).

3(b)*	Restated Bylaws of E*TRADE (incorporated by reference to E*TRADE’s Annual Report on Form 10-K for the fiscal year ended September 30, 2000).

4*	Specimen Common Stock Certificate (incorporated by reference to E*TRADE’s Registration Statement on Form S-1 as amended, file no. 333-05525).

5†	Opinion of Davis Polk & Wardwell regarding the validity of the securities being registered.

8(a)†	Opinion of Davis Polk & Wardwell regarding material federal income tax consequences of the offer and the merger.

8(b)†	Opinion of Katten Muchin Zavis regarding material federal income tax consequences of the offer and the merger.

21*	Subsidiaries of the Registrant (incorporated by reference to E*TRADE’s Annual Report on 10-K for the fiscal year ended September, 2000).

23(a)	Consent of Deloitte & Touche LLP, independent auditors.

23(b)	Consent of Arthur Andersen LLP, independent public accountants.

23(c)	Consent of Arthur Andersen LLP, independent public accountants.

23(d)†	Consent of Davis Polk & Wardwell (included in the opinion filed as Exhibit 5 to this Registration Statement).

23(e)†	Consent of Davis Polk & Wardwell (included in the opinion filed as Exhibit 8(a) to this Registration Statement).

23(f)†	Consent of Katten Muchin Zavis (included in the opinion filed as Exhibit 8(b) to the Registration Statement).

23(g)†	Consent of Houlihan Smith & Company, Inc.

24†	Power of Attorney (included on the signature page of this Registration Statement).

99(a)†	Form of Letter of Transmittal

99(b)†	Form of Notice of Guaranteed Delivery

99(c)†	Form of Letter to Brokers, Dealers, etc.

99(d)†	Form of Letter to Clients

99(e)†	Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9.

(b)	Not applicable.
(c)	The opinion of Houlihan Smith & Company, Inc. is included as Annex C to the Prospectus contained in this Registration Statement.
†	Previously filed
*	Incorporated by reference

Item 22.    Undertakings.

          (a)  The undersigned Registrant hereby undertakes:

          (1)  That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

          (2)  That every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3)  That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (4)  To respond to requests for information that is incorporated by reference into the Prospectus pursuant to Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means.

This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

          (5)  To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

(6) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

          (iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (7)  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(8) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (b)  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Menlo Park, State of California, on June 29, 2001.

E*TRADE GROUP , INC .

/s/ LEONARD C. PURKIS
By:
Leonard C. Purkis
Chief Financial Officer
(Principal Financial and Accounting Officer)

          Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Christos M. Cotsakos	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	June 29, 2001

/s/ LEONARD C. PURKIS Leonard C. Purkis	Chief Financial Officer (Principal Financial and Accounting Officer)	June 29, 2001

William A. Porter	Chairman Emeritus

Peter Chernin	Director

* Ronald D. Fisher	Director	June 29, 2001

William E. Ford	Director

* David C. Hayden	Director	June 29, 2001

* George Hayter	Director	June 29, 2001

* Lewis E. Randall	Director	June 29, 2001

* Lester C. Thurow	Director	June 29, 2001

/s/ LEONARD C. PURKIS *By: Leonard C. Purkis Attorney-in-Fact

EXHIBIT INDEX

Exhibit Number Page	Description
2(a)	Agreement and Plan of Merger dated as of May 20, 2001 among E*TRADE, Web Street and Opus Acquisition Corp. (included as Annex A to the Prospectus contained in this Registration Statement).

2(b)	Stockholder Agreement dated as of May 20, 2001 between E*TRADE and Joseph J. Fox and Avi Fox (included as Annex B to the Prospectus contained in this Registration Statement).

3(a)*	Fourth Amended and Restated Certificate of Incorporation of E*TRADE, as amended to date
(incorporated by reference to E*TRADE’s Annual Report on Form 10-K for the fiscal year ended
September 30, 2000).

3(b)*	Restated Bylaws of E*TRADE (incorporated by reference to E*TRADE’s Annual Report on Form 10-K for the fiscal year ended September 30, 2000).

4*	Specimen Common Stock Certificate (incorporated by reference to E*TRADE’s Registration Statement on Form S-1 as amended, file no. 333-05525).

5†	Opinion of Davis Polk & Wardwell regarding the validity of the securities being registered.

8(a)†	Opinion of Davis Polk & Wardwell regarding material federal income tax consequences of the offer and the merger.

8(b)†	Opinion of Katten Muchin Zavis regarding material federal income tax consequences of the offer and the merger.

21*	Subsidiaries of the Registrant (incorporated by reference to E*TRADE’s Annual Report on Form 10- K for the fiscal year ended September, 2000).

23(a)	Consent of Deloitte & Touche LLP, independent auditors.

23(b)	Consent of Arthur Andersen LLP, independent public accountants.

23(c)	Consent of Arthur Andersen LLP, independent public accountants.

23(d)†	Consent of Davis Polk & Wardwell (included in the opinion filed as Exhibit 5 to this Registration Statement).

23(e)†	Consent of Davis Polk & Wardwell (included in the opinion filed as Exhibit 8(a) to this Registration Statement).

23(f)†	Consent of Katten Muchin Zavis (included in the opinion filed as Exhibit 8(b) to this Registration Statement).

23(g)†	Consent of Houlihan Smith & Company, Inc.

24†	Power of Attorney (included on the signature page of this Registration Statement).

99(a)†	Form of Letter of Transmittal

99(b)†	Form of Notice of Guaranteed Delivery

99(c)†	Form of Letter to Brokers, Dealers, etc.

99(d)†	Form of Letter to Clients

99(e)†	Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9.

(b)	Not applicable.
(c)	The opinion of Houlihan Smith & Company, Inc. is included as Annex C to the Prospectus contained in this Registration Statement.
†	Previously filed
*	Incorporated by reference